Exhibit 10.1

SORRENTO SUMMIT

LEASE

This Lease (the "Lease"), dated as of the date set forth in Section 1 of the Summary of Basic Lease Information (the "Summary"), below, is made by and between HCPI/SORRENTO, LLC, a Delaware limited liability company ("Landlord"), and NUVASIVE, INC., a Delaware corporation ("Tenant"), and, subject to the terms of Section 2.3 of this Lease, amends, restates and supersedes that certain Office Lease Agreement entered into by Landlord and Tenant as of November 6, 2007 (the "Initial Lease") in its entirety, as of the date of this Lease set forth below, with respect to all of Landlord's and Tenant's respective rights, duties and obligations thereunder relating to the Existing Premises, and the Building and the Project (as such terms are hereinafter defined).

SUMMARY OF BASIC LEASE INFORMATION

TERMS OF LEASE	DESCRIPTION
1. Date:	August 28, 2017.
2. Project and Premises (Article 1).
2.1 Project:

That certain separate legal parcel of real property currently identified as Assessor’s Parcel No. 340-090-34, and which real property is commonly known as or otherwise described as 7473, 7475 and 7475B Lusk Boulevard in San Diego, California.  The current configuration of the Project is shown on the Project Site Plan attached hereto as Exhibit A-1 (the “Site Plan”).  The Project currently consists of the Lusk 1 Building and the Lusk 2 Building (as hereinafter defined), the Parking Structure (as hereinafter defined) and the other Common Areas (as defined in Section 1.1.3 of this Lease), exclusive, however, of that portion of the Project depicted and identified on the Site Plan as the Lusk 3 Construction Area (the "Construction Area"), which shall be excluded from the Project for the purposes of the costs and expenses of improvements, maintenance, repairs and modifications to or within the Construction Area from the Lease Commencement Date until the Must-Take 2 Delivery Date (as defined in Section 1.4.3 of this Lease) for purposes of determining the Operating Expenses of the Project as Additional Rent pursuant to Section 4.2 of this Lease (with such costs and expenses of the Construction Area to be included in the Development Costs, as defined in Section 1.4.4.3 of this Lease, to the extent incurred and paid by Landlord prior to the Must-Take 2 Delivery Date).

Commencing upon the Must-Take 2 Delivery Date, the "Project" shall mean and include all of the Project Structures (as defined below), and all of the Common Areas, including, without limitation, the Lusk 3 Building and all portions of the Construction Area.

2.2 Project Structures:
2.2.1 Buildings:

Lusk 1 Building: Those certain buildings (collectively, the "Lusk 1 Building") located at 7475 Lusk Boulevard and 7475B Lusk Boulevard, San Diego, California, and commonly known as Lusk 1 Building, which Lusk 1 Building contains approximately 74,050 rentable square feet of space.

Lusk 2 Building: That certain building (the "Lusk 2 Building") located at 7473 Lusk Boulevard, San Diego, California, and commonly known as Lusk 2 Building, which Lusk 2 Building contains approximately 149,891 rentable square feet of space.

Lusk 3 Building: That certain building (the "Lusk 3 Building") to be constructed by Landlord and delivered to Tenant in accordance with the terms of this Lease, including without limitation Exhibit B-3, attached hereto, which is to be located at the approximate location of the Amenity Building shown on the Site Plan, which Lusk 3 Building shall contain approximately 28,000 rentable square feet of space.

Unless otherwise set forth herein to the contrary, as used herein, the Lusk 1 Building and the Lusk 2 Building are sometimes referred to herein as the "Existing Buildings"; and the Lusk 1 Building, Lusk 2 Building and the Lusk 3 Building shall each be known individually  as a "Building," and collectively, as the "Buildings."

2.2.2 Parking Structure:

The existing parking structure of the Project in the location depicted on the Site Plan. The Parking Structure and the Buildings are sometimes hereinafter referred to collectively as the “Project Structures.”

2.3 Premises:

All of the interior space within those portions of the Buildings leased from time to time by Tenant in accordance with the terms and conditions of this Lease (including, without limitation, all of the stairwells, connecting walkways, lobbies and atriums of each Building that is entirely leased to Tenant pursuant to this Lease), and as hereinafter provided:

a)    From the Lease Commencement Date until the Must-Take 1 Commencement Date (as defined in Section 3.5 of this Summary), the Premises shall consist of the Initial Premises, as hereinafter defined;

b)    From the Must-Take 1 Commencement Date until the earlier of (i) the Must-Take 2 Commencement Date (as defined in Section 3.6 of this Summary), or (ii) the Must-Take 3 Commencement Date (as defined in Section 3.7 of this Summary), the Premises shall consist of the Initial Premises and the Must-Take Space 1, as hereinafter defined, collectively;

c)    (i) If the Must-Take 2 Commencement Date occurs before the Must-Take 3 Commencement Date, then from the Must-Take 2 Commencement Date until the Must-Take 3 Commencement Date, the Premises shall consist of the Initial Premises, Must-Take Space 1 and Must-Take Space 2, as hereinafter defined, collectively; or (ii) if the Must-Take 3 Commencement Date occurs before the Must-Take 2 Commencement Date, then from the Must-Take 3 Commencement Date until the Must-Take 2 Commencement Date, the Premises shall consist of the Initial Premises, Must-Take Space 1 and Must-Take Space 3, as hereinafter defined, collectively; and

d)    Commencing on the later of (i) the Must-Take 3 Commencement Date and (ii) the Must-Take 2 Commencement Date, and for the remainder of the Lease Term, the Premises shall consist of the Initial Premises, Must-Take Space 1, Must-Take Space 2 and Must-Take Space 3, collectively.

2.3.1 Initial Premises:

Approximately 145,225 rentable square feet of space located in the Buildings, which was leased by Tenant from Landlord pursuant to the Initial Lease and which Tenant will continue to occupy from and after the Lease Commencement Date pursuant to this Lease, and which is comprised of (i) the entirety of the Lusk 1 Building (approximately 74,050 rentable square feet), and  (ii) approximately 71,175 rentable square feet of space located in the Lusk 2 Building (consisting of (a) a portion of the basement, (b) a portion of the first (1st) floor, (c) a portion of the second (2nd) floors, and (d) the entirety of the third (3rd) floor), as more particularly identified in Exhibit A attached hereto.

2.3.2 Must-Take Space 1 (Section 1.3):

Approximately 24,105 rentable square feet of space located on the second (2nd) floor of the Lusk 2 Building, as more particularly identified in Exhibit A‑2 attached hereto, to be delivered to Tenant in accordance with the terms and conditions of Section 1.3 of this Lease, including without limitation Exhibit B-2 attached hereto.

2.3.3 Must-Take Space 2 (Section 1.4):

All of the area of the Lusk 3 Building, as determined in accordance with Section 1.4 below, in the location generally depicted in Exhibit A-3 attached hereto, to be delivered to Tenant in accordance with the terms and conditions of Section 1.4 of this Lease, including without limitation Exhibit B-3 attached hereto.

2.2.4 Must-Take Space 3 (Section 1.5):

Approximately 54,611 rentable square feet of space located on the first (1st) floor and basement level of the Lusk 2 Building as more particularly identified in Exhibit A-4 attached hereto, to be delivered to Tenant in accordance with the terms and conditions of Section 1.5 of this Lease and Exhibit B-2 attached hereto.

3. Lease Term (Article 2).
3.1 Length of Term:

The Lease Term shall commence on the Lease Commencement Date and shall expire on the Lease Expiration Date and is anticipated to be approximately seventeen (17) years (in accordance with the estimated Must-Take 2 Commencement Date set forth in Section 3.6 of this Summary), unless earlier terminated in accordance with the terms and conditions of this Lease, and subject to the Tenant’s two (2) options to extend the Lease Term for periods of five (5) years each.

3.2 Lease Commencement Date:

The date upon which this Lease is fully signed and delivered by Landlord and Tenant.  Within five (5) business days following the Lease Commencement Date, Landlord shall deliver to Tenant a written memorandum in the form of Exhibit C-1, attached hereto, which shall be executed by Landlord and Tenant in counterpart.

3.3 Lease Expiration Date:

The last day of the calendar month in which the Lease Term is scheduled to expire, which shall be determined as follows:  (i) if the Lease Commencement Date occurs on or before the fifteenth (15th) day of a calendar month, then the Lease Expiration Date shall be the last day of the calendar month immediately preceding that calendar month in which the fifteenth (15th) anniversary of the Lease Expiration Trigger Date occurs, or (ii) if the Lease Commencement Date occurs after the fifteenth (15th) day of a calendar month, then the Lease Expiration Date shall be the last day of the calendar month in which the fifteenth (15th) anniversary of the Lease Expiration Trigger Date occurs.

3.4 Lease Expiration Trigger Date:

The date which is the earlier of (i) the Must-Take 2 Commencement Date (as defined in Section 3.6 of this Summary, as such date may, (a) at Landlord's option, be deemed to occur as a result of any Tenant Delays, or (b) at Tenant’s option, delayed until January 1, 2019, in either case, in accordance with Section 3.6 of this Summary), or (ii) December 31, 2019.  Notwithstanding anything set forth in this Lease to the contrary, the foregoing date in this Section 3.4(ii) of the Summary (i.e., December 31, 2019) shall be extended by one (1) day for each day of Tenant Delay.  In addition, if the Must-Take 2 Commencement Date occurs after December 31, 2019 as a result of any Force Majeure Delay (as defined in Exhibit B-3 attached hereto), then the Lease Expiration Trigger Date shall remain December 31, 2019, solely with respect to the expiration of the Lease Term for the Initial Premises, Must-Take Space 1 and Must-Take Space 3 on December 31, 2034 (as such date may be extended by any Tenant Delay in accordance with this Section 3.4 above, the “Partial Expiration Date”), but the Lease Expiration Date shall be delayed for the remainder of the Premises (i.e. Must-Take Space 2 only) by one (1) day for each day that the Must-Take 2 Commencement Date is delayed beyond January 1, 2020 as a result of any such Force Majeure Delay; provided, however, that if as a result of any Force Majeure Delay the Lease Expiration Date for Must-Take Space 2 is scheduled to occur after the Partial Expiration Date, then Tenant shall, by notice (the “Waiver/Acceleration Notice”) delivered to Landlord no later than December 31, 2033, elect to either (a) waive the Partial Expiration Date for the Initial Premises, Must-Take Space 1 and Must-Take Space 3 (the “Extension Space”); in which event the Lease Expiration Date shall occur concurrently for such Extension Space and the Must-Take Space 2 (with the Lusk 1 & 2 Base Rent for the Extension Space during the period following the Partial Expiration Date to be increased in accordance with Section 4.4 of this Summary), or (b) accelerate the Lease Expiration Date for the entire Premises to occur on the Partial Expiration Date by delivering payment to Landlord, concurrently with the timely delivery of Tenant's Waiver/Acceleration Notice, of the "Must-Take Space 2 Buyout Amount," as is defined below.  The "Must-Take Space 2 Buyout Amount" shall mean an amount equal to all Must-Take Space 2 Base Rent payments to be paid by Tenant under this Lease from that date immediately following the Partial Expiration Date until and including that date on which the Lease Expiration Date for Must-Take Space 2 is scheduled to occur prior to Tenant’s delivery of the Waiver/Acceleration Notice (the “Scheduled Expiration Date”), which amount shall be discounted (using an annual discount rate equal to 6.75%) from the Scheduled Expiration Date to January 1, 2034, resulting in the Must-Take Space 2 Buyout Amount as a net present value estimate as of the outside date for Tenant's election to accelerate the Scheduled Expiration Date to occur on the Partial Expiration Date.  In the event of any disagreement between Landlord and Tenant regarding Tenant’s calculation of the Must-Take Space 2 Buyout Amount, Tenant’s timely delivery of payment in the amount estimated by Tenant in good faith estimate shall satisfy the conditions of acceleration of the Lease Expiration Date for the purposes of this Section 3.4, provided, however, that the exact amount of the Must-Take Space 2 Buyout Amount shall be resolved between the parties following Tenant’s delivery of the Waiver/Acceleration Notice and such Must-Take Space 2 Buyout Amount, with any underpayment or overpayment to be paid or credited in accordance with Section 4.4.1 of this Lease.  Notwithstanding anything to the contrary in this Lease, if Tenant fails to timely deliver the Waiver/Acceleration Notice in accordance with this Section 3.4, then Tenant shall be deemed to have elected to waive the Partial Expiration Date with respect to the Initial Premises, Must-Take Space 1 and Must-Take Space 3 as of the Partial Expiration Date in which event the Lease Expiration Date shall occur concurrently for such Extension Space and the Must-Take Space 2.

3.5 Must-Take 1 Commencement Date (Section 1.3.3):	The Must-Take 1 Delivery Date (as defined in Section 1.3.2 of this Lease). The Must-Take 1 Commencement Date is estimated to occur on or about May 1, 2018.
3.6 Must-Take 2 Commencement Date (Section 1.4.3):

The Must-Take 2 Delivery Date (as defined in Section 1.4.2 of this Lease), provided that to the extent that any of the conditions of the Must-Take 2 Delivery Date (as set forth in Exhibit B-3 attached hereto) are delayed by any Tenant Delays, at Landlord's option the Must-Take 2 Commencement Date shall be deemed to have occurred on that date on which the Must-Take 2 Delivery Date would have occurred but for such Tenant Delays. The Must-Take 2 Commencement Date is currently estimated to occur on or about July 1, 2019.  Notwithstanding anything to the contrary in this Lease, in the event that the conditions of the Must-Take 2 Delivery Date are satisfied prior to January 1, 2019, Tenant shall not be obligated to take possession of Must-Take Space 2 or commence the payment of Must-Take Space 2 Base Rent or any Additional Rent for Must-Take Space 2 until January 1, 2019; provided, however, that in such event, the Must-Take 2 Commencement Date shall occur on the earlier of (i) the date upon which Tenant first commences to occupy and conduct its business operations in Must-Take Space 2, or (ii) January 1, 2019.

3.7 Must-Take 3 Commencement Date (Section 1.5.3):	The Must-Take 3 Delivery Date (as defined in Section 1.5.2 of this Lease). The Must-Take 3 Commencement Date is currently estimated to occur on or about, but not earlier than, April 1, 2019.
4. Base Rent (Article 3):
4.1 Initial Premises Base Rent:
Period During Lease Term	Annual Base Rent	Monthly Installment of Base Rent
Lease Commencement Date – August 31, 2017	$5,364,468.60	$447,039.05
September 1, 2017 – December 31, 2017	$5,525,402.66	$460,450.22
January 1, 2018 – August 31, 2018	$5,862,872.66	$488,572.72
September 1, 2018 – December 31, 2018	$6,028,634.74	$502,386.23
January 1, 2019 – August 31, 2019	$5,691,164.74	$474,263.73
September 1, 2019 – December 31, 2019	$4,487,452.56	$373,954.38

Commencing on January 1, 2020 (the "2020 Rent Adjustment Date"), and continuing throughout the remainder of the Lease Term, Lusk 1 & 2 Base Rent (as defined in Section 4.4 of this Summary) shall be escalated annually throughout the Lease Term by three percent (3%) on each anniversary of the Lusk 1 & 2 Rent Adjustment Date.  As an attachment to the Must-Take 3 Commencement Date notice, in the form attached hereto as Exhibit C-2, delivered by Landlord in accordance with Section 1.5.5 of this Lease, Landlord shall provide to Tenant a Base Rent schedule (the “Lusk 1 & 2 Base Rent Schedule”) showing the monthly amounts payable by Tenant as Lusk 1 & 2 Base Rent for the duration of the Lease Term, which shall be incorporated into this Lease pursuant to Tenant’s written acknowledgment of such notice in accordance with Section 1.5.5 of this Lease, and shall amend and supersede this Section 4.1 and Sections 4.2 – 4.5 of this Summary (except that the provisions of Section 4.4 of this Summary shall remain in effect with respect to any Extension Space), and Sections 4.9 – 4.10 of this Summary.

4.2 Must-Take Space 1 Base Rent (Section 1.3.3):

The initial Annual Base Rent for Must-Take Space 1 shall be $723.150.00 (payable in monthly installments of $60,262.50), shall commence to be due and payable by Tenant on the Must-Take 1 Rent Commencement Date (as determined accordance with Section 4.3 of this Summary), and shall be increased by three percent (3%) on each Lusk 1 & 2 Rent Adjustment Date (as determined in accordance with Section 4.5 of this Summary).

4.3 Must-Take 1 Rent Commencement Date (Section 1.3.2):

That date which is the later of (i) May 1, 2018, or (ii) the earlier of (a) the date upon which Tenant first commences to occupy and conduct its business operations in the Must-Take Space 1, or (b) the expiration of the Must-Take Space 1 Fit-Out Period (as defined in Section 1.3.2 of the Lease).

4.4 Lusk 1 & 2 Base Rent (Article 3):

The Annual Base Rent payable by Tenant for that portion of the Premises located, from time to time during the Lease Term, in the Lusk 1 Building and/or the Lusk 2 Building, consisting of the following:  (i) prior to the Must-Take 1 Rent Commencement Date, the Initial Premises Base Rent; (ii) from the Must-Take 1 Rent Commencement Date until the date preceding the Must-Take 3 Rent Commencement Date, the sum of the Initial Premises Base Rent and the Must-Take Space 1 Base Rent; (iii) from the Must-Take 3 Rent Commencement Date until the earlier of the Lease Expiration Date or the Partial Expiration Date (if applicable), the sum of the Initial Premises Base Rent, the Must-Take Space 1 Base Rent and the Must-Take Space 3 Base Rent; and (iv) for any Extension Space, if and to the extent that the Partial Expiration Date may be waived by Tenant in accordance with Section 3.4 of this Summary, one hundred three percent (103%) of that amount payable as the Lusk 1 & 2 Base Rent prior to the Partial Expiration Date.

4.5 Lusk 1 & 2 Rent Adjustment Date (Article 3):	The first day of January in each calendar year of the Lease Term following the calendar year in which the Must-Take 1 Rent Commencement Date occurs.

4.6 Must-Take Space 2 Base Rent (Article 3):

The Annual Base Rent for Must-Take Space 2 shall be determined in accordance with Section 1.4.4 of the Lease, with monthly installments to commence to be due and payable by Tenant on the Must-Take 2 Rent Commencement Date (as determined accordance with Section 4.7 of this Summary), and shall be increased by three percent (3%) on each Lusk 3 Rent Adjustment Date (as determined in accordance with Section 4.8 of this Summary), separate from the annual escalation of the Lusk 1 & 2 Base Rent and the annual escalation of any SMB Rent (as defined in Section 1.6.2 of this Lease) in accordance with Section 4.11 of this Summary.

4.7 Must-Take 2 Rent Commencement Date (Section 1.4.2):

The earlier of (i) the date upon which Tenant first commences to occupy and conduct its business operations in the Must-Take Space 3, and (ii) the expiration of the Must-Take Space 2 Fit-Out Period (as defined in Section 1.4.2 of this Lease).

4.8 Lusk 3 Rent Adjustment Date (Article 3):

The first day of the calendar month in each calendar year of the Lease Term following the calendar year in which the Must-Take 2 Rent Commencement Date occurs, determined as follows: (i) if the Must-Take 2 Rent Commencement Date occurs on or before the fifteenth (15th) day of a calendar month, then the Lusk 3 Rent Adjustment Date shall be the first day of the calendar month in which the anniversary of the Must-Take 2 Rent Commencement Date occurs, or (ii) if the Must-Take 2 Commencement Date occurs after the fifteenth (15th) day of a calendar month, then the Lusk 3 Rent Adjustment Date shall be the first day of that calendar month immediately following the calendar month in which the anniversary of the Must-Take 2 Rent Commencement Date occurs.

4.9 Must-Take Space 3 Base Rent (Article 3):

The initial Annual Base Rent for Must-Take Space 3 shall be at the same rate per rentable square foot as the Must-Take Space 1.  As an example, if the Must-Take 1 Rent Commencement Date occurs on May 1, 2018, then the initial Must-Take Space 3 Base Rent shall be $1,687,479.90 (payable in monthly installments of $140,623.33), which shall commence to be due and payable by Tenant on the Must-Take 3 Rent Commencement Date (as determined accordance with Section 4.10 of this Summary), and shall be increased by three percent (3%) on each Lusk 1 & 2 Rent Adjustment Date occurring after the Must-Take 3 Commencement Date.

4.10 Must-Take 3 Rent Commencement Date (Section 1.5.2):

The earlier of (i) the date upon which Tenant first commences to occupy and conduct its business operations in the Must-Take Space 3, and (ii) the expiration of the Must-Take Space 3 Fit-Out Period (as defined in Section 1.5.2 of this Lease).

4.11 SMB Rent (Section 1.6.2 & Article 3):

In the event, and to the extent (if any), that Tenant elects to use some or all of the Site Modernization/Beautification Allowance, as defined in Exhibit B-4 attached hereto (the "SMB Work Letter"), as the Landlord's Common Area Contribution (as defined in Section 5.3 of this Summary) toward SMB Costs (as defined in Section 1.6.2.1 of this Lease) incurred by Landlord or Tenant for the design, construction or installation of the Site Modernization/ Beautification Work (as defined in the SMB Work Letter), additional Base Rent in the amount of the SMB Rent (as determined in accordance with Section 1.6.2 of the Lease) shall commence to be due and payable by Tenant, in monthly installments, on the SMB Rent Commencement Date (as defined in Section 4.12 of this Summary), with such additional Base Rent to increase by three percent (3%) on each anniversary thereof, separate from the annual escalation of the Lusk 1 & 2 Base Rent and the Must-Take Space 3 Base Rent.

4.12 SMB Rent Commencement Date:

In the event that SMB Rent becomes due and payable by Tenant in accordance with the terms and conditions of Section 1.6.2 of this Lease, then such additional Base Rent shall commence to be due and payable, in monthly installments, from and after the "SMB Rent Commencement Date," as that term is defined in this Section 4.12, below; provided, however, Tenant's obligation to make the first (1st) payment of SMB Rent shall not occur until the first day of that calendar month that is at least fifteen (15) days following Tenant's receipt of written notice from Landlord, in the form of Exhibit C-3 attached to this Lease (“SMB Rent Commencement Notice”), notifying Tenant:  (a) of the date that is the SMB Rent Commencement Date, (b) of the amount payable on such date as the initial monthly installment of SMB Rent, and (c) that the earlier of the following events has occurred, pursuant to which SMB Rent will commence to be due and payable under this Lease:  either (i) the Site Modernization/ Beautification Work (or a complete phase of such work in accordance with the SMB Project Schedule, as defined in, and attached, to the SMB Work Letter) has been Substantially Completed by Landlord in accordance with the SMB Work Letter, or (ii) Landlord has paid all of the Landlord's Common Area Contribution toward SMB Costs in accordance with the SMB Work Letter (such earlier event in this sub-item (c), the “SMB Rent Commencement Date”). Landlord shall, as an attachment to any SMB Rent Commencement Date Notice, provide an itemized list of SMB Cost Items and the amount of SMB Costs paid for by Landlord as the Landlord’s Common Area Contribution, and an SMB Rent schedule (the “SMB Rent Schedule”) showing the monthly amounts payable by Tenant as the SMB Rent for the duration of the Lease Term, which shall be incorporated into this Lease pursuant to Tenant’s written acknowledgment of such SMB Rent Commencement Date Notice in accordance with Section 1.6.3 of this Lease, and the final SMB Rent Schedule shall amend and supersede Section 4.11 and this Section 4.12 of this Summary.

5. Landlord's Contribution to Costs of Tenant Improvements, Lusk 3 & SMB Costs (Exhibits B-1 thru B-4)
5.1 Tenant Improvement Allowance (Exhibit B-1 & Exhibit B-2)

The Tenant Improvement Allowance is an amount equal to $11,731,640.00, which is the maximum amount payable as Landlord's contribution to the cost of Tenant Improvements and other costs to be paid or reimbursed by Landlord from the Tenant Improvement Allowance in accordance with this Lease and Exhibit B-1 (the "Initial Premises Work Letter") and Exhibit B-2 (the "Expansion Space Work Letter") attached hereto, and which is calculated as the sum of the following:

Initial Premises: An amount equal to $32.00 per rentable square foot of the Initial Premises (i.e., $4,647,200.00 based upon 145,225 rentable square feet in the Initial Premises).
Must-Take Space 1: An amount equal to $90.00 per rentable square foot of the Must-Take Space 1 (i.e., $2,169,450.00 based upon 24,105 rentable square feet in the Must-Take Space 1).
Must-Take Space 3: An amount equal to $90.00 per rentable square foot of the Must-Take Space 3 (i.e., $4,914,990.00 based upon 54,611 rentable square feet in the Must-Take Space 3).

Notwithstanding the foregoing, Tenant shall be permitted to allocate the Tenant Improvement Allowance to and among costs and expenses payable by Tenant for (i) amounts incurred by Landlord or Tenant for the design and construction of the Tenant Improvements, and for costs incurred by Landlord or for the purchase, delivery and installation of Tenant FF&E and any other Tenant Fit-Out Costs (as such terms are defined in the Initial Premises Work Letter), (ii) some or all of the BTS Over-Allowance Amount (as defined in Section 5.2 of this Summary) payable by Tenant, if any, and (iii) a portion of the SMB Costs (and if Tenant so elects, that portion of the Tenant Improvement Allowance allocated to SMB Costs shall not be considered a Landlord's Common Area Contribution and shall therefore be excluded from the calculation of SMB Rent), subject only to those approval rights of Landlord expressly set forth in Exhibits B-1 thru B-4 attached hereto; provided, however, that the total amount payable by Landlord from the Tenant Improvement Allowance for Tenant FF&E and Tenant Fit-Out Costs (which may be utilized by Tenant in any portions of the Premises, as Tenant may determine in its sole discretion) shall not exceed $4,478,820.00 (the "Landlord's FF&E Limit").

5.2 BTS Project Cost Limit (Section 1.4 & Exhibit B-3):

Landlord shall construct the Must-Take Space 2 in accordance with Exhibit B-3 attached hereto (the "Lusk 3 Work Letter"), at Landlord's sole cost and expense; provided that (i) Project Costs incurred by Landlord in accordance with Section 1.4.4 of this Lease shall be subject to repayment by Tenant in the form of the Must-Take Space 2 Base Rent, in accordance with Section 4.6 of this Summary; and (ii) Landlord's total obligation for such Project Costs shall not exceed $700 per rentable square foot of Must-Take Space 2 (i.e. $19,600,000.00 based upon an estimated 28,000 rentable square feet); and to the extent that such Project Costs exceed such limit (the "BTS Project Cost Limit"), Tenant shall pay for such excess Project Costs in accordance with Section 1.4.4.4 of this Lease and the Lusk 3 Work Letter (the "BTS Over-Allowance Amount").  Notwithstanding the foregoing, if and to the extent the Project Costs exceed the BTS Project Cost Limit, Tenant shall have the right to apply a portion of the Tenant Improvement Allowance to the portion of the Project Costs in excess of the BTS Project Cost Limit, and any such application by Tenant shall reduce the BTS Over-Allowance Amount on a dollar-for-dollar basis.

5.3 Landlord's Common Area Contribution (Section 1.5):

That amount, if any, that Landlord contributes from the Site Modernization/Beautification Allowance (as hereinafter defined), as timely requested by Tenant in accordance with this Section 5.3 below.  Landlord and Tenant shall mutually agree upon the scope, design and schedule for the Modernization/ Beautification Work to the Common Areas and exteriors of the Project Structure in accordance with the SMB Work Letter, and Landlord shall construct the Site Modernization/ Beautification Work in accordance therewith, and the terms and conditions of Section 1.6 of this Lease, with the SMB Costs (as defined in Section 1.6.2.1 of this Lease) to be incurred by Landlord, in an amount equal to or greater than $5,000,000 in the aggregate, at Tenant's sole cost and expense; provided that, to the extent such contribution of funds from Landlord is timely requested by Tenant, as hereinafter provided, Landlord agrees to contribute up to $4,000,000 (the "Site Modernization/ Beautification Allowance") toward such SMB Costs, subject to Tenant's repayment of such contribution in the form of SMB Rent in accordance with Section 4.11 of this Summary.

In the event and to the extent that Tenant elects to utilize some or all of the Site Modernization/Beautification Allowance, if any, for the payment of SMB Costs incurred by Landlord or Tenant for the design and construction  of the Site Modernization/Beautification Work, Tenant shall deliver written notice of such election (which notice shall indicate that amount of the Site Modernization/ Beautification Allowance that Tenant elects to utilize for SMB Costs), to Landlord no later than December 31, 2017; and (i) to the extent that Tenant does not elect to utilize all of the entire Site Modernization/ Beautification Allowance for the SMB Costs of the Site Modernization/Beautification Work pursuant to such written notice, such remainder of the Site Modernization/Beautification Allowance shall cease to be available for Tenant's payment of the SMB Costs, or (ii) in the event that Tenant fails to timely deliver any written notice of Tenant's election to utilize all or a portion of the Site Modernization/ Beautification Allowance for SMB Costs, Tenant shall be deemed to have elected to fund the entire amount of the SMB Costs utilizing its own funds and all of the Site Modernization/ Beautification Allowance shall cease to be available for payment of the SMB Costs.  Notwithstanding any amount timely specified by Tenant for application from the Site Modernization/Beautification Allowance to the SMB Costs in accordance with this Section 5.3, SMB Rent shall be limited to that portion of the Site Modernization/Beautification Allowance actually funded by Landlord to pay the SMB Costs from such Tenant-requested amount (with such portion of the SMB Costs funded by Landlord from the Site Modernization/ Beautification Allowance sometimes referred to in this Lease and the SMB Work Letter as the "Landlord's Common Area Contribution").

6. Tenant's Share (Article 4): Existing Buildings Lease Commencement Date: Must-Take 1 Commencement Date: Must-Take 3 Commencement Date: Lusk 3 Building:	Lusk 1 Building: 100%. Lusk 2 Building: 47.4845%. Lusk 1 Building: 100%. Lusk 2 Building: 63.5662%. Lusk 1 Building: 100%. Lusk 2 Building: 100%. See Section 1.4.4.7 of this Lease.

7. Permitted Use (Article 5):

The Premises shall be used for any use permitted under Applicable Laws (as hereinafter defined), including general office (which may include employee training, employee lunch room and kitchen facilities with vending machines for Tenant's exclusive use), research and development, surgical activities associated with Tenant’s spinal and other neurological and orthopedic surgical products, storage and use of medical, biological and other materials incidental to such activities, light manufacturing of prototype products, shipping, receiving, engineering, laboratory, storage and/or warehouse uses, including, but not limited to, administrative offices and other lawful uses reasonably related to or incidental to such specified uses (including, without limitation, operation of on-site amenities such as a gym, conference center, and café), provided that no incidental uses shall be permitted hereunder which (i) are not consistent with incidental uses permitted in similar first class life sciences projects in the Sorrento Mesa area of San Diego, California ("First Class Life Sciences Projects"), as reasonably determined by Landlord, (ii) violate any Applicable Laws (as defined in Article 24 of this Lease), or (iii) are otherwise prohibited by any of the terms and conditions of this Lease.

8. Letter of Credit (Article 21):	$1,350,000.00
9. Parking (Article 28):

Prior to the Must-Take 1 Commencement Date:  Four (4) unreserved parking spaces for every 1,000 usable square feet of the Premises, subject to the terms of Article 28 of the Lease.

Prior to the Must-Take 3 Commencement Date:  Tenant's Share of the parking spaces available for use in the Project, subject to the terms of Article 28 of the Lease.  Tenant acknowledges that the construction of the Lusk 3 Building shall reduce the total number of parking spaces available to use in the Project.

After the Must-Take 3 Commencement Date:
All spaces available for use in the Project, subject to the terms of Article 28 of the Lease.

As long as Tenant is the sole tenant of the Project, Tenant shall have the right to reasonably designate a portion of Tenant's Share of parking spaces of the Project as reserved for Tenant’s guests, visitors or employees, subject to the terms and conditions of Article 28 of this Lease.

10. Address of Tenant (Section 29.18):

NuVasive, Inc.
7475 Lusk Boulevard
San Diego, California

Attention: Global Leader of Facilities and Real Estate

With a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.
3580 Carmel Mountain Road, Suite 300
San Diego, CA 92130
Attn: Scott Biel

Email: sbiel@mintz.com

11. Address of Landlord (Section 29.18):	See Section 29.18 of the Lease.
12. Tenant's Broker(s) (Section 29.24):	Savills Studley and Hughes Marino.

13. Landlord's Broker(s) (Section 29.24):	CBRE

1.PREMISES, BUILDING, PROJECT, AND COMMON AREAS

1.1Premises, Building, Project and Common Areas.

1.1.1The Premises.  Landlord hereby leases to Tenant and Tenant hereby leases from Landlord those portions of the Buildings set forth in Section 2.3 of the Summary (the "Premises"), consisting of the Initial Premises on the Lease Commencement Date, as such Premises shall be expanded from time to time in accordance with this Article 1.  The outline of the Initial Premises is set forth in Exhibit A attached hereto; the outline of Must-Take Space 1 is set forth in Exhibit A-2; the outline of Must-Take Space 2 is set forth in Exhibit A-3; and the outline of Must-Take Space 3 is set forth in Exhibit A-4.  The outline of the "Buildings" (including, but not limited to, the planned location and configuration of the Lusk 3 Building, when completed), the "Project Structures" and the "Project," as those terms are defined in in Section 2.1 and Section 2.2 of the Summary, are further depicted on the Site Plan attached hereto as Exhibit A-1.  Notwithstanding anything to the contrary in this Lease, all of the trade fixtures, equipment and other personal property of Tenant that is located in the Initial Premises or any other portion of the Project as of the Lease Commencement Date is excluded from Tenant's leasehold interest in the Premises pursuant to this Lease and shall remain the property of Tenant, without any right or interest therein granted to Landlord by Tenant as a result of Tenant's entering into this Lease for its continued occupancy of the Initial Premises during the Lease Term.  The parties hereto agree that the lease of the Premises is upon and subject to the terms, covenants and conditions herein set forth, and Tenant covenants as a material part of the consideration for this Lease to keep and perform each and all of such terms, covenants and conditions by it to be kept and performed and that this Lease is made upon the condition of such performance, subject to Tenant's right to receive notice of any alleged breach or default of such performance obligations, as set forth in Section 19.1 of this Lease.  The parties hereto hereby acknowledge that the purpose of Exhibits A, A-1, A-2, A-3 and A-4 is to show the approximate location of the Premises, Project Structures and Common Areas of the Project only, and such Exhibit is not meant to constitute an agreement, representation or warranty as to the precise location or configuration of the Premises or any of the Buildings, Project Structures or the precise area thereof or the specific location of the "Common Areas," as that term is defined in Section 1.1.3, below.  Tenant hereby acknowledges that Tenant is currently in possession of the Initial Premises pursuant to the Initial Lease, and except as specifically set forth in this Lease and in the Tenant Work Letters attached hereto as Exhibits B-1 thru B-4 (each, a "Tenant Work Letter" and collectively, the "Tenant Work Letters"), neither Landlord nor Tenant shall be obligated to make any alterations or perform any work of repairs or alterations to the Initial Premises as a condition of the Lease Commencement Date, nor shall either of the parties to this Lease be required to provide or pay for any improvement work or services related to the improvement, repair, replacement or restoration of all or any portion of the Initial Premises.  Except as specifically set forth in this Lease and the Tenant Work Letters, (i) Tenant and Landlord each acknowledge and agree that neither of them nor any of their respective agents has made any representation or warranty regarding the condition of any portion of the Initial Premises, the Buildings, the Project Structures or the Common Areas of the Project, and (ii) Tenant acknowledges that neither Landlord nor any of its agents has made any representation or warranty to Tenant with respect to the suitability of any of the foregoing for the conduct of Tenant's business, except as specifically set forth in this Lease and the Tenant Work Letter.  Except as provided in the Expansion Space Work Letter with respect to the condition of those HVAC Systems, electrical, lighting, fire sprinkler and plumbing systems of the Existing Buildings serving the Must-Take Space 1 and Must-Take Space 3 as of the Must-Take 1 Delivery Date and the Must-Take 3 Delivery Date, respectively, the continued possession of the Initial Premises by Tenant as of the Lease Commencement Date shall conclusively establish (without modifying Landlord's maintenance, repair and restoration obligations under this Lease from and after the Lease Commencement Date) that the Initial Premises and the Existing Buildings were at such time in good and sanitary order, condition and repair.

1.1.2The Buildings and The Project.  The Buildings and the other Project Structures are part of the Project as described in Section 2.1 of the Summary, which is currently known as "Sorrento Summit."  Except for the Lusk 3 Building and except for the "Site Modernization/Beautification Work," as that term is defined in the SMB Work Letter, no additional buildings or structures shall be constructed by Landlord at the Project during the Lease Term without Tenant's prior written approval, which may be granted or withheld by Tenant in its sole and absolute discretion as long as no Event of Default has occurred and is continuing under this Lease.

1.1.3Common Areas.  Tenant shall have the non-exclusive right to use in common with other tenants in the Project (if any, and provided that, subject to any existing tenant holding over, from and after the Must-Take 3 Commencement Date, there shall be no other tenants of the Project, and Tenant’s right to use the Common Areas shall be exclusive, without any right of Landlord to make such Common Areas available for use by the public or any third parties, except as may be expressly permitted under this Lease, during any portion of the Lease Term when Tenant is the sole tenant of the Project), and subject to the rules and regulations referred to in Article 5 of this Lease, those portions of the Project which are provided, from time to time, for use in common by Landlord, Tenant and any other tenants of the Project (such areas, together with such other portions of the Project designated by Landlord, in its discretion, are collectively referred to herein as the "Common Areas"); provided that the Common Areas shall not include such portion of a Building that is or may be included in the Premises during any portion of the Lease Term (e.g., the Common Areas shall not include any portion of the Must-Take Space 3 prior to the Must-Take 3 Commencement Date), nor any portion of the Construction Area after the construction of Must-Take Space 2 commences and prior to the Must-Take 2 Commencement Date, and during any period prior to commencement of construction of the Must-Take Space 2 when the Construction Area is being used by Landlord for storage of equipment or materials to be utilized in such construction.  The manner in which the Common Areas are maintained and operated shall be at the commercially-reasonable discretion of Landlord (unless otherwise expressly provided in this Lease or the Work Letter).  To the extent reasonably necessary to satisfy Landlord’s obligations under this Lease, Landlord reserves the right to close temporarily, make alterations or additions to, or change the location of elements of the Project and the Common Areas, and to grant, without the consent or joinder of Tenant, such easements, rights of way and dedications that Landlord reasonably deems necessary for the orderly and efficient use and management of the Project, and to otherwise amend the Underlying Documents (as hereinafter defined) from time to time; provided that (i) in connection therewith, Landlord shall perform such closures, alterations, additions or changes in a commercially reasonable manner and, in connection therewith, shall use commercially reasonable efforts to minimize any material adverse effect of such activities on, and to mitigate any interference that cannot be avoided using commercially reasonable efforts with, Tenant's use of and access to the Premises, and (ii) Landlord shall notify Tenant in writing, as soon as reasonably practicable (except in the event of an emergency), in advance of taking any such actions.  Subject to the foregoing, Tenant shall abide by and shall promptly observe and comply with, at its sole cost and expense, all easements, declarations, restrictive covenants, and any other instruments of record running with title to the land of the Project as are set forth on Exhibit A-5 (as the same may be modified, amended, supplemented or replaced from time to time, pursuant to the rights reserved to Landlord under (and subject to the limitations of) this Section 1.1.3, the "Underlying Documents") with respect to Tenant's use of the Common Areas.

1.2Rentable Square Feet of Premises. For purposes of this Lease, "rentable square feet" in each portion of the Premises and the Buildings, as the case may be, have been measured in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI Z65.1-2010 (Method A) and its accompanying guidelines ("BOMA 2010"). Landlord and Tenant hereby stipulate and agree that the rentable area of the Initial Premises, Must-Take Space 1 and Must-Take Space 3, are as set forth in Sections 2.2, 2.2.1 and 2.2.3, respectively, of the Summary and shall not be subject to remeasurement during the Lease Term except in connection with a change in the physical size of the Premises or Buildings resulting from an event of casualty or condemnation as provided in Articles 11 and 13 of this Lease.

1.3Must‑Take Space 1.  As of the Must-Take 1 Commencement Date, as determined in accordance with Section 3.5 of the Summary, the Premises shall be expanded to include both the Initial Premises and the Must‑Take Space 1, as set forth in the Summary and this Section 1.3.

1.3.1Description of the Must-Take Space 1.  The Must‑Take Space 1 shall consist of that space described in Section 2.3.2 of the Summary.  For purposes of this Lease, the rentable square feet of the Must Take Space 1 shall be deemed to be the amount set forth in Section 2.3.2 of the Summary.

1.3.2Delivery of the Must-Take Space 1.  Tenant shall accept delivery of the Must-Take Space 1 from Landlord, and Landlord shall deliver the Must-Take Space 1 to Tenant, in the condition required by the applicable terms and conditions of the Expansion Space Work Letter, upon the Substantial Completion of the Tenant Improvements in the Must-Take Space 1, which is anticipated to occur on or about May 1, 2018 (the date upon which Landlord delivers the Must-Take Space 1 to Tenant following Substantial Completion of the Tenant Improvements to the Must-Take Space 1 shall be known as the "Must‑Take 1 Delivery Date").  Landlord shall use its commercially reasonable efforts to achieve site conditions that allow Tenant to have reasonable non-exclusive access to the Must-Take Space 1 for the installation and testing of the IT cabling and hardware, and Tenant's other equipment, fixtures and furnishings that are not included in the Tenant Improvements to the Must-Take Space 1 (the "Tenant Must-Take 1 Fit-Out Work") at least sixty (60) days prior to the Must-Take 1 Delivery Date; with such 60-day period (the "Must-Take Space 1 Fit-Out Period") commencing on the date on which (i) the Must-Take Space 1 is in the condition required for such non-exclusive access by Tenant, and (ii) Tenant is provided with such non-exclusive access following reasonable advance notice of such date from Landlord; and further provided that Landlord and Tenant shall each act reasonably and cooperate in good faith to coordinate the Tenant Improvements to the Must-Take Space 1 and Tenant's Must-Take 1 Fit-Out Work to avoid any interference with, or delay of, their respective activities in Must-Take Space 1 during the Must-Take Space 1 Fit-Out Period.  Notwithstanding anything set forth in this Lease to the contrary, Landlord may deny Tenant access to the Must-Take Space 1 during the Must-Take Space 1 Fit-Out Period if such access by Tenant would interfere with Landlord's construction of the Tenant Improvements in the Must-Take Space 1, and such temporary denial of access shall not serve to delay of extend the Must-Take Space 1 Fit-Out Period (or delay the Must-Take 1 Rent Commencement Date) provided that Landlord reasonably cooperates with Tenant to provide access as soon as possible once Tenant's access and work in the Must-Take Space 1 no longer interferes with Landlord's construction of the Tenant Improvements in the Must-Take Space 1.  Notwithstanding the foregoing, so long as Landlord diligently pursues the Substantial Completion of the Tenant Improvements in the Must-Take Space 1, Landlord shall have no liability to Tenant for any damages resulting from any delay in achieving Substantial Completion of the Tenant Improvements in the Must-Take Space 1 and delivery of exclusive possession of the Must-Take Space 1 to Tenant by May 1, 2018.

1.3.3Rent and Term.  As of the Must-Take 1 Commencement Date, the Must-Take Space 1 shall become part of the Premises for all purposes hereunder, and, except as otherwise expressly provided in this Section 1.3, shall be subject to every term and condition of this Lease.  The lease term for the Must-Take Space 1 shall commence on the Must-Take 1 Commencement Date; and the lease term for the Must-Take Space 1 shall expire, unless earlier terminated, upon the Lease Expiration Date; and Tenant shall commence payment of the Must-Take Space 1 Base Rent and the Additional Rent for the Must-Take Space 1 (in addition to the Initial Premises Base Rent and the Additional Rent for the Initial Premises) on the Must-Take 1 Rent Commencement Date; and the amount of the Must-Take Space 1 Base Rent shall be increased on each Lusk 1 & 2 Rent Adjustment Date in accordance with Section 4.2 of the Summary.  Notwithstanding the foregoing, and for the avoidance of doubt as to the exact amount payable by Tenant as the monthly installment of Initial Premises Base Rent and Must-Take Space 1 Base Rent, promptly following the Must-Take 1 Rent Commencement Date, Landlord and Tenant shall enter into an amendment to this Lease amending and restating Sections 4.1 thru 4.3 of the Summary in the form of a Base Rent Schedule for the Initial Premises and Must-Take Space 1, to be attached and incorporated as an exhibit to this Lease, setting forth the exact Lusk 1 & 2 Adjustment Dates and the related adjustments to Annual Base Rent and the monthly installments of Annual Base Rent payable by Tenant for the Initial Premises and Must-Take Space 1, and the exact monthly installments of Base Rent payable by Tenant for the Initial Premises and the Must-Take Space 1 for the duration of the Lease Term.  Furthermore, for purposes of calculating Tenant's obligations under Article 4 of this Lease, Tenant's Share of Building Direct Expenses for the Lusk 2 Building shall be increased in accordance with Section 6 of the Summary as of the Must-Take 1 Commencement Date.

1.3.4Improvement of Must-Take Space 1.  The Tenant Improvements of the Must-Take Space 1 shall be constructed by Landlord, at Landlord's expense (subject to Tenant's obligation to fund the costs of the Tenant Improvements to the Must-Take Space 1 in excess of the Tenant Improvement Allowance allocated by Tenant to such Tenant Improvements in accordance with Section 5.1 of the Summary), in accordance with the applicable terms and conditions of Expansion Space Work Letter.

1.3.5Other Terms.  Except as specifically set forth in this Lease and in the Expansion Space Work Letter, as of the Must-Take 1 Commencement Date all other terms of this Lease shall apply to the Must-Take Space 1 as though the Must-Take Space 1 was originally part of the Premises.  No later than thirty (30) days following the Must-Take 1 Commencement Date, Landlord shall deliver to Tenant a notice in the form as set forth in Exhibit C-2, attached hereto, applicable to the Must-Take Space 1, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within thirty (30) days of receipt thereof.

1.4Must‑Take Space 2.  As of the Must-Take 2 Commencement Date, as determined in accordance with Section 3.6 of the Summary, the Premises shall be expanded to include the rentable square footage of the Must‑Take Space 2, as set forth in the Summary and this Section 1.4.

1.4.1Description of the Must-Take Space 2.  The Must‑Take Space 2 shall consist of the space set forth in Section 2.3.3 of the Summary, to be designed, constructed and delivered in accordance with terms and conditions the Lusk 3 Work Letter.  Landlord and Tenant acknowledge that the rentable square footage of the Must-Take Space 2 set forth in Section 2.3.3 of the Summary is an estimate, and that the Must-Take Space 2 Base Rent shall be determined in accordance with Section 1.4.4 below, payable in monthly installments and subject to annual increases in accordance with Section 4.6 of the Summary, regardless of the actual number of rentable square feet of Must-Take Space 2 (although commission and "Must-Take Space 2 Land Value" (as defined below) are based on the actual number of rentable square feet of Must-Take Space 2).  Notwithstanding the foregoing, the Must-Take Space 2 shall be measured, in accordance with BOMA 2010, and certified by Landlord's architect upon the Substantial Completion of the Landlord's Work of the Must-Take Space 2 (the "Landlord's Lusk 3 Work").  Within 30 days after the Must-Take 2 Delivery Date, Landlord shall give Tenant written notice of Landlord’s determination of the rentable area of the Must-Take Space 2 according to BOMA 2010, along with a copy of the plans and drawings (including access to electronic CAD format, if available) on which such determination was based (the "RSF Notice"). Tenant shall have the right to review Landlord's calculation (and Landlord shall reasonably cooperate in making Landlord's space planner/architect available to Tenant's space planner/architect for discussion of such calculation) during the 30-day period following Landlord's delivery of the RSF Notice, and to reasonably object to such determination by written notice to Landlord within such 30-day period.  Unless Tenant reasonably objects to Landlord's calculation within thirty (30) days after the date of the RSF Notice by delivering written notice to Landlord providing reasonable evidence in support of Tenant’s determination of a materially different rentable area of Must-Take Space 2, Landlord's determination set forth in the RSF Notice will be binding on both Landlord and Tenant.  If Tenant timely and reasonably objects to Landlord's RSF Notice in accordance with this Section 1.4.1, then Landlord's space planner/architect and Tenant's space planner/architect shall promptly meet and attempt to agree upon the mutually-acceptable rentable square footage of Must-Take Space 2.

1.4.2Construction of the Lusk 3 Building.  In accordance with plans and specifications approved by Tenant in accordance with the Lusk 3 Work Letter, Landlord shall commence the Landlord's Lusk 3 Work (i.e. commencement of rough grading, pouring the pad and utility work) as soon as reasonably practicable following the Lease Commencement Date, taking into consideration time reasonably required for Landlord to enter into construction agreements for the Landlord's Lusk 3 Work and obtain the necessary Permits (as defined in the Lusk 3 Work Letter) in accordance with the terms and conditions of the Lusk 3 Work Letter.  Landlord shall thereafter use commercially reasonable efforts to complete the Landlord's Lusk 3 Work of construction of the Must-Take Space 2 on or before July 1, 2019, in accordance with the terms and conditions of the Lusk 3 Work Letter.  Landlord shall use its commercially reasonable efforts to achieve the Fit-Out Period Conditions (as hereinafter defined) within Must-Take Space 2, in accordance with the terms and conditions of the Lusk 3 Work Letter and this Section 1.4.2, prior to the Must-Take 2 Delivery Date (as defined in Section 1.4.3 below); provided, however, that Tenant’s Rent obligations with respect to Must-Take Space 2 shall not commence until Tenant has been provided with at least sixty (60) days of non-exclusive access to Must-Take Space 2 to perform the Tenant’s Fit-Out Work (as defined in the Lusk 3 Work Letter), with the Fit-Out Period Conditions remaining in effect throughout such period (the "Must-Take Space 2 Fit-Out Period").  The “Fit-Out Period Conditions” shall mean those site conditions that permit Tenant to reasonably access the Must-Take Space 2 during normal business hours on a non-exclusive basis to perform the Tenant’s Fit-Out Work (as defined in the Lusk 3 Work Letter) in a commercially-reasonable manner commencing on the date on which (i) the Must-Take Space 2 is in the condition required for such non-exclusive access by Tenant, and (ii) Tenant is provided with such non-exclusive access following reasonable advance notice of such date from Landlord, subject, however, to Tenant’s compliance with the terms and conditions of the Lusk 3 Work Letter relating to Tenant’s Fit-Out Work prior to commencing such work to commence; and further provided that Landlord and Tenant shall each act reasonably and cooperate in good faith to coordinate the Landlord's Work of the Must-Take Space 2 and Tenant's Must-Take 2 Fit-Out Work to avoid any interference with, or delay of, their respective activities in Must-Take Space 2 during the Must-Take Space 2 Fit-Out Period.  Notwithstanding anything set forth in this Lease to the contrary, Landlord may deny Tenant access to the Must-Take Space 2 during the Must-Take Space 2 Fit-Out Period if such access by Tenant would interfere with Landlord's construction of the Tenant Improvements in the Must-Take Space 2, and such temporary denial of access shall not serve to delay of extend the Must-Take Space 2 Fit-Out Period (or delay the Must-Take 2 Rent Commencement Date) provided that Landlord reasonably cooperates with Tenant to provide access as soon as possible once Tenant's access and work in the Must-Take Space 2 no longer interferes with Landlord's construction of the Tenant Improvements in the Must-Take Space 2.  Notwithstanding anything to the contrary contained herein, to the extent that the Landlord originally named in this Lease (the “Original Landlord”) assigns or otherwise transfers its interest in the Project prior to (a) the Substantial Completion of the Must-Take Space 2, or (b) Landlord’s payment of all Project Costs for which Landlord is responsible under this Lease and the Lusk 3 Work Letter (collectively, the

“Original Landlord Requirements”), then the Original Landlord shall remain responsible for, notwithstanding such conveyance, unless the new owner has expressly agreed to assume the obligation to perform the Original Landlord Requirements.

1.4.3Delivery of the Must-Take Space 2.  Tenant shall accept delivery of exclusive possession of the Must-Take Space 2 from Landlord, and Landlord shall deliver exclusive possession of the Must-Take Space 2 to Tenant, in the condition required by the applicable terms and conditions of the Lusk 3 Work Letter upon the Substantial Completion of the Landlord's Lusk 3 Work, which is anticipated to occur on or about July 1, 2019 (the date upon which Landlord delivers exclusive possession of the Must-Take Space 2 to Tenant with the Landlord's Lusk 3 Work in the condition required for Substantial Completion of the Must-Take Space 2 and with all of the other Delivery Requirements of the Lusk 3 Work Letter satisfied shall be known as the "Must‑Take 2 Delivery Date").  Notwithstanding the foregoing, so long as Landlord diligently pursues the Substantial Completion of the Must-Take Space 2, Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of the Must-Take Space 2 to Tenant on or before July 1, 2019, except as expressly set forth in this Lease or the Tenant Work Letter.

1.4.4Must-Take Space 2 Rent.  The annual Base Rent payable by Tenant for the Must-Take Space 2 (the "Must-Take Space 2 Base Rent") shall commence to be payable, in accordance with Article 3 of this Lease, on the Must-Take 2 Rent Commencement Date, in equal monthly installments of the initial Must-Take Space 2 Base Rent, as hereinafter calculated.  The initial annual rate of Must-Take Space 2 Base Rent payable by Tenant pursuant to this Lease shall be calculated in accordance with this Section 1.4.4 on the basis of the Estimated Project Cost Notice as set forth in Section 1.4.4.6 below, as the product of (a) six and thee-quarter percent (6.75%), and (b) the Project Costs (as defined in this Section 1.4.4, below).  The Must-Take Space 2 Base Rent shall be increased annually on the Lusk 3 Adjustment Date in accordance with Section 4.6 of the Summary.  As used herein, the term "Project Costs" shall be calculated upon Substantial Completion of the Landlord's Lusk 3 Work, in accordance with Section 1.4.4.6 below, to the extent incurred by Landlord or otherwise included in the costs set forth in Sections 1.4.4.1 and 1.4.4.2 below, and which are neither (i) paid from any portion of the Tenant Improvement Allowance designated by Tenant for payment of any Tenant FF&E and Tenant Fit-Out Costs of Must-Take Space 2 pursuant to any TIA Allocation Notices delivered to Landlord in accordance with the Initial Premises Work Letter and/or the Expansion Space Work Letter, nor (ii) expressly excluded from Development Costs as SMB Costs designated by Tenant in accordance with Section 1.4.4.3 below, nor (iii) excluded from Project Costs in accordance with Section 1.4.4.4 below, nor (iv) included in the BTS Over-Allowance Amount paid by Tenant.  Landlord and Tenant shall work together in good faith to minimize Project Costs in accordance with the Lusk 3 Work Letter.

1.4.4.1Must-Take Space 2 Land Value.  A land value ("Must-Take Space 2 Land Value") equal to the product of (a) the rentable square footage of the Must-Take Space 2, as determined pursuant to Section 1.4.1, above, and (b) One Hundred Dollars ($100.00).

1.4.4.2Development Costs.  Subject to the exclusions set forth in Section 1.4.4.3 below, all commercially reasonable costs, fees and expenses incurred by Landlord to the extent specifically arising out of, and limited to, the design, development and construction of the Landlord's Lusk 3 Work (including associated common areas, walkways, parking areas, dirt removal, landscaping, and related improvements), and of obtaining all permits, approvals, authorizations and licenses required to construct the Landlord's Lusk 3 Work, and any BTS FF&E Costs incurred by Landlord or Tenant in accordance with Section 1.4.4.2.8, below, as Project Costs (collectively, the "Development Costs"); provided, however, that to the extent that any of the foregoing items of Landlord's Lusk 3 Work of the Base, Shell and Core (as defined in the Lusk 3 Work Letter) are SMB Cost Items (as defined in Section 1.6.1 below), Tenant may elect, to the extent that Landlord confirms that the costs of acquisition of materials, labor and other construction costs of such SMB Cost Items are reasonably severable from the construction costs of the remainder of the Landlord's Lusk 3 Work of the Base, Shell and Core (which confirmation shall not be unreasonably withheld), to designate some or all of the costs of such SMB Cost Items as SMB Costs, in lieu of Development Costs, and to the extent that Tenant elects to designate such SMB Cost Items as SMB Costs, (a) the cost of such SMB Cost Items shall be expressly identified as such in the BB Construction Contract (as defined in the Lusk 3 Work Letter), and paid by Tenant as if they were included the BTS Over-Allowance Amount, regardless of whether the BTS Project Cost Limit is actually exceeded, and (b) such Lusk 3 SMB Cost Items designated and paid for by Tenant as SMB Costs shall be excluded from Development Costs (and from the calculation of any related Project Costs) for the purposes of determining the Must-Take Space 2 Base Rent pursuant to this Section 1.4.4.  Except for the deemed Capital Carry Costs and Development Fee set forth in Sections 1.4.4.2.3 and 1.4.4.2.7, Development Costs shall be limited to

Landlord’s actual out-of-pocket expenses incurred in accordance with the terms and conditions of the Lusk 3 Work Letter.  A preliminary budget of Development Costs is attached hereto as Exhibit G.  Subject to the foregoing, Development Costs shall be defined as the following:

1.4.4.2.1    Design Fees.  All architectural (including landscape architecture), engineering, and other design consulting fees incurred by Landlord in accordance with the terms and conditions of the Lusk 3 Work Letter (excluding, however, any such costs incurred by Landlord prior to the Date of this Lease, except for those costs and fees of the Base Building Architect (as defined in the Lusk 3 Work Letter) and PMA payable by Landlord for design work expressly included in the reimbursement obligations of Tenant under that certain Design Work Reimbursement Agreement between Landlord and Tenant, dated March 14, 2017, as amended).

1.4.4.2.2    Governmental Fees.  All fees, exactions, mitigations, and permit fees required for the construction of the Landlord's Lusk 3 Work, including, but not limited to the costs of the Permits (as defined in the Lusk 3 Work Letter), to the extent imposed or required by any administrative, governmental or quasi-governmental agency with jurisdiction over the Must-Take Space 2.

1.4.4.2.3    Capital Carry Costs.  An annual amount equal to four and one-half percent (4½%) of an amount equal to all Development Costs other than Capital Carry Costs and the Development Fee.  For purposes of this Section 1.4.4.2.3, Capital Carry Costs shall be calculated monthly based on actual costs expended as of the date of calculation.

1.4.4.2.4    Commissions.  Leasing commissions actually paid by Landlord with respect to Tenant's lease of the Must-Take Space 2; provided that (i) any such leasing commissions payable to both Landlord's and Tenant’s Brokers shall not exceed $28 per rentable square foot of the Must-Take Space 2, and (ii) any management fee payable to Tenant's Project Manager (as defined in the Lusk 3 Work Letter) in accordance with Tenant's separate agreement with Savills Studley shall be included in Development Costs for the purposes of Landlord’s payment or reimbursement of such costs pursuant to the Lusk 3 Work Letter.

1.4.4.2.5     Contractor's Fees.  All costs, fees and charges of the Base Building Contractor and TI Contractor (as such terms are defined in the Lusk 3 Work Letter), including any profit, general conditions and overhead payable in accordance with the BB Construction Contract and the TI Construction Contract (as defined in the Lusk 3 Work Letter) approved by Tenant in accordance with the Lusk 3 Work Letter, which are incurred by Landlord with respect to the Landlord's Lusk 3 Work in accordance with the terms and conditions of the Lusk 3 Work Letter.

1.4.4.2.6    Offsite Work.  The cost of all off-site improvement work (i.e., improvement work not located on the Must-Take Space 2 land or within any other portion of the Construction Area) (the "Offsite Work") which Landlord is required to perform (i) solely as a condition of the issuance or sign-off of any of the Permits required by the applicable governmental authorities for the Landlord's Lusk 3 Work, or (ii) in order for the construction of the Must-Take Space 2 in accordance with the Lusk 3 Work Letter to comply with the Underlying Documents; provided that no Offsite Work relating to remedying any violations of law or violations of the Underlying Documents in existence as of the Lease Commencement Date shall be included in Development Costs.

1.4.4.2.7    Development Fee.  A development fee to which Landlord shall be entitled in an amount equal to two and one-half percent (2½%) of the total Development Costs (but not any Development Costs in excess of the BTS Project Cost Limit), provided in no event shall the Development Fee exceed an amount equal to Fifteen Dollars ($15.00) per rentable square foot of Must-Take Space 2 (i.e. $420,000.00 based upon an estimated 28,000 rentable square feet).

1.4.4.2.8    Tenant FF&E and Tenant Fit-Out Costs.  The costs of furniture, fixtures, equipment, and other items of personal property, including, without limitation, IT/Telco and AV/security systems, installed by or for Tenant in the Must-Take Space 2 (and to the extent such items are paid for, or reimbursed, by Landlord as Project Costs, such items, in addition to any other items of Tenant FF&E, as defined in the Initial Premises Work Letter, are referred to in this Lease as the "Tenant FF&E"), payable to Vendors (as defined in the Initial Premises Work Letter), and installed by or for Tenant in Must-Take Space 2, and Tenant Fit-Out Costs (as defined in the Initial Premises Work Letter) paid or incurred by Tenant in connection with Tenant FF&E installed in Must-Take Space 2 (collectively with the cost of any Tenant FF&E included in Project Costs, the "BTS FF&E Costs"); provided that (i) BTS FF&E Costs payable by Landlord as Project Costs shall not exceed $20.00 per rentable square foot of Must-Take Space 2 (the "BTS FF&E Cost Limit"), and (ii) Landlord shall have no obligation to pay, as Project Costs, for any BTS FF&E Costs submitted by Tenant to Landlord for payment or reimbursement more than thirty (30) days after the Must-Take 2 Delivery Date; and further provided that (iii) any Tenant FF&E that may be installed in Must-Take Space 2, which is paid for with funds allocated by Tenant from the Tenant Improvement Allowance (in accordance with the Initial Premises Work Letter and/or the Expansion Space Work Letter, but in no event in excess of the BTS Over-Allowance Amount), shall be excluded from Project Costs in accordance with Section 1.4.4, and is therefore excluded from the BTS FF&E Cost Limit; and (iv) any BTS FF&E Costs incurred by Landlord in excess of the BTS FF&E Cost Limit, or which cause the total Project Costs to exceed the BTS Project Cost Limit, shall be payable by Tenant from the BTS Over-Allowance Amount in accordance with Section 1.4.4.4 below.

1.4.4.2.9    Other Costs.  All premiums for insurance policies maintained by Landlord covering the construction of the Must-Take Space 2 to the extent that such policies are obtained and maintained solely to cover the construction period risks associated with the Landlord's Lusk 3 Work, and are excluded from Direct Expenses otherwise payable by Tenant pursuant to this Lease; the cost of any and all surveys performed in association with the construction of the Must-Take Space 2, and any other costs, fees and expenses (including, without limitation, professional and consultant fees, costs and expenses) incurred and/or paid by Landlord in connection with the design, permitting, construction and development of the Landlord's Lusk 3 Work in accordance with the terms and conditions of the Lusk 3 Work Letter.

1.4.4.3Exclusions from Project Costs.  Notwithstanding anything to the contrary in Section 1.4.4.3, Development Costs shall not include (i) Landlord’s costs of calculating Development Costs, (ii) any legal or accounting fees, (iii) any costs attributable to the negligence, willful misconduct, contract default, or violation of law of Landlord or "PMA" (defined below), (iv) any costs associated with financing the costs of the design, development and/or construction of the Must-Take Space 2, including any costs incurred in connection with securing such financing, (v) [Intentionally Omitted], (vi) travel and entertainment expenses, (vii) any costs relating to matters that are beyond the scope of the design, development and construction of the Must-Take Space 2 as agreed to by Landlord and Tenant in this Lease and the exhibits attached hereto, (viii) Tax Expenses, including any additional real estate taxes resulting from a re-assessment of the entire Project if such reassessment is triggered by the design, permitting, construction or development of the Lusk 3 Building or the Tenant Improvements in the Must-Take Space 2, (ix) costs incurred in order to remedy any violations of law or of the Underlying Documents, except to the extent that such violations are caused by Tenant, (x) construction management and supervision fees of Landlord or its affiliates (Tenant hereby agrees that Project Managers Advisors ("PMA") is not an affiliate of Landlord), (xi) to the extent Tenant elects to include such costs in SMB Costs in accordance with Section 1.4.4.3, any costs incurred by Landlord for Lusk 3 SMB Cost Items (xii) any costs for which Tenant could otherwise be held responsible under other provisions of this Lease, whether as Direct Expenses or otherwise, (xiii) overhead and profit, except as specifically provided in Section 1.4.4.3.4, (xiv) costs expressly excluded from Project Costs or Development Costs in this Section 1.4.4 or elsewhere in this Lease, or in the Lusk 3 Work Letter, (xv) costs for which Landlord is reimbursed by parties other than Tenant, (xvi) depreciation, amortization, and interest, except as expressly set forth in Section 1.4.4.3, (xvii) costs relating to any ground lease, (xviii) costs relating to lien and completion bonds or other bonds, (xix) any costs that, while relating to the development of the Must-Take Space 2, also relate to the improvement of other portions of the Project (e.g., SMB Costs incurred for alterations or improvements to the Common Areas of the Project, other than the Common Areas of the Construction Area, by the Contractor of the Landlord’s Lusk 3 Work while common general conditions are in effect for the Landlord’s Lusk 3 Work and the Landlord’s Site Modernization/Beautification Work), unless such costs are equitably prorated to reflect the extent of their relationship to the development of the Must-Take Space 2 vis-a-vis their relationship to other portions of the Project, (xx) any reserves of any kind, (xxi) any amounts attributable to services provided by Landlord or any affiliate of Landlord, to the extent that such amounts exceed the amounts that would have been incurred had the services been provided by a third party service provider engaged via an arms-length transaction, (xxii) the cost of overtime labor (unless such overtime labor is requested by Tenant), (xxiii) any costs in excess of the BTS Project Cost Limit, (xxiv) any costs that are paid for using unused Tenant Improvement Allowance, (xxv) any costs or expenses required to (a) repair any construction period casualty to Must-Take Space 2, unless such cost or repair is not covered by a market standard "Builder's All Risk" insurance policy, and (b) repair or replace any Building Equipment to be incorporated into Must-Take Space 2 as part of the Landlord's Lusk 3 Work, which is lost, stolen or damaged prior to Substantial Completion of the Must-Take Space 2, unless such repair or replacement cost is not covered by a market standard "Builder's All Risk" insurance policy; (xxvi) any management or supervision fee (other than the management fee payable to Tenant's Project Manager in accordance with Tenant's separate agreement with Savills Studley and PMA's fee, in the amount or percentage set forth in the Lusk 3 Work

Letter); and (xxvii) any additional costs incurred by Tenant in the exercise of its rights as a result of a "BB Construction Contract Assignment Condition" or a “TI Construction Contract Assignment Condition” (as such terms are defined in the Lusk 3 Work Letter), to the extent such costs are attributable solely to Tenant exercising such rights and would not have been incurred by either Landlord or Tenant absent the exercise of such rights.  Landlord shall use commercially reasonable efforts to enforce the terms of the BB Construction Contract and the TI Construction Contract, and any other agreements between Landlord and the architects, engineers and consultants engaged in the performance of the Landlord's Lusk 3 Work, including the use of proceeds of any insurance policy and satisfaction of the indemnity obligations of such third parties with respect to any loss, damage or injury to persons, property or improvements, or any defect in the design or work of development of Must-Take Space 2, in accordance with the terms and conditions of the required forms of agreements set forth in the Lusk 3 Work Letter or the Required Level of Care (as defined in the Lusk 3 Work Letter), as applicable.  Without limiting the foregoing, Landlord shall cause PMA to supervise and direct the Landlord's Lusk 3 Work, using a standard of care and quality of service consistent with those rendered by reputable construction managers performing the same or similar development management services for the development of First Class Life Sciences Projects, and shall act in good faith and using its commercially-reasonable judgment in all aspects of PMA's management of the Development Costs, as if Landlord were incurring such costs at its sole cost and expense; and in accordance with the foregoing standards, Landlord shall cause PMA to diligently act to enforce such third-party obligations or obtain proceeds of insurance prior to incurring any additional costs of repair or work to remedy such losses, damages or defects as Development Costs.  In the event of any dispute between Landlord and Tenant regarding whether any cost of Landlord's Lusk 3 Work has been appropriately incurred by Landlord as a Development Cost in accordance with the foregoing standards of supervision and management of the Landlord's Lusk 3 Work, then either Landlord or Tenant may institute arbitration proceedings to resolve such dispute in accordance with Section 6.8 of the Lusk 3 Work Letter.  In accordance with the foregoing standard of care, Landlord shall act in good faith and use its commercially-reasonable efforts to cooperate with Tenant's requests for achieving discounts or rebates on the Development Costs and other Project Costs payable to third parties; and for the purposes of calculating the Must-Take Space 2 Base Rent, Project Costs shall be reduced by any such discounts actually received by, and any such rebates payable to, Landlord on such Project Costs (regardless of whether such discounts are received or such rebates are payable prior to the Must-Take Space 2 Delivery Date.

1.4.4.4Cap On Project Costs.  Notwithstanding anything to the contrary contained in this Section 1.4.4.4, if the Project Costs exceed the BTS Project Cost Limit then Tenant shall pay to Landlord the BTS Over-Allowance Amount.  The BTS Over-Allowance Amount shall be payable on a pro-rata basis with the Landlord's payment of the other Development Costs, as the same may be increased by changes during the course of construction.  To the extent that the amount so paid by Tenant exceeds the amount by which the Project Costs actually exceed the BTS Project Cost Limit, Landlord shall immediately refund the amount of the overpayment to Tenant upon the final determination of Project Costs under Section 1.4.4.5 below.

1.4.4.5Delivery and Review of Landlord’s Project Costs Calculation.  Landlord shall provide updated cost information to Tenant throughout Landlord’s design, permitting, construction and development of the Must-Take Space 2.  No later than ten (10) business days prior to the Must-Take 2 Delivery Date, Landlord shall deliver to Tenant a written notice (the “Estimated Project Cost Notice”) including (i) Landlord’s reasonable, good-faith estimate of the total Project Costs incurred as amounts included in the calculation of the initial Must-Take Space 2 Base Rent in accordance with this Section 1.4.4, and (ii) an estimate of the initial Must-Take Space 2 Base Rent based upon such estimate, and Tenant shall initially pay Must-Take Space 2 Base Rent in accordance with the Estimated Project Cost Notice until the actual Project Costs to be included in the calculation of Must-Take Space 2 Base Rent in accordance with this Section 1.4.4 are determined and agreed upon by Landlord and Tenant in accordance with this Section 1.4.4.5.  As soon as reasonably practicable following the Must-Take 2 Delivery Date (but not earlier than thirty (30) days thereafter, or Tenant's earlier confirmation that all BTS FF&E Costs to be paid or reimbursed as Project Costs have been submitted to Landlord in accordance with Section 1.4.4.2.8), Landlord shall determine actual Project Costs to be included in the calculation of Must-Take Space 2 Base Rent in accordance with this Section 1.4.4 and shall deliver to Tenant written notice of such determination, along with a reasonably detailed statement setting forth all costs upon which such determination was based and a revised Base Rent figure for the Must-Take Space 2 (the "Actual Project Cost Notice").  Tenant shall have the right to review Landlord's books and records for the Landlord's Lusk 3 Work and the related Project Costs calculation (and Landlord shall reasonably cooperate in making Landlord's accountant available for discussion of such calculation) during the 30-day period following Landlord's delivery of the Actual Project Cost Notice, and to reasonably object to such determination by written notice to Landlord within thirty (30) days following the expiration of such 30-day period.  Unless Tenant timely objects to Landlord's calculation following Landlord's delivery of the Actual Project Cost Notice, by delivering written notice to Landlord stating that Landlord's determination is inaccurate, Landlord's determination set forth in the Actual Project Cost Notice will be binding on both Landlord and Tenant, and Tenant’s obligation to pay Must-Take Space 2 Base Rent shall be based upon the figure set forth in the Actual Project Cost Notice.  If Tenant timely objects to Landlord's determination, Landlord and Tenant shall promptly meet and attempt to agree upon the actual amount of Project Costs incurred.  If Landlord and Tenant cannot agree within thirty (30) days after Tenant's delivery of its written notice objecting thereto, Landlord and Tenant shall select an independent third party accountant to calculate the Project Costs.  Such third party independent accountant’s determination shall be conclusive and binding on Landlord and Tenant, and Landlord and Tenant shall each pay one-half of the fees and expenses of the independent third-party accountant (which fees and expenses shall not be added to Project Costs or included in Operating Expenses; provided that if such accountant determines that the amount of Project Costs stated in the Actual Project Cost Notice is within two percent (2%) of the actual Project Costs, then the fees and expenses of such accountant shall be borne entirely and exclusively by Tenant; or if such accountant determines that the amount of Project Costs stated in the Actual Project Cost Notice is more than five percent (5%) higher than actual Project Costs, then the fees and expenses of such accountant shall be borne entirely and exclusively by Landlord (which fees and expenses shall not be added to Project Costs or included in Operating Expenses).  Tenant’s first payment of Base Rent for the Must-Take Space 2 that is based on actual Project Costs (as agreed to by the parties) shall be reduced or increased as necessary to account for any difference between amounts paid by Tenant based on the Estimated Project Cost Notice and the amounts that would have been payable by Tenant with respect to such period had Tenant’s Base Rent for the Must-Take Space 2 been based on actual Project Costs (as agreed to by the parties). Notwithstanding the foregoing, and for the avoidance of doubt, promptly following the Must-Take Space 2 Rent Commencement Date, Landlord and Tenant shall enter into an amendment to this Lease amending and restating Sections 4.6 thru 4.8 of the Summary as a Base Rent Schedule for the Must-Take Space 2 to be attached to and incorporated into this Lease, setting forth the exact dates of adjustment to Must-Take Space 2 Base Rent, and the exact monthly installments of Must-Take Space 2 Base Rent payable by Tenant for the Must-Take Space 2 during the remaining Lease Term.

1.4.4.6Direct Expenses.  For purposes of calculating Tenant's obligations under Article 4 of this Lease, Tenant's Share of Building Direct Expenses with respect to Must-Take Space 2 shall be 100%.

1.4.5Term.  The lease term for the Must-Take Space 2 shall commence upon the Must-Take 2 Commencement Date and shall expire upon the Lease Expiration Date (subject to the terms and conditions of Section 3.4 of the Summary).

1.4.6Other Terms.  Except as specifically set forth in this Lease and the Lusk 3 Work Letter, as of the Must-Take 2 Commencement Date, all other terms of this Lease shall apply to the Must-Take Space 2 as though the Must-Take Space 2 was originally part of the Premises.  No later than thirty (30) days following the Must-Take 2 Commencement Date, Landlord shall deliver to Tenant a notice in the form as set forth in Exhibit C-2, attached hereto, setting forth the Must-Take 2 Commencement Date, the Must-Take 2 Rent Commencement Date, the Project Costs funded by and/or payable to Landlord as Project Costs and the Must-Take Space 2 Base Rent (“Must-Take 2 Rent Commencement Notice”), as a confirmation only of the actual Project Costs funded by Landlord, the Must-Take 2 Commencement Date and the Must-Take 2 Rent Commencement Date, and any other information set forth therein, which Tenant shall execute and return to Landlord within thirty (30) days of receipt thereof.  If Landlord so elects, the Lease amendment described in Section 1.4.4.5 above, amending and restating Sections 4.6 thru 4.8 of the Summary as a Base Rent Schedule for the Must-Take Space 2, may be incorporated into this Lease by attachment to and reference in the Must-Take 2 Rent Commencement Notice.  If Landlord fails to timely deliver the Must-Take 2 Rent Commencement Notice, Landlord shall not be in default and such delay shall not affect the Must-Take 2 Commencement Date, the Must-Take 2 Rent Commencement Date, or the Project Costs so long as Landlord diligently pursues in good faith the delivery of such Must-Take 2 Rent Commencement Notice to Tenant.

1.5Must‑Take Space 3.  As of the Must-Take 3 Commencement Date, the Premises shall be expanded to include the rentable square footage of the "Must‑Take Space 3," as that term is defined in Section 1.5.1, below, as set forth in this Section 1.5 and this Lease.

1.5.1Description of the Must-Take Space 3.  The "Must‑Take Space 3," as used in this Lease, shall consist of the space set forth in Section 2.3.4 of the Summary.  For purposes of this Lease, rentable square feet of the Must Take Space 3 shall be deemed as set forth in Section 2.3.4 of the Summary.

1.5.2Delivery of the Must-Take Space 3.  Tenant shall accept delivery of the Must-Take Space 3 from Landlord, and Landlord shall deliver the Must-Take Space 3 to Tenant, upon the Substantial Completion of the Tenant Improvements in the Must-Take Space 3, in the condition required by the applicable terms and conditions of the Expansion Space Work Letter, but not before April 1, 2019 (the date upon which Landlord delivers the Must-Take Space 3 to Tenant with the Tenant Improvements in the Must-Take Space 3 Substantially Complete in accordance with the Expansion Space Work Letter shall be known as the "Must‑Take 3 Delivery Date").  Landlord shall use its commercially reasonable efforts to achieve site conditions (i.e., the condition that allows Tenant to access the Must-Take Space 3 for the "Tenant Must-Take 3 Fit-Out Work" as that term is defined below), within Must-Take Space 3 at least sixty (60) days prior to the Must-Take 3 Delivery Date as required for Tenant's reasonable non-exclusive access to the Must-Take Space 3 for the installation and testing of Tenant FF&E in the Must-Take Space 3 (the "Tenant Must-Take Space 3 Fit-Out Work"); with such 60-day period (the "Must-Take Space 3 Fit-Out Period") commencing on the date on which (i) the Must-Take Space 3 is in the condition required for such non-exclusive access by Tenant, and (ii) Tenant is provided with such non-exclusive access following reasonable advance notice of such date from Landlord; and further provided that Landlord and Tenant shall each act reasonably and cooperate in good faith to coordinate the Tenant Improvements to the Must-Take Space 3 and Tenant's Must-Take Space 3 Fit-Out Work to avoid any interference with, or delay of, their respective activities in Must-Take Space 3 during the Must-Take Space 3 Fit-Out Period.  Notwithstanding anything set forth in this Lease to the contrary, Landlord may deny Tenant access to the Must-Take Space 3 during the Must-Take Space 3 Fit-Out Period if such access by Tenant would interfere with Landlord's construction of the Tenant Improvements in the Must-Take Space 3, and such temporary denial of access shall not serve to delay or extend the Must-Take Space 3 Fit-Out Period (or delay the Must-Take 3 Rent Commencement Date) provided that Landlord reasonably cooperates with Tenant to provide access as soon as possible once Tenant's access and work in the Must-Take Space 3 no longer interferes with Landlord's construction of the Tenant Improvements in the Must-Take Space 3.  Notwithstanding the foregoing, so long as Landlord diligently pursues the Substantial Completion of the Tenant Improvements in the Must-Take Space 3, Landlord shall have no liability to Tenant for any damages resulting from any delay in delivering possession of the Must-Take Space 3 to Tenant on any particular delivery date designated by Landlord or designated in this Lease.

1.5.3Rent and Term.  As of the Must-Take 3 Commencement Date, the Must-Take Space 3 shall become part of the Premises for all purposes hereunder, and, except as otherwise expressly provided in this Section 1.5.3, shall be subject to every term and condition of this Lease.  Tenant shall commence payment of the Must-Take Space 3 Base Rent and the Additional Rent for the Must-Take Space 3 (in addition to the Initial Premises Base Rent, the Must-Take Space 1 Base Rent and any Must-Take Space 2 Base Rent, and the Additional Rent payable for the Initial Premises, Must-Take Space 1 and Must-Take Space 2) on the Must-Take 3 Rent Commencement Date; and the amount of the Must-Take Space 3 Base Rent shall be increased on each Lusk 1 & 2 Rent Adjustment Date in accordance with Section 4.9 of the Summary.  Notwithstanding the foregoing, and for the avoidance of doubt, promptly following the Must-Take 3 Rent Commencement Date, Landlord and Tenant shall enter into an amendment to this Lease amending and restating Sections 4.9 and 4.10 of the Summary, and the Base Rent Schedule prepared by Landlord in accordance with Section 1.3.3 above, as a new Base Rent Schedule for the Initial Premises, Must-Take Space 1 and Must-Take Space 3, collectively, to be attached to and incorporated into this Lease, setting forth the exact dates of adjustment to Annual Base Rent payable for the Initial Premises, Must-Take Space 1 and Must-Take Space 3, collectively, the exact monthly installments of such Annual Base Rent amount payable by Tenant during the remaining Lease Term.  Furthermore, for purposes of calculating Tenant's obligations under Article 4 of this Lease, Tenant's Share of Building Direct Expenses for the Lusk 2 Building shall be increased in accordance with Section 6 of the Summary as of the Must-Take 3 Rent Commencement Date.  The lease term for the Must-Take Space 3 shall commence on the Must-Take 3 Commencement Date; and the lease term for the Must-Take Space 3 shall expire, unless earlier terminated, upon the Lease Expiration Date.

1.5.4Improvement of Must-Take Space 3.  The Tenant Improvements of the Must-Take Space 3 shall be constructed by Landlord, at Landlord's expense (subject to Tenant's obligation to fund the costs of the Tenant Improvements to the Must-Take Space 3 in accordance with the applicable terms and conditions of Expansion Space Work Letter).

1.5.5Other Terms.  Except as specifically set forth in this Lease and in the Expansion Space Work Letter, as of the Must-Take 3 Commencement Date all other terms of this Lease shall apply to the Must-Take Space 3 as though the Must-Take Space 3 was originally part of the Premises.  No later than thirty (30) days following the Must-Take 3 Commencement Date, Landlord shall deliver to Tenant a notice in the form as set forth in Exhibit C‑2, attached hereto, applicable to the Must-Take Space 3, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord within thirty (30) days of receipt thereof.

1.6Site Modernization/Beautification Work.  The Site Modernization/Beautification Work shall be completed by Landlord, at Tenant's expense (but subject to Landlord’s Common Area Contribution, to the extent utilized by Tenant), in accordance with this Section 1.6 and the Tenant Work Letter attached as Exhibit B-4 to this Lease (the "SMB Work Letter").

1.6.1Completion of the Site Modernization/Beautification Work.  The "Site Modernization/ Beautification Work" shall consist of the improvements and alterations to the Common Areas, and the exterior renovations and upgrades to the Existing Buildings (collectively, the “SMB Cost Items”), in accordance with plans and specifications, and a Tenant-approved project schedule and budget for the performance and costs of the Site Modernization/Beautification Work, to be developed by Landlord and Tenant in accordance with the SMB Work Letter (provided that the construction of certain SMB Cost Items may be included in the Landlord's Lusk 3 Work, at Tenant's election and subject to Landlord's confirmation in accordance with Section 1.4.4.2 of this Lease).  Substantial Completion of the Site Modernization/Beautification Work shall be determined in accordance with the terms and conditions of the SMB Work Letter.  Landlord shall use its commercially reasonable efforts to achieve Project conditions consistent with the requirements for Substantial Completion of the Site Modernization/Beautification Work in accordance with the SMB Project Schedule.  Regardless of the condition of the Site Modernization/Beautification Work on the SMB Rent Commencement Date (as defined in Section 4.12 of the Summary), SMB Rent shall commence to accrue on such date to the extent that SMB Costs have been funded from the Landlord's Common Area Contribution, with all such accrued SMB Rent due and payable, following Tenant's receipt of the SMB Rent Commencement Notice, in accordance with Section 1.6.3 below.

1.6.2SMB Rent.  In the event, and to the extent, that Tenant elects to use some or all of the Site Modernization/Beautification Allowance (as defined in the SMB Work Letter) as the Landlord's Common Area Contribution (as defined in Section 5.3 of the Summary) toward SMB Costs (as defined in Section 1.6.2.1 below), then annual SMB Rent shall be payable by Tenant in accordance with Section 4.11 of the Summary.  Such SMB Rent, if any, shall be payable by Tenant in accordance with Article 3 of this Lease, commencing on the SMB Rent Commencement Date, in equal monthly installments (subject to the annual increases set forth in Section 4.11 of the Summary), and ending at the end of the initial Lease Term.  The initial SMB Rent shall be calculated in accordance with Section 4.11 of the Summary, on the basis of the Landlord’s Common Area Contribution used by Tenant to fund the SMB Costs, if any (as such Landlord’s Common Area Contribution shall be documented in the SMB Rent Commencement Notice), as the product of (a) an annual rate of six and three-quarter percent (6.75%), and (b) the amount of such Landlord’s Common Area Contribution.  The SMB Rent shall be and shall be payable in equal monthly installments, and shall be increased annually on the SMB Rent Adjustment Date (as defined in Section 4.11 of the Summary).  Landlord and Tenant shall work together in good faith to minimize SMB Costs in accordance with the SMB Work Letter.

1.6.2.1SMB Costs.  All commercially reasonable costs, fees and expenses incurred by Landlord or Tenant to the extent specifically arising out of, and limited to, the design, development and construction of the Site Modernization/Beautification Work, including, but not limited to, any costs incurred by Tenant (or Landlord, without duplication of the Project Costs included in the determination of Must-Take Space 2 Base Rent) for SMB Cost Items and which are designated by Tenant as SMB Cost Items in accordance with Section 1.4.4.2 of this Lease, and of obtaining all permits, approvals, authorizations and licenses required to construct the Site Modernization/Beautification Work (the "SMB Costs"), which SMB Costs shall be limited to those SMB Cost Items approved by Tenant to be included in the Landlord’s Work of Must-Take Space 2, but excluded from the Development Costs of Must-Take Space 2 for the purpose of calculating the Must-Take Space 2 Base Rent in accordance with Section 1.4.4 of this Lease.  A final budget of SMB Costs shall be submitted in writing and approved by Tenant in accordance with the terms and conditions of the SMB Work Letter, in advance of Landlord's commencement of the work of construction of the Site Modernization/Beautification Work.  SMB Costs shall be defined as the following:

1.6.2.1.1Design Fees.  All architectural (including landscape architecture), engineering, and other design consulting fees incurred by Landlord or Tenant in accordance with the terms and conditions of the SMB Work Letter (excluding, however, any such costs incurred by Landlord prior to the Date of this Lease, except (without duplication of any such fees payable as Development Costs pursuant to Section 1.4.4.2.1 above) for those fees of the SMB Architect (as defined in the SMB Work Letter) and PMA payable by Landlord for design work expressly included in the reimbursement obligations of Tenant under that certain Design Work Reimbursement Agreement between Landlord and Tenant, dated March 14, 2017, as amended).

1.6.2.1.2Governmental Fees.  All fees, exactions, mitigations, and permit fees required for the construction of the Site Modernization/Beautification Work, including, but not limited to the costs of the Permits (as defined in the SMB Work Letter) required for the SMB Work, to the extent imposed or required by any administrative, governmental or quasi-governmental agency with jurisdiction over the Project.

1.6.2.1.3Capital Carry Costs.  An annual amount equal to four and one-half percent (4½%) of an amount equal to all SMB Costs funded by Landlord in accordance with the SMB Work Letter (regardless of whether such SMB Costs are funded from the Site Modernization/Beautification Allowance).  For purposes of this Section 1.6.2.1.3, Capital Carry Costs shall be calculated monthly based on actual costs expended by Landlord as of the date of calculation.

1.6.2.1.4Contractor's Fees.  All costs, fees and charges of the Site Contractor (as defined in the SMB Work Letter), including any profit, general conditions and overhead payable in accordance with the SMB Construction Contract approved by Tenant in accordance with the SMB Work Letter, which are incurred by Landlord with respect to the Site Modernization/Beautification Work in accordance with the terms and conditions of the SMB Work Letter.

1.6.2.1.5Other Costs.  The cost of any and all Offsite Work (if any) which Landlord or Tenant causes to be performed (i) solely as a condition of the issuance or sign-off of any of the Permits required by the applicable governmental authorities for the Site Modernization/Beautification Work, or (ii) in order for the construction of the Site Modernization/Beautification Work in accordance with the SMB Work Letter to comply with the Underlying Documents; provided that no Offsite Work relating to remedying any violations of law or violations of the Underlying Documents in existence as of the Lease Commencement Date shall be included in SMB Costs, surveys performed in association with the construction of the Site Modernization/Beautification Work, and any other costs, fees and expenses (including, without limitation, professional and consultant fees, costs and expenses) incurred and/or paid by Landlord in connection with the design, permitting, construction and development of the Site Modernization/Beautification Work in accordance with the terms and conditions of the SMB Work Letter.

1.6.2.2Exclusions from SMB Costs.  Notwithstanding anything to the contrary in Section 1.6.2.1, SMB Costs shall not include any costs, fees or expenses associated with the Site Modernization/Beautification Work which would be excluded from Development Costs if such costs, fees or expenses had been incurred pursuant to the Landlord’s Lusk 3 Work, in accordance with Section 1.4.4.3 of this Lease.

1.6.3Other Terms.  All of the Site Modernization/Beautification Work shall be incorporated into the Common Areas of the Project and the Existing Buildings and become the property of the Landlord.  Tenant shall have no obligation to remove any of the improvements or alterations to the Common Areas or the Existing Building made pursuant to the Site Modernization/Beautification Work, which shall be surrendered by Tenant, along with the Premises, upon the expiration or earlier termination of this Lease, without any compensation from Landlord for those SMB Costs incurred by Tenant, at Tenant’s expense, in accordance with this Lease.  Except as specifically set forth in this Lease or in the SMB Work Letter, all other terms of this Lease relating to the Common Areas and the exterior of the Existing Buildings shall apply to the Site Modernization/Beautification Work as incorporated therein.  In the event that SMB Rent is payable by Tenant pursuant to this Lease, then Landlord shall deliver to Tenant an SMB Rent Commencement Notice in accordance with Section 4.12 of the Summary, which Tenant shall execute and return to Landlord within thirty (30) days of receipt thereof.  If Landlord fails to timely deliver the SMB Rent Commencement Notice, Landlord shall not be in default and such delay shall not affect the Tenant's SMB Rent obligations, provided, however, that monthly installments of SMB Rent shall not commence to be due and payable (and all accrued and unpaid SMB Rent from and after the SMB Rent Commencement Date shall be due and payable along with the first installment of SMB Rent payable following Tenant's receipt of the SMB Rent Commencement Notice in accordance with Section 4.12 of the Summary); and further provided that Landlord shall diligently pursue in good faith the delivery of such SMB Rent Commencement Notice to Tenant promptly following Substantial Completion of the Site Modernization/Beautification Work (or any completed phase of such work), in accordance with the terms and conditions of the SMB Work Letter.

1.7Right of First Offer to Purchase.  Provided that (a) the Tenant originally named in this Lease (the "Original Tenant") or a "Permitted Transferee Assignee," as that term is defined in Section 14.8, below, is the "Tenant" under this Lease, (b) Tenant (or Tenant’s Permitted Transferee Assignee) continues to occupy and operate out of at least fifty percent (50%) of the Project and has not subleased more than twenty-five percent (25%) of the Premises at the time, and (c) Tenant is not in default under this Lease at the time of Tenant's exercise of the Purchase ROFO (defined below) beyond any applicable notice and cure period, Tenant shall have a right of first offer to purchase (the "Purchase ROFO") the For Sale Property (as hereinafter defined) if and when Landlord elects to sell, transfer or otherwise convey the entirety of the Project or a substantial portion of the real estate comprising the Project (the subject property being referred to herein as the “For Sale Property”) (i) to any party other than a Landlord Affiliate (as defined below), whether or not such Landlord Affiliate purchases or otherwise acquires a direct or indirect, or partial or total, interest in the Project or any entity directly or indirectly owning all or a part of the Project, and (ii) on a single asset basis and not as part of a "Group Sale" (as that term is defined below).  In the event of any sale, transfer or other conveyance to a Landlord Affiliate or as part of a Group Sale, such purchaser shall acquire its interest in the Project subject and subordinate to Tenant's Purchase ROFO in the event of any subsequent sale, transfer or other conveyance by such purchaser of the Project or the Building, as applicable (except to another Landlord Affiliate, and except for a Group Sale), and shall be deemed to have assumed Landlord's obligations under this Section 1.7 and with respect to any such subsequent sale, transfer or conveyance of the Project.  For purposes of this Section 1.7, a "Landlord Affiliate" shall mean (a) an entity which, as of the date of this Lease, is controlled by, controls or is under common control with Landlord or a parent or constituent partner of Landlord, or (b) HCP, Inc..  For purposes of this Section 1.7, a "Group Sale" shall mean a sale or other transfer of the entire Project as part of a single transaction also involving one or more other commercial office properties or buildings owned by Landlord and/or any Landlord Affiliate, which is located outside of the Project, to a single purchaser.

1.7.1Procedure for Offer.  Except as permitted by this Section 1.7, if and when Landlord intends to sell or otherwise transfer the For Sale Property, Landlord shall notify Tenant (the "Purchase ROFO Notice") and offer to sell to Tenant the For Sale Property.  The Purchase ROFO Notice shall set forth the following terms and conditions (the "Offered Purchase Terms"):  (a) purchase price (the "Purchase Price"), (b) the closing period, which shall be customary for sales of First Class Life Sciences Projects, and (c) material conditions to closing and material closing cost allocations, which shall be customary for sales of First Class Life Sciences Projects.  In addition, along with the Purchase ROFO Notice, Landlord shall provide Tenant with (i) copies of all of Landlord's most recent third-party title reports, surveys, environmental reports, property condition reports, plans, public sector notices, tax assessments and other material, non-proprietary third-party reports, studies, tests and documentation relating to the physical condition of the For Sale Property, to the extent such reports, studies, test and/or documentation is in Landlord's possession or control, (ii) a current rent roll and copies of all leases and contracts that Tenant would be expected to assume upon closing of the sale of the For Sale Property to Tenant, and (iii) twenty-four (24) months of income and expense operating history, including a delinquency report for the prior three (3) months.

1.7.2Procedure for Acceptance.  If Tenant wishes to exercise the Purchase ROFO, Tenant shall notify Landlord in writing ("Tenant's Exercise Notice") on or before the date that occurs ten (10) business days following Tenant's receipt of the Purchase ROFO Notice ("Tenant's Notice Period"), of Tenant's irrevocable exercise of the Purchase ROFO at the purchase price and other terms set forth in Purchase ROFO Notice.  Following Landlord's receipt of Tenant's Exercise Notice ("Tenant's Negotiation Period"), Landlord and Tenant shall negotiate exclusively and in good faith, and shall execute and deliver a purchase and sale agreement (the "Purchase Agreement") for the sale of the For Sale Property to Tenant containing the terms set forth in the Purchase ROFO Notice.  If (i) Tenant does not timely deliver Tenant's Exercise Notice, or (ii) Tenant timely delivers Tenant's Exercise Notice, but, despite negotiating in good faith, Landlord and Tenant fail to fully execute and deliver the Purchase Agreement on or before the date that occurs sixty (60) days after the date Landlord receives Tenant's Exercise Notice, then Landlord shall thereafter be free to sell the For Sale Property to any party thereafter on any terms elected by Landlord in its sole discretion; provided, however, prior to offering the For Sale Property to a third party at a Purchase Price that is less than ninety-two and one-half percent (92½%) of the Purchase Price set forth in any Purchase ROFO Notice, Landlord shall deliver to Tenant a modified Purchase ROFO Notice at the reduced Purchase Price and Tenant shall again have the right to deliver a Tenant's Exercise Notice pursuant to the terms of this Section 1.7.2, and (z) if Landlord withdraws the For Sale Property from the market (except during negotiations or contract periods relating to the sale or potential sale of the For Sale Property in accordance with this Section 1.7), Landlord must again issue a Purchase ROFO Notice before again actively marketing the Project.  Time is of the essence with respect to the giving of Tenant's Exercise Notice, Tenant's Notice Period and the execution and delivery of the Purchase Agreement.  Tenant may specifically enforce its Purchase ROFO rights under this Section 1.7.

1.7.3LIQUIDATED DAMAGES.  LANDLORD AND TENANT HAVE DISCUSSED AND NEGOTIATED IN GOOD FAITH THE QUESTION OF THE DAMAGES THAT WOULD BE SUFFERED BY LANDLORD IF TENANT ISSUES A TENANT EXERCISE NOTICE BUT FAILS TO PURCHASE THE FOR SALE PROPERTY IN ACCORDANCE WITH THE TERMS OF THIS SECTION 1.7 AND HAVE ENDEAVORED TO REASONABLY ESTIMATE SUCH DAMAGES, AND THEY AGREE THAT (I) SUCH DAMAGES ARE AND WILL BE IMPRACTICABLE OR EXTREMELY DIFFICULT TO FIX, (II) LIQUIDATED DAMAGES IN THE AMOUNT OF 3.0% OF THE PURCHASE PRICE STATED IN THE PURCHASE ROFO NOTICE (THE “LD AMOUNT”) WILL BE REASONABLE, (III) IN THE EVENT OF SUCH BREACH, LANDLORD IS ENTITLED TO THE LD AMOUNT AS SUCH LIQUIDATED DAMAGES, AND (IV) IN CONSIDERATION OF THE PAYMENT OF SUCH LIQUIDATED DAMAGES, LANDLORD SHALL BE DEEMED TO HAVE WAIVED ALL OTHER CLAIMS FOR DAMAGES OR RELIEF AT LAW OR IN EQUITY ON ACCOUNT OF THE FAILURE OF TENANT TO PURCHASE THE FOR SALE PROPERTY, BUT NOT INCLUDING ANY:  (A) ACTIONS TO EXPUNGE A LIS PENDENS OR OTHER CLOUDS ON TITLE CAUSED BY TENANT; (B) CLAIMS ON ACCOUNT OF TENANT’S OTHER OBLIGATIONS UNDER THIS LEASE; AND (C) ATTORNEYS’ FEES AND COSTS INCURRED BY SELLER INCIDENT TO CLAUSES (A) AND (B) OR TO COLLECT THE LIQUIDATED DAMAGES DESCRIBED ABOVE.

LANDLORD’S INITIALSTENANT’S INITIALS

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1.7.4Term/Termination of Purchase ROFO.  The term of the Purchase ROFO granted under this Section 1.7 shall commence upon the full, unconditional, execution and delivery of this Lease by Landlord and Tenant and shall terminate upon any of the following:

1.7.4.1The termination of this Lease as a result of any default by Tenant beyond all applicable notice and cure periods;

1.7.4.2Tenant's failure to timely exercise the Purchase ROFO or execute and deliver the Purchase Agreement on a timely basis as set forth in Section 1.7.2 above; or

1.7.4.3At any time that Tenant or Tenant’s Permitted Transferee Assignee occupies less than 50% of the Project.

1.7.5Rights Personal to Tenant.  The Purchase ROFO set forth herein shall be deemed to apply only to the Original Tenant and any Permitted Transferee Assignee (as defined in Section 14.8) and shall therefore not be exercisable by any other assignee, or any sublessee or transferee of the Original Tenant's interest in this Lease.

2.LEASE TERM; OPTION TERM; TERMINATION OF INITIAL LEASE

2.1Lease Term.  The terms and provisions of this Lease shall be effective as of the date of this Lease.  The term of this Lease (the "Lease Term") shall be as set forth in Section 3.1 of the Summary, shall commence on the date set forth in Section 3.2 of the Summary (the "Lease Commencement Date"), and shall terminate on the date set forth in Section 3.3 of the Summary (the "Lease Expiration Date"), subject to the terms and conditions of Section 3.4 of the Summary and unless this Lease is sooner terminated as hereinafter provided.  For purposes of this Lease, the term "Lease Year" shall mean each consecutive twelve (12) month period during the Lease Term.

2.2Option Term.

2.2.1Option Right.  Landlord hereby grants to Tenant and any Permitted Transferee Assignee two (2) options to extend the Lease Term for a period of five (5) years each (each, an "Option Term").  The options to extend shall be exercisable only by notice delivered by Tenant (or such Permitted Transferee Assignee) to Landlord as provided in Section 2.2.3, below, provided that, as of the date of delivery of such notice, Tenant is not in default under this Lease beyond applicable notice and cure periods and has not previously been in default under this Lease beyond applicable notice and cure periods more than twice during the immediately preceding twelve (12) month period.  Upon the proper exercise of an option to extend, and provided that, at Landlord’s option, as of the end of the initial Lease Term or the first (1st) Option Term, as applicable, Tenant is not in default under this Lease beyond applicable notice and cure periods, the Lease Term shall be extended for a period of five (5) years.  In the event that Tenant fails to timely and appropriately exercise its option to extend in accordance with the terms of this Section 2.2, then the option to extend granted to Tenant pursuant to the terms of this Section 2.2 shall automatically terminate and shall be of no further force or effect.

2.2.2Option Rent.  The Rent payable by Tenant during each Option Term (the "Option Rent") shall be equal to the "Market Rent," as that term is defined in Exhibit F, attached hereto, as such Market Rent is determined pursuant to Exhibit F, attached hereto.  The calculation of the "Market Rent" shall be derived from a review of, and comparison to, the "Net Equivalent Lease Rates" of the "Comparable Transactions," as provided for in Exhibit F, and, thereafter, the Market Rent shall be stated as a "Net Equivalent Lease Rate" for the Option Term.  Tenant shall continue to pay one hundred percent (100%) of all Additional Rent payable by Tenant during each such Option Term.  Notwithstanding the foregoing, SMB Rent shall cease to be due and payable upon the expiration of the initial Lease Term (including during any holdover period), and shall not be payable as Rent during any Option Term.

2.2.3Exercise of Option.  The option contained in this Section 2.2 shall be exercised by Tenant or any Permitted Transferee Assignee, if at all, and only in the following manner:  (i) Tenant or such Permitted Transferee Assignee shall deliver written notice (the "Option Interest Notice") to Landlord not more than fifteen (15) months nor less than twelve (12) months prior to the expiration of the initial Lease Term or first (1st) Option Term, as applicable, stating that Tenant or such Permitted Transferee Assignee is interested in exercising its option; (ii) Landlord shall, within thirty (30) days following Landlord's receipt of the Option Interest Notice, deliver notice (the "Option Rent Notice") to Tenant or such Permitted Transferee Assignee setting forth the Option Rent; and (iii) if Tenant wishes to exercise such option, Tenant shall, on or before the date occurring thirty (30) days after Tenant's receipt of the Option Rent Notice, deliver written notice thereof to Landlord, and upon, and concurrent with, such exercise, Tenant may, at its option, accept or reject the Option Rent set forth in the Option Rent Notice.  If Tenant exercises its option to extend the Lease but fails to accept or reject the Option Rent set forth in the Option Rent Notice, then Tenant shall be deemed to have rejected the Option Rent set forth in the Option Rent Notice.

2.2.4Determination of Option Rent.  In the event Tenant timely and appropriately exercises its option to extend the Lease but rejects (or is deemed to have rejected) the Option Rent set forth in the Option Rent Notice pursuant to Section 2.2.3, above, then Landlord and Tenant shall attempt to agree upon the Option Rent using their best good-faith efforts.  If Landlord and Tenant fail to reach agreement upon the Option Rent applicable to the Option Term on or before the date that is ninety (90) days prior to the expiration of the initial Lease Term or the first (1st) Option Term, as applicable (the "Outside Agreement Date"), then the Option Rent shall be determined by arbitration pursuant to the terms of this Section 2.2.4.  Each party shall make a separate determination of the Option Rent, within five (5) days following the Outside Agreement Date, and such determinations shall be submitted to arbitration in accordance with Sections 2.2.4.1 through 2.2.4.4, below.

2.2.4.1Landlord and Tenant shall each appoint one arbitrator who shall by profession be a MAI appraiser, real estate broker or real estate lawyer who shall have been active over the five (5) year period ending on the date of such appointment in the appraising and/or leasing of First Class Life Sciences Projects.  The determination of the arbitrators shall be limited solely to the issue area of whether Landlord’s or Tenant’s submitted Option Rent is the closest to the actual Market Rent as determined by the arbitrators, taking into account the requirements of Section 2.2.2 of this Lease.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.  Landlord and Tenant may consult with their selected arbitrators prior to appointment and may select an arbitrator who is favorable to their respective positions (including an arbitrator who has previously represented Landlord and/or Tenant, as applicable).  The arbitrators so selected by Landlord and Tenant shall be deemed "Advocate Arbitrators."

2.2.4.2The two Advocate Arbitrators so appointed shall be specifically required pursuant to an engagement letter within ten (10) days of the date of the appointment of the last appointed Advocate Arbitrator to agree upon and appoint a third arbitrator ("Neutral Arbitrator") who shall be qualified under the same criteria set forth hereinabove for qualification of the two Advocate Arbitrators except that (i) neither the Landlord or Tenant or either parties' Advocate Arbitrator may, directly or indirectly, consult with the Neutral Arbitrator prior or subsequent to his or her appearance, and (ii) the Neutral Arbitrator cannot be someone who has represented Landlord and/or Tenant during the five (5) year period prior to such appointment.  The Neutral Arbitrator shall be retained via an engagement letter jointly prepared by Landlord’s counsel and Tenant’s counsel.

2.2.4.3Within thirty (30) days following the appointment of the Arbitrator, Landlord and Tenant shall enter into an arbitration agreement (the "Arbitration Agreement") which shall set forth the following:

2.2.4.3.1Each of Landlord's and Tenant's best and final and binding determination of the Option Rent exchanged by the parties pursuant to Section 2.2.4, above;

2.2.4.3.2An agreement to be signed by the Neutral Arbitrator, the form of which agreement shall be attached as an exhibit to the Arbitration Agreement, whereby the Neutral Arbitrator shall agree to undertake the arbitration and render a decision in accordance with the terms of this Lease, as modified by the Arbitration Agreement, and shall require the Neutral Arbitrator to demonstrate to the reasonable satisfaction of the parties that the Neutral Arbitrator has no conflicts of interest with either Landlord or Tenant;

2.2.4.3.3Instructions to be followed by the Neutral Arbitrator when conducting such arbitration;

2.2.4.3.4That Landlord and Tenant shall each have the right to submit to the Neutral Arbitrator (with a copy to the other party), on or before the date that occurs fifteen (15) days following the appointment of the Neutral Arbitrator, an advocate statement (and any other information such party deems relevant) prepared by or on behalf of Landlord or Tenant, as the case may be, in support of Landlord's or Tenant's respective determination of Option Rent (the "Briefs");

2.2.4.3.5That within five (5) business days following the exchange of Briefs, Landlord and Tenant shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's Brief (the "First Rebuttals"); provided, however, such First Rebuttals shall be limited to the facts and arguments raised in the other party's Brief and shall identify clearly which argument or fact of the other party's Brief is intended to be rebutted;

2.2.4.3.6That within five (5) business days following the parties' receipt of each other's First Rebuttal, Landlord and Tenant, as applicable, shall each have the right to provide the Neutral Arbitrator (with a copy to the other party) with a written rebuttal to the other party's First Rebuttal (the "Second Rebuttals"); provided, however, such Second Rebuttals shall be limited to the facts and arguments raised in the other party's First Rebuttal and shall identify clearly which argument or fact of the other party's First Rebuttal is intended to be rebutted;

2.2.4.3.7The date, time and location of the arbitration, which shall be mutually and reasonably agreed upon by Landlord and Tenant, taking into consideration the schedules of the Neutral Arbitrator, the Advocate Arbitrators, Landlord and Tenant, and each party's applicable consultants, which date shall in any event be within forty-five (45) days following the appointment of the Neutral Arbitrator;

2.2.4.3.8That no discovery shall take place in connection with the arbitration, other than to verify the factual information that is presented by Landlord or Tenant;

2.2.4.3.9That the Neutral Arbitrator shall not be allowed to undertake an independent investigation or consider any factual information other than presented by Landlord or Tenant, except that the Neutral Arbitrator shall be permitted to visit the Project and the buildings containing the Comparable Transactions;

2.2.4.3.10The specific persons that shall be allowed to attend the arbitration;

2.2.4.3.11Tenant shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Tenant's Initial Statement");

2.2.4.3.12Following Tenant's Initial Statement, Landlord shall have the right to present oral arguments to the Neutral Arbitrator at the arbitration for a period of time not to exceed three (3) hours ("Landlord's Initial Statement");

2.2.4.3.13Following Landlord's Initial Statement, Tenant shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Landlord ("Tenant's Rebuttal Statement");

2.2.4.3.14Following Tenant's Rebuttal Statement, Landlord shall have up to two (2) additional hours to present additional arguments and/or to rebut the arguments of Tenant ("Landlord's Rebuttal Statement");

2.2.4.3.15That, not later than ten (10) days after the date of the arbitration, the Neutral Arbitrator shall render a decision (the "Ruling") indicating whether Landlord's or Tenant's submitted Option Rent is closer to the Option Rent;

2.2.4.3.16That following notification of the Ruling, Landlord's or Tenant's submitted Option Rent determination, whichever is selected by the Neutral Arbitrator as being closer to the Option Rent shall become the then applicable Option Rent; and

2.2.4.3.17That the decision of the Neutral Arbitrator shall be binding on Landlord and Tenant.

If a date by which an event described in Section 2.2.4.3, above, is to occur falls on a weekend or a holiday, the date shall be deemed to be the next business day.

2.2.4.4In the event that the Option Rent shall not have been determined pursuant to the terms hereof prior to the commencement of the Option Term, Tenant shall be required to continue paying Base Rent and Additional Rent in accordance with the terms of this Lease with the Base Rent being the average of Landlord's and Tenant's submitted Option Rents, and upon the final determination of the Option Rent, the payments made by Tenant shall be reconciled with the actual amounts due, and the appropriate party shall make any corresponding payment to the other party.

2.3Termination of Initial Lease.  Notwithstanding anything set forth in the Initial Lease to the contrary, Landlord and Tenant hereby agree that the Initial Lease shall terminate, as of the Lease Commencement Date (the "Initial Lease Termination Date"), with the same force and effect as if the Initial Lease were scheduled to expire in accordance with its terms as of such Initial Lease Termination Date (provided that (a) Tenant shall not be obligated under the terms of the Initial Lease to (i) remove any existing alterations, improvements, fixtures, personal property, cabling, signage, or rooftop equipment from the Project, (ii) restore any portion of the Project, or (iii) surrender the Initial Premises to Landlord; instead, it is the intent of the parties that Tenant remain in continuous, uninterrupted possession of the Initial Premises pursuant to the terms of this Lease; and (b) Landlord shall not be obligated under the terms of the Initial Lease to (i) refund to Tenant any Rent received by Landlord for the last partial month of the term of the Initial Lease, which shall be applied to Base Rent and Estimated Direct Expenses payable by Tenant for the first partial month of the Lease Term, in accordance with Article 3 and Section 4.4.2 below (provided that no Event of Default has occurred and is continuing under the Initial Lease as of the Lease Commencement Date); and (ii) Landlord shall not be required to surrender the Existing Letter of Credit (as defined in Section 21.1 below) in the event that Tenant timely delivers an amendment to such Existing Letter of Credit that satisfies the L-C requirements set forth in Article 21 of this Lease).  From and after the Lease Commencement Date, to the extent that the terms of this Lease conflict with the terms of the Initial Lease, the terms of this Lease shall prevail.  Notwithstanding anything to the contrary in the Initial Lease, Landlord hereby quitclaims, surrenders and releases all Landlord’s ownership interest in those furnishings, fixtures and equipment licensed or leased to Tenant pursuant to the Initial Lease as of the Initial Lease Termination Date, if any (the "Existing FF&E"), which shall become the trade fixtures and personal property of Tenant without any further actions by either party.  Landlord makes no representations or warranties regarding the condition of such Existing FF&E, and Tenant hereby acknowledges and agrees that it shall accept such Existing FF&E in its then currently existing, "as-is" condition.

3.BASE RENT.  Tenant shall pay, without prior notice or demand, to Landlord or Landlord's agent at the management office of the Project, or, at Landlord's option, at such other place as Landlord may from time to time designate in writing, by a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent ("Base Rent") as set forth in Section 4 of the Summary in equal monthly installments as set forth in Section 4 of the Summary  in advance on or before the first day of each and every calendar month during the Lease Term, without any setoff or deduction whatsoever (except as expressly provided in this Lease).  Notwithstanding the foregoing, the inclusion of SMB Rent as Base Rent in Section 4 is limited to the initial Lease Term (and any holdover period), and shall not be included in the calculation of Base Rent payable during any Option Term.  If any Rent payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any payment of Rent is for a period which is shorter than one month, the Rent for any fractional month shall accrue on a daily basis for the period from the date such payment is due to the end of such calendar month or to the end of the Lease Term at a rate per day which is equal to 1/365 of the applicable annual Rent.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.  Notwithstanding the foregoing, as long as no Event of Default exists under the Initial Lease as of the Lease Commencement Date, Base Rent payable by Tenant for the first partial month of the Lease Term pursuant to this Article 3 shall be fully satisfied by Landlord's application (pursuant to Section 2.3, above) of the base rent paid by Tenant for the last calendar month of the Initial Lease, as hereby terminated.

4.ADDITIONAL RENT

4.1General Terms.

4.1.1Direct Expenses; Additional Rent.  In addition to paying the Base Rent specified in Article 3 of this Lease, Tenant shall pay "Tenant's Share" of the annual "Direct Expenses," as those terms are defined in Sections 4.2.6 and 4.2.2 of this Lease, respectively.  Such payments by Tenant, together with any and all other amounts payable by Tenant to Landlord pursuant to the terms of this Lease, are hereinafter collectively referred to as the "Additional Rent", and the Base Rent and the Additional Rent are herein collectively referred to as "Rent."  All amounts due under this Article 4 as Additional Rent shall be payable for the same periods and in the same manner as the Base Rent.  Without limitation on other obligations of Tenant which survive the expiration of the Lease Term, the obligations of Tenant to pay any Additional Rent accruing during the Lease Term, as provided for in this Article 4, shall survive the expiration or earlier termination of the Lease Term.

4.1.2Triple Net Lease.  Landlord and Tenant acknowledge that, except as otherwise provided to the contrary in this Lease, it is their intent and agreement that this Lease be a "TRIPLE net" lease and that as such, the provisions contained in this Lease are intended to pass on to Tenant or reimburse Landlord for the costs and expenses reasonably associated with this Lease, the Building and the Project, and Tenant's operation therefrom.  To the extent such costs and expenses payable by Tenant cannot be charged directly to, and paid by, Tenant, such costs and expenses shall be paid by Landlord but reimbursed by Tenant as Additional Rent.

4.2Definitions of Key Terms Relating to Additional Rent.  As used in this Article 4, the following terms shall have the meanings hereinafter set forth:

4.2.1Intentionally Deleted.

4.2.2"Direct Expenses" shall mean "Operating Expenses" and "Tax Expenses."

4.2.3"Expense Year" shall mean each calendar year in which any portion of the Lease Term falls, through and including the calendar year in which the Lease Term expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Share of Direct Expenses shall be equitably adjusted for any Expense Year involved in any such change.

4.2.4"Operating Expenses" shall mean all expenses, costs and amounts of every kind and nature which Landlord pays or accrues during any Expense Year because of or in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof.  Without limiting the generality of the foregoing, Operating Expenses shall specifically include any and all of the following:  (i) the cost of supplying all utilities, the cost of operating, repairing, maintaining, and renovating the utility, telephone, mechanical, sanitary, storm drainage, and elevator systems, and the cost of maintenance and service contracts in connection therewith; (ii) the cost of licenses, certificates, permits and inspections and the cost of contesting any governmental enactments which may affect Operating Expenses (but only to the extent that such contests can reasonably be expected to reduce Operating Expenses), and the costs incurred in connection with a governmentally mandated transportation system management program or similar program; (iii) the cost of all commercially reasonable insurance carried by Landlord in connection with the Project and Premises as reasonably determined by Landlord, provided that if such coverage is maintained under a blanket policy, the Operating Expanses payable for such cover shall be equitably allocated to the Project by Landlord, on the basis of the business activities covered by such blanket policy; (iv) the cost of landscaping, relamping, and all supplies, tools, equipment and materials used in the operation, repair and maintenance of the Project, or any portion thereof; (v) the cost of parking area operation, repair, restoration, and maintenance; (vi) fees and other costs, including management and/or incentive fees (subject to the Management Fee cap set forth in Section 4.2.4(o) below), consulting fees, legal fees and accounting fees, of all contractors and consultants in connection with the management, operation, maintenance and repair of the Project, provided that Landlord’s right to include any property management fees shall be subject to the terms of Section 7.3 below; (vii) payments under any equipment rental agreements; (viii) subject to item (f), below, wages, salaries and other compensation and benefits, including taxes levied thereon, of all persons engaged in the operation, maintenance and security of the Project; (ix) costs under any instrument pertaining to the sharing of costs by the Project; (x) operation, repair, maintenance and replacement of all systems and equipment and components thereof of the Project; (xi) the cost of janitorial, alarm, security and other services, replacement of wall and floor coverings, ceiling tiles and fixtures in common areas, maintenance and replacement of curbs and walkways, repair to roofs and re-roofing; (xii) amortization (including interest on the unamortized cost, at an annual rate equal to 6.75%) over such period of time as Landlord shall reasonably determine in accordance with sound commercial property management practices, of the cost of acquiring or the rental expense of personal property used in the maintenance, operation and repair of the Project, or any portion thereof; (xiii) the cost of nonstructural capital improvements or other costs incurred in connection with the Project (A) which are primarily intended to reduce current or future Operating Expenses (but only to the extent of the reasonably anticipated reduction in Operating Expenses) or to enhance the safety or security of the Project or its occupants, (B) that are required to comply with present or anticipated conservation programs, or (C) that are required under any governmental law or regulation, except for capital expenditures to remedy a condition existing prior to the Lease Commencement Date (or if required as part of the Must-Take Space 1 Delivery Condition or the Must-Take Space 3 Delivery Condition) which an applicable governmental authority, if it had knowledge of such condition prior to the Lease Commencement Date, would have then required to be remedied pursuant to then-current governmental laws or regulations in their form existing as of the Lease Commencement Date and pursuant to the then current interpretation of such governmental laws or regulations by the applicable governmental authority as of the Lease Commencement Date, or (D) which are repairs, replacements or modifications to the Building Systems (as defined in Section 7.1, below) or the emergency electrical backup generator of the Project (subject to Tenant's right to make such repairs, replacements or modifications to the Building Systems pursuant to Section 7.3, below); provided, however, that any capital expenditure shall be amortized (including interest on the amortized cost, at an annual rate equal to 6.75%) over the useful life of the underlying capital item in accordance with good engineering practices; and (xiv) costs, fees, charges or assessments imposed by, or resulting from any mandate imposed on Landlord by, any federal, state or local government for fire and police protection, trash removal, community services, or other services which do not constitute "Tax Expenses" as that term is defined in Section 4.2.5, below, (xv) cost of tenant relation programs reasonably established by Landlord, and (xvi) payments under any easement, license, operating agreement, declaration, restrictive covenant, or instrument pertaining to the sharing of costs by the Building, including, without limitation, the covenants, conditions and restrictions of any Underlying Documents.  Notwithstanding the foregoing, for purposes of this Lease, Operating Expenses shall not, however, include:

(a)costs, including legal fees, space planners' fees, advertising and promotional expenses (except as otherwise set forth above), and brokerage fees incurred in connection with the sale, financing, refinancing, ground leasing, original construction or development, or original or future leasing of the Project, and costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for new tenants initially occupying space in the Project after the Lease Commencement Date or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Project (excluding, however, such costs relating to any common areas of the Project or parking facilities);

(b)except as set forth in items (xii), (xiii), and (xiv) above, depreciation, interest and principal payments on mortgages and other debt costs, if any, penalties and interest;

(c)costs for which the Landlord is reimbursed by any tenant or occupant of the Project or by insurance by its carrier (including costs for which Landlord would have been reimbursed had Landlord maintained all insurance coverage required by this Lease) or any tenant's carrier or by anyone else, and electric power costs for which any tenant directly contracts with the local public service company; any costs included in the Development Costs of the Landlord's Lusk 3 Work; and costs to which the Tenant Improvement Allowance may be applied in accordance with the terms and conditions of the Tenant Work Letters;

(d)any bad debt loss, rent loss, or reserves of any kind;

(e)costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of operation of the Project (which shall specifically include, but not be limited to, accounting costs associated with the operation of the Project).  Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord include costs of partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of the Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of the Landlord's interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(f)the wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-a-vis time spent on matters unrelated to operating and managing the Project; provided, that in no event shall Operating Expenses for purposes of this Lease include wages and/or benefits attributable to personnel above the level of Project manager or chief Project engineer;

(g)amounts paid as ground rental for the Project by the Landlord;

(h)except for a Project management fee to the extent allowed pursuant to item (p) below, overhead and profit increment paid to the Landlord or to subsidiaries or affiliates of the Landlord for services in the Project to the extent the same exceeds the costs of such services rendered by qualified, first-class unaffiliated third parties on a competitive basis;

(i)rentals and other related expenses incurred in leasing air conditioning systems, elevators or other equipment which if purchased the cost of which would be excluded from Operating Expenses as a capital cost, except equipment not affixed to the Project which is used in providing engineering, janitorial or similar services and, further excepting from this exclusion such equipment rented or leased to remedy or ameliorate an emergency condition in the Project;

(j)all items and services for which Tenant or any other tenant in the Project reimburses Landlord or which Landlord provides selectively to one or more tenants (other than Tenant) without reimbursement;

(k)any costs expressly excluded from Operating Expenses elsewhere in this Lease or in any of the Tenant Work Letters or any of the other exhibits attached hereto;

(l)subject to the Management Fee cap set forth in exclusion (o) below, rent for any office space occupied by Project management personnel to the extent the size or rental rate of such office space exceeds the size or fair market rental value of office space occupied by management personnel of the comparable buildings in the vicinity of the Building, with adjustment where appropriate for the size of the applicable project;

(m)property damage and personal injury costs arising from the negligence or willful misconduct of Landlord or the violation by Landlord or any tenant of the terms and conditions of any lease of space at the Project or any law, code, regulation, ordinance or other similar legal requirement that would not have been incurred but for such violation in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Project, or any portion thereof;

(n)costs incurred to comply with laws relating to the removal of hazardous material (as defined under applicable law) which was in existence in the Building or on the Project prior to the Lease Commencement Date, and was of such a nature that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions that it then existed in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto; costs arising from hazardous materials generated, released or brought upon the Project by Landlord, its agents, or employees, except for normal and customary uses of hazardous materials in buildings and projects similar to the Building or Project, such as hydraulic fluid in an elevator or cleaning and maintenance supplies), or which are covered by any policy of environmental insurance insuring Landlord against the cost of contamination arising from the use of the Project by any prior occupant; and costs incurred to remove, remedy, contain, or treat hazardous material, which hazardous material is brought into the Building or onto the Project after the date hereof by any other tenant of the Project and is of such a nature, at that time, that a federal, State or municipal governmental authority, if it had then had knowledge of the presence of such hazardous material, in the state, and under the conditions, that it then exists in the Building or on the Project, would have then required the removal of such hazardous material or other remedial or containment action with respect thereto;

(o)fees for management of the Project in excess of two percent (2%) of Landlord’s Project gross rental revenues (excluding Operating Expenses, Tax Expenses, SMB Rent, and amounts received by Landlord from any other tenant of the Project as reimbursement for expenses consistent with Operating Expenses under this Lease from the Project), adjusted and grossed up to reflect a one hundred percent (100%) occupancy of the Project with all tenants paying full rent, as contrasted with free rent, half-rent and the like (the "Management Fee");

(p)expenses for repairs or replacements that are paid by condemnation awards;

(q)the cost of offsite service personnel, to the extent that such personnel are not engaged in the management, operation, repair or maintenance of the Project;

(r)any fee to Landlord or its property manager beyond the Management Fee for general supervision of maintenance or repairs;

(s)all principal, interest, loan fees, and other carrying costs related to any mortgage or deed of trust, unless such costs are directly attributable to Tenant's, its agents' or employees' activities in, on or about the Project, or as a result of a Tenant's breach or default under this Lease;

(t)legal fees, accountant fees and other expenses incurred in disputes regarding or associated with the enforcement or defense of Landlord's title to or interest in the Project or any part thereof, or pursuant to any disputes with or claims made against Landlord by any ground lessors, lenders, brokers, tenants or prospective tenants;

(u)costs of items considered capital repairs, replacements, improvements or equipment under sound commercial real estate management and accounting principles consistently applied, except as expressly included in Section 4.2.4(xiii) above;

(v)the Tenant Improvement Allowance and any costs, including capital costs, Project Costs, and other costs incurred in connection with the design, development, and construction of Must-Take Space 1, Must-Take Space 2, and Must-Take Space 3;

(w)costs to repair any of the structural components of any of the Project Structures (but not cosmetic or routine maintenance);

(x)costs arising from Landlord’s charitable or political contributions;

(y)costs for acquisition of sculptures, paintings or other extraordinary objects of art;

(z)to the extent Tenant is paying directly for any service provided to the Premises, the cost of such service provided to other Project tenants; and

(aa)costs incurred in connection with satisfying Landlord’s obligation (or rectifying any failure to satisfy such obligation) to deliver the Premises in the condition required by Section 1.1.1.

4.2.5Taxes.

4.2.5.1"Tax Expenses" shall mean all federal, state, county, or local governmental or municipal taxes, fees, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary (including, without limitation, real estate taxes, general and special assessments, transit taxes, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, unless required to be paid by Tenant, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Project, or any portion thereof), which shall be paid or accrued during any Expense Year (without regard to any different fiscal year used by such governmental or municipal authority) because of or in connection with the ownership, leasing and operation of the Project, or any portion thereof.

4.2.5.2Tax Expenses shall include, without limitation:  (i) Any tax on the rent, right to rent or other income from the Project, or any portion thereof, or as against the business of leasing the Project, or any portion thereof; (ii) Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax; (iii) Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the Rent payable hereunder, including, without limitation, any business or gross income tax or excise tax with respect to the receipt of such rent, or upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and (iv) Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises or the improvements thereon.

4.2.5.3Any costs and expenses (including, without limitation, reasonable attorneys' and consultants' fees) incurred in attempting to protest, reduce or minimize Tax Expenses (a "Tax Appeal") shall be included in Tax Expenses in the Expense Year such expenses are paid.  Tax refunds shall be credited against Tax Expenses and refunded to Tenant regardless of when received, based on the Expense Year to which the refund is applicable, provided that in no event shall the amount to be refunded to Tenant by Landlord for any such Expense Year exceed the total amount paid by Tenant as Additional Rent under this Article 4 for such Expense Year.  If Tax Expenses for any period during the Lease Term or any extension thereof are increased after payment thereof for any reason, including, without limitation, error or reassessment by applicable governmental or municipal authorities, Tenant shall pay Landlord upon demand Tenant's Share of any such increased Tax Expenses.  Notwithstanding anything to the contrary contained in this Section 4.2.5, there shall be excluded from Tax Expenses (i) all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state income taxes, and other taxes to the extent applicable to Landlord's (or any of its affiliates’) net income (as opposed to rents, receipts or income attributable to operations at the Project), (ii) any items included as Operating Expenses, (iii) any items paid by Tenant under Section 4.5 of this Lease or paid directly by Tenant, and (iv) any transfer taxes incurred in connection with the sale, refinancing or refinancing of any portion of the Project.  If any special assessment included in Tax Expenses is permitted to be paid without penalties or interest in more than two installments, and Landlord pays the assessment in a lump sum, Landlord may only include in Tax Expenses for any Expense Year the portion of the lump-sum payment that would have been paid had Landlord elected to pay the amount of the assessment using the maximum number of installments permitted.

4.2.5.4During any portion of the Lease Term following the Must-Take 2 Delivery Date for so long as Tenant is the only tenant of the Project, Tenant shall have the sole right and authority, at Tenant's sole cost and expense, to (a) contest Tax Expenses on the Project, and (b) seek any reduction in the assessed valuation of the Project Structures and other Premises improvements or any portion thereof (or any proposed reassessment, whether phased or final) for the purpose of Tax Expenses payable by Tenant pursuant to this Lease (each of the foregoing, a "Tax Contest").  Any such Tax Contest shall be brought in Tenant's name only, subject to the terms and conditions of this Section 4.2.5.4), by appropriate legal proceedings, provided that Tenant shall first provide Landlord at least ten (10) business days' prior written notice before commencing any such Tax Contest.  Tenant may defer payment or performance of the contested obligation pending outcome of the Tax Contest, provided that Tenant causes the following conditions (collectively, the "Tax Contest Conditions") to remain satisfied:  (i) such deferral or noncompliance shall not constitute a criminal act by Landlord or subject Landlord to a material risk of any fine or penalty, except civil penalties; (ii) such deferral or noncompliance will not place the Project in material danger of being forfeited or lost; (iii) if Landlord or Tenant receive notice of the imminent delivery of a tax deed, Tenant shall be required to pay such portion of the deferred or unpaid Tax Expenses as necessary to prevent the delivery of such deed; (iv) all Tenant defaults shall be cured prior to the commencement of any Tax Contest, and (v) such deferral shall not cause any liens or other encumbrances to be placed on the Project or any portion thereof.  If Landlord is named as a party in any Tax Contest, then Tenant shall cause Landlord to be removed as a party and Tenant shall be substituted in Landlord's place, if permissible under the circumstances; provided, however, if Tenant is unable to cause Landlord to be removed as a party and Tenant to be substituted in Landlord's place, then Tenant shall be responsible to reimburse Landlord within thirty (30) days following receipt of written request for all out-of-pocket expenses incurred by Landlord in connection with Landlord being named as a party in such Tax Contest. Tenant shall be entitled to any and all refunds of Tax Expenses (and penalties and interest) paid by Tenant whether such refund is made during or after the Lease Term.  When Tenant concludes Tenant's Contest of any Tax Expenses, Tenant shall pay the amount of such Tax Expenses (if any) as has been finally determined in such Tax Contest to be due, and any costs, interest, penalties, or other liabilities in connection with such Tax Expenses.  Landlord may contest any matter for which Tenant is entitled to (but does not) prosecute a Tax Contest, at Landlord's sole cost and expense (provided that such costs and expenses shall be reimbursed from any refund amount received by Landlord, and only if: (y) Landlord notifies Tenant of Landlord's intention to do so at least thirty (30) days in advance of commencing such Tax Contest; and (z) Tenant fails to commence such Tax Contest within fifteen (15) days after receipt of such notice from Landlord).  Any adjustments to Tax Expenses and refunds of amounts paid by Tenant pursuant to this Lease as Tax Expenses, along with the provisions of this Section 4.2.5.4, shall survive the expiration or earlier termination of this Lease.

4.2.6"Tenant's Share" shall mean the percentage, as of the applicable date on which such determination is made, as set forth in Section 6 of the Summary with respect to the Initial Premises, Must-Take Space 1 and Must-Take Space 3, and as set forth in Section 1.4.4.6 for Must-Take Space 2.

4.3Allocation of Direct Expenses.  The parties acknowledge that the Building is a part of a multi-building project and that the costs and expenses incurred in connection with the Project (i.e., the Direct Expenses) should be shared between the Building and the other buildings in the Project.  Accordingly, as set forth in Section 4.2 above, Direct Expenses (which consist of Operating Expenses and Tax Expenses) are determined annually for the Project as a whole, and a portion of the Direct Expenses, which portion shall be determined by Landlord on an equitable basis, shall be allocated to the Building (as opposed to other buildings in the Project).  Such portion of Direct Expenses allocated to the Building shall include all Direct Expenses attributable solely to the Building and an equitable portion of the Direct Expenses attributable to the Project as a whole, and shall not include Direct Expenses attributable solely to other buildings in the Project.

4.4Calculation and Payment of Additional Rent.  Tenant shall pay to Landlord, in the manner set forth in Section 4.4.1, below, and as Additional Rent, Tenant's Share of Direct Expenses for each Expense Year.

4.4.1Statement of Actual Direct Expenses and Payment by Tenant.  Landlord shall give to Tenant within one hundred fifty (120) days following the end of each Expense Year, a statement (the "Statement") which shall state with commercially reasonable detail the Direct Expenses incurred or accrued for such preceding Expense Year, and which shall indicate the amount of Tenant's Share of Direct Expenses.  Within thirty (30) days of receipt of the Statement for each Expense Year commencing or ending during the Lease Term, Tenant shall pay the full amount of Tenant's Share of Direct Expenses for such Expense Year, less the amounts, if any, paid during such Expense Year as Estimated Direct Expenses (as that term is defined in Section 4.4.2, below), and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Tenant shall receive a credit in the amount of Tenant's overpayment against Rent next due under this Lease.  The failure of Landlord to timely furnish the Statement for any Expense Year shall not prejudice Landlord or Tenant from enforcing its rights under this Article 4.  Even though the Lease Term has expired and Tenant has vacated the Premises, when the final determination is made of Tenant's Share of Direct Expenses for the Expense Year in which this Lease terminates, Tenant shall within thirty (30) days following receipt of Landlord’s request therefor, pay to Landlord such amount, and if Tenant paid more as Estimated Direct Expenses than the actual Tenant's Share of Direct Expenses, Landlord shall, within thirty (30) days, deliver a check payable to Tenant in the amount of the overpayment.  The provisions of this Section 4.4.1 shall survive the expiration or earlier termination of the Lease Term, provided that, other than increased costs from a governmental entity or a utility company first billed to Landlord after the applicable Expense Year, Tenant shall not be responsible for Tenant's Share of any Direct Expenses which are first billed to Tenant more than two (2) calendar years after the end of the Expense Year to which such Direct Expenses relate.

4.4.2Statement of Estimated Direct Expenses.  In addition, Landlord shall give Tenant a yearly expense estimate statement (the "Estimate Statement") which shall set forth Landlord's reasonable, good faith estimate (the "Estimate") of what the total amount of Direct Expenses for the then-current Expense Year shall be and the estimated Tenant's Share of Direct Expenses (the "Estimated Direct Expenses").  The failure of Landlord to timely furnish the Estimate Statement for any Expense Year shall not preclude Landlord from enforcing its rights to collect any Estimated Direct Expenses under this Article 4, nor shall Landlord be prohibited from revising any Estimate Statement or Estimated Direct Expenses theretofore delivered to the extent necessary.  Thereafter, Tenant shall pay, with its next installment of Base Rent due, a fraction of the Estimated Direct Expenses for the then-current Expense Year (reduced by any amounts paid pursuant to the last sentence of this Section 4.4.2).  Such fraction shall have as its numerator the number of months which have elapsed in such current Expense Year, including the month of such payment, and twelve (12) as its denominator.  Until a new Estimate Statement is furnished (which Landlord shall have the right to deliver to Tenant at any time), Tenant shall pay monthly, with the monthly Base Rent installments, an amount equal to one-twelfth (1/12) of the total Estimated Direct Expenses set forth in the previous Estimate Statement delivered by Landlord to Tenant.  Notwithstanding the foregoing, (a) in the event that an estimate statement for the Expense Year in which the Lease Term commences was delivered to Tenant in accordance with the terms and conditions of the Initial Lease, such estimate statement shall be the Estimate Statement for such initial Expense Year for the purposes of this Section 4.4.2, and (b) as long as no Event of Default exists under the Initial Lease as of the Lease Commencement Date, Estimated Direct Expenses payable by Tenant for the first partial month of the Lease Term pursuant to this Section 4.4.2 shall be fully satisfied by Landlord's application of the estimated direct expenses paid by Tenant for the last calendar month of the Initial Lease, as hereby terminated.

4.5Taxes and Other Charges for Which Tenant Is Directly Responsible.  Tenant shall be liable for and shall pay before delinquency, taxes levied against Tenant's equipment, furniture, fixtures and any other personal property located in or about the Premises.  If any such taxes on Tenant's equipment, furniture, fixtures and any other personal property are levied against Landlord or Landlord's property or if the assessed value of Landlord's property is increased by the inclusion therein of a value placed upon such equipment, furniture, fixtures or any other personal property and if Landlord pays the taxes based upon such increased assessment, which Landlord shall have the right to do regardless of the validity thereof but only under proper protest if requested by Tenant, Tenant shall upon demand repay to Landlord the taxes so levied against Landlord or the proportion of such taxes resulting from such increase in the assessment, as the case may be.

4.6Landlord's Records.  Upon Tenant's written request given not more than six (6) months after Tenant's receipt of a Statement for a particular Expense Year, and provided that Tenant is not then in default under this Lease beyond the applicable notice and cure period provided in this Lease, specifically including, but not limited to, the timely payment of Additional Rent (whether or not the same is the subject of the audit contemplated herein), Landlord shall furnish Tenant with such reasonable supporting documentation in connection with said Direct Expenses as Tenant may reasonably request.  Landlord shall provide said documentation to Tenant within thirty (30) days after Tenant's written request therefor.  Within ninety (90) days after receipt of said documentation from Landlord (the "Audit Period"), if Tenant disputes the amount of Direct Expenses set forth in the Statement, an independent certified public accountant (which accountant (A) is a member of a nationally or regionally recognized certified public accounting firm which has previous experience in auditing financial operating records of landlords of office buildings, and (B) is not working on a contingency fee basis [i.e., Tenant must be billed based on the actual time and materials that are incurred by the certified public accounting firm in the performance of the audit]) designated and paid for by Tenant, may, after reasonable notice to Landlord and at reasonable times, audit Landlord's records with respect to Direct Expenses for the Expense Year in question at Landlord's corporate offices in San Diego, California, provided that (i) Tenant is not then in default under this Lease (beyond the applicable notice and cure periods provided under this Lease), (ii) Tenant has paid all amounts required to be paid under the applicable Estimate Statement and Statement, and (iii) a copy of the audit agreement between Tenant and its particular certified public accounting firm has been delivered to Landlord prior to the commencement of the audit.  In connection with such audit, Tenant and Tenant's certified public accounting firm must agree in advance to follow Landlord's reasonable rules and procedures regarding an audit of the aforementioned Landlord records, and shall execute a commercially reasonable confidentiality agreement regarding such audit.  Any audit report prepared by Tenant's certified public accounting firm shall be delivered concurrently to Landlord and Tenant as soon as reasonably practicable following the completion thereof.  Tenant's failure to audit the amount of Direct Expenses set forth in any Statement within the Audit Period shall be deemed to be Tenant's approval of such Statement and Tenant, thereafter, waives the right or ability to audit the amounts set forth in such Statement.  If after such audit, Tenant still disputes such Direct Expenses, an audit to determine the proper amount shall be made, at Tenant's expense, by an independent certified public accountant (the "Accountant") selected by Landlord and subject to Tenant's reasonable approval; provided that if such audit by the Accountant proves that Direct Expenses set forth in the particular Statement were overstated by more than five percent (5%), then the cost of the Accountant and the cost of Tenant’s audit shall be paid for by Landlord and such payment by Landlord shall not be subject to reimbursement by Tenant through Direct Expenses or otherwise.  In the event that such audit reveals an overstatement of any amount, Landlord shall promptly remit such amount to Tenant, plus interest; provided that, for purposes of calculating the amount due to Tenant under this sentence, the amount of the overstatement shall bear interest at a rate per annum equal to twelve percent (12%), commencing from the date on which the results of such audit are provided to Landlord in writing.  Following such determination by the Accountant, Landlord or Tenant, as appropriate, shall pay to the other the amount shown owing by the Accountant.  Tenant hereby acknowledges that Tenant's sole right to audit Landlord's records and to contest the amount of Direct Expenses payable by Tenant shall be as set forth in this Section 4.6, and Tenant hereby waives any and all other rights pursuant to applicable law to audit such records and/or to contest the amount of Direct Expenses payable by Tenant.

5.USE OF PREMISES

5.1Permitted Use.  Tenant shall use the Premises solely for the Permitted Use set forth in Section 7 of the Summary and Tenant shall not use or permit the Premises or the Project to be used for any other purpose or purposes whatsoever without the prior written consent of Landlord, which may be withheld in Landlord's sole discretion.

5.2Prohibited Uses.  Tenant further covenants and agrees that Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose in violation of the laws of the United States of America, the State of California, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project) including, without limitation, any such laws, ordinances, regulations or requirements relating to hazardous materials or substances, as those terms are defined by Applicable Laws now or hereafter in effect, or any Underlying Documents.  Landlord shall have the right to impose reasonable and customary rules and regulations based upon the nature of the Project as either a single-tenant or a multi-tenant First Class Life Sciences Project (which rules and regulations shall be modified by Landlord in accordance with Tenant’s reasonable requests, from time to time, taking into account whether or not Tenant and its Permitted Transferees are the sole occupants of all occupied space in the Project) regarding the use of the Project, as reasonably deemed necessary by Landlord with respect to the orderly operation of the Project as either a single-tenant or multi-tenant First Class Life Sciences Project, including, but not limited to, reasonable rules and regulations for the safe and sanitary operation of any fitness/wellness center or cafeteria operated by Tenant, and for the reasonable mitigation of noise, odors and other effects of such operations on other occupants of the Project, and provided that such rules and regulations are consistent with rules and regulations then being enforced by landlords of Comparable Buildings, with respect to tenants leasing a similar proportion of First Class Life Sciences Projects as Tenant is then leasing pursuant to this Lease, Tenant shall comply with such rules and regulations.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way damage the reputation of the Project or obstruct or interfere with the rights of other tenants or occupants of the Buildings, or injure or annoy them or use or allow the Premises to be used for any improper, unlawful or objectionable purpose, nor shall Tenant cause, maintain or permit any nuisance in, on or about the Premises.  Tenant shall comply with, and Tenant's rights and obligations under the Lease and Tenant's use of the Premises shall be subject and subordinate to, all recorded easements, covenants, conditions, and restrictions now or hereafter affecting the Project.

5.3Hazardous Materials.

5.3.1Tenant's Obligations.

5.3.1.1Prohibitions.  As a material inducement to Landlord to enter into this Lease with Tenant, Tenant has fully and accurately completed Landlord’s Pre-Leasing Environmental Exposure Questionnaire (the “Environmental Questionnaire”), which is attached as Exhibit E.  Tenant agrees that except for those chemicals or materials, and their respective quantities, specifically listed on the Environmental Questionnaire, neither Tenant nor Tenant’s employees, contractors and subcontractors of any tier, entities with a contractual relationship with Tenant (other than Landlord), or any entity acting as an agent or sub-agent of Tenant (collectively, "Tenant's Agents") will produce, use, store or generate any "Hazardous Materials," as that term is defined below, on, under or about the Premises, nor cause or permit any Hazardous Material to be brought upon, placed, stored, manufactured, generated, blended, handled, recycled, used or "Released," as that term is defined below, on, in, under or about the Premises.  If any information provided to Landlord by Tenant on the Environmental Questionnaire, or otherwise relating to information concerning Hazardous Materials is false, incomplete, or misleading in any material respect, the same shall be deemed a default by Tenant under this Lease.  Tenant shall deliver to Landlord an updated Environmental Questionnaire in connection with any material change in Tenant’s Hazardous Materials activities.  Landlord’s prior written consent shall be required to any Hazardous Materials use for the Premises not described on the initial Environmental Questionnaire, such consent not to be unreasonably withheld; provided, however, that in the event Tenant desires to use, store or manage Hazardous Materials which are not substantially similar to the Hazardous Materials specifically listed on the Environmental Questionnaire in terms of their hazardous character, handling profile, usage and quantity ("New Hazardous Materials Usage"), then Landlord shall have the right to impose additional terms and conditions on such usage, storage, or management to the extent reasonably necessary in light of the uniquely hazardous character, handling profile, use, storage and/or management of such New Hazardous Materials Usage, to the extent such additional terms and conditions are consistent with the requirements of landlords of other First Class Life Sciences Projects when leasing space to tenants using Hazardous Materials materially similar to the New Hazardous Materials Usage in terms of hazardous character, handling profile, usage and quantity.  Tenant shall not install or permit any underground storage tank on the Premises.  For purposes of this Lease, "Hazardous Materials" means all flammable explosives, petroleum and petroleum products, waste oil, radon, radioactive materials, toxic pollutants, asbestos, polychlorinated biphenyls (“PCBs”), medical waste, chemicals known to cause cancer or reproductive toxicity, pollutants, contaminants, hazardous wastes, toxic substances or related materials, including without limitation any chemical, element, compound, mixture, solution, substance, object, waste or any combination thereof, which is or may be hazardous to human health, safety or to the environment due to its radioactivity, ignitability, corrosiveness, reactivity, explosiveness, toxicity, carcinogenicity, infectiousness or other harmful or potentially harmful properties or effects, or defined as, regulated as or included in, the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” or “toxic substances” under any Environmental Laws.  The term “Hazardous Materials” for purposes of this Lease shall also include any mold, fungus or spores, whether or not the same is defined, listed, or otherwise classified as a “hazardous material” under any Environmental Laws, if such mold, fungus or spores may pose a risk to human health or the environment or negatively impact the value of the Premises.  For purposes of this Lease, "Release" or "Released" or "Releases" shall mean any release, deposit, discharge, emission, leaking, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing, or other movement of Hazardous Materials into the environment.  Notwithstanding the foregoing, Tenant may, without prior disclosure to Landlord, use, in compliance with Environmental Laws, Hazardous Materials in small quantities to the extent that such Hazardous Materials are either (a) normal and customary supplies for cleaning and maintenance used in the ordinary course of office businesses with amenities similar to those included in the Permitted Uses (e.g., cafeteria and fitness/wellness center operations) or (b) standard office supplies.

5.3.1.2Notices to Landlord.  Tenant shall notify Landlord in writing as soon as possible but in no event later than five (5) days after (i) Tenant’s actual knowledge of the occurrence of any actual, alleged or threatened unpermitted Release of any Hazardous Material in, on, under, from, or about the Premises (whether past or present), regardless of the source or quantity of any such Release, or (ii) Tenant becomes aware of any regulatory actions, inquiries, inspections, investigations, directives, or any cleanup, compliance, enforcement or abatement proceedings (including any threatened or contemplated investigations or proceedings) relating to or potentially affecting the Premises, or (iii) Tenant becomes aware of any claims by any person or entity relating to any Hazardous Materials in, on, under, from, or about the Premises, whether relating to damage, contribution, cost recovery, compensation, loss or injury.  Collectively, the matters set forth in clauses (i), (ii) and (iii) above are hereinafter referred to as “Hazardous Materials Claims”.  Tenant shall promptly forward to Landlord copies of all orders, notices, permits, applications and other communications and reports received or generated by Tenant in connection with any Hazardous Materials Claims.  Additionally, Tenant shall promptly advise Landlord in writing of Tenant’s discovery of any occurrence or condition on, in, under or about the Premises that could subject Tenant or Landlord to any liability, or restrictions on ownership, occupancy, transferability or use of the Premises under any "Environmental Laws," as that term is defined below.  Tenant shall not enter into any legal proceeding or other action, settlement, consent decree or other compromise with respect to any Hazardous Materials Claims without first notifying Landlord of Tenant’s intention to do so and affording Landlord the opportunity to join and participate, as a party if Landlord so elects, in such proceedings and in no event shall Tenant enter into any agreements which are binding on Landlord or the Premises without Landlord’s prior written consent.  Landlord shall have the right to appear at and participate in, any and all legal or other administrative proceedings concerning any Hazardous Materials Claim.  For purposes of this Lease, “Environmental Laws” means all applicable present and future laws relating to the protection of human health, safety, wildlife or the environment, including, without limitation, (i) all requirements pertaining to reporting, licensing, permitting, investigation and/or remediation of emissions, discharges, Releases, or threatened Releases of Hazardous Materials, whether solid, liquid, or gaseous in nature, into the air, surface water, groundwater, or land, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of Hazardous Materials; and (ii) all requirements pertaining to the health and safety of employees or the public.  Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 USC § 9601, et seq., the Hazardous Materials Transportation Authorization Act of 1994, 49 USC § 5101, et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, and Hazardous and Solid Waste Amendments of 1984, 42 USC § 6901, et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 USC § 1251, et seq., the Clean Air Act of 1966, 42 USC § 7401, et seq., the Toxic Substances Control Act of 1976, 15 USC § 2601, et seq., the Safe Drinking Water Act of 1974, 42 USC §§ 300f through 300j, the Occupational Safety and Health Act of 1970, as amended, 29 USC § 651 et seq., the Oil Pollution Act of 1990, 33 USC § 2701 et seq., the Emergency Planning and Community Right-To-Know Act of 1986, 42 USC § 11001 et seq., the National Environmental Policy Act of 1969, 42 USC § 4321 et seq., the Federal Insecticide, Fungicide and Rodenticide Act of 1947, 7 USC § 136 et seq., California Carpenter-Presley-Tanner Hazardous Substance Account Act, California Health & Safety Code §§ 25300 et seq., Hazardous Materials Release Response Plans and Inventory Act, California Health & Safety Code, §§ 25500 et seq., Underground Storage of Hazardous Substances provisions, California Health & Safety Code, §§ 25280 et seq., California Hazardous Waste Control Law, California Health & Safety Code, §§ 25100 et seq., and any other state or local counterparts of Applicable Laws, as amended, as such Environmental Laws, are in effect as of the Lease Commencement Date, or thereafter adopted, published, or promulgated.

5.3.1.3Releases of Hazardous Materials.  If any Release of any Hazardous Material in, on, under, from or about the Premises and caused by Tenant or Tenant’s Agents shall occur at any time during the Lease and/or if any other Hazardous Material condition exists at the Premises that requires response actions of any kind, in addition to notifying Landlord as specified above, Tenant, at its own sole cost and expense, shall (i) immediately comply with any and all reporting requirements imposed pursuant to any and all Environmental Laws, (ii) provide a written certification to Landlord indicating that Tenant has complied with all applicable reporting requirements, (iii) take any and all necessary investigation, corrective and remedial action in accordance with any and all applicable Environmental Laws, utilizing an environmental consultant approved by Landlord, all in accordance with the provisions and requirements of this Section 5.3, including, without limitation, Section 5.3.4, and (iv) take any such additional investigative, remedial and corrective actions as Landlord shall in its reasonable discretion deem necessary in order to receive a "No Further Action Letter" from the applicable government agency.

5.3.1.4Indemnification.

5.3.1.4.1Tenant's Indemnity Obligations.  Without limiting in any way Tenant’s obligations under any other provision of this Lease, Tenant shall be solely responsible for and shall protect, defend, indemnify and hold the Landlord Parties (as defined in Section 10.1 below) harmless from and against any and all claims, judgments, losses, damages, costs, expenses, penalties, enforcement actions, taxes, fines, remedial actions, liabilities (including, without limitation, reasonable attorneys’ fees, litigation, arbitration and administrative proceeding costs, expert and consultant fees and laboratory costs) including, without limitation, sums paid in settlement of claims, that arise during or after the Lease Term in whole or in part, foreseeable or unforeseeable, directly or indirectly arising out of or attributable to the presence, use, generation, manufacture, treatment, handling, refining, production, processing, storage, Release or presence of Hazardous Materials in, on, under or about the Premises by Tenant or Tenant's Agents.

5.3.1.4.2Limitations; Landlord's Indemnity Obligations.  Notwithstanding anything in Section 5.3.1.4.1, above, to the contrary, Tenant's indemnity of Landlord as set forth in Section 5.3.1.4, above, shall not be applicable to claims based upon Hazardous Materials which (a) are shown to exist in, on or about the Premises as of the date of this Lease and were not attributable to the acts or omissions of Tenant or Tenant's Agents during the term of the Initial Lease ("Existing Hazardous Materials"), except to the extent that Tenant's construction activities and/or Tenant's other acts or omissions (including Tenant's failure to remove, remediate or otherwise treat or “Clean-up,” as that term is defined in Section 5.3.4, below, the subject Existing Hazardous Materials during the tenancy of the Premises) caused or exacerbated the subject claim, (b) arise out of Landlord’s negligence or willful misconduct with respect to the handling of Hazardous Materials at the Project or (c) are caused by a third party not controlled by Tenant or Tenant’s Agents ("Landlord's Retained Liability").  Landlord shall indemnify and hold Tenant harmless against all claims, actions, damages and liability (i) caused by any release of Hazardous Materials requiring remediation caused by Landlord on or about the Project or any real property in the vicinity of the Project owned or managed by Landlord or any person or entity affiliated with Landlord, or (ii) to the extent such third-party liability is actually covered by any environmental insurance policy carried by Landlord, caused by any release of Hazardous Materials by any other person or entity or which arise as a result of existing Hazardous Materials.  The foregoing indemnity shall not apply to any contamination or release or any claims, actions, damages or liability relating to any Hazardous Materials arising from acts or occurrences caused, wholly or in part, permitted or subject to the control of Tenant, its agents, employees, contractors, sublessees, assignees, licensees or invitees. This Section 5.3.1.4 shall survive the expiration or earlier termination of this Lease.

5.3.1.5Compliance with Environmental Laws.  Without limiting the generality of Tenant’s obligation to comply with Applicable Laws as otherwise provided in this Lease, Tenant shall, at its sole cost and expense, comply with all Environmental Laws.  Tenant shall obtain and maintain any and all necessary permits, licenses, certifications and approvals appropriate or required for the use, handling, storage, and disposal of any Hazardous Materials used, stored, generated, transported, handled, blended, or recycled by Tenant on the Premises.  Landlord shall have a continuing right, without obligation, to require Tenant to provide Landlord for its review and inspection any and all such permits, licenses, certifications and approvals, together with copies of any and all Hazardous Materials management plans, inventories and programs, any and all Hazardous Materials risk management and pollution prevention programs, and any and all Hazardous Materials emergency response and employee training programs respecting Tenant’s use of Hazardous Materials.  Upon request of Landlord,  Tenant shall deliver to Landlord a narrative description explaining the nature and scope of Tenant’s activities involving Hazardous Materials and showing to Landlord’s reasonable satisfaction compliance with all Environmental Laws and the terms of this Lease.

5.3.2Landlord’s Obligations.  Notwithstanding anything to the contrary in this Lease, Landlord, at its sole cost (and not as an Operating Expense, nor as a cost incurred by Landlord for Tenant Improvements to any portion of the Existing Buildings, nor as a Project Cost or SMB Cost) shall remediate, abate or encapsulate any Hazardous Materials discovered in the Project that was not brought on to the Project by Tenant, a Tenant Party or any invitee of Tenant, to the extent required by Applicable Law or if Landlord's failure to remediate, abate or encapsulate such Hazardous Materials would prohibit Tenant from obtaining or maintaining a certificate of occupancy for all or any portion of the Premises, or would unreasonably and materially affect the safety of Tenant's employees or create a significant health hazard for Tenant's employees, or would otherwise materially and adversely affect Tenant's use of or access to the Premises.

5.3.3Assurance of Performance.

5.3.3.1Environmental Assessments In General.  Landlord may, but shall not be required to, engage from time to time such consultants as Landlord determines to be appropriate to perform environmental assessments of a scope reasonably determined by Landlord (an "Environmental Assessment") to ensure Tenant’s compliance with the requirements of this Lease with respect to Hazardous Materials.

5.3.3.2Costs of Environmental Assessments.  All costs and expenses incurred by Landlord in connection with any such Environmental Assessment shall be paid by Landlord and shall not be included in Direct Expenses; provided that if any such Environmental Assessment shows that Tenant has failed to comply with the provisions of this Section 5.3, then all of the costs and expenses of such Environmental Assessment shall be reimbursed by Tenant as Additional Rent within thirty (30) days after receipt of written demand therefor.

5.3.4Tenant’s Obligations upon Surrender.  At the expiration or earlier termination of the Lease Term, Tenant, at Tenant’s sole cost and expense, shall cause:  (i) an Environmental Assessment of the Premises to be conducted in accordance with Section 15.3; and (ii) all Hazardous Materials that Tenant is required to remove under this Article 5 to be removed from the Premises and disposed of in accordance with all Environmental Laws; (iii) all containers installed by Tenant or Tenant’s Agents during the Lease Term of during Tenant period of occupancy under the Initial Lease to store any Hazardous Materials on the Premises to be removed, and (iv) any damage to the Premises caused by such removal to be repaired.

5.3.5Clean-up.

5.3.5.1Environmental Reports; Clean-Up.  If any written report, including any report containing results of any Environmental Assessment (an “Environmental Report”) shall indicate (i) the presence of any Hazardous Materials as to which Tenant has a removal or remediation obligation under this Section 5.3, and (ii) that as a result of same, that the investigation, characterization, monitoring, assessment, repair, closure, remediation, removal, or other clean-up (the “Clean-up”) of any Hazardous Materials is required by Environmental Laws, Tenant shall prepare and submit to Landlord within thirty (30) days after receipt of the Environmental Report a comprehensive plan, subject to Landlord’s written approval, specifying the actions to be taken by Tenant to perform the Clean-up so that the Premises are restored to the conditions required by this Lease ("Clean-up Plan").  Upon Landlord’s approval of the Clean-up plan, Tenant shall, at Tenant’s sole cost and expense, without limitation on any rights and remedies of Landlord under this Lease, immediately implement and proceed with due diligence to complete the work required by such Clean-up Plan with a consultant reasonably acceptable to Landlord and proceed to Clean-Up Hazardous Materials in accordance with all Environmental Laws and as required by the Clean-up Plan and this Lease.  If, within thirty (30) days after receiving a copy of Landlord’s approval of the Clean-up plan, Tenant fails either (a) to complete such Clean-up, or (b) with respect to any Clean-up that cannot be completed within such thirty-day period, fails to proceed with diligence to prepare the Clean-up plan and complete the Clean-up as promptly as practicable, then Landlord shall have the right, but not the obligation, and without waiving any other rights under this Lease, to carry out the Clean-up Plan and any additional recommendations contained in the Environmental Report or otherwise required by any governmental authority having jurisdiction over the Premises, and recover all of the costs and expenses thereof from Tenant as Additional Rent, payable within thirty (30) days after receipt of written demand therefor.

5.3.5.2No Rent Abatement.  Tenant shall continue to pay all Rent due or accruing under this Lease during any Clean-up, and shall not be entitled to any reduction, offset or deferral of any Base Rent or Additional Rent due or accruing under this Lease during any such Clean-up.

5.3.5.3Surrender of Premises.  Tenant shall use commercially reasonable efforts to complete any Clean-up prior to surrender of the Premises upon the expiration or earlier termination of this Lease; provided that such obligation shall not operate to shorten the period for Tenant’s performance set forth in Section 5.3.5.1 above; provided further, that if all Clean-up is not completed prior to surrender of the Premises upon the expiration or earlier termination of this Lease, then the terms of Section 5.3.5.4, below, shall be applicable to such period of time after the expiration or earlier termination of this Lease and prior to the completion of all such Clean-up.  Tenant shall obtain and deliver to Landlord a letter or other written determination from the overseeing governmental authority confirming that the Clean-up has been completed in accordance with all requirements of such governmental authority and that no further response action of any kind is required for the unrestricted use of the Premises (“Closure Letter”).  Upon the expiration or earlier termination of this Lease, Tenant shall also be obligated to close all permits obtained in connection with Hazardous Materials in accordance with Applicable Laws.

5.3.5.4Failure to Timely Clean-Up.  Should any Clean-up for which Tenant is responsible not be completed, or should Tenant not receive the Closure Letter and any governmental approvals required under Environmental Laws in conjunction with such Clean-up prior to the expiration or earlier termination of this Lease, then Tenant shall be liable to Landlord as a holdover tenant (as more particularly provided in Article 16) until Tenant has fully complied with its obligations under this Section 5.3.

5.3.6Confidentiality.  Unless compelled to do so by applicable law, Tenant agrees that Tenant shall not disclose, discuss, disseminate or copy any information, data, findings, communications, conclusions and reports regarding the environmental condition of the Premises to any Person (other than Tenant’s consultants, attorneys, property managers and employees that have a need to know such information), including any governmental authority, without the prior written consent of Landlord.  In the event Tenant reasonably believes that disclosure is compelled by applicable law, it shall provide Landlord ten (10) days’ advance notice of its intent to disclose of confidential information so that Landlord may attempt to obtain a protective order.  Tenant may additionally release such information to bona fide prospective purchasers or lenders, subject to any such parties’ written agreement to be bound by the terms of this Section 5.3.

5.3.7Copies of Environmental Reports.  Within thirty (30) days of receipt thereof, Tenant shall provide Landlord with a copy of any and all Environmental Reports regarding Tenant’s activities with respect to the Premises, or ground water beneath the Land, or the environmental condition or Clean-up thereof.  Tenant shall be obligated to provide Landlord with a copy of such materials without regard to whether such materials are generated by Tenant or prepared for Tenant, or how Tenant comes into possession of such materials.

5.3.8Intentionally Omitted.

5.3.9Signs, Response Plans, Etc.  Tenant shall be responsible for posting on the Premises any signs or warnings required under applicable Environmental Laws.  Tenant shall also complete and file any business response plans or inventories required by any Environmental Laws.  Tenant shall concurrently file a copy of any such business response plan or inventory with Landlord.

5.3.10Survival.  Each covenant, agreement, representation, warranty and indemnification made by Landlord and Tenant set forth in this Section 5.3 shall survive the expiration or earlier termination of this Lease and shall remain effective until all of such party’s obligations under this Section 5.3 have been completely performed and satisfied.

6.SERVICES AND UTILITIES

6.1In General.  Tenant will be responsible, at its sole cost and expense, for the furnishing of all services and utilities to the Premises, including, but not limited to heating, ventilation and air‑conditioning, electricity, water, telephone, janitorial and interior Building security services.

6.1.1All utilities (including without limitation, electricity, gas, sewer and water) to the Building are separately metered at the Premises and shall be paid directly by Tenant to the applicable utility provider.

6.1.2Landlord shall not provide janitorial services for the Premises.  Tenant shall be solely responsible for performing all janitorial services and other cleaning of the Premises, all in compliance with Applicable Laws.  The janitorial and cleaning of the Premises shall be adequate to maintain the Premises in a manner consistent with First Class Life Sciences Projects..

Tenant shall cooperate fully with Landlord at all times and abide by all regulations and requirements that Landlord may reasonably prescribe for the proper functioning and protection of the HVAC, electrical, mechanical and plumbing systems.  Provided that Landlord agrees to provide and maintain and keep in continuous service utility connections to the Project, including electricity, water and sewage connections, Landlord shall have no obligation to provide any services or utilities to the Building, including, but not limited to heating, ventilation and air‑conditioning, electricity, water, telephone, janitorial and interior Building security services.

6.2Interruption of Use.  Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent (except as specifically set forth in Section 19.5.2 of this Lease) or otherwise, for failure to furnish or delay in furnishing any service (including telephone and telecommunication services), or for any diminution in the quality or quantity thereof, when such failure or delay or diminution is occasioned, in whole or in part, by breakage, repairs, replacements, or improvements, by any strike, lockout or other labor trouble, by inability to secure electricity, gas, water, or other fuel at the Building or Project after reasonable effort to do so, by any riot or other dangerous condition, emergency, accident or casualty whatsoever, by act or default of Tenant or other parties, or by any other cause; and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant's use and possession of the Premises or relieve Tenant from paying Rent (except as specifically set forth in Section 19.5.2 of this Lease) or performing any of its obligations under this Lease.  Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant's business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Article 6.  Landlord shall use commercially reasonable efforts to (i) notify Tenant in advance of any intentional service interruptions, and (ii) to the extent reasonably practical, to cause any intentional service interruptions to occur outside of normal business hours.

7.REPAIRS

7.1Tenant Repair Obligations.  Subject to Tenant’s right to assume additional obligations under Section 7.3 below, Tenant shall, at Tenant's own expense, keep the internal, non-structural portions of the Premises, including all improvements, fixtures, furnishings, and systems and equipment therein (including, without limitation, (a) plumbing fixtures and equipment such as dishwashers, garbage disposals, and insta-hot dispensers, and (b) all equipment located in the Premises that is utilized to supply supplemental HVAC to the Premises), and the floor coverings of the floors of the Building on which the Premises are located, and (c) the Back-Up Generator referenced by Section 29.34, below, in good order, repair and condition at all times during the Lease Term ("Tenant's Repair Obligations").  In addition, to the extent required by Tenant’s Repair Obligations, Tenant shall, at Tenant's own expense, within any reasonable period of time, repair all damage to the Premises and replace or repair all damaged, broken, or worn fixtures and appurtenances, except for damage caused by ordinary wear and tear or beyond the reasonable control of Tenant; provided however, that, at Landlord's option, if Tenant fails to make such repairs within a reasonable period of time following receipt of written notice of the need therefor, Landlord may, but need not, make such repairs and replacements, and Tenant shall pay Landlord the cost thereof, including a percentage of the cost thereof (which shall not exceed two percent (2%)) to reimburse Landlord for all overhead, general conditions, fees and other costs or expenses arising from Landlord's involvement with such repairs and replacements forthwith, within thirty (30) days of being billed for same.  Upon Tenant’s initial occupancy of any portion of the Premises, Landlord shall assign to Tenant all manufacturer and contractor warranties and guaranties, if any, relating to items required to be maintained by Tenant hereunder.

7.2Landlord Repair Obligations.  Notwithstanding the foregoing, Landlord shall at all times during the Lease Term maintain in good condition and operating order, in a manner consistent with the landlords of the Comparable Buildings, (i) the structural portions of all Project Structures, including, without limitation, the foundations, floor slabs, ceilings, roofs (including membranes, surfaces and seals), columns, beams, shafts, stairs, stairwells, and all sprinkler, fire and life safety systems  (collectively, the "Non-Assumable Obligations"), and (ii) the existing mechanical, electrical, lighting, plumbing, elevator and HVAC systems installed or furnished by Landlord (collectively, the "Building Systems"), the Common Areas, restrooms, and any components of utility or plumbing systems not located within Project Structures (collectively, the "Assumable Obligations"), except to the extent that such repairs are required due to the negligence or willful misconduct of Tenant; provided, however, that if such repairs are due to the negligence or willful misconduct of Tenant, Landlord shall nevertheless make such repairs at Tenant's expense, or, if covered by Landlord's insurance, Tenant shall only be obligated to pay any deductible in connection therewith. Subject to the terms and conditions of Article 27, Landlord may, but shall not be required to, enter the Premises at all reasonable times to make such repairs to the Premises or to the Project or to any equipment located in the Project to the extent reasonably necessary for Landlord to satisfy the Landlord Repair Obligation or as Landlord may be required to do by governmental or quasi-governmental authority or court order or decree.

7.3Tenant's Right to Perform Assumable Obligations.  Subject to the remaining terms of this Section 7.3 and Section 7.4, below, provided Tenant notifies Landlord on or before the Must-Take 2 Commencement Date, then from and after the later to occur of (i) the Must-Take 3 Commencement Date, and (ii) the completion of the "Site Modernization/Beautification Work," as that term is defined in the SMB Work Letter, Tenant shall have the right to perform any Assumable Obligation (each Assumable Obligation so assumed being a "Tenant-Assumed Obligation"), at Tenant's sole cost and expense, in which event no costs associated with the Tenant-Assumed Obligation shall be payable to Landlord as Additional Rent or as part of Operating Expenses.  If Tenant elects to perform all Assumable Obligations, then during any period that Tenant is actually performing all Assumable Obligations, the Management Fee shall be reduced to $7,500.00 per month, which amount shall be increased by three percent (3%) on January 1, 2019 and on each January 1st thereafter.  Notwithstanding any election of Tenant to assume responsibility for the maintenance and repair of the HVAC system, in the event that, as part of any Tenant-Assumed Obligation, Tenant, after the date which is ten (10) years after the Lease Commencement Date, is required to replace a component of the HVAC system (a "Replacement Unit") and (i) such obligation would be a Landlord Repair Obligation had Tenant not elected to perform the Tenant-Assumed Obligations, (ii) such Replacement Unit is not required as a result of Tenant's failure to maintain and repairs the HVAC system in accordance with the terms of this Lease, and (iii) the cost of such Replacement Unit would be considered capital cost under sound commercial real estate management and accounting principles, then Tenant shall provide Landlord written notice of such Replacement Unit, and, provided that Landlord reasonably agrees with Tenant that, in accordance with commercially reasonable real estate management and accounting principles consistent with the practices of landlords of the Comparable Buildings, such Replacement Unit does in fact need to be replaced, then Tenant shall have the option to require Landlord to bear the actual and reasonable out-of-pocket cost of such Replacement Unit, subject to Landlord’s right to include such cost in Operating Expenses to the extent permitted by Section 4.2.4).  If Landlord does not agree with Tenant that, in accordance with commercially reasonable real estate management and accounting principles consistent with the practices of landlords of the Comparable Buildings, such Replacement Unit needs to be replaced, then Tenant may institute arbitration proceedings pursuant to arbitration administered by the JAMS or any successor thereto under the Expedited Procedures provisions (Rules 16.1-16.2 in the current edition) of the JAMS Comprehensive Arbitration Rules and Procedures ("Expedited JAMS Arbitration"), and such determination rendered by the arbitrator shall be binding upon the parties and may be entered in any court having jurisdiction thereof.

7.3.1Service Contracts.  If Tenant elects to perform all Assumable Obligations pursuant to the terms of this Section 7.3, then all Assumable Obligations shall be performed by Tenant (i) in a manner consistent with First Class Life Sciences Projects, (ii) in accordance with any applicable manufacturer specifications communicated to Tenant relating to any particular Building System, and (iii) in accordance with Applicable Laws.  Upon Tenant’s assumption of any Assumable Obligation, Landlord shall assign to Tenant all warranties and guaranties, if any, relating to such Assumable Obligation.  Tenant shall contract with qualified, experienced professional third party service companies (a "Service Contract").  Tenant shall regularly, in accordance with commercially reasonable standards, generate and maintain preventive maintenance records relating to Building Systems and the central plant (“Preventative Maintenance Records”).  In addition, within thirty (30) days of Landlord’s written request, Tenant shall deliver a copy of all current Service Contracts to Landlord and/or a copy of the Preventative Maintenance Records.

7.4Landlord's Right to Perform Tenant-Assumed Obligations.  If Landlord reasonably determines that Tenant is not performing any Tenant-Assumed Obligation in accordance with the terms of Section 7.3.1, above, then Landlord shall have the right to either (i) perform such Tenant-Assumed Obligation by delivering notice of such election to Tenant (in which event Tenant shall no longer have the right to perform the Tenant-Assumed Obligation pursuant to Section 7.3, above), or (ii) require Tenant to perform such Tenant-Assumed Obligation in accordance with the terms of Section 7.3.1, above.  In addition, if Tenant fails to perform any Tenant-Assumed Obligation within a reasonable time period, as reasonably determined by Landlord, then Landlord may, but need not, following delivery of notice to Tenant of such election, satisfy such Tenant-Assumed Obligation, and Tenant shall pay Landlord the cost thereof, (including Landlord's reasonable supervision fee equal to two percent (2%) of the cost thereof) within thirty (30) days after receipt of an invoice therefor.  If Landlord and Tenant disagree on whether or not Tenant is performing any Tenant-Assumed Obligation in accordance with the terms of Section 7.3.1, either party may submit the dispute to Expedited JAMS Arbitration.

7.5Tenant's Right to Make Repairs.  Notwithstanding any of the terms set forth in this Lease to the contrary, if Tenant provides notice to Landlord of an event or circumstance which requires the action of Landlord with respect to any Landlord Repair Obligation in connection with a Building leased solely by Tenant, excluding repairs to the Building Structure or Building Systems, which event or circumstance materially and adversely affects the conduct of Tenant's business from such Building, and Landlord fails to commence corrective action within a reasonable period of time, given the circumstances, after the receipt of such notice, but in any event not later than thirty (30) days after receipt of such notice (or such lesser period as is reasonable under the circumstances in the event of an "Emergency," as that term is defined hereinbelow), then Tenant may (i) compel Landlord to perform its obligations or obtain an order of the applicable court authorizing Tenant to perform the unfulfilled maintenance obligation at Landlord’s expense, or (ii) proceed to take the required action upon delivery of an additional ten (10) business days' notice to Landlord specifying that Tenant is taking such required action (provided, however, that the subsequent ten (10)-day notice shall be reduced to a period as is reasonable under the circumstances in the event of an Emergency) and if such action was required under the terms of this Lease to be taken by Landlord and was not commenced by Landlord within such ten (10) business day (or shorter in the Emergency) period and thereafter diligently pursued to completion, then Tenant shall be entitled to prompt reimbursement by Landlord of Tenant's reasonable and out-of-pocket costs and expenses in taking such action.  In the event Tenant takes such action, Tenant shall use only those contractors used by Landlord in the Project for similar work unless such contractors are unwilling or unable to perform, or timely perform, such work, in which event Tenant may utilize the services of any other qualified contractor which normally and regularly performs similar work in Comparable Buildings.  Following completion of any work taken by Tenant pursuant to the terms of this Section 7.5, Tenant shall deliver a reasonably detailed invoice of the work completed, the materials used and the costs relating thereto.  If Landlord does not deliver a detailed written objection to Tenant within thirty (30) days after receipt of an invoice from Tenant, then Tenant shall be entitled to deduct from Rent payable by Tenant under this Lease, the amount set forth in such invoice.  If, however, Landlord delivers to Tenant, within thirty (30) days after receipt of Tenant's invoice, a written objection to the payment of such invoice, setting forth with reasonable particularity Landlord's reasons for its claim that such action did not have to be taken by Landlord pursuant to the terms of this Lease or that the charges are excessive (in which case Landlord shall pay the amount it contends would not have been excessive), then Tenant shall not then be entitled to such deduction from Rent; provided, however, that such prohibition on deduction of the cost of work which Landlord contends is excessive shall not affect Landlord’s obligation to reimburse Tenant for its reasonable out-of-pocket costs and expenses to the extent that the cost of Tenant’s work invoiced in accordance with this Section 7.5 is determined to be reasonable pursuant to a determination made by the arbitrator in an Expedited JAMS Arbitration.  On the other hand, Tenant may proceed to claim a default by Landlord or, if elected by either Landlord or Tenant, the matter shall proceed to resolution by litigation.  If Tenant prevails in the litigation, it may deduct the amount of the initial judgment (including attorney fees pursuant to Section 29.21 below) from the Rent next due and owing under this Lease.  For purposes of this Section 7.5, an "Emergency" shall mean an event threatening immediate and material danger to people located in the Building or immediate, material damage to the Tenant Improvements, or Alterations, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of Tenant's business operations.

8.ADDITIONS AND ALTERATIONS

8.1Landlord's Consent to Alterations.  Except for the Existing Premises Work (as defined in the Initial Premises Work Letter) in the Initial Premises, which shall be performed by Tenant in accordance with the terms and conditions of the Initial Premises Work Letter, and not in accordance with this Article 8, Tenant may not make any improvements, alterations, additions or changes to the Premises or any mechanical, plumbing or HVAC facilities or systems pertaining to the Premises (collectively, the "Alterations") without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than thirty (30) days prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord, provided, during any period Tenant and its Permitted Transferees are the sole occupants of all occupied space in the Project, it shall be deemed unreasonable for Landlord to withhold its consent to any Alteration which complies with all Applicable Laws and does not have a material and adverse effect on the structural components of Project Structures, the Building Systems, or the Common Areas and is not visible from the exterior of the Project Structure.  Notwithstanding the foregoing, Tenant shall be permitted to make Alterations following ten (10) business days' notice to Landlord, but without Landlord's prior consent, to the extent that such Alterations (i) do not affect the structural components of Project Structures or Building Systems, (ii) are not visible from the exterior of the Building, and (iii) cost less than $75,000.00 for a particular job of work, and in no event more than an aggregate cost of $250,000.00 during any 12-month period ("Cosmetic Alterations").  The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8.

8.2Manner of Construction.  Landlord may impose, as a condition of its consent to any Specialty Alterations (as defined in Section 8.5), the requirement that upon Landlord's request properly made in accordance with Section 8.5, Tenant shall, at Tenant's expense, remove such Alterations upon the expiration or any early termination of the Lease Term.  Tenant shall construct such Alterations and perform such repairs in a good and workmanlike manner, in conformance with any and all applicable federal, state, county or municipal laws, rules and regulations and pursuant to a valid building permit, issued by the city in which the Building is located (or other applicable governmental authority).  Tenant shall not use (and upon notice from Landlord shall cease using) contractors, services, workmen, labor, materials or equipment that, in Landlord's reasonable judgment, would disturb labor harmony with the workforce or trades engaged in performing other work, labor or services in or about the Building or the Common Areas.  Upon completion of any Alterations, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work.  In addition to Tenant's obligations under Article 9 of this Lease, upon completion of any Alterations, Tenant agrees to cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and Tenant shall deliver to the Project construction manager a reproducible copy of the "as built" drawings of the Alterations as well as all permits, approvals and other documents issued by any governmental agency in connection with the Alterations.

8.3Payment for Improvements.  Tenant shall reimburse Landlord for Landlord's reasonable, actual, out-of-pocket costs and expenses actually incurred in connection with Landlord's review of such work.

8.4Construction Insurance.  In addition to the requirements of Article 10 of this Lease, in the event that Tenant makes any Alterations (other than Cosmetic Alterations), prior to the commencement of such Alterations, Tenant shall provide Landlord with evidence that Tenant carries "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of such Alterations, and such other insurance as Landlord may reasonably require, it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 of this Lease immediately upon completion thereof.  In addition, Tenant's contractors and subcontractors shall be required to carry (i) Commercial General Liability Insurance in an amount reasonably approved by Landlord, with Landlord, and, at Landlord's option, Landlord's property manager and project manager, as additional insureds in an amount approved by Landlord, and otherwise in accordance with the requirements of Article 10 of this Lease, and (ii) workers compensation insurance to the extent required by law with a waiver of subrogation in favor of Landlord.

8.5Landlord's Property.  All existing trade fixtures and equipment located in the Initial Premises as of the Lease Commencement Date and all trade fixtures, furnishing and equipment installed by Tenant from time to time in the Premises (other than Tenant FF&E) is the Tenant's property and may be removed by Tenant at any time and from time to time during the Lease Term and prior to the Lease Expiration Date.  Tenant FF&E shall be the property of Landlord during that portion of the Lease Term following its installation in the Premises, and shall be surrendered by Tenant, along with the Premises, upon the expiration or earlier termination of the Lease Term; provided, however, that notwithstanding the foregoing:  (a) the Tenant FF&E shall be an appurtenance of the Premises during the Lease Term, and no transfer premium or additional rent shall be charged by Landlord to Tenant or any Transferee (as defined in Section 14.1, below), as a condition of any Transfer; (b) Tenant shall have the right to relocate the Tenant FF&E within the Premises from time to time, in Tenant's sole discretion, without notice to Landlord; (c) Tenant shall be permitted to dispose of any Tenant FF&E that has become worn-out or obsolete, or is otherwise not required for Tenant use or occupancy of the Premises (with not less than three (3) business days advance notice to Landlord; provided that Tenant's failure to provide such notice shall not be deemed a default under this Lease and Tenant shall not be liable to Landlord for such failure except that Tenant shall pay to Landlord the then fair market value of any Tenant FF&E disposed of by Tenant in violation of the foregoing notice requirement), in the ordinary course of Tenant's business, without obligation to replace such items of Tenant FF&E so disposed of, and without liability to Landlord for doing so; (d) Tenant shall otherwise have no liability to Landlord for any loss of, or damage to, any of the items of Tenant FF&E as long as such loss or damage (i) does not occur during an period when an Event of Default exists under this Lease, or (ii) is not attributable to the gross negligence or willful misconduct of Tenant or any of its directors, officers, employees or agents; and (e) Tenant shall maintain insurance covering loss or damage to the Tenant FF&E pursuant to Section 10.3.2 of this Lease, below, provided that the proceeds of such insurance shall belong solely to Tenant, provided Tenant shall use such proceeds to replace the Tenant FF&E to the extent of such proceeds.  Subject to the foregoing, the Tenant FF&E shall be surrendered by Tenant, along with the Premises, upon the expiration or earlier termination of the Lease Term in its as-is, where-is condition, without any obligation of Tenant to provide an inventory or other accounting of the Tenant FF&E and its location in the Premises. All Alterations which may be made to the Premises by Tenant pursuant to this Article 8, from time to time, shall be at the sole cost of Tenant (except for such items that may be included in the costs of any Tenant Must-Take 1 Fit-Out Work or the Tenant Must-Take 3 Fit-Out Work that Tenant elects to have paid or reimbursed from the Tenant Improvement Allowance), and shall be and become the property of Landlord, except that Tenant may remove any Alterations which have not been paid for with any of the Tenant Improvement Allowances, provided Tenant repairs any damage to the Premises and Building caused by such removal and returns the affected portion of the Premises to a warm shell condition consistent with the condition of the affected portion of the Premises prior to such removal.  Furthermore, Landlord may, by written notice to Tenant at the time of Landlord’s consent to any Alterations that are included in the definition of Specialty Alterations (as hereinafter provided), reasonably require, as a condition of such consent, that Tenant remove such Specialty Alterations prior to the end of the Lease Term or any earlier termination of this Lease and repair any damage to the Premises and Building caused by such removal, and return the affected portion of the Premises to a warm shell condition consistent with the condition of such portion of the Premises prior to such removal, at Tenant’s expense; provided, however, that with respect to any Cosmetic Alterations that do not require Landlord’s consent, and which Tenant believes are Specialty Alterations, Tenant may request Landlord’s determination of whether such Specialty Alterations are required to be removed at the expiration or earlier termination of this Lease, and if Tenant makes such a request to Landlord in writing, Landlord shall promptly notify Tenant whether the applicable Cosmetic Alteration constitutes a Specialty Alteration and whether such Specialty Alteration will be required to be removed pursuant to the terms of this Section 8.5.  Notwithstanding the foregoing, if Tenant fails to request Landlord’s determination as to whether a Cosmetic Alteration is a Specialty Alterations and whether the removal of such Specialty Alteration is required in accordance with the preceding sentence, and such Cosmetic Alteration is a Specialty Alteration made without Landlord’s consent in accordance with Section 8.1 above, then Landlord shall have the right to designate that such Specialty Alteration be removed prior to the expiration or earlier termination of this Lease and the affected portion of the Premises repaired and restored in accordance with this Section 8.5 above. If Tenant fails to complete any required removal and/or to repair any damage caused by the removal of any Specialty Alterations in the Premises and return the affected portion of the Premises to a warm shell condition consistent with the condition of the affected portion of the Premises prior to such removal, Landlord may do so and may charge the cost thereof to Tenant.  Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations by Tenant or any Tenant Parties, in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.  As used herein, “Specialty Alterations” shall mean any improvement that is constructed or installed as Alterations or Tenant Improvements in, on or about the Premises by or on behalf of Tenant during the Term of this Lease, to the extent that such improvement (x) is not a normal and customary general office improvement (including, without limitation normal and customary improvements for general office amenities and incidental activities included in the Permitted Uses, such as cafeteria, lunch room, warehouse and storage space, and fitness/wellness center areas), and which perforates, penetrates or requires reinforcement of a floor slab (including, without limitation, interior stairwells or high-density filing or racking systems), (y) consists of (i) any raised flooring system, or (ii) the installation of a vault or other similar device or system intended to secure the Premises or a portion thereof in a manner that exceeds the level of security normally found in premises occupied for uses similar to the Permitted Uses in First Class Life Sciences Projects, or (z) which is visible to the occupants of the Project outside the Building in which such improvement is located; but in no event shall Specialty Alterations include renovations or repairs to any "Original Improvements" (as defined in Section 10.3.2 below) nor any replacement of Original Improvements with substantially similar improvements.  Tenant shall not be required to remove any cabling on or prior to the Lease Expiration Date.

9.COVENANT AGAINST LIENS.  Tenant shall keep the Project and Premises free from any liens or encumbrances arising out of the work performed, materials furnished or obligations incurred by or on behalf of Tenant, and shall protect, defend, indemnify and hold Landlord harmless from and against any claims, liabilities, judgments or costs (including, without limitation, reasonable attorneys' fees and costs) arising out of same or in connection therewith.  Tenant shall give Landlord notice at least twenty (20) days prior to the commencement of any Alterations on the Premises (or such additional time as may be necessary under Applicable Laws) to afford Landlord the opportunity of posting and recording appropriate notices of non-responsibility (to the extent applicable pursuant to Applicable Laws).  Tenant shall remove any such lien or encumbrance by bond or otherwise within thirty (30) days after notice by Landlord, and if Tenant shall fail to do so, Landlord may pay the amount necessary to remove such lien or encumbrance, without being responsible for investigating the validity thereof.

10.INSURANCE.

10.1Indemnification and Waiver.  Subject to the terms of this Section 10.1, Tenant hereby assumes all risk of damage to property or injury to persons in, upon or about the Premises from any cause whatsoever and agrees that Landlord, its partners, subpartners and their respective officers, agents, servants, employees, lenders, any property manager and independent contractors (collectively, "Landlord Parties") shall not be liable for, and are hereby released from any responsibility for, any damage either to person or property or resulting from the loss of use thereof, which damage is sustained by Tenant or by other persons claiming through Tenant.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all claims, loss, cost, damage, injury, expense and liability (including without limitation court costs and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Premises, any acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, invitees, guests or licensees of Tenant or any such person, in, on or about the Project, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall not apply to instances of gross negligence or willful misconduct of Landlord.  Should Landlord be named as a defendant in any suit brought against Tenant in connection with or arising out of Tenant's occupancy of the Premises, Tenant shall pay to Landlord its costs and expenses incurred in such suit, including without limitation, its reasonable professional fees such as reasonable appraisers', accountants' and attorneys' fees.  Landlord shall indemnify, defend, protect, and hold harmless Tenant, its affiliates, and their respective officers, agents, servants, employees, lenders, and independent contractors (collectively, "Tenant Parties") from any and all claims, loss, cost, damage, injury, expense and liability (including without limitation commercially reasonable deductible amounts for claims actually covered or required to be covered by Tenant’s liability insurance, court costs, and reasonable attorneys' fees) incurred in connection with or arising from any cause in, on or about the Project, any acts or omissions of Landlord Parties or of any person claiming by, through or under Landlord, or of the contractors, agents, servants, employees, invitees, guests or licensees of Landlord or any such person, any acts of Landlord Parties in, on or about the Project, either prior to, during, or after the expiration of the Lease Term, provided that the terms of the foregoing indemnity shall only apply to instances of gross negligence or willful misconduct of Landlord Parties.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease with respect to any claims or liability arising in connection with any event occurring prior to such expiration or termination.

10.2Tenant's Compliance With Landlord's Property Insurance.  In addition to the insurance requirements of Landlord set forth in the Expansion Space Work Letter and the Lusk 3 Work Letter, respectively, during the Lease Term Landlord shall insure the full replacement cost of (i) the Base, Shell and Core of the Existing Buildings, (ii) the Base Building of the Lusk 3 Building (as more particularly described in the Lusk 3 Work Letter), and (iii) any other Project Structures and improvements of the Common Areas (collectively, the "Base Building Improvements"), against loss or damage under an "all risk" property insurance policy with a commercially reasonable deductible.  Within ten (10) business days of any request by Tenant, Landlord shall deliver proof of such coverage to Tenant.  Such coverage shall be in such amounts, from such companies, and on such other terms and conditions, as Landlord may from time to time reasonably determine.  Additionally, at the option of Landlord, such insurance coverage may include the risks of earthquakes and/or flood damage and additional hazards, a rental loss endorsement and one or more loss payee endorsements in favor of the holders of any mortgages or deeds of trust encumbering the interest of Landlord in the Buildings or the ground or underlying lessors of the Buildings, or any portion thereof.  Tenant shall, at Tenant's expense, comply with all insurance company requirements pertaining to the use of the Premises during the Lease Term; provided that no such requirements shall materially interfere with any of the Permitted Uses or materially increase the Tenant’s cost of use or occupancy or use of the Premises.  If Tenant's conduct or use of the Premises causes any increase in the premium for such insurance policies then Tenant shall reimburse Landlord for any such increase. Tenant, at Tenant's expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.  Tenant shall also provide Landlord and Landlord’s insurer(s) with such information regarding the use of the Premises and any damage to the Premises as they may require in connection with the placement of insurance for the Premises or the adjusting of any losses to the Premises.

10.3Tenant's Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1Commercial General Liability Insurance on an occurrence form covering the insured against claims of bodily injury, personal injury and property damage (including loss of use thereof) arising out of Tenant's operations, and contractual liabilities including a contractual coverage, and including products and completed operations coverage, for limits of liability on a per location basis of not less than:

Bodily Injury and Property Damage Liability	$5,000,000 each occurrence $5,000,000 annual aggregate
Personal Injury Liability	$3,000,000 each occurrence $3,000,000 annual aggregate

10.3.2Property Insurance covering: (i) all office furniture, business and trade fixtures, office equipment, free-standing cabinet work, movable partitions, merchandise and all other items of Tenant's property on the Premises installed by, for, or at the expense of Tenant, including the Tenant FF&E (provided the amount of such insurance coverage on the Tenant FF&E shall not be required to exceed the Landlord’s FF&E Limit); (ii) the "Tenant Improvements" (as defined in the applicable Tenant Work Letters) to Must-Take Space 1, Must-Take Space 2 and Must-Take Space 3, following the Must-Take 1 Commencement Date, the Must-Take 2 Commencement

Date and the Must-Take 3 Commencement Date, respectively, (iii) those improvements that exist in the Initial Premises as of the Lease Commencement Date (excluding any of the Base Building Improvements, the "Original Improvements"), and all Tenant Improvements made to the Initial Premises pursuant to the Initial Premises Work Letter; and (iv) any other Alterations made to the Premises by Tenant during the Term of this Lease. All of the Original Improvements, Tenant Improvements and Alterations which Tenant is required to insure from time to time during the Term of this Lease are sometimes collectively referred to herein as the "Premises Improvements").  Such insurance shall be written on an "all risks" of physical loss or damage or special perils basis, for the full replacement cost value (subject to reasonable deductible amounts) new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include coverage for damage or other loss caused by fire or other peril including, but not limited to, vandalism and malicious mischief, theft, water damage of any type, including sprinkler leakage, bursting or stoppage of pipes, and explosion.

10.3.3Intentionally Omitted.

10.3.4Worker's Compensation and Employer's Liability or other similar insurance pursuant to all applicable state and local statutes and regulations.  The policy shall include a waiver of subrogation in favor of Landlord, its employees, Lenders and any property manager or partners.

10.4Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance shall (i) name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord reasonably specifies, as an additional insured or loss payee, with respect to insurance required under Section 10.3.2(ii) and (iii), including Landlord's managing agent, if any; (ii) be issued by an insurance company having a rating of not less than A:VIII in Best's Insurance Guide or which is otherwise reasonably  acceptable to Landlord and licensed to do business in the State of California; (iv) be primary insurance as to all claims thereunder and provide that any insurance carried by Landlord is excess and is non-contributing with any insurance required of Tenant; (v) be in form and content reasonably acceptable to Landlord; and (vi) provide that said insurance shall not be canceled or coverage changed unless thirty (30) days' prior written notice shall have been given to Landlord and any mortgagee of Landlord (unless such cancellation is the result of non-payment of premiums).  To the extent that any of the Tenant’s existing policies of insurance maintained in accordance with the Initial Lease need to be modified in order to satisfy the insurance requirements of this Lease, Tenant shall deliver evidence of such modifications to said policy or policies, which may be in the form of ACORD certificates to Landlord within thirty (30) days following the Lease Commencement Date.  At least ten (10) days before the expiration dates of said policy or policies following the Lease Commencement Date, Tenant shall deliver copies of replacement policy or policies, or certificates evidencing the extension of such insurance coverage, to Landlord.  In the event Tenant shall fail to procure such insurance, or to deliver such policies or certificates, Landlord may, at its option, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord within thirty (30) days after delivery to Tenant of bills therefor.

10.5Subrogation.  Landlord and Tenant hereby agree to look solely to, and seek recovery only from, their respective insurance carriers in the event of a property or business interruption loss to the extent that such coverage is either actually provided or is agreed to be provided hereunder.  The parties each hereby waive all rights and claims against each other for such losses, and waive all rights of subrogation of their respective insurers, provided such waiver of subrogation shall not affect the right to the insured to recover thereunder.  The parties agree that their respective insurance policies do now, or shall, contain the waiver of subrogation.

10.6Additional Insurance Obligations.  Tenant shall carry and maintain during the entire Lease Term, at Tenant's sole cost and expense, increased amounts of the insurance required to be carried by Tenant pursuant to this Article 10 and such other reasonable types of insurance coverage and in such reasonable amounts covering the Premises and Tenant's operations therein, as may be reasonably requested by Landlord or Landlord's lender, but in no event in excess of the amounts and types of insurance then being required by landlords of First Class Life Sciences Projects.

11.DAMAGE AND DESTRUCTION.

11.1Repair of Damage to Premises by Landlord.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty.  If any of the Base Building Improvements

(including, without limitation, any Common Areas serving or providing access to the Premises) shall be damaged by fire or other casualty, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord's reasonable control, and subject to all other terms of this Article 11, restore such Base Building Improvements to substantially the same condition as existed immediately prior to the casualty, except for modifications required by zoning and building codes and other laws, provided that access to the Premises shall not be materially impaired.  Upon the occurrence of any damage to the Premises Improvements, unless Landlord elects to terminate this Lease by timely delivery of a Landlord Termination Notice to Tenant in accordance with the terms and conditions of Section 11.2, Landlord may elect to repair the Premises Improvements utilizing the proceeds of Tenant’s insurance by delivering written notice to Tenant of Landlord’s election to do so within sixty (60) days after the date of discovery of the damage (a "Landlord Repair Notice"), and if Landlord so elects, Tenant shall assign to Landlord (or to any party designated by Landlord) all insurance proceeds payable to Tenant under Tenant's insurance required under Section 10.3(ii), (iii) and (iv) of this Lease and Landlord shall repair any injury or damage to the Premises Improvements and shall return the Premises (including all Base Building Improvements and Premises Improvements) to the condition existing prior to the applicable damage or other casualty; provided that if neither Landlord nor Tenant elects to exercise its right to terminate this Lease under this Article 11, and Landlord timely delivers a Landlord Repair Notice to Tenant in accordance with this Section 11.1, above, and the cost of the Landlord repairs to the Premises Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant's insurance carrier (including by taking into account any deductible or self-insured retention), as assigned by Tenant, then, to the extent that the cost of such repairs by Landlord exceeds such sum, such excess cost of repairs shall be paid by Tenant to Landlord prior to Landlord's commencement of such repairs to the Premises Improvements.  In the event that neither Landlord nor Tenant elects to exercise its right to terminate this Lease under this Article 11 and Landlord does not deliver the Landlord Repair Notice within sixty (60) days following the date the casualty becomes known to Landlord, in accordance with this Section 11.1, above, Tenant shall repair any injury or damage to the Premises Improvements, subject to Landlord's restoration of the Base Building Improvements to a condition reasonably permitting such repairs to occur; provided that the foregoing right of Landlord to elect to repair the Premises Improvements or to cause Tenant to repair the Premises Improvements shall not be applicable in the event that Tenant elects to terminate this Lease following any casualty causing damage to the Premises in accordance with Section 11.2.  Whether or not Landlord delivers a Landlord Repair Notice, prior to the commencement of such repairs or restoration of the Premises Improvements by Landlord or Tenant, Tenant shall submit to Landlord, for Landlord's review and approval, which approval shall not be unreasonably withheld, all plans, specifications and working drawings relating thereto (provided that Tenant shall not be required to include any Specialty Alterations that were part of the Premises Improvements prior to such fire or any other casualty in Tenant's plans, specifications and working drawings), and all contractors selected by Tenant to perform such repairs.  Tenant shall in addition cooperate with requests for information regarding any repairs from Landlord’s insurer(s) by providing the requested information within ten (10) business days after Tenant receives Landlord's written request for such information.  Landlord shall not be liable for any inconvenience or annoyance to Tenant or its visitors, or injury to Tenant's business resulting in any way from such damage or the repair thereof; provided however, that if such fire or other casualty shall have damaged the Premises or Common Areas necessary to Tenant's occupancy, and the Premises are not occupied by Tenant as a result thereof, then during the time and to the extent the Premises are unfit for occupancy, the Rent shall be abated in proportion to the ratio that the amount of rentable square feet of the Premises which is unfit for occupancy for the purposes permitted under this Lease bears to the total rentable square feet of the Premises.

11.2Landlord's Option to Repair.  Notwithstanding the terms of Section 11.1 of this Lease, Landlord may elect not to rebuild and/or restore the damage to any affected Building or Buildings, and instead terminate this Lease with respect to such affected Building or Buildings, by notifying Tenant in writing of such termination, along with the conditions upon which Landlord’s election is based pursuant to subheadings (i), (ii) or (iii) as hereinafter set forth (a "Landlord Termination Notice") within sixty (60) days after the date of discovery of the damage, with such notice to include a termination date giving Tenant at least sixty (60) days to vacate the portion of the Premises located in the Building or Buildings for which this Lease is being terminated, but Landlord may so elect only if the Building or Buildings shall be damaged by fire or other casualty or cause, and one or more of the following conditions is present: (i) in Landlord's reasonable judgment, repairs required to restore the Premises to the condition required by Section 11.1, above, cannot reasonably be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums); (ii) the holder of any mortgage on the Building or Project or ground lessor with respect to the Building or Project shall require that the insurance proceeds or any portion thereof be used to retire the mortgage debt, or shall terminate the ground lease, as the case may be; (iii) Landlord and Tenant have maintained all insurance required by this Lease, but the damage to the Premises is not fully covered by Landlord's insurance and the Tenant's insurance proceeds assigned (or assignable) to Landlord in accordance with Section 11.1; or (iv) such casualty occurs during the last twelve (12) months of the Lease Term (as the same may be extended by Tenant under Section 2.2 or as otherwise agreed to by the parties); provided, however, that if Landlord does not elect to deliver a Landlord Termination Notice pursuant to Landlord's termination right as provided above, and the repairs required to return the Premises to the condition existing immediately prior to such damage cannot, in the reasonable opinion of Landlord, be completed within one hundred eighty (180) days after the date of discovery of the damage (when such repairs are made without the payment of overtime or other premiums), or if the casualty occurs within the last twelve (12) months of the Lease Term, then Tenant may elect, no earlier than sixty (60) days after the date of the damage and not later than ninety (90) days after the date of such damage, to terminate this Lease by written notice to Landlord effective as of the date specified in the notice; provided further that, if Landlord notifies Tenant of its election to terminate this Lease by timely delivery of a Landlord Termination Notice to Tenant based upon the condition set forth under subheading (iii) above, Tenant shall have the option to prevent such termination by delivering notice to Landlord within thirty (30) days of Tenant’s receipt of such Landlord Termination Notice, providing that Tenant has agreed to pay the cost of repairs of the Premises in excess of Landlord’s and Tenant's combined insurance proceeds together with reasonable evidence demonstrating Tenant's ability to pay such cost.  Notwithstanding the provisions of this Section 11.2, Tenant shall have the right to terminate this Lease with respect to any affected Building or Buildings under this Section 11.2 only if each of the following conditions is satisfied:  (a) the damage to the Project by fire or other casualty was not caused by the gross negligence or intentional act of Tenant or its partners or subpartners and their respective officers, agents, servants, employees, and independent contractors; (b) Tenant is not then in default under this Lease beyond any applicable notice and cure period; (c) as a result of the damage, Tenant’s use or occupancy of the affected Building or Buildings is substantially affected or Tenant cannot reasonably conduct business from a material portion of the Premises located in such affected Building or Buildings; and (d) as a result of the damage to the Project, Tenant does not occupy or use a material portion of the Premises located in such affected Building or Buildings at all and that remaining portion of the Premises located in such affected Building or Buildings, if any, is not reasonably suitable for the conduct of Tenant's business.  In addition to the foregoing, in the event that the damage is limited to less than all of the Buildings in the Project, and in accordance with this Section 11.2, either (y) Landlord terminates this Lease with respect to one or more affected Buildings, or (z) Tenant has the right to terminate this Lease with respect to one or more affected Buildings, then Tenant may elect to terminate this Lease in its entirety as of the effective date of the termination of this Lease with respect to the affected Building or Buildings, if the conditions set forth in clauses (a) and (b) are satisfied; and such damage either (i) results in the termination of this Lease with respect to one or both of the Existing Buildings or (ii) as a result of the damage to the Project, the remaining portion of the Premises located in the Project is not reasonably suitable for the continued conduct of Tenant's business at the Project, and Tenant does not conduct business from any material portion of the Premises; provided, however, in no event shall damage to the Lusk 3 Building in and of itself be deemed to cause Tenant to not be able to reasonably conduct business in the Lusk 1 Building and the Lusk 2 Building nor make the Lusk 1 Building and/or the Lusk 2 Building not reasonably suitable for the continued conduct of Tenant's business at the Project.

11.3Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or the Project, and any statute or regulation of the State of California, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or the Project.

12.NONWAIVER.  No provision of this Lease shall be deemed waived by either party hereto unless expressly waived in a writing signed thereby.  The waiver by either party hereto of any breach of any term, covenant or condition herein contained shall not be deemed to be a waiver of any subsequent breach of same or any other term, covenant or condition herein contained.  The subsequent acceptance of Rent hereunder by Landlord shall not be deemed to be a waiver of any preceding breach by Tenant of any term, covenant or condition of this Lease, other than the failure of Tenant to pay the particular Rent so accepted, regardless of Landlord's knowledge of such preceding breach at the time of acceptance of such Rent.  No acceptance of a lesser amount than the Rent herein stipulated shall be deemed a waiver of Landlord's right to receive the full amount due, nor shall any endorsement or statement on any check or payment or any letter accompanying such check or payment be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the full amount due.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant's right of possession hereunder, or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit, or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

13.CONDEMNATION.  If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, then, provided that such event has a material adverse effect on Tenant’s use of or access to the Premises (which shall include, without limitation, the prevention of construction of the Lusk 3 Building), or if the remaining portion of the Project cannot be operated by Landlord as a First Class Life Sciences Project in a commercially feasible manner, then either party shall have the option to terminate this Lease effective as of the date possession is required to be surrendered to the authority.  Tenant shall not because of such taking assert any claim against Landlord or the authority for any compensation because of such taking and Landlord shall be entitled to the entire award or payment in connection therewith, except that Tenant shall have the right to file any separate claim available to Tenant for any taking of Tenant's personal property and fixtures belonging to Tenant and removable by Tenant upon expiration of the Lease Term pursuant to the terms of this Lease, for loss of goodwill, business and business interruption, and for moving expenses, so long as such claims do not diminish the award available to Landlord, its ground lessor with respect to the Building or Project or its mortgagee, and such claim is payable separately to Tenant.  All Rent shall be apportioned as of the date of such termination.  If any part of the Premises shall be taken, and this Lease shall  not be so terminated, the Rent shall be proportionately abated and Landlord shall, to the extent of the condemnation proceeds received by Landlord, promptly restore the remaining Premises to the same condition they were in immediately prior to such condemnation.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.  Notwithstanding anything to the contrary contained in this Article 13, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent and the Additional Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

14.ASSIGNMENT AND SUBLETTING.

14.1Transfers.  Except as otherwise expressly set forth in this Article 14, Tenant shall not, without the written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment, or other transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Premises or any part thereof by any persons other than Tenant and its employees and contractors (all of the foregoing are hereinafter sometimes referred to collectively as "Transfers" and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a "Transferee").  If Tenant desires Landlord's consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the "Transfer Notice") shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the "Subject Space"), (iii) the basic material terms of the proposed Transfer and the consideration therefor, including calculation of the "Transfer Premium", as that term is defined in Section 14.3 below, in connection with such Transfer, the name and address of the proposed Transferee, and a copy of all existing executed and/or proposed documentation pertaining to the proposed Transfer, and (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof, business credit and personal references and history of the proposed Transferee and any other information reasonably required by Landlord which will enable Landlord to determine the financial responsibility, character, and reputation of the proposed Transferee, nature of such Transferee's business and proposed use of the Subject Space.  Any Transfer made without Landlord's prior written consent (or deemed consent) shall, at Landlord's option, be null, void and of no effect, and shall, at Landlord's option, constitute a default by Tenant under this Lease.  In addition, at Tenant's option, any Transfer may include Tenant’s appurtenant interest in the Tenant’s FF&E, and the granting of such appurtenant interest shall be without any additional rent or payment to Landlord by the Transferee for its use or possession of the Tenant’s FF&E during the term of the Transfer.  Whether or not Landlord consents to any proposed Transfer, except with respect to Permitted Transfers, Tenant shall pay Landlord's reasonable review and processing fees, as well as any reasonable professional fees (including, without limitation, attorneys', accountants', architects', engineers' and consultants' fees) incurred by Landlord (which, in the aggregate, shall not exceed $2,500.00 in connection with any proposed Transfer in the ordinary course of business) within thirty (30) days after written request by Landlord.

14.2Landlord's Consent.  Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer of the Subject Space to the Transferee on the terms specified in the Transfer Notice and shall respond to Tenant's request for consent within twenty (20) days following the date upon which Landlord receives a "complete" Transfer Notice from Tenant (i.e., a Transfer Notice that includes all documents and information required pursuant to Section 14.1 of this Lease, above). If Landlord fails to timely deliver to Tenant notice of Landlord's consent, or the withholding of consent, to a proposed Transfer, Tenant may send a second (2nd) notice to Landlord, which notice must contain the following inscription, in bold faced lettering: "SECOND NOTICE DELIVERED PURSUANT TO ARTICLE 14 OF LEASE - - FAILURE TO TIMELY RESPOND WITHIN FIVE (5) BUSINESS DAYS SHALL RESULT IN DEEMED APPROVAL OF ASSIGNMENT OR SUBLEASE." If Landlord fails to deliver notice of Landlord's consent to, or the withholding of Landlord's consent, to the proposed assignment or sublease within such five (5) business day period, Landlord shall be deemed to have approved the assignment or sublease in question.  Without limitation as to other reasonable grounds for withholding consent, the parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with First Class Life Sciences Projects;

14.2.2The Transferee is either a governmental agency or instrumentality thereof;

14.2.3The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities to be undertaken in connection with the Transfer on the date consent is requested; or

14.2.4The proposed Transfer would cause a violation of another lease for space in the Project, or would give an occupant of the Project a right to cancel its lease.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2, Tenant may within six (6) months after Landlord's consent, but not later than the expiration of said six-month period, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 of this Lease, provided that if there are any material changes in the terms and conditions from those specified in the Transfer Notice such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14.  Notwithstanding anything to the contrary in this Lease, if Tenant or any proposed Transferee claims that Landlord has unreasonably withheld, conditioned or delayed its consent under Section 14.2 or otherwise has breached or acted unreasonably under this Article 14, their sole remedies shall be a suit for damages (other than damages for injury to, or interference with, Tenant's business including, without limitation, loss of profits, however occurring) or declaratory judgment and an injunction for the relief sought, and Tenant hereby waives all other remedies, including, without limitation, any right at law or equity to terminate this Lease, on its own behalf and, to the extent permitted under all Applicable Laws, on behalf of the proposed Transferee.

14.3Transfer Premium.  If Landlord consents to a Transfer (other than a Section 14.8 Deemed Consent Transfer to a Permitted Transferee), as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord fifty percent (50%) of any "Transfer Premium," as that term is defined in this Section 14.3, received by Tenant from such Transferee.  "Transfer Premium" shall mean all rent, additional rent or other consideration received by Tenant in connection with the Transfer in excess of the Rent and Additional Rent payable by Tenant under this Lease during the term of the Transfer on a per rentable square foot basis if less than all of the Premises is transferred, and after deduction of (i) any costs of improvements made to the Subject Space in connection with such Transfer, including any improvement allowances, (ii) brokerage commissions paid in connection with such Transfer, (iii) reasonable legal fees incurred in connection with such Transfer, (iv) free base rent or other economic concessions reasonably provided to the Transferee, (v) costs of advertising the subject space, (vi) any lease takeover costs incurred by Tenant in connection with the Transfer, and (vii) Landlord's review and processing fees and professional fees paid in accordance with Section 14.1, which deduction shall be performed after amortizing all such deductible amounts at 8.0% interest over the term of the Transfer.  "Transfer Premium" shall also include, but not be limited to, key money, bonus money or other cash consideration paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.  The determination of the amount of Landlord's applicable share of the Transfer Premium shall be made on a monthly basis as rent or other consideration is received by Tenant under the Transfer.

14.4Intentionally Omitted.

14.5Effect of Transfer.  If Landlord consents to a Transfer, (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified, (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee, (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord, (iv) Tenant shall furnish upon Landlord's request a complete statement, certified by an independent certified public accountant, or Tenant's chief financial officer, setting forth in detail the computation of any Transfer Premium Tenant has derived and shall derive from such Transfer, and (v) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord's consent, shall relieve Tenant or any guarantor of the Lease from any liability under this Lease, including, without limitation, in connection with the Subject Space.  Landlord or its authorized representatives shall have a one-time (with respect to each Transfer) right at all reasonable times after reasonable advance notice to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency, and if understated by more than five percent (5%), Tenant shall pay Landlord's costs of such audit.

14.6Additional Transfers.  For purposes of this Lease, the term "Transfer" shall also include (i) if Tenant is a partnership, the withdrawal or change, voluntary, involuntary or by operation of law, of fifty percent (50%) or more of the partners, or transfer of fifty percent (50%) or more of partnership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof, and (ii) if Tenant is a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A)  the dissolution, merger, consolidation or other reorganization of Tenant or (B) the sale or other transfer of an aggregate of fifty percent (50%) or more of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of an aggregate of fifty percent (50%) or more of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7Occurrence of Default.  Any Transfer hereunder shall be subordinate and subject to the provisions of this Lease, and if this Lease shall be terminated during the term of any Transfer, Landlord shall have the right to:  (i) treat such Transfer as cancelled and repossess the Subject Space by any lawful means, or (ii) require that such Transferee attorn to and recognize Landlord as its landlord under any such Transfer.  If Tenant shall be in default under this Lease, Landlord is hereby irrevocably authorized, as Tenant's agent and attorney-in-fact, to direct any Transferee to make all payments under or in connection with the Transfer directly to Landlord (which Landlord shall apply towards Tenant's obligations under this Lease) until such default is cured.  Such Transferee shall rely on any representation by Landlord that Tenant is in default hereunder, without any need for confirmation thereof by Tenant.  Upon any assignment, the assignee shall assume in writing all obligations and covenants of Tenant thereafter to be performed or observed under this Lease.  No collection or acceptance of rent by Landlord from any Transferee shall be deemed a waiver of any provision of this Article 14 or the approval of any Transferee or a release of Tenant from any obligation under this Lease, whether theretofore or thereafter accruing.  In no event shall Landlord's enforcement of any provision of this Lease against any Transferee be deemed a waiver of Landlord's right to enforce any term of this Lease against Tenant or any other person.  If Tenant's obligations hereunder have been guaranteed, Landlord's consent to any Transfer shall not be effective unless the guarantor also consents to such Transfer.

14.8Deemed Consent Transfers.  Notwithstanding anything to the contrary contained in this Lease, (A) an assignment or subletting of all or a portion of the Premises to an affiliate of Tenant (an entity which is controlled by, controls, or is under common control with, Tenant as of the date of the Transfer), (B) a sale of corporate shares of capital stock in Tenant on a nationally-recognized stock exchange, (C) an assignment of the Lease to an entity which acquires all or substantially all of the stock or assets of Tenant, or (D) an assignment of the Lease to an entity which is the resulting entity of a merger or consolidation of Tenant during the Lease Term, shall not be deemed a Transfer requiring Landlord's consent under this Article 14 (any such assignee or sublessee described in items (A) through (D) of this Section 14.8 hereinafter referred to as a "Permitted Transferee"), provided that (i) Tenant notifies Landlord of any such assignment or sublease and promptly supplies Landlord with any documents or information reasonably requested by Landlord regarding such transfer or transferee as set forth above (unless to do so violates state or Federal securities law, or any confidentiality agreement binding on Tenant, in which case Tenant shall notify Landlord within ten (10) days after the Transfer), (ii) Tenant is not in default, beyond any applicable notice and cure period, and such assignment or sublease is not a subterfuge by Tenant to avoid its obligations under this Lease, (iii) such Permitted Transferee shall be of a character and reputation consistent with the quality of the Building, (iv) such Permitted Transferee and Tenant shall have a combined tangible net worth (not including goodwill as an asset) computed in accordance with generally accepted accounting principles ("Net Worth") at least equal to the Net Worth of Tenant on the day immediately preceding the effective date of such assignment or sublease, and (v) no assignment relating to this Lease, whether with or without Landlord's consent, shall relieve Tenant from any liability under this Lease, and, in the event of an assignment of Tenant's entire interest in this Lease, the liability of Tenant and such transferee shall be joint and several.  An assignee of Tenant's entire interest in this Lease who qualifies as a Permitted Transferee may also be referred to herein as a "Permitted Transferee Assignee."  "Control," as used in this Section 14.8, shall mean the ownership, directly or indirectly, of at least fifty-one percent (51%) of the voting securities of, or possession of the right to vote, in the ordinary direction of its affairs, of at least fifty-one percent (51%) of the voting interest in, any person or entity.

14.9Occupancy by Others. Notwithstanding any contrary provision of this Article 14, the Original Tenant and any Permitted Transferee Assignee shall have the right, without the receipt of Landlord's consent and without payment to Landlord of the Transfer Premium, but on not less than thirty (30) days prior written notice to Landlord, to permit the occupancy of up to ten percent (10%) of the Premises, in the aggregate, to any individual(s) with an ongoing business relationship with Tenant (other than the dual occupancy of the Premises), including any Permitted Transferee, which occupancy shall include the use of a corresponding interior support area and other portions of the Premises which shall be common to Tenant and the permitted occupants, on and subject to the following conditions: (i) each individual or entity shall be of a character and reputation consistent with the quality of the Building and the Project; (ii) no individual or entity shall occupy a separately demised portion of the Premises or which contains an entrance to such portion of the Premises other than the primary entrance to the Premises; (iii) the rent, if any, paid by such occupants shall not be greater than the rent allocable on a pro rata basis to the portion of the Premises occupied by such occupants, and (iv) such occupancy shall not be a subterfuge by Tenant to avoid its obligations under this Lease or the restrictions on Transfers pursuant to this Article 14. Tenant shall promptly supply Landlord with any documents or information reasonably requested by Landlord regarding any such individuals or entities. Any occupancy permitted under this Section 14.9 shall not be deemed a Transfer under this Article 14. Notwithstanding the foregoing, no such occupancy shall relieve Tenant from any liability under this Lease.

15.SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES.

15.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in writing by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises or terminate any or all such sublessees or subtenancies.

15.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession, reasonable wear and tear and repairs which are specifically made the responsibility of Landlord hereunder excepted; provided that, notwithstanding the foregoing, (i) Tenant shall not be required to restore any portion of the Premises (except for any Specialty Alterations and to the extent that Tenant’s removal of improvements or equipment cause damage to the Premises) or remove any cabling in connection with such surrender of possession, and (ii) with respect to the Initial Premises, Tenant’s obligation under this sentence shall be limited to quitting and surrendering possession to Landlord in as good order and condition as exists on the Lease Commencement Date.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, movable partitions and other articles of personal property owned by Tenant or installed or placed by Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.

15.3Environmental Assessment.  In connection with its surrender of the Premises, Tenant shall submit to Landlord, at least one hundred twenty (120) days prior to the expiration date of this Lease (or in the event of an earlier termination of this Lease, as soon as reasonably possible following such termination), an Environmental Assessment of the Premises by a competent and experienced environmental consultant or environmental consulting firm reasonably satisfactory to Landlord (pursuant to a contract approved by Landlord and providing that Landlord can rely on the Environmental Assessment), which (i) evidences that the Premises are in a clean and safe condition and free and clear of any Hazardous Materials; and (ii) includes a review of the Premises by an environmental consultant for asbestos, mold, fungus, spores, and other moisture conditions, on-site chemical use, and lead-based paint.  If such Environmental Assessment reveals that remediation or Clean-up is required under any Environmental Laws, to the extent that such remediation or Clean-up would be Tenant’s responsibility under Section 5.3 above, Tenant shall submit a remediation plan prepared by an environmental consultant reasonably acceptable to Landlord and shall be responsible for all costs of remediation and Clean-up, as more particularly provided in Section 5.3, above.

15.4Condition of the Building and Premises Upon Surrender.  In addition to the above requirements of this Article 15, upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, surrender the Premises and Building such that the same reflect Tenant’s compliance with all Applicable Laws and with all of Tenant’s obligations under this Lease, including those relating to improvement, repair, maintenance, compliance with law, testing and other related obligations of Tenant set forth in Article 7 of this Lease; provided that such obligation shall not require the repair of any damage caused by ordinary wear and tear, or damage by casualty or condemnation, or damage which is Landlord’s responsibility under this Lease.  In the event that the Building and Premises shall be surrendered in a condition which does not comply with the terms of this Section 15.4, because Tenant failed to comply with its obligations set forth in Lease, then following thirty (30) days’ notice to Tenant, during which thirty (30) day period Tenant shall have the right to cure such noncompliance, Landlord shall be entitled to expend all reasonable costs in order to cause the same to comply with the required condition upon surrender and Tenant shall, within thirty (30) days of receipt of Landlord’s written demand therefor, reimburse Landlord for all such costs.

16.HOLDING OVER.  If Tenant holds over after the expiration of the Lease Term or earlier termination thereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term.  Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease (including without limitation any SMB Rent payable by Tenant), plus one hundred percent (100%) of all Additional Rent;.  Such month-to-month tenancy shall be subject to every other applicable term, covenant and agreement contained herein.  Nothing contained in this Article 16 shall be construed as consent by Landlord to any holding over by Tenant, and Landlord expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises within ninety (90) days following the later of (i) the date that Landlord notifies Tenant that Landlord has leased all or a portion of the Premises to a third party (such notice specifying with reasonable detail the damages that Landlord reasonably expects to incur in the event of a holdover), and (b) the termination or expiration of this Lease, then, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys' fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender and any lost profits to Landlord resulting therefrom.

17.ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS.  Within ten (10) business days following a request in writing by Landlord, Tenant shall execute, acknowledge and deliver to Landlord an estoppel certificate, which, as submitted by Landlord, shall be substantially in the form of Exhibit D, attached hereto (or such other commercially reasonable form as may be required by any prospective mortgagee or purchaser of the Project, or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord's mortgagee or prospective mortgagee.  Any such certificate may be relied upon by any prospective mortgagee or purchaser of all or any portion of the Project.  Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes.  At any time during the Lease Term, Landlord may require Tenant to provide Landlord with a current financial statement and financial statements of the two (2) years prior to the current financial statement year; provided that Tenant shall not be required to provide any such statements more than once per calendar year other than in connection with a financing of all or a portion of the Project or a transfer of all or a portion of the Project ownership.  Such statements shall be prepared in accordance with generally accepted accounting principles and, if such is the normal practice of Tenant, shall be audited by an independent certified public accountant.  Failure of Tenant to timely execute, acknowledge and deliver such estoppel certificate or other instruments, following Landlord's delivery to Tenant of a notice pursuant to, and the expiration of the time period set forth in, Section 19.1.4 of this Lease, below, shall constitute an acknowledgment by Tenant that statements included in the estoppel certificate are true and correct, without exception.  Notwithstanding the foregoing, in the event that (i) stock in the entity which constitutes Tenant under this Lease (as opposed to an entity that "controls" Tenant or is otherwise an "Affiliate" of Tenant, as those terms are defined in Section 14.8 of this Lease) is publicly traded on a national stock exchange, and (ii) Tenant has its own, separate and distinct 10K and 10Q filing requirements (as opposed joint or cumulative filings with an entity that controls Tenant or with entities which are otherwise Affiliates of Tenant), then Tenant's obligation to provide Landlord with a copy of its most recent current financial statement shall be deemed satisfied.

18.SUBORDINATION.  This Lease shall be subject and subordinate to all present and future ground or underlying leases of the Building or Project and to the lien of any mortgage, trust deed or other encumbrances now or hereafter in force against the Building or Project or any part thereof, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages, trust deeds or other encumbrances, or the lessors under such ground lease or underlying leases, require in writing that this Lease be superior thereto (collectively, the "Superior Holders"); provided, however, that in consideration of and a condition precedent to Tenant’s agreement to subordinate this Lease to any mortgage, trust deed or other encumbrances shall be the receipt by Tenant of a subordination non-disturbance and attornment agreement in a commercially reasonable form and with terms and conditions consistent with similar agreements then being provided to tenants of comparable space to the Premises in First Class Life Science Projects, which requires such Superior Holder to accept this lease, and not to disturb tenant’s possession, so long as Tenant is not in default beyond applicable notice and cure periods (a "SNDAA").  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage or deed in lieu thereof (or if any ground lease is terminated), to attorn, without any deductions or set-offs whatsoever, to the lienholder or purchaser or any successors thereto upon any such foreclosure sale or deed in lieu thereof (or to the ground lessor), if so requested to do so by such purchaser or lienholder or ground lessor, and to recognize such purchaser or lienholder or ground lessor as the lessor under this Lease, provided such lienholder or purchaser or ground lessor shall agree (in a written document signed by such lienholder or purchaser or ground lessor) to accept this Lease and not disturb Tenant's occupancy, so long as Tenant is not in default beyond applicable notice and cure periods.  Landlord's interest herein may be assigned as security at any time to any lienholder.  Tenant shall, within ten (10) business days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, ground leases or underlying leases.  Conversely, at Tenant's request, Landlord shall diligently seek an SNDAA from its Superior Holders and, by execution of this Lease, Tenant requests Landlord to do so with respect to any existing Superior Holders as of the date of this Lease.  Tenant’s failure to timely execute, acknowledge and deliver a SNDAA or other instrument requested by Landlord under this Article 18 shall not constitute a default of Tenant under this Lease unless Landlord delivers to Tenant a second written notice pursuant to Section 19.1.4, below, indicating that Tenant is in default for its failure to timely deliver the executed SNDAA, and such default shall become an Event of Default if such Tenant-executed SNDAA is not received by Landlord within ten (10) business days following Tenant’s receipt of such second notice.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

19.DEFAULTS; REMEDIES.

19.1Events of Default.  The occurrence of any of the following shall constitute an "Event of Default" of this Lease by Tenant:

19.1.1Any failure by Tenant to pay any Rent or any other charge required to be paid under this Lease, or any part thereof, when due unless such failure is cured within five (5) business days after notice; or

19.1.2Except where a specific time period is otherwise set forth for Tenant's performance in this Lease, in which event the failure to perform by Tenant within such time period shall be a default by Tenant under this Section 19.1.2, any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant where such failure continues for thirty (30) days after written notice thereof from Landlord to Tenant; provided that if the nature of such default is such that the same cannot reasonably be cured within a thirty (30) day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default; or

19.1.3Abandonment (as defined by applicable law) of the Premises by Tenant; or

19.1.4The failure by Tenant to observe or perform according to the provisions of Sections 5.1 or 5.2 or Articles 14, 17 or 18 of this Lease where such failure continues for more than ten (10) business days after notice from Landlord of such failure; provided that if the nature of such default is such that the same cannot reasonably be cured within ten (10) business days, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure such default.

19.1.5Intentionally omitted.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law.

19.2Remedies Upon Default.  Upon the occurrence of any event of default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity (all of which remedies shall be distinct, separate and cumulative), the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim or damages therefor; and Landlord may recover from Tenant the following:

(i)The worth at the time of award of the unpaid rent which has been earned at the time of such termination; plus

(ii)The worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)The worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant's failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; and

At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term "rent" as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(i) and (ii), above, the "worth at the time of award" shall be computed by allowing interest at the rate set forth in Article 25 of this Lease, but in no case greater than the maximum amount of such interest permitted by law.  As used in Section 19.2.1(iii) above, the "worth at the time of award" shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee's breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3Landlord shall at all times have the rights and remedies (which shall be cumulative with each other and cumulative and in addition to those rights and remedies available under Sections 19.2.1 and 19.2.2, above, or any law or other provision of this Lease), without prior demand or notice except as required by applicable law, to seek any declaratory, injunctive or other equitable relief, and specifically enforce this Lease, or restrain or enjoin a violation or breach of any provision hereof.

19.3Subleases of Tenant.  If Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord's sole discretion, succeed to Tenant's interest in such subleases, licenses, concessions or arrangements.  In the event of Landlord's election to succeed to Tenant's interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.4Efforts to Relet.  No re-entry or repossession, repairs, maintenance, changes, alterations and additions, reletting, appointment of a receiver to protect Landlord's interests hereunder, or any other action or omission by Landlord shall be construed as an election by Landlord to terminate this Lease or Tenant's right to possession, or to accept a surrender of the Premises, nor shall same operate to release Tenant in whole or in part from any of Tenant's obligations hereunder, unless express written notice of such intention is sent by Landlord to Tenant.

19.5Landlord Default.

19.5.1General.  Except where a specific time period is otherwise set forth for Landlord’s performance in this Lease, Landlord shall not be in default in the performance of any obligation required to be performed by Landlord pursuant to this Lease unless Landlord fails to perform such obligation within thirty (30) days after the receipt of notice from Tenant specifying in detail Landlord's failure to perform; provided, however, if the nature of Landlord's obligation is such that more than thirty (30) days are required for its performance, then Landlord shall not be in default under this Lease if it shall commence such performance within such thirty (30) day period and thereafter diligently pursue the same to completion.  Upon any such default by Landlord under this Lease, Tenant may, except as otherwise specifically provided in this Lease to the contrary, exercise any of its rights provided at law or in equity.

19.5.2Abatement of Rent.  In the event that Tenant is prevented from using, and does not use, the Premises or any portion thereof, as a result of (i) any repair, maintenance or alteration performed by Landlord, or which Landlord failed to perform and required by this Lease, which substantially interferes with Tenant's use of the

Premises or a portion thereof, or (ii) any failure to provide services, utilities or access to the Premises as required by this Lease, or (iii) any unreasonable interference with Tenant’s use or occupancy of the Premises caused by Landlord's activities at the Project, or (iv) the gross negligence or willful misconduct of Landlord (any such set of circumstances as set forth in items (i)-(iv), above, to be known as an "Abatement Event"), then Tenant shall give Landlord notice of such Abatement Event, and if such Abatement Event continues for three (3) consecutive business days after Landlord's receipt of any such notice (the "Eligibility Period"), then the Base Rent and Tenant's Share of Direct Expenses, shall be abated or reduced, as the case may be, upon expiration of the Eligibility Period for such time that Tenant continues to be so prevented from using, and does not use for the normal conduct of Tenant's business, the Premises or a portion thereof, in the proportion that the rentable area of the portion of the Premises that Tenant is prevented from using, and does not use, bears to the total rentable area of the Premises; provided, however, in the event that Tenant is prevented from using, and does not use, a portion of the Premises for a period of time in excess of the Eligibility Period and the remaining portion of the Premises is not sufficient to allow Tenant to effectively conduct its business therein, and if Tenant does not conduct its business from such remaining portion, then for such time after expiration of the Eligibility Period during which Tenant is so prevented from effectively conducting its business therein, the Base Rent and Tenant's Share of Direct Expenses for the entire Premises shall be abated for such time as Tenant continues to be so prevented from using, and does not use, the Premises.  If, however, Tenant reoccupies any portion of the Premises during such period, the Rent allocable to such reoccupied portion, based on the proportion that the rentable area of such reoccupied portion of the Premises bears to the total rentable area of the Premises, shall be payable by Tenant from the date Tenant reoccupies such portion of the Premises.  To the extent an Abatement Event is caused by an event covered by Articles 11 or 13 of this Lease, then Tenant's right to abate rent shall be governed by the terms of such Article 11 or 13, as applicable, and the Eligibility Period shall not be applicable thereto.  Such right to abate Base Rent and Tenant's Share of Direct Expenses shall be Tenant's sole and exclusive remedy for rent abatement at law or in equity for an Abatement Event.  Except as provided in this Section 19.5.2, nothing contained herein shall be interpreted to mean that Tenant is excused from paying Rent due hereunder.

20.COVENANT OF QUIET ENJOYMENT.  Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, provisions and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, provisions and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant shall be binding on Landlord’s successors and assigns and is in lieu of any other covenant express or implied.

21.LETTER OF CREDIT

21.1Delivery of Letter of Credit.  Unless Tenant elects to deliver an amendment to the Existing Letter of Credit (as hereinafter defined) satisfying the requirements set forth in this Section 21.1 below, Tenant shall deliver to Landlord concurrent with Tenant's execution of this Lease, as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease, an unconditional, clean, irrevocable negotiable standby letter of credit (the "L-C") in the amount set forth in Section 8 of the Summary (the "L-C Amount"), in the form attached hereto as Exhibit I, payable in the City of San Diego, California, running in favor of Landlord, drawn on a bank (the "Bank") reasonably approved by Landlord and which Bank must have a rating from Standard and Poor's Corporation of A- or better (or any equivalent rating thereto from any successor or substitute rating service selected by Lessor) and a letter of credit issuer rating from Moody’s Investor Service of A3 or better (or any equivalent rating thereto from any successor rating agency thereto) (the "Credit Rating Threshold"), and otherwise conforming in all respects to the requirements of this Article 21, including, without limitation, all of the requirements of Section 21.2 below, all as set forth more particularly hereinbelow.  Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining and maintaining the L/C.  In the event of an assignment by Tenant of its interest in the Lease (and irrespective of whether Landlord's consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord's prior written approval, in Landlord's reasonable discretion, and the reasonable attorney's fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within thirty (30) days of billing.  Notwithstanding the foregoing, Landlord agrees that Landlord is currently the beneficiary of a letter of credit securing the Tenant’s payment and performance of its obligations under the Initial Lease in the amount of $3,100,000.00 (the "Existing Letter of Credit"), and subject to Tenant’s delivery of an amendment to such Existing Letter of Credit no later than September 15, 2017, in a form reasonably acceptable to Landlord, which (a) reduces the amount available for payment to Landlord pursuant to the Existing Letter Credit to the L-C Amount, and (b) expressly states that funds in the L-C Amount are available for Landlord draws under the Existing Letter of Credit upon the terms and conditions of Landlord’s draw rights set forth in this Lease (the "Existing L-C Amendment"), so long as such Existing Letter of Credit otherwise remains unmodified and in full force and effect, the Existing Letter of Credit as amended by the Existing L-C Amendment shall be deemed to be an L-C in satisfaction of the applicable requirements of this Article 21.  In the event that Tenant elects to deliver an L-C to Landlord in accordance with this Article 21, in lieu of the Existing L-C Amendment as permitted under the preceding sentence, then promptly following Landlord's receipt of such L-C, Landlord shall deliver to Tenant the original draft of the Existing Letter of Credit, along with any and all proceeds thereof that have not been applied to costs payable therefrom in accordance with the Initial Lease.

21.2In General.  The L-C shall permit partial draws and multiple presentations and drawings, provide that draws will be honored on receipt by Bank of the original or a certified copy of the L-C accompanied by a written statement signed by Landlord or its authorized agent certifying that Landlord is entitled to draw on the L-C pursuant to the terms of this Lease in the amount being requested, and be otherwise subject to the Uniform Customs and Practices for Documentary Credits (1993-Rev), International Chamber of Commerce Publication #500, or the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590.  Tenant further covenants and warrants as follows:

21.2.1Landlord Right to Transfer.  The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant's consent thereto, transfer (one or more times) all or any portion of its interest in and to the L-C to another party, person or entity, in connection with any assignment by Landlord of its rights and interests in and to this Lease or to Landlord's lender.  In the event of a transfer of Landlord's interest in the Building, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability arising thereunder after the date of the transfer, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord.  In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant's sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer, and Tenant shall be responsible for paying the Bank's transfer and processing fees in connection therewith.

21.2.2No Assignment by Tenant.  Tenant shall neither assign nor encumber the L-C or any part thereof.  Neither Landlord nor its successors or assigns will be bound by any assignment, encumbrance, attempted assignment or attempted encumbrance by Tenant in violation of this Section.

21.2.3Replenishment.  If, as a result of any drawing by Landlord on the L-C pursuant to its rights set forth in Section 21.3 below, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within ten (10) business days thereafter, provide Landlord with (i) an amendment to the L-C restoring such L-C to the L-C Amount or (ii) additional L-Cs in an amount equal to the deficiency, which additional L-Cs shall comply with all of the provisions of this Article 21, and if Tenant fails to comply with the foregoing, notwithstanding anything to the contrary contained in Section 19.1 above, the same shall constitute an incurable default by Tenant under this Lease (without the need for any additional notice and/or cure period).

21.2.4Renewal; Replacement.  If the L-C expires earlier than the date (the "LC Expiration Date") that is ninety-five (95) days after the expiration of the Lease Term, Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least thirty (30) days prior to the expiration of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, which new L-C shall be irrevocable and automatically renewable through the LC Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its reasonable discretion.  In furtherance of the foregoing, Landlord and Tenant agree that the L-C shall contain a so-called "evergreen provision," whereby the L-C will automatically be renewed unless at least thirty (30) days’ prior written notice of non-renewal is provided by the issuer to Landlord; provided, however, that the final expiration date identified in the L-C, beyond which the L-C shall not automatically renew, shall not be earlier than the LC Expiration Date.

21.2.5Bank’s Financial Condition.  If, at any time during the Lease Term, the Bank’s long term credit rating is reduced below the Credit Rating Threshold (either, a "Bank Credit Threat"), then Landlord shall have the right to require that Tenant obtain from a different issuer a substitute L-C that complies in all respects with the requirements of this Article 21, and Tenant’s failure to obtain such substitute L-C within ten (10) business days following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) shall entitle Landlord, or Landlord’s then managing agent, to immediately draw upon the then existing L-C in whole or in part, without notice to Tenant, as more specifically described in Section 21.3 below.  Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section 21.2.5 or is otherwise requested by Tenant.

21.3Application of Letter of Credit.  Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C as protection for the full and faithful performance by Tenant of all of its obligations under this Lease and for all losses and damages Landlord may suffer (or which Landlord reasonably estimates that it may suffer) as a result of any breach or default by Tenant under this Lease.  To the extent of such actual and/or reasonably estimated losses and damages, Landlord, or its then managing agent, shall have the right to draw down the L-C during any period in which any one of the following is applicable:  (A) such amount is past due to Landlord under the terms and conditions of this Lease, beyond the "L-C Cure Period" (as defined below), or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, "Bankruptcy Code"), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code, or (D) the Bank has notified Landlord that the L-C will not be renewed or extended through the LC Expiration Date, or (E) a Bank Credit Threat or Receivership (as such term is defined in Section 21.6.1 below) has occurred and Tenant has failed to comply with the requirements of either Section 21.2.5 above or 21.6 below, as applicable.  If Tenant shall breach any provision of this Lease or otherwise be in default hereunder, or if any of the foregoing events identified in Sections 21.3(B) through (E) shall have occurred, Landlord may, but without obligation to do so, and without notice to Tenant, draw upon the L-C, in part or in whole, and the proceeds may be applied by Landlord (i) to cure any breach or default of Tenant and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant's breach or default, (ii) against any Rent payable by Tenant under this Lease that is not paid when due and/or (iii) to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease.  The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a "draw" by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord's right to draw upon the L-C.  No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner.  Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) subject to Sections 21.5 and 21.6, Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iii) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, neither Tenant, any trustee, nor Tenant's bankruptcy estate shall have any right to restrict or limit Landlord's claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U. S. Bankruptcy Code or otherwise.  “L-C Cure Period” shall mean any applicable notice and cure period expressly set forth in this Lease except that there shall be no L-C Cure Period if Landlord is not permitted for any legal reason from providing written notice of a default.

21.4Letter of Credit not a Security Deposit.  Subject to Sections 21.5 and 21.6, Landlord and Tenant acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or any proceeds thereof be (i) deemed to be or treated as a "security deposit" within the meaning of California Civil Code Section 1950.7, (ii) subject to the terms of such Section 1950.7, or (iii) intended to serve as a "security deposit" within the meaning of such Section 1950.7.  Subject to Sections 21.5 and 21.6, the parties hereto (A) recite that the L-C is not intended to serve as a security deposit and such Section 1950.7 and any and all other laws, rules and regulations applicable to security deposits in the commercial context ("Security Deposit Laws") shall have no applicability or relevancy thereto and (B) waive any and all rights, duties and obligations either party may now or, in the future, will have relating to or arising from the Security Deposit Laws.

21.5Proceeds of Draw.  In the event Landlord draws more funds on the Letter of Credit than can be properly applied to obligations then due or payable to Landlord hereunder, the excess of the L-C shall be held by

Landlord as security for Tenant’s obligations to Landlord under this Lease until the Lease is terminated and all obligations under the Lease are satisfied and applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease.  Any unused proceeds need not be segregated from Landlord's other assets.  Landlord agrees that the amount of any proceeds of the L-C received by Landlord, and not (a) applied against any Rent payable by Tenant under this Lease that was not paid when due or (b) used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease (the "Unused L-C Proceeds"), shall be paid by Landlord to Tenant (x) upon receipt by Landlord of a replacement L-C in the full L-C Amount, which replacement L-C shall comply in all respects with the requirements of this Article 21, or (y) within thirty (30) days after the LC Expiration Date; provided, however, that if prior to the LC Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant's creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the Unused L-C Proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

21.6Bank Placed Into Receivership.

21.6.1Bank Placed Into Receivership.  In the event the Bank is placed into receivership or conservatorship (any such event, a "Receivership") by the Federal Deposit Insurance Corporation or any successor or similar entity (the "FDIC"), then, effective as of the date such Receivership occurs, the L-C shall be deemed to not meet the requirements of this Article 21, and, within thirty (30) days following Landlord's notice to Tenant of such Receivership (the "LC Replacement Notice"), Tenant shall (i) replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 or (ii), in the event Tenant demonstrates to Landlord that Tenant is reasonably unable to obtain a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21 within the foregoing thirty (30) day period, deposit with Landlord cash in the L-C Amount (the "Interim Cash Deposit"); provided, however, that, in the case of the foregoing sub-clause (ii), Tenant shall have a continuing right (but not any obligation) to replace any portion of the Interim Cash Deposit with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 21, and upon Landlord’s receipt and acceptance of such replacement L-C, Landlord shall return to Tenant the applicable portion of the Interim Cash Deposit, with no obligation on the part of Landlord to pay any interest thereon.  If Tenant fails to comply in any respect with the requirements of this Section 21.6.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to (a) declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid thirty (30) day period, (b) if applicable, retain such Interim Cash Deposit until such time as such default is cured by Tenant, which retention shall not constitute a waiver of any right or remedy available to Landlord under the terms of this Lease or at law, and (c) pursue any and all remedies available to it under this Lease and at law, including, without limitation, if Tenant has failed to provide the Interim Cash Deposit, treating any Receivership as a Bank Credit Threat and exercising Landlord’s remedies under Section 21.2.5 above, to the extent possible pursuant to the existing FDIC policy.  Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

21.6.2Interim Cash Deposit.  During any period that Landlord remains in possession of the Interim Cash Deposit (any such period, a "Deposit Period"), it is understood by the parties that such Interim Cash Deposit shall be held by Landlord as security for the full and faithful performance of Tenant’s covenants and obligations under this Lease.  The Interim Cash Deposit shall not constitute an advance of any Rent, an advance payment of any other kind, nor a measure of Landlord’s damages in case of Tenant’s default.  If, during any such Deposit Period, Tenant defaults beyond applicable notice and cure periods with respect to any provisions of this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Landlord may but shall not be required to, from time to time, without notice to Tenant and without waiving any other remedy available to Landlord, use the Interim Cash Deposit, or any portion of it, to the extent necessary to cure or remedy such default or failure or to compensate Landlord for all damages sustained by Landlord or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default or failure to comply fully and timely with its obligations pursuant to this Lease.  Tenant shall within thirty (30) days of receipt of Landlord’s written demand pay any amount so applied in order to restore the Interim Cash Deposit to its original amount, and Tenant’s failure to immediately do so shall constitute a default under this Lease.  In the event Landlord is in possession of the Interim Cash Deposit at the expiration or earlier termination of this Lease, and Tenant is in compliance with the covenants and obligations set forth in this Lease at the time of such expiration or termination, then Landlord shall return to Tenant the Interim Cash Deposit, less any amounts deducted by Landlord to reimburse Landlord for any sums to which Landlord is entitled under the terms of this Lease, within sixty (60) days following both such expiration or termination and Tenant’s vacation and surrender of the Premises.  Landlord’s obligations with respect to the Interim Cash Deposit are those of a debtor and not a trustee.  Landlord shall not be required to maintain the Interim Cash Deposit separate and apart from Landlord’s general or other funds, and Landlord may commingle the Interim Cash Deposit with any of Landlord’s general or other funds.  Tenant shall not at any time be entitled to interest on the Interim Cash Deposit.  In the event of a transfer of Landlord's interest in the Building, Landlord shall transfer the Interim Cash Deposit, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor accruing after the date of such transfer with respect to the portion of the Interim Cash Deposit so transferred, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Interim Cash Deposit to a new landlord.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

22.ROOFTOP RIGHTS.  With respect to each Building occupied by Tenant, Tenant may, in accordance with, and subject to (A) reasonable construction rules and regulations promulgated by Landlord and provided to Tenant, (B) the Building standards therefor which have been provided to Tenant, and (C) the terms and conditions set forth in this Lease (including, without limitation, Article 8 and this Article 22), Tenant may install, repair, maintain and use, at Tenant’s sole cost and expense, without the payment of Rent (other than costs allowed to be included in Direct Expenses pursuant to Article 4 of this Lease), one (1) or more antenna or other telecommunications equipment and HVAC equipment on the roof of each Building for the receiving and transmitting of signals or broadcasts servicing the business conducted by Tenant from within the Premises or providing conditioned air to the Premises (the "Rooftop Equipment").  Tenant shall be solely responsible for any and all costs incurred or arising in connection with the Rooftop Equipment, including but not limited to costs of electricity and insurance related to the Rooftop Equipment, and Tenant shall ensure that such Rooftop Equipment shall not interfere with the operation of (or preclude the installation of) other equipment on the roof of a Building.  Landlord makes no representations or warranties whatsoever with respect to the fitness or suitability of the roof of the Building for the installation, maintenance and operation of the Rooftop Equipment, including, without limitation, with respect to the quality and clarity of any receptions and transmissions to or from the Rooftop Equipment and the presence of any interference with such signals whether emanating from the Building or otherwise.  The physical appearance, size and location of the Rooftop Equipment shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, and Landlord may require Tenant to install screening around such Rooftop Equipment, at Tenant’s sole cost and expense, if Tenant’s Rooftop Equipment would otherwise be visible from outside the Project.  Tenant shall service, maintain and repair such Rooftop Equipment, at Tenant’s sole cost and expense.  In the event Tenant elects to exercise its right to install the Rooftop Equipment, then Tenant shall give Landlord no less than thirty (30) days' prior notice thereof.  Tenant shall reimburse to Landlord the actual costs reasonably incurred by Landlord in approving such Rooftop Equipment, including any third-party consultant fees.  Tenant's rights under this Article 22 shall terminate and shall be of no further force or effect upon the expiration or earlier termination of the Lease with respect to each Building.  Prior to the expiration or earlier termination of this Lease, Tenant shall remove and restore the affected portion of the rooftop, the Building and the Premises to the condition the rooftop, the Building and the Premises would have been in had no such Rooftop Equipment been installed (reasonable wear and tear and damage from casualty that is Landlord's obligation to repair pursuant to Article 11 excepted).  Such Rooftop Equipment shall be installed pursuant to plans and specifications approved by Landlord (specifically including, without limitation, all mounting and waterproofing details), which approval shall not be unreasonably withheld, conditioned or delayed.  Notwithstanding any such review or approval by Landlord, Tenant shall remain solely liable for any damage arising in connection with Tenant’s installation, use, maintenance and/or repair of such Rooftop Equipment, including, without limitation, any damage to any portion of the roof or roof membrane and any penetrations to the roof.  Landlord and Tenant hereby acknowledge and agree that Landlord shall have no liability in connection with Tenant's use, maintenance and/or repair of such Rooftop Equipment.  The Rooftop Equipment shall, in all instances, comply with all Applicable Laws.  Subject to Tenant’s rights under Section 29.34, Tenant shall not be entitled to license its Rooftop Equipment to any third party other than a Permitted Transferee, nor shall Tenant be permitted to receive any revenues, fees or any other consideration for the use of the Rooftop Area and/or such Rooftop Equipment by any third party, in excess of the sublease rents otherwise payable in accordance with any subletting of all or a portion of the Premises.  Tenant’s right to install such Rooftop Equipment shall be non-exclusive with Landlord, and Tenant hereby expressly acknowledges Landlord’s continued right, at Landlord's sole cost and expense (and not as an Operating Expense) (i) to itself utilize any portion of the rooftop of a Building, and (ii) to re-sell, license or lease any rooftop space to an unaffiliated third party; provided that from and after the Lease Commencement Date, Landlord shall not permit any lessee, licensee or other permitted user of rooftop space to interfere with Tenant’s business operations at the Project, Tenant’s Rooftop Equipment, or any of the Tenant’s rights under this Lease in connection with any such activities.  Notwithstanding the foregoing, (a) Landlord, at Landlord’s sole cost and expense, shall cause all rooftop equipment of other tenants of the Project to be promptly removed upon the expiration or earlier termination of such tenants’ leases, and (b) any existing Rooftop Equipment of Tenant affixed to the Project as of the Lease Commencement Date shall not require Landlord’s approval hereunder.

23.SIGNS.

23.1Exterior Signage.  Subject to Landlord's prior written approval, which shall not be unreasonably withheld, conditioned or delayed, and provided all signs are in keeping with the quality, design and style of First Class Life Sciences Projects, Tenant, at its sole cost and expense, may install (i) identification signage on all monument signs located at the Project to the extent of Tenant’s Share of the Project, and (ii) signage on the exterior of all Project Buildings occupied by Tenant, including Building-top signage (collectively, "Tenant’s Signage"); provided, however, in no event shall Tenant's Signage include an "Objectionable Name," as that term is defined in Section 23.3 of this Lease.  All such signage shall be subject to Tenant's obtaining all required governmental approvals and any required approvals under the CC&Rs.  All permitted signs shall be maintained by Tenant at its expense in a first-class and safe condition and appearance.  Upon the expiration or earlier termination of this Lease, Tenant shall remove all of its signs at Tenant's sole cost and expense.  The graphics, materials, color, design, lettering, lighting, size, illumination, specifications and exact location of Tenant's Signage (collectively, the "Sign Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, and shall be consistent and compatible with the quality and nature of First Class Life Sciences Projects.  Tenant hereby acknowledges that, notwithstanding Landlord's approval of Tenant's Signage, Landlord has made no representation or warranty to Tenant with respect to the probability of obtaining all necessary governmental approvals and permits for Tenant's Signage.  In the event Tenant does not receive the necessary governmental approvals and permits for Tenant's Signage, Tenant's and Landlord's rights and obligations under the remaining TCCs of this Lease shall be unaffected.  Notwithstanding the foregoing, (a) Landlord agrees that any signage of Tenant already located at the Project as of the Lease Commencement Date shall not require Landlord’s approval hereunder, and (b) whenever Tenant (including any Permitted Transferees and any subtenants under Original Tenant or a Permitted Transferee) is the sole tenant of the Project, the rights of Tenant and such transferees to install signage at the Project shall be exclusive, and (c) whenever Tenant (including any Permitted Transferees and any subtenants under Original Tenant or a Permitted Transferee) is the sole tenant of any Building, the rights of Tenant and such transferees to install signage on such Building (including any monument exclusively serving such Building) shall be exclusive.  Landlord, at Landlord’s sole cost and expense, shall cause all signage of other tenants of the Lusk 2 Building to be promptly removed at Landlord's sole cost and expense, and not as SMB Costs or costs of Tenant Improvements to Must-Take Space 1 or Must-Take Space 3, upon the expiration or earlier termination of such tenants’ leases.  Notwithstanding the foregoing, all of Tenant's existing signage at the Project as of the Lease Commencement Date is hereby deemed to be approved by Landlord, and Tenant shall be permitted to replace such signage with similar signage from time to time due to casualty or ordinary wear and tear without Landlord's prior written approval.

23.2Interior Signage.  With respect to any signage to be located within the Premises, (i) Tenant shall not be required to notify Landlord prior to installing any such signage, and (ii) no approval of Landlord shall be required in connection with any such signage; provided that if any such signage is visible from areas outside of the Premises, Tenant shall be required to obtain Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed.

23.3Objectionable Name.  Tenant's Signage shall not include a name or logo which relates to an entity which is of a character or reputation, or is associated with a political faction or orientation, which is inconsistent with the quality of First Class Life Sciences Projects, or which would otherwise be offensive to a landlord of the Comparable Buildings in its commercially-reasonable discretion (an "Objectionable Name").  The parties hereby agree that the following name, or any reasonable derivation thereof, shall be deemed not to constitute an Objectionable Name:  "NuVasive, Inc."

23.4Prohibited Signage and Other Items.  Any signs, notices, logos, pictures, names or advertisements which are installed and that have not been separately approved by Landlord (to the extent that such approval is required under this Article 23) may be removed without notice by Landlord at the sole expense of Tenant; provided that any signs of Tenant already affixed to the Project as of the date of this Lease shall not require Landlord’s approval.  Any signs, window coverings, or blinds (even if the same are located behind the Landlord-approved window coverings for the Building) visible from the exterior of the Premises, shall be subject to the prior approval of Landlord, in its reasonable discretion.

23.5Multi-Tenant Buildings. If other tenants occupy space on any of the Buildings in which a portion of the Premises is located, Tenant's identifying suite entry signage shall be provided by Landlord, at Tenant's cost, and such signage shall be comparable to that used by Landlord in the Building and shall comply with Landlord's then-current Building standard signage program.

23.6Termination of Right to Tenant's Signage.  The rights relating to Tenant’s Signage contained in Section 23.1 shall be personal to Original Tenant and its Permitted Transferees, and Tenant's exclusive signage rights for each Building of the Project may be maintained by such parties (and not any other assignee, sublessee or other transferee of the Original Tenant's interest in this Lease) to the extent (x) they are not in default under this Lease (beyond any applicable notice and cure period) and (y) if they lease at least seventy-five percent (75%) of such Building and occupy at least 50% of the occupied rentable square footage of such Building; provided, however, that as long as the Original Tenant or any of its Permitted Transferees occupies at least of sixty-five percent (65%) of the occupied space in the Project and is maintaining its headquarters operations at the Project, Original Tenant and such Permitted Transferees shall retain exclusive signage rights on all of the Buildings of the Project.

24.COMPLIANCE WITH LAW.  Tenant shall not do anything or suffer anything to be done in or about the Premises or the Project which will in any way conflict with any judicial decisions and any statute, constitution, ordinance, resolution, regulation, rule, administrative order, codes, or other requirements of any municipal, county, state, federal, or other governmental agency or authority having jurisdiction over the parties to this Lease, the Premises, the Buildings or the Project, in effect either as of the Lease Commencement Date or at any time during the Lease Term, including, without limitation, any regulation, order, or policy of any quasi-official entity or body (e.g., a board of fire examiners or a public utility or special district); and any Underlying Documents.  At its sole cost and expense, Tenant shall promptly comply with all such governmental measures (collectively, "Applicable Laws").  Should any standard or regulation now or hereafter be imposed on Tenant by a state, federal or local governmental body charged with the establishment, regulation and enforcement of occupational, health or safety standards for employers, employees, landlords or tenants, then Tenant agrees, at its sole cost and expense, to comply promptly with such standards or regulations.  Except as otherwise expressly provided in this Lease (including, without limitation, Landlord’s obligations under the Tenant Work Letter, and Landlord’s obligation to deliver the Project in the condition required by this Lease), to the extent triggered by Alterations or uses of Tenant that are inconsistent with the Permitted Use and inconsistent with First Class Life Sciences Projects, or are otherwise required due to a specific Alteration constructed (or to be constructed) by Tenant or by Tenant's specific use of the Premises (whether or not consistent with First Class Life Sciences Projects), Tenant shall be responsible, at its sole cost and expense, to make all alterations to the Building and Premises as are required to comply with the governmental rules, regulations, requirements or standards described in this Article 24.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.  For purposes of Section 1938 of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Project, Building and Premises have not undergone inspection by a Certified Access Specialist (CASp).  As required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows:  "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises."  In furtherance of the foregoing, Landlord and Tenant hereby agree as follows:  (a) any CASp inspection requested by Tenant shall be conducted, at Tenant's sole cost and expense, by a CASp approved in advance by Landlord; and (b) pursuant to Article 24 below, Tenant, at its cost, is responsible for making any repairs within the Premises to correct violations of construction-related accessibility standards; and, if anything done by or for Tenant in its use or occupancy of the Premises shall require repairs to the Building (outside the Premises) to correct violations of construction-related accessibility standards, then Tenant shall, at Landlord's option, either perform such repairs at Tenant's sole cost and expense or reimburse Landlord upon demand, as Additional Rent, for the cost to Landlord of performing such repairs.  Notwithstanding the foregoing, to the extent required in order for Tenant to receive a certificate of occupancy or its legal equivalent, Landlord shall be responsible for correcting all violations of accessibility standards existing in the Must-Take Space 1, Must-Take Space 2 and Must-Take Space 3 prior to their incorporation into the Premises in accordance with the terms and conditions of this Lease.

25.CHARGES.  If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord's designee within five (5) business days after Tenant's receipt of written notice from Landlord that said amount is due, then Tenant shall pay to Landlord a late charge equal to three percent (3%) of the overdue amount.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord's other rights and remedies hereunder or at law and shall not be construed as liquidated damages or as limiting Landlord's remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid within ten (10) days after the date they are due shall bear interest from the date when due until paid at a rate per annum equal to twelve percent (12%) (the "Default Rate").  Notwithstanding the foregoing, Tenant shall have no obligation to pay any late charge or interest in connection with Tenant’s first (1st) late payment in any twelve (12) month period.

26.LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT

26.1Landlord's Cure.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant's sole cost and expense and without any reduction of Rent, except to the extent, if any, otherwise expressly provided herein.  If Tenant shall fail to perform any obligation under this Lease, and such failure shall continue in excess of the time allowed under Section 19.1.2, above, unless a specific time period is otherwise stated in this Lease, Landlord may, but shall not be obligated to, make any such payment or perform any such act on Tenant's part without waiving its rights based upon any default of Tenant and without releasing Tenant from any obligations hereunder.

26.2Tenant's Reimbursement.  Except as may be specifically provided to the contrary in this Lease, Tenant shall pay to Landlord, upon delivery by Landlord to Tenant of statements therefor:  (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with the remedying by Landlord of Tenant's defaults pursuant to the provisions of Section 26.1; and (ii) subject to Section 29.21, sums equal to all expenditures reasonably made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all reasonable legal fees and other amounts so expended.  Tenant's obligations under this Section 26.2 shall survive the expiration or sooner termination of the Lease Term.

27.ENTRY BY LANDLORD.  Landlord reserves the right, at all reasonable times and upon reasonable notice to Tenant at least twenty-four (24) hours prior to entry (except in the case of an emergency) and subject to Tenant’s reasonable safety and security requirements (except in the case of an emergency), to enter the Premises to (i) inspect them; (ii) show the Premises to prospective purchasers (after complying with Landlord’s obligations relating to Tenant’s Purchase ROFO as set forth in Section 1.6), or to current or prospective mortgagees, ground or underlying lessors or insurers or, during the last twelve (12) months of the Lease Term, to prospective tenants; (iii) post notices of nonresponsibility (to the extent applicable pursuant to then applicable law); or (iv) satisfy Landlord’s maintenance and repair obligations under this Lease.  Landlord may make any such entries without the abatement of Rent, except as otherwise provided in this Lease, and may take such reasonable steps as required to accomplish the stated purposes.  In an emergency, Landlord shall have the right to use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises by Landlord in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.

28.TENANT PARKING.  Tenant shall have the right to use, at no additional charge (except to the extent of Tenant's Share of Direct Expenses with respect to the parking facilities) the amount of parking spaces set forth in Section 9 of the Summary, in the on-site parking facility (or facilities) which serve the Project.  Landlord shall require that its contractors and consultants engaged in the construction of the Landlord's Lusk 3 Work limit the parking of their vehicles to the Construction Area, and shall act reasonably to prohibit their use of any other parking facilities of the Project.  Notwithstanding the amounts set forth in Section 9 of the Summary, at any time when Tenant is the sole tenant at the Project, Tenant shall be entitled to use all spaces available for parking use at the Project.  After the Must-Take 2 Delivery Date, Landlord shall have no right to relocate any of Tenant’s parking spaces or reduce the number of spaces available for use at the Project, except during periods of maintenance and repairs.  Tenant shall abide by all reasonable rules and regulations which are prescribed from time to time for the orderly operation and use of the parking facility where the parking passes are located (including any sticker or other identification system established by Landlord and the prohibition of vehicle repair and maintenance activities in the parking facilities), and shall cooperate in seeing that Tenant's employees and visitors also comply with such rules and regulations.  Tenant's use of the Project parking facility shall be at Tenant's sole risk and Tenant acknowledges and agrees that Landlord shall have no liability whatsoever for damage to the vehicles of Tenant, its employees and/or visitors, or for other personal injury or property damage or theft relating to or connected with the parking rights granted herein or any of Tenant's, its employees' and/or visitors' use of the parking facilities.  Prior to the Must-Take 2 Delivery Date, Tenant may designate reserved parking spaces at locations within the parking area mutually acceptable to Landlord and Tenant for up to 10% of Tenant's parking spaces (in which case Landlord shall cause the spaces to be labeled as reserved, at Tenant's sole cost); provided that Landlord shall not unreasonably withhold, condition or delay its approval of the reserved parking spaces so designated by Tenant, and such reserved parking spaces may be relocated by Tenant (at Tenant's cost) within the parking areas of the Project, subject to Landlord prior approval, which shall not be unreasonably withheld, conditioned or delayed.  Beginning on the Must-Take 2 Delivery Date and with respect to any period thereafter during which Tenant is the sole tenant at the Project, Tenant may designate and label any number of parking spaces as reserved parking spaces in locations of Tenant’s choosing, in Tenant’s sole and absolute discretion, and no approval of Landlord shall be required in connection with any such designation.

29.MISCELLANEOUS PROVISIONS.

29.1Terms; Captions.  The words "Landlord" and "Tenant" as used herein shall include the plural as well as the singular.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

29.2Binding Effect.  Subject to all other provisions of this Lease, each of the covenants, conditions and provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective heirs, personal representatives, successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 of this Lease.

29.3No Air Rights.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.  If at any time any windows of the Premises are temporarily darkened or the light or view therefrom is obstructed by reason of any repairs, improvements, maintenance or cleaning in or about the  Project, the same shall be without liability to Landlord and without any reduction or diminution of Tenant's obligations under this Lease.

29.4Modification of Lease.  Should any current or prospective mortgagee or ground lessor for the Building or Project require a modification of this Lease, which modification will not cause an increased cost or expense to Tenant or in any other way adversely change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever documents are reasonably required therefor and to deliver the same to Landlord within ten (10) business days following a request therefor.  At the request of Landlord or any mortgagee or ground lessor, Tenant agrees to execute a short form of Lease and deliver the same to Landlord within ten (10) business days following the request therefor.

29.5Transfer of Landlord's Interest.  Tenant acknowledges that, subject to Landlord’s obligations relating to the Purchase ROFO set forth in Section 1.7, Landlord has the right to transfer all or any portion of its interest in the Project or Building and in this Lease, and Tenant agrees that in the event of any such transfer, Landlord shall automatically be released from all liability under this Lease accruing after the date of such transfer and Tenant agrees to look solely to such transferee for the performance of Landlord's obligations hereunder accruing after the date of transfer and such transferee shall expressly agree (in a writing signed by such transferee) to fully assume and be liable for all obligations of this Lease to be performed by Landlord, including the return of any Unused L-C Proceeds or Interim Cash Deposit, and Tenant shall attorn to such transferee.

29.6Memorandum of Lease.  Upon the request of either party, the other party shall execute and acknowledge and deliver to the requesting party a Memorandum of Lease in form and substance reasonably satisfactory to the other party.  The requesting party shall have the right to record the Memorandum of Lease in the Official Records of San Diego County.  If such Memorandum of Lease is recorded, Tenant agrees to execute and acknowledge a quitclaim deed in favor of Landlord at the expiration or earlier termination of this Lease.

29.7Landlord's Title.  Landlord's title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.

29.8Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant other than that of landlord and tenant.

29.9Application of Payments.  Landlord shall apply payments received from Tenant pursuant to this Lease in such order and amounts so as to satisfy Tenant’s obligations in the same order that such obligations became due.

29.10Time of Essence.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

29.11Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

29.12No Warranty.  In executing and delivering this Lease, except as expressly provided in this Lease, Tenant has not relied on any representations, including, but not limited to, any representation as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate or that Landlord is furnishing the same services to other tenants, at all, on the same level or on the same basis, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the exhibits attached hereto.

29.13Landlord Exculpation.  The liability of Landlord or the Landlord Parties to Tenant for any default by Landlord under this Lease or arising in connection herewith or with Landlord's operation, management, leasing, repair, renovation, alteration or any other matter relating to the Project or the Premises shall be limited solely and exclusively to an amount which is equal to the interest of Landlord in the Project, plus any sales or insurance proceeds received by Landlord or the Landlord Parties in connection with the Project, Building or Premises, plus any additional insurance proceeds that would have been received by Landlord if Landlord had maintained the insurance coverage required by this Lease, plus any proceeds of Landlord’s claims against any other tenant or person with respect to the Project, plus all rights of action of Landlord with respect to the Project, the unpaid amount of the Tenant Improvement Allowance, and, prior to the Substantial Completion of the Landlord’s Work relating to the Lusk 3 Building and the Must-Take Space 2, the Estimated Development Costs (as set forth in Exhibit G to this Lease).  Neither Landlord, nor any of the Landlord Parties shall have any personal liability in excess of the foregoing, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  The limitations of liability contained in this Section 29.13 shall inure to the benefit of Landlord's and the Landlord Parties' present and future partners, beneficiaries, officers, directors, trustees, shareholders, agents and employees, and their respective partners, heirs, successors and assigns.  Under no circumstances shall any present or future partner of Landlord (if Landlord is a partnership), or trustee or beneficiary (if Landlord or any partner of Landlord is a trust), have any liability for the performance of Landlord's obligations under this Lease.  Notwithstanding any contrary provision herein, the foregoing limitations on Landlord's liability shall not be deemed a waiver by Tenant of its right to specifically enforce any of the Landlord's obligations under this Lease, including, but not limited to, Landlord's completion of the Landlord's Lusk 3 Work and Tenant's ROFO Purchase Rights.  Notwithstanding any contrary provision herein, nothing in this Lease shall impose any obligations on Tenant or Landlord to be responsible or liable for, and each hereby releases the other from all liability for, consequential damages other than those consequential damages incurred by Landlord in connection with (i) a holdover of the Premises by Tenant after the expiration or earlier termination of this Lease as set forth in Article 16, above, or (ii) Tenant's exercise of its rights under Section 7.5 of this Lease, above.

29.14Entire Agreement.  It is understood and acknowledged that there are no oral agreements between the parties hereto affecting this Lease and this Lease constitutes the parties' entire agreement with respect to the leasing of the Premises and supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  None of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.

29.15Right to Lease.  Landlord reserves the absolute right to effect such other tenancies in the Project as Landlord in the exercise of its sole business judgment shall determine to best promote the interests of the Building or Project; provided that Landlord shall have no right to effect any other tenancies in the Project during any period in which Tenant is leasing the entirety of each of the Lusk 1, Lusk 2, and Lusk 3 Buildings.  Tenant does not rely on the fact, nor does Landlord represent, that any specific tenant or type or number of tenants shall, during the Lease Term, occupy any space in the Building or Project.

29.16Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, acts of war, terrorist acts, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, a "Force Majeure"), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party's performance caused by a Force Majeure.  Each party shall use its commercially reasonable and diligent efforts to notify the other party, in writing, of any event claimed by such party as a Force Majeure Delay, which notice shall state in reasonable detail the nature of such force majeure event and the reason(s) that such event constitutes a Force Majeure Delay.

29.17Waiver of Redemption by Tenant.  Tenant hereby waives, for Tenant and for all those claiming under Tenant, any and all rights now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant's right of occupancy of the Premises after any termination of this Lease.

29.18Notices.  All notices, demands, statements, designations, approvals  or other communications (collectively, "Notices") given or required to be given by either party to the other hereunder or by law shall be in writing, shall be (A) sent by United States certified or registered mail, postage prepaid, return receipt requested ("Mail"), (B) transmitted by telecopy, if such telecopy is promptly followed by a Notice sent by Mail, (C) delivered by a nationally recognized overnight courier, or (D) delivered personally.  Any Notice shall be sent, transmitted, or delivered, as the case may be, to Tenant at the appropriate address set forth in Section 10 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord, or to Landlord at the addresses set forth below, or to such other places as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given (i) three (3) days after the date it is posted if sent by Mail, (ii) the date the telecopy is transmitted, (iii) the date the overnight courier delivery is made, or (iv) the date personal delivery is made.  As of the date of this Lease, any Notices to Landlord must be sent, transmitted, or delivered, as the case may be, to the following addresses:

HCPI/SORRENTO, LLC
c/o HCP Life Science Estates, Inc.
an HCP Company (NYSE:  HCP)
420 Stevens Avenue, Suite 170
Solana Beach, CA 92075
Attn:  Mr. Michael Dorris

with a copy to:

HCPI/SORRENTO, LLC
c/o HCP, Inc.
1920 Main Street, Suite 1200
Irvine, CA  92614
Attn:  Legal Department

and

Allen Matkins Leck Gamble Mallory & Natsis LLP
1901 Avenue of the Stars, Suite 1800
Los Angeles, California 90067

Attention:  Anton N. Natsis, Esq.

29.19Joint and Several.  If there is more than one tenant or Landlord, the obligations imposed upon Tenant or Landlord under this Lease, as applicable, shall be joint and several.

29.20Authority.  If a party to this Lease is a corporation, trust or partnership, each individual executing this Lease on behalf of such party hereby represents and warrants that such party is a duly formed and existing entity qualified to do business in the State of California and that such party has full right and authority to execute and deliver this Lease and that each person signing on behalf of such party is authorized to do so.

29.21Attorneys' Fees.  In the event that either Landlord or Tenant should bring suit for the possession of the Premises, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease or for any other relief against the other, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party relating to or arising out of (a) the suit (whether or not the suit proceeds to judgment), and (b) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the suit, shall be paid by the other party and shall be enforceable whether or not the action is prosecuted to judgment.

29.22Governing Law; WAIVER OF TRIAL BY JURY.  This Lease shall be construed and enforced in accordance with the laws of the State of California, irrespective of California's choice-of-law principles. All actions and proceedings arising in connection with this Lease must be tried and litigated exclusively in the State and Federal courts located in the County of San Diego, State of California, which courts have personal jurisdiction and venue over each of the parties to this Lease for the purpose of adjudicating all matters arising out of or related to this Lease.  IN ANY ACTION OR PROCEEDING ARISING HEREFROM, LANDLORD AND TENANT HEREBY

CONSENT TO (I) THE JURISDICTION OF ANY COMPETENT COURT WITHIN THE STATE OF CALIFORNIA, (II) SERVICE OF PROCESS BY ANY MEANS AUTHORIZED BY CALIFORNIA LAW, AND (III) IN THE INTEREST OF SAVING TIME AND EXPENSE, TRIAL WITHOUT A JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR THEIR SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR IN CONNECTION WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT'S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM FOR INJURY OR DAMAGE, OR ANY EMERGENCY OR STATUTORY REMEDY.

29.23Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of, option for or option to lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

29.24Brokers.  Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only their respective real estate brokers or agents specified in Section 12 and Section 13 of the Summary (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, costs and expenses (including without limitation reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of any dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party.  The terms of this Section 29.24 shall survive the expiration or earlier termination of the Lease Term.

29.25Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that, except as expressly provided in this Lease to the contrary, if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord's expense or to any setoff of the Rent or other amounts owing hereunder against Landlord.

29.26Project or Building Name, Address and Signage.  Subject to Article 23, Landlord shall have the right to install, affix and maintain any and all signs on the exterior and on the interior of the Project or Building as Landlord may, in Landlord's sole discretion, desire.  Tenant shall not use the name of the Project or Building or use pictures or illustrations of the Project or Building in advertising or other publicity or for any purpose other than as the address of the business to be conducted by Tenant in the Premises, without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

29.27Counterparts.  This Lease may be executed in counterparts with the same effect as if both parties hereto had executed the same document.  Both counterparts shall be construed together and shall constitute a single lease.

29.28Confidentiality.  Landlord and Tenant acknowledge that the content of this Lease and any related documents are confidential information.  Landlord and Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Landlord's and Tenant's respective financial, legal, space planning consultants, real estate brokers, prospective transferees, and investors.  Notwithstanding the foregoing, Landlord or Tenant may disclose the terms of this Lease and any of the other matters described in this Section as follows without violating the confidentiality provision contained in this  Section: (i) such disclosures to existing or prospective lenders, purchasers, title companies, appraisers, and other third persons as may reasonably be necessary in order to conduct its business relating to the Project in a commercially reasonable manner; (ii) privileged communications including communications with counsel, accountants, and advisors; (iii) such disclosures as may be necessary or required by any governmental or regulatory authorities; (iv) such disclosures as may be required by law or by subpoena or any other similar court order or discovery request in any civil or criminal trial; (v) such disclosures as may be reasonably required to enforce the terms of this Lease or any rights and remedies under this Lease; and (vi) to the extent that disclosure is mandated by applicable law, the Securities Exchange Commission or the rules of any stock exchange upon which Landlord's or Tenant's (or Landlord or Tenant's parent's) shares are from time to time traded.

29.29Development of the Project.

29.29.1Construction of Property and Other Improvements.  Tenant acknowledges that Landlord is obligated under this Lease to construct the Lusk 3 Building and Must-Take Space 2 during Tenant's occupancy of the Premises, and that such construction may result in levels of noise, dust, obstruction of access, etc. which are in excess of that present in a fully constructed project.  Subject to Section 19.5.2 and except to the extent that Landlord’s gross negligence or willful misconduct interferes with Tenant’s use or occupancy of the Premises, Tenant hereby waives any and all rent offsets or claims of constructive eviction which may arise in connection with such construction; provided that Landlord shall use commercially reasonable efforts to minimize such interference in connection with such construction.

29.30No Violation.  Tenant hereby warrants and represents that neither its execution of nor performance under this Lease shall cause Tenant to be in violation of any agreement, instrument, contract, law, rule or regulation by which Tenant is bound, and Tenant shall protect, defend, indemnify and hold Landlord harmless against any claims, demands, losses, damages, liabilities, costs and expenses, including, without limitation, reasonable attorneys' fees and costs, arising from Tenant's breach of this warranty and representation.

29.31Transportation Management.  Landlord covenants that, to Landlord's actual knowledge as of the date of this Lease, no transportation management program requirements that are applicable to the Project as of the Lease Commencement Date shall arise out of Landlord’s construction of the Lusk 3 Building.  Tenant shall fully comply with all present or future government-mandated programs intended to manage parking, transportation or traffic in and around the Project and/or the Building, and in connection therewith, Tenant shall take responsible action for the transportation planning and management of all employees located at the Premises by working directly with Landlord, any governmental transportation management organization or any other transportation-related committees or entities.  Such programs may include, without limitation: (i) restrictions on the number of peak-hour vehicle trips generated by Tenant; (ii) increased vehicle occupancy; (iii) implementation of an in-house ridesharing program and an employee transportation coordinator; (iv) working with employees and any Project, Building or area-wide ridesharing program manager; (v) instituting employer-sponsored incentives (financial or in-kind) to encourage employees to rideshare; and (vi) utilizing flexible work shifts for employees.

29.32Communications And Computer Line.  Tenant may install, maintain, replace, remove or use any communications or computer wires and cables serving the Premises (collectively, the "Lines"), provided that Tenant shall obtain Landlord's prior written consent (which shall not be unreasonably withheld, conditioned, or delayed), use an experienced and qualified contractor reasonably approved in writing by Landlord, and comply with all of the other provisions of Articles 7 and 8 of this Lease.  Tenant shall pay all costs in connection therewith.  Tenant shall not be required to remove any Lines located in or serving the Premises prior to the expiration or earlier termination of this Lease.

29.33Fixture Financing.  Tenant may encumber or lease its trade fixtures, furniture and equipment (including its Rooftop Equipment) to secure financing of such items (including with lines of credit and other financing mechanisms).  In such event, upon request, Landlord agrees to execute an agreement with the applicable lessor(s) and/or lender(s) in a form reasonably satisfactory to Landlord and such lessor(s) and/or lender(s) which permits such secured parties to remove the trade fixtures, equipment and furniture prior to the expiration of the term of this Lease; provided, however, that in any event, such lessor or lender shall repair any damage occasioned by such removal and such agreement must be in a form and substance typically accepted by landlords of the Comparable Buildings.

29.34Back-Up Generator.  Tenant shall have the non-exclusive right to the usage of the existing emergency electrical backup generator of the Project throughout the Lease Term (provided such right shall be exclusive during at any time that Tenant is leasing the entire Project).  Such backup generator shall, subject to compliance with all laws, be used by Tenant only during (i) testing, and (ii) any period of electrical power outage in the Project.  Tenant shall be entitled to operate the generator without notice to Landlord without the approval of Landlord.  Tenant shall use commercially reasonable efforts to ensure that its use of the backup generator does not result in any Hazardous Materials being introduced to the Project (other than lubricants and fuel to the extent required for the operation of such generator); provided that such obligation shall not reduce Landlord’s ongoing obligation to maintain, repair, and replace the generator as part of the Project’s life safety system under Section 7.2.

In the event that Tenant reasonably determines that the existing generator capacity is insufficient, Landlord shall cooperate with Tenant's reasonable efforts to establish a back-up power solution reasonably acceptable to Tenant.

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

LANDLORD: HCPI/SORRENTO, LLC, a Delaware limited liability company By: /s/ Jonathan Bergschneider Jonathan Bergschneider_____ Print Name Its: Senior Managing Director__	TENANT: NUVASIVE, INC., a Delaware corporation By: /s/ Gregory T. Lucier__ Gregory T. Lucier________ Print Name Its: Chief Executive Officer By: Gregory T. Lucier____ ________________ Print Name

EXHIBIT A

SORRENTO SUMMIT

OUTLINE OF PREMISES

EXHIBIT A

EXHIBIT A-1

SORRENTO SUMMIT

PROJECT SITE PLAN

LUSK 2
FF = 227.5
LUSK 1B
FF = 217.5
LUSK 1
FF = 209.5
MUST-TAKE 2
AMENITIES
BUILDING
CONSTRUCTION PARKING
ON TOP LEVEL OF
PARKING STRUCTURE

CONSTRUCTION FENCE

EXHIBIT A-1

EXHIBIT A-2

MUST-TAKE SPACE 1

EXHIBIT A-2

EXHIBIT A-3

MUST-TAKE SPACE 2

EXHIBIT A-3

EXHIBIT A-4

MUST-TAKE SPACE 3

LEASE LEGEND
MUST-TAKE 3 PREMISES
EXCLUDED
7473
7475 A
THIRD FLOOR PLANS
7475 B
7473
7475 A
SECOND FLOOR PLANS
AMENITY BUILDING (ALL FLOORS)
7473
7475 B
7475 A
FIRST FLOOR PLANS
7473
BASEMENT PLAN

EXHIBIT A-4

EXHIBIT B-1

SORRENTO SUMMIT

EXISTING PREMISES TENANT WORK LETTER

This Exhibit B-1 is applicable to the construction of those Tenant Improvements (as hereinafter defined) to be constructed by Tenant in the Initial Premises.   In the event of any inconsistency between the terms of this Exhibit B-1 (the "Tenant Work Letter") and the terms of the Lease or any of the other exhibits attached thereto and incorporated therein, the terms of this Tenant Work Letter shall control.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Tenant Improvements, in sequence, as such issues will arise during the actual construction of the Tenant Improvements.  All references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portions of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B-1, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portions of Sections 1 through 7 of this Exhibit B-1.  All defined terms used herein shall have the meanings set forth in the Lease, unless otherwise defined in this Tenant Work Letter, including, but not limited to, references in this Exhibit B-1 to "Premises" to mean the Initial Premises (as defined in the Lease); and all references in this Exhibit B-1 to "Project Site" to mean that portion of the Initial Premises that are affected by the Existing Premises Work (as hereinafter defined).

ARTICLE 1

REPRESENTATIVES

Landlord designates Project Management Advisors ("PMA") as "Landlord's Representative," and Tenant designates James Page as "Tenant's Representative," for the Tenant Improvements of this Tenant Work Letter; provided that Landlord and Tenant may change or replace their respective designated representative at any time by delivering written notice reasonably in advance of such change to the other party.  Landlord's Representative and Tenant’s Representative shall each perform certain services for and on behalf of Landlord and Tenant, respectively, during the design and construction phases of the Tenant Improvements and shall receive copies of all notices to which reference is made in this Tenant Work Letter.  Landlord’s Representative shall have full authority to act on behalf of, make decisions on behalf of and otherwise bind the Landlord in connection with the Tenant Improvements.  Tenant’s Representative shall have full authority to act on behalf of, make decisions on behalf of and otherwise bind the Tenant in connection with the Tenant Improvements.

ARTICLE 2

TENANT'S WORK

Tenant hereby acknowledges that Tenant is currently in possession of the Initial Premises and, without limiting any of the Landlord's obligations relating to the maintenance and repair of the Premises under this Lease, Tenant accepts the Initial Premises in their current "as-is" condition as of the date of this Lease.  Notwithstanding the foregoing, Tenant shall have the right, at Tenant's sole cost and expense (subject to Landlord's contribution  of such portion of the Tenant Improvement Allowance that may be designated by Tenant for inclusion in the Existing Premises Allowance, from time to time, in accordance with Section 3.1 of this Tenant Work Letter), to construct certain alterations and improvements to the Premises as more particularly described from time to time in the Approved Working Drawings (the “Tenant Improvements”), as such Approved Working Drawings are to be developed by Tenant in accordance with this Section 4 of this Tenant Work Letter (with all of the work of construction of the Tenant Improvements, and all related demolition, mitigation of noise, fumes and dust in occupied portions of the Premises and other incidental work to be performed by or for Tenant pursuant to this Tenant Work Letter, sometimes collectively referred to herein as the "Existing Premises Work"); provided, however, that the Existing Premises Work excludes any and all alterations and improvements to the exterior of the Buildings included in the Basis of Design of the Site Modernization/Beautification Work (as such terms are defined in Exhibit B-4 to this Lease), all of which are to be performed by Landlord in accordance with the Site Modernization/Beautification Work Letter attached as Exhibit B-4 to this Lease.

EXHIBIT B-1	.

ARTICLE 3

COST OF TENANT IMPROVEMENTS

3.1Tenant Improvement Allowance.  Tenant may designate such portion of the funds to be provided by Landlord as the Tenant Improvement Allowance for the Initial Premises, Must-Take Space 1 and Must-Take Space 3 in accordance with terms and conditions set forth in Section 5 of the Summary to reimburse Tenant for the Tenant Improvement Allowance Items (as defined in Section 3.2.1 below) from time to time in accordance with the terms and conditions of this Tenant Work Letter, but only to the extent that the Tenant Improvement Allowance is not utilized by Tenant for the cost of Must Take 1 Work, Must Take 3 Work or any of the Site Modernization/Beautification Work, and is payment is requested in accordance with the terms and conditions of this Tenant Work Letter prior to the TIA Expiration Date.  In the event that the Tenant Improvement Allowance is not fully utilized by Tenant on or before December 31, 2020 (the "TIA Expiration Date"), then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto.  At any time prior to the TIA Expiration Date, Tenant shall have the option, by delivery of written notice to Landlord (each a "TIA Allocation Notice"), to allocate any or all of the Tenant Improvement Allowance (or to modify any prior allocation thereof) that has not been allocated by Tenant to the cost of the Must Take 1 Work, Must Take 3 Work or any of the Site Modernization/Beautification Work in accordance with Exhibits B-2 and B-4 to this Lease (or that may have been so allocated and was not utilized by Tenant for the cost of such work), to pay for the Tenant's cost of the Tenant Improvement Allowance Items pursuant to this Tenant Work Letter.  In no event, however, shall such allocation of the Tenant Improvement Allowance to Tenant Improvement Allowance Items pursuant to this Tenant Work Letter result in the aggregate amount payable by Landlord pursuant to this Lease to exceed the total amount of the Tenant Improvement Allowance payable by Landlord pursuant to Section 5 of the Summary.  All Tenant Improvements Allowance Items actually paid for (or reimbursed) by Landlord with proceeds of the Tenant Improvement Allowance, Including without limitation the cost of Tenant’s furniture, trade fixtures, equipment, and other items of personal property included in the "FF&E Costs" (as defined in Section 3.2 below), shall be deemed Landlord's property under the terms of this Lease; provided that Tenant's removal and restoration obligations with respect to the Tenant Improvements shall be governed by the terms and conditions of Section 8.5 of the Lease.  Tenant’s furniture, trade fixtures, equipment, and other items personal property paid for (or reimbursed) by Landlord as FF&E Costs (the "Tenant's FF&E") shall be deemed Landlord's property during the Lease Term.

3.2Disbursement of the Tenant Improvement Allowance.

3.2.1Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items"):

3.2.1.1Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 4.1 of this Tenant Work Letter, and Tenant's third-party project manager, and payment of the commercially reasonable fees incurred by Landlord's third party consultants in connection with the Landlord's review of the "Construction Drawings," as such term is defined in Section 4.1 of this Tenant Work Letter (collectively, the "Design Fees"); provided that such Design Fees payable to the Architect and the Engineers shall not to exceed $5.00 per rentable square foot of the Premises;

3.2.1.2The payment of plan check, permit and license fees relating to the Existing Premises Work;

3.2.1.3The cost of construction of the Tenant Improvements, including, without limitation, the cost of such work included in any Tenant Change Orders, testing and inspection costs, hoisting and trash removal costs, and contractors' fees and general conditions;

3.2.1.4The cost of any changes to the Construction Drawings or any Existing Premises Work required by applicable building codes (the "Code") following Landlord's approval of the Approved Working Drawings;

3.2.1.5FF&E Costs (as hereinafter defined) incurred in accordance with Section 3.2.2 and allocated by Tenant to the Tenant's FF&E payable from the Tenant Improvement Allowance pursuant to this Tenant Work Letter (regardless of where such Tenant's FF&E is physically located within the Premises), in accordance with the "TIA Allocation Notice," as that term is defined in Section 3.1;

EXHIBIT B-1	.

3.2.1.6The cost of the "PMA's Fee," as that term is defined in Section 5.4 of this Tenant Work Letter; and

3.2.1.6Sales and use taxes and Title 24 fees.

3.2.2FF&E Costs.  Up to $20.00 per rentable square foot of aggregate rentable square footage of the Initial Premises, Must-Take Space 1 and Must-Take Space 3 (i.e. 223,941 RSF) may be allocated by Tenant from the Tenant Improvement Allowance to pay for the costs of the Tenant's FF&E to third-party manufacturers, vendors and suppliers (collectively "Vendors"), including without limitation IT/Telco and AV/security systems, installed by or for Tenant in any portion of the Premises, and for Tenant Fit-Out Costs (as hereinafter defined) paid or incurred by Tenant in connection therewith (collectively, the "FF&E Costs").  Such FF&E Costs may be allocated by Tenant among the various portions of the Premises, in Tenant's sole discretion, as long as (a) FF&E Costs allocated by Tenant to Tenant's FF&E in Exhibit B-2 to this Lease shall reduce the amount that may be allocated to FF&E Costs as Tenant Improvement Allowance Items pursuant to this Tenant Work Letter, (b) the total amount payable by Landlord from the Tenant Improvement Allowance for aggregate FF&E Costs incurred under this Tenant Work Letter and under the work letter attached as Exhibit B-2 to this Lease shall not exceed $4,478,820.00 in the aggregate, and (c) all FF&E Costs shall be incurred and submitted by Tenant for reimbursement on or before the TIA Expiration Date.  For the purposes of this Lease, the term "Tenant Fit-Out Costs" shall mean costs paid by Tenant to vendors or contractors for the design, engineering, delivery, installation and/or testing of the Tenant's FF&E, to the extent that such costs are incurred or paid by Tenant separate from the work of the Contractor under the Construction Agreement (as hereinafter defined), or the work performed under any Construction Contract (as defined in Exhibit B-2 to this Lease), or under the BB Construction Contract or the TI Construction Contract (as defined in Exhibit B-3 to this Lease).

3.2.3Disbursement of Tenant Improvement Allowance.  From time to time between the date of this Lease and the TIA Expiration Date, but not more frequently than monthly, Landlord shall reimburse Tenant for Tenant Improvement Allowance Items incurred by Tenant in accordance with the allocation of the Tenant Improvement Allowance toward such costs and expenses in accordance with TIA Allocation Notices previously received by Landlord, in accordance with Applications for Payment submitted to Landlord in accordance with this Section 3.2.3 as follows:

3.2.3.1Applications for Payment.  On or before the fifth (5th) day of each calendar month in which Tenant may request reimbursement of Tenant Improvement Allowance Items payable by Landlord from the Tenant Improvement Allowance, Tenant shall deliver to Landlord the following items, to the extent applicable to the amounts requested for reimbursement (each, an "Application for Payment"):  (i) to the extent that such Application for Payment includes any Design Fees and/or FF&E Costs payable to the Architect, Engineers or Vendors, a copy of such Architect's, Engineer's (to the extent not included in the Architect's Design Fee) or Vendors' written receipts for Design Fees and FF&E Costs that are included in the amounts to be reimbursed by Landlord pursuant to such Application for Payment; (ii) to the extent that such Application for Payment includes the cost of any Existing Premises Work of demolition, construction, installation or any other amount payable to a Contractor in accordance with the Approved Tenant Budget (as defined in Section 5.2.1 of this Tenant Work Letter) of a Construction Agreement, (a) a written request for payment in a form similar to the AIA G702 payment application request (a "Draw Request"), showing the schedule, by trade, of percentage of completion of the applicable Tenant Improvements included in the Existing Premises Work of such Construction Agreement, with reasonably-detailed invoices from all of the Tenant's Agents (as such term is defined in Section 5.1.2 of this Tenant Work Letter) of such Contractor for which payment is requested by Tenant in such Draw Request (the "Invoiced Items"), detailing the work included therein, and (b) copies of executed conditional mechanic's lien releases from all of Tenant's Agents submitting invoices for Invoiced Items pursuant to such Draw Request, which shall comply with the appropriate provisions of the California Civil Code (and for all Invoiced Items previously reimbursed by Landlord, Tenant shall provide Landlord with copies of unconditional lien releases from the Contractor and Tenant's Agents who have received payment for such Invoiced Items prior to any further payment by Landlord on any subsequent Draw Requests for the applicable Project is due and payable from Landlord pursuant to any subsequent Application for Payment).  No later than the date that occurs thirty (30) days after such Application for Payment is timely received by Landlord, Landlord shall deliver a check to Tenant in payment of the lesser of:  (y) the amounts so requested by Tenant, as set forth in this Section 3.2.3.1, above, less a retention in the amount of ten percent (10%) of the total Invoiced Items included in such Application for Payment (with the aggregate amount of such retentions to be known as the "Final Retention"; and provided that such retention shall not apply to any Design Fees or FF&E Costs), and

EXHIBIT B-1	.

(z) the balance of any remaining available portion of the Tenant Improvement Allowance allocated to the Tenant Improvement Allowance Items of such Project in accordance with this Tenant Work Letter (not including the Final Retention amount, as determined in accordance with the applicable Approved Tenant Budget); provided that Landlord may reasonably delay payment of some or all of the Invoiced Items included in any Application for Payment until Tenant has provided such other information reasonably requested by Landlord within five (5) business days of Landlord's receipt of such Application for Payment in confirmation of the amounts requested therein for payment as Invoiced Items and the Contractor's compliance with the Contractor's payment obligations under the Construction Agreement, including, but not limited to reasonable evidence that such work is substantially consistent with the applicable Approved Working Drawings in accordance with Section 4.4 of this Tenant Work Letter.  Landlord's payment of such amounts requested for reimbursement by Tenant shall not be deemed Landlord's approval or acceptance of the applicable work or materials of the applicable Application for Payment.

3.2.3.2Landlord Deduction Amounts. In addition to the amounts payable by Landlord for reimbursement of amounts requested by Tenant in each Application for Payment, Landlord may deduct from the Tenant Improvement Allowance those Design Fees payable to Landlord's design professionals as Tenant Improvement Allowance Items, provided that such Design Fees shall be in commercially reasonable amounts, and Landlord shall deliver written notice of the amount deducted within thirty (30) days following the date on which the Construction Drawings to which such Design Fees relate are approved, or deemed approved, by Landlord in accordance with this Tenant Work Letter.

3.2.3.3Final Retention.  Subject to the provisions of this Tenant Work Letter, a check for the Final Retention for each Project shall be delivered by Landlord to Tenant no later than thirty (30) days following the later of (a) substantial completion of the Existing Premises Work (as substantial completion is determined in accordance with the Construction Agreement) of such Project and (b) Landlord's receipt of (i) properly executed mechanics lien releases in compliance with both California Civil Code Section 8134 and either Section 8136 or Section 8138 from Tenant's contractor, subcontractors and material suppliers and any other party which has lien rights in connection with the construction of the Tenant Improvements, and (ii) a certificate of completion of the Existing Premises Work of such Project from the applicable Architect, certifying that the Existing Premises Work of such Project has been substantially completed in accordance with the applicable Approved Working Drawings.   In addition to the foregoing, Landlord may condition such payment upon the correction of any patent defects disclosed during Landlord's walk-through inspection of the applicable Existing Premises Work, provided that such walk-through inspection shall be performed, if at all, within ten (10) business days following Landlord's receipt of the final Application for Payment for such Project of the Existing Premises Work.

3.3Failure to Disburse Tenant Improvement Allowance.  If Landlord fails to timely fulfill its obligation to fund any portion of the Tenant Improvement Allowance, Tenant shall be entitled to deliver notice (the "Payment Notice") thereof to Landlord and to any Superior Holders of the Project whose identity and address have been previously provided to Tenant.  If Landlord still fails to fulfill any such obligation within twenty (20) business days after Landlord's receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such twenty (20) business day period explaining Landlord's reasons that Landlord believes that the amounts described in Tenant's Payment Notice are not due and payable by Landlord ("Refusal Notice"), Tenant shall be entitled, after Landlord's failure to pay such amounts within five (5) business days after Tenant's delivery of a second notice from Tenant delivered after the expiration of such (20) business day period, which second notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO SECTION 3.3 OF EXHIBIT B-1 TO THE LEASE - - FAILURE TO TIMELY PAY THE REQUESTED ALLOWANCE MAY RESULT IN TENANT'S PAYMENT OF THE SAME AND A DEDUCTION FROM RENT UNDER THE LEASE,” to pay the same and offset the amount so owed to Tenant by Landlord but not paid by Landlord (or if Landlord delivers a Refusal Notice but only with respect to a portion of the amount set forth in the Payment Notice and Landlord fails to pay such undisputed amount as required by the next succeeding sentence, the undisputed amount so owed to Tenant) from the last day of such twenty (20) business day period until the date of offset, against Tenant's next obligations to pay Rent.  Notwithstanding the foregoing, Landlord hereby agrees that if Landlord delivers a Refusal Notice disputing a portion of the amount set forth in Tenant's Payment Notice, Landlord shall pay to Tenant, concurrently with the delivery of the Refusal Notice, the undisputed portion of the amount set forth in the Payment Notice.  However, if Tenant is in Default under Section 19.1.1 of the Lease at the time that such offset would otherwise be applicable, Tenant shall not be entitled to such offset until such Default is cured.  If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the disputed amounts to be so paid by Landlord, if any, within ten (10) days after Tenant's receipt of a Refusal Notice, Tenant may submit such

EXHIBIT B-1	.

dispute to a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive, in accordance with Section 29.22 of the Lease.  If Tenant prevails in any such arbitration, Tenant shall be entitled to apply such award as a credit against Tenant's obligations to pay Rent.

ARTICLE 4

DESIGN AND PERMITTING

4.1Selection of Architect/Construction Drawings.  For each work of Tenant Improvements to the Premises to be performed by Tenant as Existing Premises Work pursuant to this Tenant Work Letter (each, a "Project"), Tenant shall retain an architect/space planner selected by Tenant and reasonably approved by Landlord (the "Architect" of the applicable Project) to prepare the Construction Drawings for such Project in accordance with this Section 4.1.  In addition to the Architect, Tenant shall retain those engineering consultants selected by Tenant and reasonably approved by Landlord (the "Engineers" of the applicable Project) for any and all plans and engineering working drawings relating to any structural alterations or improvements or alterations to the Building Systems of the Existing Buildings as part of the Existing Premises Work of any Project.  The plans and drawings to be prepared by the Architect and any Engineers for a Project hereunder shall be known collectively as the "Construction Drawings."  All Construction Drawings shall comply with the drawing format and specifications reasonably determined by Landlord, and shall be subject to Landlord's approval, to the extent of Landlord’s approval rights under this Article 4, provided that Landlord's review and approval of any Construction Drawings pursuant to this Section 4 shall be solely for Landlord's own benefit and shall not obligate Landlord to review the same, nor make the Landlord liable to Tenant or any of the Tenant's Agents for the quality, design, Code compliance or other like matters included in any Construction Drawings approved by Landlord.

4.2Final Space Plan.  Tenant shall supply Landlord with copies of its final space plan for each Project (the "Final Space Plan" of such Project), which shall include a layout and designation of all offices, rooms and other partitioning included in the applicable Project Site and their intended use.  To the extent reasonable, Landlord may request clarification or more specific drawings for special use items not included in the Final Space Plan.  Within ten (10) business days of Landlord’s receipt of a Final Space Plan, Landlord shall notify Tenant in writing whether (i) Landlord approves of such Final Space Plan or whether (ii) Landlord disapproves such Final Space Plan, which disapproval shall specify the reasonable basis for such disapproval and shall be accompanied by a written reasonably detailed description of changes required in order to satisfy Landlord’s concerns.  Notwithstanding the generality of the foregoing, Landlord may not disapprove of any Final Space Plan proposed by Tenant unless the proposed improvements would (a) have an adverse effect on Building Systems or Building Structure (as reasonably determined by Landlord), (b) materially increase the cost of occupancy, use, maintenance or repair of the Building or the Project, or (c) cause noncompliance with Code.  If Landlord’s written approval, or disapproval satisfying the requirements of the preceding sentence, is not received by Tenant within ten (10) business days following Landlord's receipt of the proposed Final Space Plan from Tenant, then the terms of Section 4.6, below, shall be applicable.  If Landlord timely and reasonably disapproves of the Final Space Plan, Tenant shall cause the Final Space Plan to be revised as reasonably required to address Landlord’s concerns, and shall submit the revised Final Space Plan to Landlord for review, with the foregoing review process to be repeated until Landlord has approved (or is deemed to have approved per the below) the Final Space Plan for such Project.

4.3Final Working Drawings.  After the Final Space Plan for a Project has been approved by Landlord, Tenant shall cause the Architect to complete the architectural and engineering drawings for the Project in a form which is complete to allow the approved general contractors (as set forth in Section 5.1 of this Tenant Work Letter) and qualified subcontractors of the Major Trade Components (as defined in Section 5.1.2 of this Tenant Work Letter) to bid on the work of such Project and to obtain all applicable permits (collectively, the "Final Working Drawings").  Upon the Architect's completion of the Final Working Drawings for a Project, Tenant shall submit the same to Landlord for Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed.  Within ten (10) business days following Landlord’s receipt of such Final Working Drawings, Landlord shall notify Tenant in writing whether (a) Landlord approves of such Final Working Drawings or whether (b) Landlord disapproves such Final Working Drawings, which disapproval shall specify the reasonable basis for such disapproval and shall be accompanied by a written detailed description of changes required in order to satisfy Landlord’s concerns.  If Landlord timely and reasonably disapproves the Final Working Drawings in accordance with this Section 4.3, Tenant shall cause the Final Working Drawings to be revised by the Architect as reasonably

EXHIBIT B-1	.

required to address the Landlord’s objections, and shall submit the revised Final Working Drawings to Landlord for review, with the foregoing review process to be repeated until Landlord has approved (or is deemed to have approved as provided below) the Final Working Drawings.  If Landlord fails to timely approve or reasonably disapprove the Final Working Drawings within ten (10) business day following their submission by Tenant for Landlord's approval, the terms of Section 4.6, below, shall be applicable.

4.4Approved Working Drawings.  The Final Working Drawings for each Project, as approved or deemed approved by Landlord in accordance with Section 4.3 above, shall be known as the "Approved Working Drawings” of such Project of Existing Premises Work.  Such Approved Working Drawings shall be submitted by Tenant to the appropriate municipal authorities for the applicable building permits (the "Permits") for the Tenant Improvements of such Project, and Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain such Permits or any certificate of occupancy (or its legal equivalent) required for Tenant's occupancy of the Project Site following substantial completion of any Project.  Following Landlord’s approval, or deemed approval, of the Approved Working Drawings, the Approved Working Drawings shall not be modified for any reason other than a Minor Variation (as hereinafter defined) without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.  No material changes, modifications or alterations in the Approved Working Drawings of any Project may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  "Minor Variation" shall mean any modification to make reasonable adjustments for field deviations or conditions encountered during construction.

4.5Changes to Approved Working Drawings.  Without limiting Tenant’s right to make Minor Variations to the Approved Working Drawings without Landlord’s approval, Tenant shall also have the right to modify the Approved Working Drawings with Landlord’s prior written approval, which approval shall be granted unless the requested modification would (a) have an adverse effect on Building Systems or Building Structure, (b) (b) materially increase the cost of occupancy, use, maintenance or repair of the Building or the Project,  or (b) cause noncompliance with applicable Code.  Tenant shall request such modifications to the Approved Working Drawings for a Project by notifying Landlord in writing, in substantially the same form as the AIA standard change order form (a “Tenant Change Order Request”), which Tenant Change Order Request shall detail the nature and extent of any such modification and shall be signed by Tenant's Representative and the Contractor of the applicable Project.  Landlord shall use commercially reasonable efforts to approve or reasonably disapprove such Tenant Change Order Request no later than five (5) business days after Landlord's receipt thereof, with any such disapproval of a Tenant Change Order Request to specify the reasonable basis for such disapproval accompanied by a written detailed description of changes by Landlord.  If Landlord approves a Tenant Change Order Request, Tenant may cause the Approved Working Drawings to be modified accordingly.  If Landlord fails to respond with Landlord's approval or reasonable disapproval (in accordance with the terms and conditions of this Section 4.5) within such five (5) business day period, then the terms of Section 4.6, below, shall be applicable.

4.6Deemed Approval.  If Landlord fails to notify Tenant of Landlord's approval or disapproval of any Construction Drawings or Tenant Change Order Request within the applicable time period set forth herein, Tenant shall have the right to provide Landlord with a second (2nd) written request for approval (a "Second Request") that specifically identifies the applicable Construction Drawings or Tenant Change Order Request and contains the following statement in bold and capital letters:  "THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 4.6 OF EXHIBIT B-1 TO THE LEASE.  IF LANDLORD FAILS TO RESPOND WITHIN TEN (10) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE CONSTRUCTION DRAWINGS (OR TENANT CHANGE ORDER REQUEST, AS APPLICABLE) DESCRIBED HEREIN."  If Landlord fails to respond to such Second Request within ten (10) business days after Landlord's receipt thereof, the proposed Construction Drawings or Tenant Change Order Request shall be deemed approved by Landlord.

EXHIBIT B-1	.

ARTICLE 5

CONSTRUCTION OF THE TENANT IMPROVEMENTS

5.1Tenant's Selection of Contractors.

5.1.1The Contractor.  A general contractor (the "Contractor") shall be selected by Tenant to construct the Tenant Improvements of each Project following Landlord's approval or deemed approval of the Final Working Drawings for such Project in accordance with Section 4.3 of this Tenant Work Letter, subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed; and following Landlord's approval of the Contractor, Tenant shall enter into a Construction Agreement with such Contractor (in accordance with Section 5.2.1 of this Tenant Work Letter) to construct such Tenant Improvements.  Landlord hereby pre-approves of Tenant’s selection of any of the following general contractors as a Contractor for any Project of Tenant Improvements included in the Existing Premises Work:  (a) Swinerton; (b) Pacific Building Group; or (c) Whiting Turner; provided that such pre-approval shall not limit Landlord’s right to approve of the Construction Agreement in accordance with Section 5.2.1 of this Tenant Work Letter.

5.1.2Tenant's Agents.  All subcontractors, laborers, materialmen, and suppliers used by Tenant (such subcontractors, laborers, materialmen, and suppliers, and the Contractor to be known collectively as "Tenant's Agents") shall be subject to Landlord’s approval, which shall not be unreasonably withheld, conditioned or delayed (as so approved by Landlord, the “Approved Subcontractors”), and shall be subject to Landlord's reasonable rules and regulations for the construction of improvements in the Building, so long as Landlord has provided a copy of such rules and regulations to Tenant’s Representative; provided that Landlord shall not require that the Contractor engage any particular subcontractor for a Major Trade Component (as hereinafter defined) as an Approved Subcontractor unless such subcontractor submits a bid for the work of such Major Trade Component that is reasonably competitive with the bids submitted by other qualified subcontractors bidding for such Major Trade Component.  "Major Trade Components" shall mean any mechanical, electrical and plumbing work of a Project of Tenant Improvements.   If Tenant reasonably determines that the proposed cost of work to be performed by any subcontractor required by Landlord to be engaged as an Approved Subcontractor for any Major Trade Component of any Project is substantially in excess of competitive proposals for such work provided by qualified subcontractors other than the subcontractor required by Landlord, then Landlord and Tenant shall promptly and reasonably cooperate with one another to agree upon a list of mutually-satisfactory subcontractors willing to submit a reasonably competitive bid for the work of such Major Trade Component, from whom Tenant will select the Approved Subcontractor for the applicable Major Trade Component of such Project.

5.2Construction of Tenant Improvements by Tenant's Agents.

5.2.1Construction Contract; Cost Budget.  Prior to Tenant's execution of the construction agreement and related general conditions for any Project of Tenant Improvements in the Initial Premises with the applicable Contractor (the "Construction Agreement" for such Project), Tenant shall submit the proposed Construction Agreement to Landlord for its approval, which approval shall not be unreasonably withheld, conditioned or delayed.  Landlord’s failure to approve or reasonably disapprove (with reasons specified) of such proposed Construction Agreement within five (5) business days following receipt thereof from Tenant shall be deemed Landlord’s approval thereof, provided that such Construction Agreement shall include a reasonably-detailed breakdown, by trade, of the final costs to be incurred for the Tenant Improvement Allowance Items of the applicable Tenant Improvements (the "List of Final Costs").  The work of construction of the Tenant Improvements of each Project will be performed on an open book basis, with Landlord having access to all information relating to bidding and pricing for the cost of the Tenant Improvement Allowance Items included in such Tenant Improvements.  Notwithstanding anything to the contrary set forth elsewhere in this Tenant Work Letter or this Lease, Tenant will not commence construction of any Project of Tenant Improvements pursuant to this Tenant Work Letter until (a) Landlord has approved (or is deemed to have approved) the applicable Construction Agreement, (b) Landlord shall have approved in writing the construction budget for the applicable Project (the "Approved Tenant Budget" of such Project), which approval shall not be unreasonably withheld, conditioned or delayed, (c) Tenant has procured and delivered to Landlord a copy of all Permits required for the applicable Existing Premises Work, and (d) Tenant has provided Landlord with certificates of insurance from the applicable Contractor and the other Tenant's Agents performing the Existing Premises Work of such Project at the Project Site satisfying the requirements of Section 5.2.2.3 below.  The Approved Tenant Budget for each Project shall include actual pricing received by Tenant directly from the Contractor and all other Tenant’s Agents responsible for the Existing Premises

EXHIBIT B-1	.

Work of such Project.  Landlord shall not be obligated to reimburse Tenant for the cost of any Tenant Improvement Allowance Items which are not included in the Approved Tenant Budget; provided that the Approved Tenant Budget shall be adjusted to reflect any change to the Approved Working Drawings pursuant to any Landlord-approved (or deemed approved) Tenant Requested Change Order.  If the Approved Tenant Budget for any Project is in excess of the remaining Tenant Improvement Allowance allocated by Tenant to all Tenant Improvement Allowance Items included in all Projects of the Existing Premises Work, as such allocation may be modified by Tenant from time to time as long as the total allocation of the Tenant Improvement Allowance to the Tenant Improvement Allowance Items of this Tenant Work Letter and under Exhibit B-2 to this Lease do not exceed, in the aggregate, the total Tenant Improvement Allowance set forth in Section 5 of the Lease Summary (such excess, the "Over-Allowance Amount" for such Project), then Tenant shall pay Tenant's TIA Share (as hereinafter defined) of the amount requested from Landlord pursuant to each Application for Payment for such Project (as reduced by the applicable retention amount), and such payment by Tenant of the Tenant's TIA Share of each Application for Payment shall be a condition of Landlord's payment of the remainder of the amount requested by Tenant in such Application for Payment.  The "Tenant's TIA Share" for a Project shall mean that percentage amount equal to such Over-Allowance Amount divided by the Approved Tenant Budget (after deducting from the Approved Tenant Budget any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements) for such Project.

5.2.2Tenant's Agents.

5.2.2.1General Conditions for Tenant's Agents and Tenant Improvement Work.  Tenant's and Tenant's Agent's construction of the Tenant Improvements of each Project subject to this Tenant Work Letter shall comply with the following:  (i) such Tenant Improvements shall be constructed in accordance with the applicable Approved Working Drawings (as the same may be modified in accordance with Article 4 of this Tenant Work Letter); and (ii) Landlord's reasonable rules and regulations for the construction of improvements in the Building as set forth in this Lease (if any).

5.2.2.2Indemnity.  The indemnity provisions of the Lease shall also apply with respect to the Tenant Improvements of each Project included in the Existing Premises Work.

5.2.2.3Insurance Requirements.

5.2.2.3.1General Coverages.  All of Tenant's Agents shall carry worker's compensation insurance to the extent required by Applicable Laws, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

5.2.2.3.2Special Coverages.  Tenant shall carry "Builder's All Risk" insurance for each Project in an amount reasonably approved by Landlord, covering the cost of repairs to the Existing Premises Work and the Initial Premises associated with such Project and arising out of those risks associated with the coverage of such insurance coverage.  Tenant's Agents shall carry excess liability insurance with limits, in form and with companies as are required to be carried by Tenant as set forth in this Lease.

5.2.2.3.3General Terms.  Certificates for all insurance carried pursuant to this Section 5.2.2.3 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements of the applicable Project and before the applicable Contractor's equipment is moved onto the Project Site.  To the extent reasonably obtainable, all such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance.  In the event that the applicable Tenant Improvements are damaged by any cause other than Landlord’s gross negligence or willful misconduct during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense (subject to Tenant right to increase the allocation of any remaining Tenant Improvement Allowance to the applicable Project to cover some or all of the cost of such repairs pursuant to a TIA Allocation Notice delivered to Landlord in accordance with this Tenant Work Letter).  Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Tenant Improvements of the applicable Project are fully completed.  All policies carried under this Section 5.2.2.3 shall insure Landlord and Tenant, as their interests may appear, as well as PMA, Contractor and Tenant's Agents.  All insurance, except Workers' Compensation, maintained by Contractor and Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is

EXHIBIT B-1	.

primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.

5.2.3Governmental Compliance.  The Tenant Improvements shall comply with Code and other Applicable Laws.

5.2.4Inspection by Landlord.  Tenant shall provide Landlord with reasonable prior notice of any inspection to be performed by a governmental entity in connection with the construction of the Tenant Improvements in order to allow Landlord to be present during such inspection.  Landlord shall have the right to inspect the Tenant Improvements with Tenant at all reasonable times following reasonable advanced notice, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same.  Should Landlord and Tenant identify any defect in any portion of the Tenant Improvements in connection with any such inspection, Landlord and Tenant shall document such defect, and such defect shall be promptly rectified by Tenant at no expense to Landlord (except to the extent of any remaining Tenant Improvement Allowance).

5.2.5Meetings.  Commencing upon Landlord's approval (or deemed approval) of the Approved Working Drawings for each Project of this Tenant Work Letter, Tenant shall hold weekly meetings (and/or other meetings as necessary) at a reasonable time, with the Architect and the Contractor of the applicable Project, regarding the progress of the applicable Tenant Improvements until such Tenant Improvements are substantially completed, which meetings shall be held at a location at the Project Site designated by Tenant in its sole discretion, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be distributed to all attendees, including Landlord.  One such meeting each month shall include the review of the most recent Application for Payment for the applicable Project.

5.3Notice of Completion; Copy of Record Set of Plans.  Within ten (10) days after substantial completion of the Tenant Improvements of each project, Tenant shall cause a Notice of Completion to be recorded in the office of the Recorder of the County of San Diego in accordance with Section 3093 of the California Civil Code or any successor statute, and shall furnish a copy thereof to Landlord upon such recordation.  If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, and at Tenant's sole cost and expense.  In addition to the foregoing, promptly following substantial completion of the Tenant Improvements of each Project, Tenant shall cause the applicable Architect and Contractor (i) to update the Approved Working Drawings for such Tenant Improvements as necessary to reflect any and all changes made to the Approved Working Drawings during the course of construction, (ii) to certify that such "as-built" drawings are true and correct in accordance with applicable standards, and (iii) to deliver to Landlord two (2) sets of copies of such as-built record set of drawings.

5.4PMA's Fee.  For each Project of the Existing Premises Work, Landlord shall pay PMA a project management fee ("PMA's Fee") equal to 2.65% of the Tenant Improvement Allowance Items payable by Landlord from the Tenant Improvement Allowance or by Tenant from the Over-Allowance Amount, exclusive of (i) any FF&E Costs and (ii) PMA’s Fee for such Project.  PMA's Fee for each Project will be established as a fixed fee once the Approved Tenant Budget for the applicable Project is determined (but subject to revision as a result of any Tenant Change Order Requests), along with a schedule of payment of the PMA's Fee, which shall be payable in monthly installments over the scheduled term of construction.

SECTION 6

MISCELLANEOUS

6.1Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  Time is of the essence with respect to all instances where Landlord or Tenant is required to approve or deliver an item under this Tenant Work Letter.

EXHIBIT B-1	.

6.2Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in this Lease, if an event of default by Tenant (as described in the Lease), or a default by Tenant under this Tenant Work Letter, beyond all applicable notice requirements and cure periods, has occurred and is continuing at any time when Landlord becomes required to disburse a portion of the Tenant Improvement Allowance pursuant to this Tenant Work Letter, then (i) in addition to all other rights and remedies granted to Landlord pursuant to this Lease, Landlord shall have the right to suspend payment of such portion until such time as such default is cured pursuant to the terms of this Lease.

6.3No Miscellaneous Charges.  As part of the Landlord's obligations under the Lease, and subject to Tenant's payment of Direct Expenses in accordance therewith, parking, utilities (including HVAC service), freight elevator service, loading docks and other Building and Project Site services shall be provided to the Initial Premises as required for the performance of the Existing Premises Work, without additional charge or deduction of the cost of such services from the Tenant Improvement Allowance.  Landlord shall not restrict Tenant’s access to any loading dock or freight elevator for their use in support of the Existing Premises Work.

6.4Exclusion from Alterations.  The terms and conditions of Section 8 of this Lease not apply to the design or construction of any of the Tenant Improvements performed in the Premises at any time or from time to time as a Project of Existing Premises Work pursuant to this Tenant Work Letter.

EXHIBIT B-1	.

EXHIBIT B-2

SORRENTO SUMMIT

TENANT WORK LETTER – MUST-TAKE SPACE 1 AND MUST-TAKE SPACE 3

This Exhibit B-2 is applicable to the construction of Tenant Improvement in the Must-Take Space 1 and Must-Take Space 3, as applicable.  This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the tenant improvements in the Premises.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the Premises, in sequence, as such issues will arise during the actual construction of the Premises.  All references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portion of Articles 1 through 29 of the Office Lease to which this Tenant Work Letter is attached as Exhibit B-2 and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portion of Sections 1 through 6 of this Exhibit B-2.  All references in this Exhibit B-2 to "Premises" shall mean the Must-Take Space 1 or Must-Take Space 3, as applicable.  Landlord and Tenant acknowledge that the Tenant Improvements shall be constructed in different phases, with the Tenant Improvements being constructed in Must-Take Space 1 prior to the construction of the Tenant Improvements in Must-Take Space 3, and, therefore, the terms and conditions of this Tenant Work Letter shall apply to each phase of construction independently.

SECTION 1

LANDLORD'S INITIAL CONSTRUCTION IN THE PREMISES

As of the date of this Lease set forth in the Summary, Landlord has constructed, at its sole cost and expense, the Base, Shell, and Core (as hereinafter defined) of the following:  (i)  the Premises, (ii)  the floor of the Existing Building on which the Premises is located, and (C) the Common Areas. The term "Base, Shell, and Core" shall mean the following elements of the Existing Building in which the Premises are located: (A) the Building Systems (as defined in Section 7.1 of the Lease) serving the Premises wherever located in the Existing Building ; and (B) all structural components of the Existing Building. Notwithstanding anything set forth in this Tenant Work Letter to the contrary, but subject to the remaining terms of this Section 1, below, Tenant shall accept the Base, Shell and Core of the Premises from Landlord in their presently existing, "as-is" condition; provided, however, that (i) the foregoing shall not modify any of the Landlord's repair and maintenance obligations relating to the Base, Shell and Core set forth in Section 7.2 of the Lease, and (ii) prior to the Must-Take 1 Commencement Date and Must-Take 3 Commencement Date, as applicable, Landlord shall, at Landlord's sole cost and expense (and not as a deduction from the Tenant Improvement Allowance), complete the following with respect to the applicable Premises (collectively, "Landlord's Work"):

(a)Notwithstanding anything set forth in this Lease to the contrary, upon the Must-Take 1 Commencement Date or Must-Take 3 Commencement Date, as applicable, the "Building Systems," as that term is defined in the Lease, serving such Premises shall be in good working condition and repair.  Notwithstanding anything in this Lease to the contrary, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any failed or inoperable portion of the Building Systems if it is determined, within thirty (30) days following the Must-Take 1 Commencement Date or Must-Take 3 Commencement Date, as applicable, that the Building Systems were not in good working condition and repair as of the Must-Take 1 Commencement Date or Must-Take 3 Commencement Date, as applicable, ("Landlord’s Warranty"), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction and/or negligence (collectively, "Tenant Damage") of Tenant, its subtenants and/or assignees, if any. To the extent repairs which Landlord is required to make pursuant to this Section 1 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for the reasonable cost of such repair. If it is determined that any portion of the Building Systems were not in good working condition and repair within thirty (30) days following the Must-Take 1 Commencement Date or Must-Take 3 Commencement Date, as applicable, then Landlord shall not be liable to Tenant for any damages, but as Tenant's sole remedy, Landlord, at no cost to Tenant, shall promptly commence such work or take such other action as may be necessary to place the same in good working condition and repair, and shall thereafter diligently pursue the same to completion.

EXHIBIT B-2

(b)To the extent required in order to obtain a certificate of occupancy or temporary certificate of occupancy, or legal equivalent, for such Premises for general office use assuming a normal and customary office occupancy density, cause the Base, Shell, and Core (including, without limitation, those applicable portions of the Common Areas included in the Base, Shell and Core, which are commonly known as the "path of travel" to the applicable Premises) to comply with applicable building codes and other governmental laws, ordinances and regulations, including but not limited to those related to handicap access, which were enacted and enforced as of the Must-Take 1 Commencement Date or Must-Take 3 Commencement Date, as applicable.

All of Landlord's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies reasonably approved by Tenant.  In addition, Landlord shall cause the Contractor, to carry "Builder's All Risk" insurance in an amount reasonably approved by Tenant covering the Landlord's Work or the construction of the Tenant Improvements, as applicable.  In the event any of Landlord's Work or the Tenant Improvements are damaged by any cause covered by such insurance during the course of the construction thereof, Landlord shall enforce the terms of the Construction Contract, including without limitation any indemnity provisions, in order to cause the damage to be repaired using the proceeds of such insurance.  If any of the Tenant Improvements are damaged by any cause not covered by insurance but would have been covered by insurance if Landlord had carried (or required the Contractor to carry) the insurance required by the terms of this Tenant Work Letter, then Landlord shall cause such damage to be repaired at Landlord’s sole cost and expense, and not as a Final Cost .  Landlord shall cause “Builder’s All-Risk” insurance coverage on the Landlord’s Work and the construction of the Tenant Improvements to preclude or waive subrogation claims by the insurer against Tenant, its agents, employees and representatives, and if reasonably available any certificate evidencing such insurance coverage shall contain a provision that the company writing such policy, or its agent, will endeavor to give Tenant thirty (30) calendar days prior written notice of any cancellation or lapse of the policy or any reduction in the amounts of such insurance prior to the Substantial Completion of the Premises (as defined in Section 5.1 below).

SECTION 2

TENANT IMPROVEMENTS; PROJECT SCHEDULE

2.1Tenant Improvement Allowance.  Tenant shall be entitled to a tenant improvement allowance (the "Tenant Improvement Allowance") in the amount set forth in Section 5 of the Summary for Must-Take Space 1 or Must-Take Space 3, as applicable, for the costs relating to the initial design and construction of Tenant's improvements, which are permanently affixed to the Premises (the "Tenant Improvements").  In the event that the Tenant Improvement Allowance is not fully utilized by Tenant on or before the completion of the Tenant Improvements for the Premises, then such unused amounts may be used by Tenant in connection with the construction of the Tenant Improvements for the Initial Premises, Must-Take Space 1 (or Must-Take Space 3, as applicable), and/or Must-Take Space 2 (but only to the extent of any BTS Over-Allowance Amount), or for costs incurred in connection with the Site Modernization/Beautification Work.  In the event that the Tenant Improvement Allowance is not fully utilized by Tenant on or before December 31, 2020 (as applicable, the "TIA Expiration Date"), then such unused amounts shall revert to Landlord, and Tenant shall have no further rights with respect thereto.  At any time prior to the TIA Expiration Date, Tenant shall have the option, by delivery of one or more written notices to Landlord (each, a "TIA Allocation Notice"), to allocate the Tenant Improvement Allowance (or to modify any prior allocation thereof) to the cost of the Tenant Improvements and Tenant's FF&E (not to exceed, in total, Landlord's FF&E Limit) in Must-Take Space 1 or Must-Take Space 3 (to the extent not previously allocated by Tenant to the cost of Tenant Improvements in the Initial Premises and/or to the BTS Over-Allowance Amount for Must-Take Space 2 and/or to costs incurred in connection with the Site Modernization/Beautification Work; except to the extent that such previously-allocated amounts are not utilized by Tenant for the cost of such work), to pay for the Tenant's cost of the Tenant Improvement Allowance Items pursuant to this Tenant Work Letter.  In no event, however, shall such allocation of the Tenant Improvement Allowance to Tenant Improvement Allowance Items pursuant to this Tenant Work Letter result in the aggregate Tenant Improvement Allowance payable by Landlord pursuant to the Initial Premises Work Letter and this Tenant Work Letter, collectively, exceeding the amount of the Tenant Improvement Allowance set forth in Section 5.1 of the Summary.  All Tenant Improvements and all furniture, trade fixtures, equipment, and other items of personal property included in the Tenant Improvement Allowance Items paid for by Landlord from the Tenant Improvement Allowance in accordance with Section 2.2 below ("Tenant's FF&E"), shall

EXHIBIT B-2

be deemed Landlord's property under the terms of the Lease; provided, however, Tenant's removal and restoration obligations with respect to such Tenant Improvements and Tenant's FF&E shall be governed by the terms and conditions of Section 8.5 of the Lease.

2.2Disbursement of the Tenant Improvement Allowance.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord (each of which disbursements shall be made pursuant to Landlord's disbursement process) only for the following items and costs (collectively, the "Tenant Improvement Allowance Items"):

2.2.1Payment of the fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, (and Tenant's Project Manager (as defined in Section 2.3, below), whose fees shall, notwithstanding anything to the contrary contained in this Tenant Work Letter, not exceed an aggregate amount equal to $5.00 per rentable square foot of the Premises), and payment of the fees incurred by, and the cost of documents and materials supplied by, Landlord and Landlord's consultants in connection with the preparation and review of the "Construction Drawings," as that term is defined in Section 3.1 of this Tenant Work Letter;

2.2.2The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.3The cost of construction of the Tenant Improvements, including, without limitation, testing and inspection costs, hoisting and trash removal costs, and contractors' fees and general conditions;

2.2.4The cost of any changes in the Base, Shell and Core when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.5Subject to Landlord's obligations under Section 1, above, the cost of any changes to the Construction Drawings or Tenant Improvements required by all applicable building codes (the "Code");

2.2.6The cost of connection of the Premises to the Building's energy management systems, as required;

2.2.7 FF&E Costs (as defined in Exhibit B-1 to this Lease) which are incurred by Landlord or Tenant in accordance with the terms and conditions (and not to exceed the aggregate limit on the allocation of the Tenant Improvement Allowance to be applied to FF&E Costs by Tenant, as set forth in Section 3.2.2 of Exhibit B-1 to this Lease, to the extent that such FF&E Costs are allocated by Tenant to the Tenant Improvement Allowance Items of Must-Take Space 1 or Must-Take Space 3 in accordance with any TIA Allocation Notices for the Premises (regardless of where such Tenant's FF&E is physically located within the Premises or elsewhere in the Project, or whether the work associated with Tenant's Fit-Out Costs is performed within the Premises or elsewhere in the Project);

2.2.8The cost of the "PMA's Fee," as that term is defined in Section 2.3.2 of this Tenant Work Letter;

2.2.9Sales and use taxes and Title 24 fees; and

2.2.10All other actual and reasonable out-of-pocket costs incurred by Landlord in connection with the construction of the Tenant Improvements and reasonably approved by Tenant.

2.3Tenant's Project Manager.  Tenant shall retain a project manager (the "Project Manager"), subject to Landlord's reasonable approval, to oversee the day-to-day construction of the Tenant Improvements.  Landlord shall use commercially reasonable efforts to cause the Landlord's Agents to reasonably cooperate with Tenant and the Project Manager in connection with the construction of the Tenant Improvements in accordance with the Project Schedule (as defined in Section 2.6, below).  Tenant shall use commercially reasonable efforts to cause

EXHIBIT B-2

the Project Manager to reasonably cooperate in good faith with Landlord's project manager, Project Management Advisors ("PMA"), in connection with the construction of the Tenant Improvements.

2.3.1Project Manager's Access to Premises and Materials.  Tenant's Project Manager, as well as Tenant's Representative set forth in Section 6.3, below, shall have the right to perform a walk-through inspection of the Landlord's Work prior to Tenant’s approval of each Draw Request (as defined in Section 2.4 below) for purposes of determining the condition of the Landlord's Work and confirmation of the information contained in such Draw Request (each, a “Progress Payment Walk-Through Inspection”), provided such walk-through inspection shall not cause a Tenant Delay or a Landlord Delay (as defined in Section 5, below). Additionally, Tenant’s Representative and Project Manager will have access to the Premises and the Landlord’s and the Contractors' books and records to provide construction management services in representing Tenant with respect to the construction of the Tenant Improvements, and will be provided with copies of all shop drawings and samples for review for compliance with the Approved Working Drawings (as defined in Section 3.4 to this Tenant Work Letter), will be permitted to assist in the drafting of Contractor bid documents and to perform regular site visits, participate in weekly project meetings, as reasonably required for construction management services of the Landlord's Work on behalf of Tenant, and to participate in the walk-through inspection of the Premises to determine whether the Delivery Condition has been satisfied (in accordance with Section 5.4 below), and in the related preparation of "punch-list" items and follow-up confirmation of completion or repairs of such punch-list items (in accordance with Section 5.4 below).  Subject to the Project Manager having reasonable rights of access to the Premises, notice of, and the right to attend and participate at, construction meetings, and review the annotated “as built” site copies of the Approved Working Drawings from time to time, to the extent that the Project Manager delays the completion of the Tenant Improvements in accordance with the Project Schedule, such delay will be a Tenant Delay, subject to the terms and condition of Section 2.6 below.  Subject to the terms of Section 2.2.1, above, the fee of Tenant’s Project Manager shall be paid or reimbursed by Landlord as a Tenant Improvement Allowance Item, if Tenant so requests.

2.3.2PMA's Fee.  Landlord shall pay PMA a project management fee ("PMA's Fee") equal to 2.65% of the Tenant Improvement Allowance Items payable by Landlord from the Tenant Improvement Allowance and by Tenant from the Over-Allowance Amount, if any), exclusive of (i) any FF&E Costs and (ii) PMA’s Fee.  PMA's Fee will be established as a fixed fee once the Approved Tenant Budget (as defined in Section 4.3.2 of this Tenant Work Letter) is determined (but subject to revision as a result of any Tenant Change Order Requests, and any Landlord Change Directives, in accordance with the terms and conditions of Section 4.2, below), along with a schedule of payment of the PMA's Fee, which shall be payable in monthly installments over the scheduled term of construction of the Tenant Improvements as set forth in the Project Schedule.

2.4Applications for Payment to Landlord's Agents and Payment Conditions.  From time to time between the date of this Lease and the determination of the Final Costs for the Premises, Landlord shall pay the Contractor and its subcontractors for Tenant Improvement Allowance Items incurred by Landlord in accordance with the Construction Contract, subject to the terms and conditions of Progress Payments set forth in this Section 2.4 as follows:

2.4.1Draw Requests.  Prior to making any payment to the Contractor or to any other third party manufacturer, vendor, supplier, or governmental authority or utility retained by Landlord, for any other amount to be incurred by Landlord in connection with the construction of the Tenant Improvements (each, a "Progress Payment"), (a)  Tenant's Representative shall have received complete copies of all of the fully-executed subcontracts and material supplier contracts that are not included in the Construction Contract, as previously approved by Tenant in accordance with Section 4.3.2 of this Tenant Work Letter, for all of the Landlord's Agents (as hereinafter defined) included as payees in the applicable Draw Request (as hereinafter defined), each of which shall be in the form approved by Tenant in advance in accordance with this Tenant Work Letter, and copies of all fully-executed Tenant Change Orders (as hereinafter defined) associated therewith, if any (which shall cover all work for which Landlord seeks to make payment pursuant to the applicable Draw Request, provided that each contract and Change Order need be submitted only once for each such payee), and (b) Tenant’s Representative shall have received and approved the Landlord's written request for approval of the proposed Progress Payment amount (each, a “Draw Request”), which Draw Request shall include the following items:  (i) a request for payment of the Contractor in a form similar to the AIA G702 payment application request, showing the schedule, by trade, of percentage of completion of the Tenant Improvements, and detailing the portion of Tenant Improvements completed and the portion not completed as of the date of such Draw Request; (ii) invoices from all other "Landlord's Agents"

EXHIBIT B-2

as defined below, for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases from all of Landlord's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138 (with unconditional lien waivers from all of the Landlord's Agents for whom payments were requested pursuant to the previous Draw Request in the amounts reasonably approved by Tenant for payment to such Landlord's Agents pursuant thereto, as such amount may be reduced by a retention not to exceed ten percent (10%) of the amount reasonably approved by Tenant for payment); and (iv) a certificate from the Architect certifying the requisite percentage of completion of such work has been completed.  Notwithstanding the foregoing, if Landlord has paid any portion of the Tenant Improvement Allowance to any of the Landlord's Agents, but pursuant to any unresolved dispute between Landlord and such Landlord's Agent, such Landlord's Agent shall fail to deliver an unconditional lien waiver, then as long as Landlord provides reasonably satisfactory evidence to Tenant's Representative that the amount included in such unconditional lien waiver has been paid to such Landlord's Agent, then Tenant's Representative shall not withhold approval of any ensuing Draw Request on the basis of such missing unconditional lien waiver otherwise satisfying the foregoing requirements; provided, however, that the foregoing shall not make Tenant liable for any disputed amount in excess of the amount approved by Tenant for payment in accordance with the Draw Request submitted by landlord in connection with such disputed amount.  The Contractor and all subcontractors and, laborers used by Landlord in connection with Tenant Improvements shall be known collectively as "Landlord's Agents."  All contracts entered into by Landlord with Landlord's Agents ("Landlord Agent Contracts") shall be subject to Tenant's reasonable approval, provided, however, unless an approval process is otherwise expressly set forth in the Tenant Work Letter, Tenant shall respond to any request for Tenant approval to any Landlord Agent Contract in a timely manner so as not to delay the Project Schedule.

2.5Applications for Payment to Tenant's Agents and Payment Conditions.  From time to time between the date of this Lease and the TIA Expiration Date, but not more frequently than monthly, Landlord shall reimburse Tenant for Tenant Improvement Allowance Items incurred by Tenant and payable to Architect, Engineers and/or third-party manufacturers, vendors and suppliers (collectively "Vendors"), in accordance with Applications for Payment submitted to Landlord in accordance with this Section 2.5 as follows:

2.5.1Applications for Payment.  On or before the fifth (5th) day of each calendar month in which Tenant may request reimbursement of Tenant Improvement Allowance Items payable by Landlord from the Tenant Improvement Allowance, Tenant shall deliver to Landlord the following items, to the extent applicable to the amounts requested for reimbursement (each, an "Application for Payment"):  a copy of such Architect's, Engineer's, Vendor's or other Tenant's Agent's written receipts for fees and costs that are included in the amounts to be reimbursed by Landlord pursuant to such Application for Payment.  No later than the date that occurs thirty (30) days after such Application for Payment is timely received by Landlord, Landlord shall deliver a check to Tenant in payment of the lesser of:  (y) the amounts so requested by Tenant, as set forth in this Section 2.5.1, above, and (z) the balance of any remaining available portion of the Tenant Improvement Allowance; provided that Landlord may reasonably delay payment of some or all of such amount to Tenant until Tenant has provided such other information reasonably requested by Landlord within five (5) business days of Landlord's receipt of such Application for Payment in confirmation of Tenant's payment of the amounts requested therein.

2.5.2Failure to Disburse Tenant Improvement Allowance.  If Landlord fails to timely fulfill its obligation to fund any portion of the Tenant Improvement Allowance for amounts to be reimbursed to Tenant in accordance with this Section 2.5, Tenant shall be entitled to deliver notice (the "Payment Notice") thereof to Landlord and to any Superior Holders of the Project whose identity and address have been previously provided to Tenant.  If Landlord still fails to fulfill any such obligation within twenty (20) business days after Landlord's receipt of the Payment Notice from Tenant and if Landlord fails to deliver notice to Tenant within such twenty (20) business day period explaining Landlord's reasons that Landlord believes that the amounts described in Tenant's Payment Notice are not due and payable by Landlord ("Refusal Notice"), Tenant shall be entitled, after Landlord's failure to pay such amounts within five (5) business days after Tenant's delivery of a second notice from Tenant delivered after the expiration of such (20) business day period, which second notice must contain the following inscription, in bold faced lettering: “SECOND NOTICE DELIVERED PURSUANT TO SECTION 2.5.2 OF EXHIBIT B-2 TO THE LEASE - - FAILURE TO TIMELY PAY THE REQUESTED ALLOWANCE MAY RESULT IN TENANT'S PAYMENT OF THE SAME AND A DEDUCTION FROM RENT UNDER THE LEASE,” to pay the same and offset the amount so owed to Tenant by Landlord but not paid by Landlord (or if Landlord delivers a Refusal Notice but only with respect to a portion of the amount set forth in the Payment Notice

EXHIBIT B-2

and Landlord fails to pay such undisputed amount as required by the next succeeding sentence, the undisputed amount so owed to Tenant) against Tenant's next obligations to pay Rent.  Notwithstanding the foregoing, Landlord hereby agrees that if Landlord delivers a Refusal Notice disputing a portion of the amount set forth in Tenant's Payment Notice, Landlord shall pay to Tenant, concurrently with the delivery of the Refusal Notice, the undisputed portion of the amount set forth in the Payment Notice.  However, if Tenant is in Default under Section 19.1.1 of the Lease at the time that such offset would otherwise be applicable, Tenant shall not be entitled to such offset until such Default is cured.  If Landlord delivers a Refusal Notice, and if Landlord and Tenant are not able to agree on the disputed amounts to be so paid by Landlord, if any, within ten (10) days after Tenant's receipt of a Refusal Notice, Tenant may submit such dispute to a referee under the provisions of the California Code of Civil Procedure, Sections 638 — 645.1, inclusive, in accordance with Section 29.22 of the Lease.  If Tenant prevails in any such arbitration, Tenant shall be entitled to apply such award as a credit against Tenant's obligations to pay Rent.

2.6Project Schedule.  Subject to any Tenant Delays (as hereinafter defined), the Premises shall be constructed by Landlord in accordance with this Tenant Work Letter diligently following the effective date of this Lease; and subject to any Tenant Delays, and Tenant's rights under this Lease, Landlord shall use commercially reasonable efforts to construct the Tenant Improvements in the Premises in accordance with the Project Schedule (as hereinafter defined) for the Premises.  The term "Project Schedule" shall mean the following, as applicable:  (a) for the construction of Tenant Improvements in Must-Take Space 1, the project schedule attached hereto and incorporated herein as Schedule 1 to this Work Letter; and (b) for Must-Take Space 3, the construction schedule incorporated into the Construction Contract for the Tenant Improvements thereto, as approved by Tenant in accordance with Section 4.3.2 of this Tenant Work Letter.  Tenant shall have the right to accelerate the milestone dates contained in the Project Schedule for the construction of the Tenant Improvements (or, with respect to the design of the Tenant Improvements, the applicable dates set forth in Schedule 1 to this Tenant Work Letter) by written notice indicating the revised milestone date that Tenant intends to advance (an “Acceleration Notice”); and if Tenant so elects, Landlord and Tenant shall use mutual good faith and commercially reasonable efforts to determine and agree upon the additional cost, if any, of achieving the accelerated milestone date (which shall similarly accelerate all subsequent milestone dates unless otherwise noted in the applicable Acceleration Notice), in consideration of the effect of such Acceleration Notice on all of the other terms and conditions of this Tenant Work Letter; and in the event that Landlord and Tenant agree upon such additional cost and the effect of such acceleration on the Project Schedule, the Project Schedule for the construction of the Tenant Improvements shall be modified in accordance with the Acceleration Notice.  If at any time during the design, permitting and construction process Tenant reasonably believes that Landlord will fail to meet any of such delivery or permitting deadlines, Tenant shall have the right to notify Landlord of such belief and the reasons therefor, and Landlord shall promptly provide a status update to Tenant, and revisions to Schedule 1 to this Tenant Work Letter or a revised Project Schedule, as applicable, to reflect any prior, on-going and anticipated delays.  If at any time during the design, permitting or construction of the Premises, Landlord reasonably believes that Landlord will fail to meet any of the required delivery or permitting milestones of Schedule 1 to this Tenant Work Letter or the Project Schedule, Landlord shall promptly notify Tenant of the anticipated delay, including any known causation and the Landlord’s estimate of the duration of such delay (if Landlord is reasonably capable of estimating such duration).

SECTION 3

CONSTRUCTION DRAWINGS

3.1Selection of Architect/Construction Drawings.  Tenant shall retain Ferguson Pape Baldwin Architects or another architect/space planner selected by Tenant and reasonably approved by Landlord (the "Architect") to prepare the "Construction Drawings," as that term is defined in this Section 3.1.  Tenant shall retain the engineering consultants selected by Tenant and reasonably approved by Landlord (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work of the Tenant Improvements.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the "Construction Drawings."  All Construction Drawings shall comply with the drawing format and specifications as determined by Landlord, and shall be subject to Landlord's approval, which shall not be unreasonably withheld, conditioned or delayed.  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord's review of the Construction Drawings, as set forth in this Section 3, and Landlord's approval

EXHIBIT B-2

(or deemed approval, in accordance with Section 3.7 below) of the Construction Drawings pursuant to such review, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed or approved (or deemed approved) by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord's space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings, and Tenant's waiver and indemnity set forth in this Lease shall specifically apply to the Construction Drawings.

3.2Final Space Plan.  On or before the date set forth in Schedule 1, attached hereto, Tenant and the Architect shall prepare the final space plan for Tenant Improvements in the Premises (collectively, the "Final Space Plan"), which Final Space Plan shall include a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein, and shall deliver two (2) copies signed by Tenant of the Final Space Plan to Landlord for Landlord's approval.  Landlord shall approve or disapprove the Final Space Plan by notice to Tenant within five (5) business days after Landlord's receipt of the same.  If Landlord disapproves the Final Space Plan, Landlord's notice of disapproval shall specify any revisions Landlord desires in the Final Space Plan.  If Landlord timely and reasonably disapproves of the Final Space Plan, Tenant shall cause the Architect to revise the Final Space Plan, taking into account the reasons for Landlord's disapproval, and resubmit the Final Space Plan to Landlord for its approval.  Such revision and resubmission shall occur within five (5) business days after Tenant's receipt of Landlord's timely delivery of such notice of disapproval if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than ten (10) business days after such receipt by Tenant) if such revision is material.  Notwithstanding the generality of the foregoing, Landlord may not disapprove of any Final Space Plan proposed by Tenant unless the proposed Tenant Improvements would cause a Design Problem (as hereinafter defined).  A "Design Problem" shall mean any of the following:  (a) an adverse effect on Base, Shell and Core of the Premises (as reasonably determined by Landlord), (b) a material increase in the cost of occupancy, use, maintenance or repair of the Building or the Project, or (c) noncompliance with Code.  If Landlord’s written approval, or disapproval satisfying the requirements of the preceding sentence, is not received by Tenant within ten (10) business days following Landlord's receipt of the proposed Final Space Plan from Tenant, then the terms of Section 3.7, below, shall be applicable.  Such procedure shall be repeated as necessary until Tenant has approved the Final Space Plan.

3.3Final Working Drawings.  After approving the Final Space Plan, Tenant shall cause the Architect and the Engineers to prepare and deliver to Landlord the architectural and engineering drawings for the Premises, and the final architectural working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings"), and that conform to the approved Final Space Plan.  Such preparation and delivery shall occur within fifteen (15) business days after Landlord's approval of the Final Space Plan.  Landlord shall approve or disapprove the Final Working Drawings by notice to Tenant within ten (10) business days after Landlord's receipt of the same.  If Landlord disapproves the Final Working Drawings, Landlord's notice of disapproval shall specify any revisions Landlord desires in the Final Working Drawings.  If Landlord timely and reasonably disapproves the Final Work Drawings in accordance with this Section 3.3, Tenant shall cause the Architect and/or the Engineers to revise the Final Working Drawings, taking into account the reasons for Landlord’s disapproval (provided, however, that Tenant shall not be required to cause the Architect or the Engineers to make any revision to the Final Working Drawings that is inconsistent with the Approved Working Drawings or that Tenant otherwise reasonably disapproves), and resubmit the Final Working Drawings to Landlord for its approval.  Such revision and resubmission shall occur within ten (10) business days after Tenant's receipt of Landlord’s timely notice of disapproval if such revision is not material, and within such longer period of time as may be reasonably necessary (but not more than fifteen (15) business days after such receipt by Tenant) if such revision is material.  Notwithstanding the generality of the foregoing, Landlord may not disapprove of any Final Working Drawings proposed by Tenant unless the proposed Tenant Improvements would cause a Design Problem.  Such procedure shall be repeated as necessary until Landlord has approved the Final Working Drawings.  Tenant shall have the right to value-engineer the design of the Tenant Improvements in Tenant’s reasonable discretion as part of the process of negotiating the cost of construction of the Tenant Improvements with the Bidding Contractors. Landlord acknowledges that Tenant's value engineering efforts may result in additional revisions to the Final Working Drawings, and as long as such revisions do not cause a Design Problem, the Final Working Drawings shall be modified by the Architect to incorporate such requested changes, in

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accordance with the process set forth in this Section 3.3 until the Final Working Drawings are in a form which is complete for incorporation into the Construction Contract as the basis of the contract sum payable to the Contractor in accordance with Section 4.3.2 below; provided that Landlord's approval of the Final Working Drawings incorporating any Tenant-requested value-engineering changes shall not be withheld except in the case of a Design Problem.  The Final Working Drawings approved by Landlord and Tenant (as modified in accordance with Section 3.4, below, in order for the appropriate municipal authorities to issue the Permits) are referred to in this Work Letter as the “Approved Working Drawings”.    Without limiting the foregoing, if Landlord fails to timely approve or reasonably disapprove the Final Working Drawings within ten (10) business day following their submission by Tenant for Landlord's approval, the terms of Section 3.7, below, shall be applicable.

3.4Permits.  The Final Working Drawings shall be approved by Landlord in accordance with Section 3.3, above, or shall be deemed approved by Landlord in accordance with Section 3.7, below (in either case, the "Approved Working Drawings"), prior to the commencement of the construction of the Tenant Improvements.  Tenant shall immediately submit the Approved Working Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow "Contractor," as that term is defined in Section 4.1, below, to commence and fully complete the construction of the Tenant Improvements (the "Permits"), and Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain such Permits, and, in connection therewith, Tenant shall coordinate with Landlord in order to allow Landlord, at its option, to take part in all phases of the permitting process and shall supply Landlord, as soon as possible, with all plan check numbers and dates of submittal and obtain the Permits on or before the date set forth in Schedule 1 to this Tenant Work Letter; provided, however, that promptly following approval of the Approved Working Drawings (as the same may be modified in order to obtain the Permits in accordance with this Section 3.4) and the issuance of the Permits by the appropriate municipal authority, Landlord shall cause the Contractor to physically pick up the Permits and inform Tenant that such permits have been picked up.  Following Landlord’s approval, or deemed approval, of the Approved Working Drawings, the Approved Working Drawings shall not be modified for any reason other than a Minor Variation (as hereinafter defined) without Landlord’s prior written consent, which shall not be unreasonably withheld, conditioned, or delayed.  No material changes, modifications or alterations in the Approved Working Drawings of any Project may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed.  "Minor Variation" shall mean any modification to make reasonable adjustments for field deviations or conditions encountered during construction.  Notwithstanding anything to the contrary set forth in this Section 3.4, but subject to Landlord's obligation pursuant to Section 1, above, Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit for the Premises and that the obtaining of the same shall be Tenant's responsibility; provided however that Landlord shall, in any event, cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain the Permits.

3.5Time Deadlines.  Landlord and Tenant shall use their mutual good faith efforts and all due diligence to (a) cooperate with one another, and the Architect and the Engineers, to complete all phases of the Construction Drawings and the permitting process in order to receive the Permits in accordance with the applicable Schedule 1 to this Tenant Work Letter, and (b) cooperate with one another, and with the Contractor, to obtain a reasonable "Cost Proposal," as that term is defined in Section 4.2 of this Tenant Work Letter, for the Tenant Improvements to Must-Take Space 1, as soon as possible after the execution of the Lease (and with respect to the Tenant Improvements to Must-Take Space 3, in accordance with Schedule 1 to this Tenant Work Letter), and, in that regard, Landlord and Tenant shall meet with one another to discuss Tenant's progress in connection with the Construction Drawings and Permits, and in connection with Landlord's progress in connection with the Cost Proposal and the Construction Contract.  The applicable dates for approval of items, plans and drawings as described in this Section 3, Section 4, below, and in this Tenant Work Letter are set forth and further elaborated upon in Schedule 1 (the "Time Deadlines"), attached hereto.  Tenant agrees to comply with those Time Deadlines applicable to the Construction Drawings and Permits, and Landlord agrees to comply with those Time Deadlines applicable to the Cost Proposal and the Construction Contract.

3.6Changes to Approved Working Drawings.  Without limiting Tenant’s right to make Minor Variations to the Approved Working Drawings without Landlord’s approval, Tenant shall also have the right to modify the Approved Working Drawings with Landlord’s prior written approval, which approval shall be granted unless the requested modification would cause a Design Problem.  Tenant shall request such modifications to the

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Approved Working Drawings by notifying Landlord in writing, in substantially the same form as the AIA standard change order form (a “Tenant Change Order Request”), which Tenant Change Order Request shall detail the nature and extent of any such modification and shall be signed by Tenant's Representative and the Contractor of the applicable Project.  Landlord shall use commercially reasonable efforts to approve or reasonably disapprove such Tenant Change Order Request no later than five (5) business days after Landlord's receipt thereof, with any such disapproval of a Tenant Change Order Request to specify the reasonable basis for such disapproval accompanied by a written detailed description of changes by Landlord.  If Landlord approves a Tenant Change Order Request, Tenant may cause the Approved Working Drawings to be modified accordingly.  If Landlord fails to respond with Landlord's approval or reasonable disapproval (in accordance with the terms and conditions of this Section 3.6) within such five (5) business day period, then the terms of Section 3.7, below, shall be applicable.

3.7Deemed Approval.  If Landlord fails to notify Tenant of Landlord's approval or disapproval of any proposed Final Space Plan or Final Working Drawings, or any Tenant Change Order Request, within the applicable time period set forth herein, Tenant shall have the right to provide Landlord with a second (2nd) written request for approval (a "Second Request") that specifically identifies the applicable Construction Drawings or Tenant Change Order Request and contains the following statement in bold and capital letters:  "THIS IS A SECOND REQUEST FOR APPROVAL PURSUANT TO THE PROVISIONS OF SECTION 3.7 OF EXHIBIT B-2 TO THE LEASE.  IF LANDLORD FAILS TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER RECEIPT OF THIS NOTICE, THEN LANDLORD SHALL BE DEEMED TO HAVE APPROVED THE FINAL SPACE PLAN (OR FINAL WORKING DRAWINGS, OR TENANT CHANGE ORDER REQUEST, AS APPLICABLE) DESCRIBED HEREIN."  If Landlord fails to respond to such Second Request within five (5) business days after Landlord's receipt thereof, the proposed Final Space Plan, Final Working Drawings or Tenant Change Order Request shall be deemed approved by Landlord.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1Selection of Contractor.  Tenant shall select, pursuant to the terms of this Section 4.1, below, a Contractor (“Contractor”) from the following general contractors as Bidding Contractors for Tenant Improvements:  (a) Swinerton; (b) Pacific Building Group; or (c) Whiting Turner (the "Approved Bidding Contractors"), to construct the Tenant Improvements pursuant to the terms of this Tenant Work Letter.  Landlord hereby approves each of the Approved Bidding Contractors.

4.1.1Selection of Bidding Contractors.  On or before the date scheduled for Landlord and Tenant's approval of the Approved Working Drawings in the Schedule 1 to this Tenant Work Letter, Landlord and Tenant shall mutually agree upon those Approved Bidding Contractors to receive bid requests for the construction of the Tenant Improvements and to prepare competitive bids in accordance with Section 4.1.2, below (each of the Approved Bidding Contractors and any other general contractors selected to receive such a bid package, a "Bidding Contractor," and, collectively, the "Bidding Contractors").  Promptly following Landlord's approval or deemed approval of the Approved Drawings, Landlord shall submit the Tenant Improvements construction bidding package, which shall be jointly prepared by Landlord's Representative and Tenant's Representative in consultation with PMA and the Project Manager, to the Bidding Contractors.  Each of the Bidding Contractors shall be notified in the Tenant Improvements construction bid package (i) of the Project Schedule for completion of the Tenant Improvements, and (ii) the requirement that the Contractor shall be required to bid each of the major subcontractors (as reasonably and mutually determined by Landlord and Tenant) with at least two (2) qualified subcontractors designated by Tenant (the "Designated Subcontractors"), subject to Landlord's reasonable approval, and Tenant shall only select Designated Subcontractors that are qualified contractors, licensed and bondable in the State of California, with substantial experience in industrial projects of similar size as the Premises.  All Bidding Contractors shall be instructed to submit their bids directly to Landlord with copies to the Tenant's Representative.

4.1.2Competitive Bid Process.  Unless Tenant timely delivers the Negotiated Bid Notice in accordance with Section 4.1.3, below, Landlord shall prepare a bid analysis of the bids timely submitted by the Bidding Contractors and distribute such bid analysis to Tenant promptly following receipt of bids.  Within five (5) business days after providing Tenant with the bid analysis report for the Bidding Contractors, Landlord and Tenant shall endeavor to jointly select a  Contractor from among the Bidding Contractors based upon the competitive bids

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received by Landlord and Tenant pursuant to this Section 4.1 of this Tenant Work Letter; provided that (i) any failure by Tenant to reasonably participate in such process shall be a Tenant Delay; and (ii) any failure by Landlord to reasonably participate in such process shall be a Landlord Delay.  Notwithstanding the foregoing, if Landlord and Tenant fail to agree on a Contractor from among the Bidding Contractors within such five (5) business day period following Tenant’s receipt of Landlord's bid analysis, Tenant shall be permitted to select the Contractor from among the Bidding Contractors in Tenant’s sole discretion provided such Bidding Contractor agrees to comply with the Project Schedule.  The competitive bid of the Bidding Contractors selected pursuant to this Section 4.1.2, or the negotiated bid selected by Tenant pursuant to Section 4.1.3 below, as applicable, shall be documented as a written proposal from the Bidding Contractor for the cost of completing the construction of the Tenant Improvements on a guaranteed maximum price basis, based upon the Approved Working Drawings and shall include a detailed line item breakdown of all costs included in the completion of the construction of the Tenant Improvements, including the Contractor’s fee, overhead, general conditions and insurance.

4.1.3Negotiated Bid Option.  By written notice to Landlord delivered within five (5) business days following Tenant’s receipt of the last bid to be timely submitted by the Bidding Contractors in accordance with Section 4.1.2 above, Tenant may notify Landlord that Tenant intends to solicit negotiated bids from one (1) or more of the Bidding Contractors from whom bids have been timely received (a “Negotiated Bid Notice”), and if Tenant timely delivers a Negotiated Bid Notice to Landlord, then for a period not to exceed fifteen (15) business days following delivery of such notice (the “Negotiated Bid Period”), Tenant may pursue negotiated bids from such Bidding Contractor(s).  Landlord shall have the right to participate in Tenant's negotiated bid process with any of the of the Bidding Contractors designated in the Negotiated Bid Notice following Tenant's timely delivery of the Negotiated Bid Notice (provided that, subject to the terms and conditions set forth in Section 5.3, below, any failure by Landlord to reasonably participate in such process shall be a Landlord Delay), and Tenant shall share copies of all negotiated bid responses received by Tenant pursuant to such process on an “open book” basis.  If Tenant fails to timely deliver the Negotiated Bid Notice to Landlord, Landlord and Tenant shall select the Contractor in accordance with the competitive bid process set forth in Section 4.1.2 of this Work Letter.  Notwithstanding the foregoing, Tenant may continue to negotiate with the Bidding Contractors beyond the expiration of the Negotiated Bid Period without affecting Tenant's right to select the Contractor pursuant to such negotiations; provided that any delays resulting from such Tenant negotiations with the Bidding Contractors beyond the Negotiated Bid Period shall be Tenant Delays.

4.2Requests for Information and Base Building Change Directives.  Landlord shall require the Contractor to copy Tenant's Representative and Project Manager on any requests for information submitted to Landlord relating to the Tenant Improvements ("RFI’s").  In addition, Landlord shall consult with Tenant's Representative and Project Manager in advance of, and provide Tenant's Representative and Project Manager with copies of:  (i) Landlord's response to any RFI, and (b) any plan clarifications relating the Approved Working Drawings sent to any of the Landlord's Agents (collectively, "Landlord Change Directives"), provided that Tenant shall either approve or reasonably disapprove any proposed Landlord Change Directive within three (3) business days after Tenant's Representative's receipt of a copy of such proposed Landlord Change Directive from Landlord, with Tenant's disapproval of a proposed Landlord Change Directive to be limited to the following reasons:  either (i)  Tenant's Representative reasonably determines that such Landlord Change Directive will adversely impact the design or construction of the completed Landlord's Work, or (ii) Tenant's Representative determines that such Landlord Change Directive will materially increase the cost of construction of the completed Landlord's Work or materially increase the Tenant's cost of occupancy, use, maintenance, repair or restoration of the Premises following completion of the Landlord's Work, and in either case a reasonable alternative solution is available.  Should Tenant's Representative fail to timely deliver such reasons for objections to any Landlord Change Directive in writing, then such Landlord Change Directive (and any additional or increased Development Costs associated therewith) shall be deemed to have been approved by Tenant in accordance with this Section 4.2 (but without limiting Tenant's rights under this Tenant Work Letter relating to the Tenant's Representative's right to review the Landlord's books and records relating to the Tenant Improvements).

4.3Construction of Tenant Improvements by Contractor under the Supervision of Landlord.

4.3.1Over-Allowance Amount.  On the Cost Proposal Delivery Date, Tenant shall identify the amount (the "Over-Allowance Amount") equal to the difference between (i) the amount of the Cost Proposal and (ii) the amount of the Tenant Improvement Allowance.  In the event that the Cost Proposal is greater than the

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amount of the Tenant Improvement Allowance, then Tenant shall pay a percentage of each amount requested by the Contractor or otherwise to be disbursed under this Tenant Work Letter, which percentage shall be equal to the Over-Allowance Amount divided by the amount of the Cost Proposal (after deducting from the Cost Proposal any amounts expended in connection with the preparation of the Construction Drawings, and the cost of all other Tenant Improvement Allowance Items incurred prior to the commencement of construction of the Tenant Improvements), and such payments by Tenant (the "Over-Allowance Payments") shall be a condition to Landlord's obligation to pay any amounts from the Tenant Improvement Allowance.  In the event that, after the Cost Proposal Delivery Date, any revisions, changes, or substitutions shall be made to the Construction Drawings or the Tenant Improvements, any additional costs which arise in connection with such revisions, changes or substitutions or any other additional costs shall be added to the Over-Allowance Amount and the Final Costs, and the Over-Allowance Payments shall be recalculated in accordance with the terms of the immediately preceding sentence.

4.3.2Landlord's Retention of Contractor.  Landlord shall submit to Tenant's Representative and Project Manager a copy of the Landlord's proposed construction contracts with the Contractor selected in accordance with Section 3.1 above (the "Construction Contract") for Tenant's review and prior written approval thereof, which shall not be unreasonably withheld, provided that the terms and conditions of such Construction Contract are in compliance with the terms and conditions of this Section 4.3.2, below, and if Tenant’s written approval or disapproval (accompanied by a written detailed description of changes required by Tenant to satisfy its concerns relating to the proposed Construction Contract) is not received within ten (10) business days after such contract is submitted to Tenant for Tenant’s approval, then such delay by Tenant in the delivery of such written approval or disapproval shall be a Tenant Delay.  If Tenant timely disapproves the proposed Construction Contract in accordance with this Section 4.3.2, Landlord shall cause the proposed Construction Contract to be revised as reasonably required to address Tenant’s specified concerns, and shall submit the revised Construction Contract to Tenant for its review and approval as provided in this Section 4.3.2, and such procedure shall continue until Tenant has approved of the proposed Construction Contract for execution by Landlord and the Contractor (provided that Landlord shall not be liable to Tenant for the Contractor’s refusal to agree to any of Tenant's changes and any delay in negotiating the Construction Contract as a result thereof shall be deemed a Tenant Delay), provided that such consent, or any objections or comments, provided by Tenant (or lack thereof) shall in no way imply that such Construction Contract is sufficient or meet the requirements for the related work under this Tenant Work Letter.  The Construction Contract shall be in the AIA form of a guaranteed maximum price basis (A102-2007) or a Cost plus Fee with GMP construction agreement (A103-2007).  Landlord shall use commercially reasonable efforts to cause the Construction Contract to provide that:  (a) Tenant and Tenant's Representative will be named as additional insureds on each CGL policy to be carried by Contractor; (b) Tenant shall be an express third-party beneficiary of all of the Landlord contractual rights and all of the Contractor's obligations, including, but not limited to, (i) naming Tenant as an indemnified party for the Landlord's Agent's indemnification obligations, (ii) Tenant shall be a permitted assignee of Landlord's interest the Construction Contract with the right to enforce the covenants and obligations of the Contractor, and (iii) both Landlord and Tenant shall be named as the beneficiaries of all industry standard warranties, and (c) upon notice from Tenant that a "Construction Contract Assignment Condition" (as that term is defined below) has occurred, the "Owner" position in the Construction Contract shall be assigned by Landlord to Tenant and Contractor shall accept such assignment and recognize Tenant as the Owner under the Construction Contract.  If following a Construction Contract Assignment Condition, Tenant reasonably elects to accelerate the then-effective Project Schedule in order to achieve Substantial Completion of the Tenant Improvements as soon as reasonably practical following Tenant's delivery of written notice that a Construction Contract Assignment Condition has occurred, then any costs reasonably incurred by Tenant in connection with such acceleration (and which would not have been incurred by Tenant or Landlord but for such acceleration) shall be paid by Landlord and excluded from Tenant Improvement Allowance Items payable from the Tenant Improvement Allowance or the Over-Allowance.  As used herein, a "Construction Contract Assignment Condition" shall mean (y) with respect to the Tenant Improvements to Must-Take Space 1, a failure by Landlord to achieve Substantial Completion of the Tenant Improvements by July 30, 2018; and (z) with respect to the Tenant Improvements to Must-Take Space 3, a failure by Landlord to achieve Substantial Completion of the Tenant Improvements by August 30, 2019, in either case as the result of a Landlord Delay.  In addition to the foregoing, the proposed Construction Contract shall include the following (provided that Landlord shall not be liable to Tenant for the Contractor’s refusal to include the following in the Construction Contract and any delay in negotiating the Construction Contract as a result thereof shall be deemed a Tenant Delay):

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(a) all subcontractors’ subcontracts shall, to the extent possible, have unit pricing which shall be applicable to the pricing of any Tenant Change Order Requests.  Additionally, prior to Substantial Completion of the Tenant Improvements, Tenant shall have the right to require that any subcontractor invoices and/or schedules of value that do not provide sufficient detail satisfactory to Tenant, provide additional pricing breakout for portions of their work.  Such pricing breakout materials will take the form of simple spreadsheets or letters describing in detail the nature of work and references to the Approved Working Drawings indicating the location of the work performed by such subcontractor; and

(b)Tenant shall have access to the Contractor ’s books and records relating to the construction of the Tenant Improvements on an “open book” basis throughout the construction thereof, and shall have the right to audit the Contractor’s costs and expenses, including all invoices submitted to Landlord in support of the Draw Requests at any time within the 6-month period immediately following Substantial Completion of the Tenant Improvements, which audit may be performed for Tenant, at Tenant’s sole cost and expense.

4.3.3Contractor's Warranties, Guaranties and Insurance.  Landlord shall obtain customary warranties and guaranties from the Contractor. Landlord hereby assigns to Tenant all warranties and guaranties by Contractor relating to the Tenant Improvements, and, subject to the terms of Section 1, above, Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements.  All of Landlord's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies reasonably approved by Tenant.  In addition, Landlord shall cause the Contractor to carry "Builder's All Risk" insurance in an amount reasonably approved by Tenant covering the Tenant Improvements.  In the event that the Base, Shell and Core or any of the Tenant Improvements are damaged by any cause covered by such insurance during the course of the construction thereof, Landlord shall enforce the terms of the Construction Contract, including without limitation any indemnity provisions, in order to cause the damage to be repaired using the proceeds of such insurance.  If the Base, Shell and Core or any of the Tenant Improvements are damaged by any cause not covered by insurance but would have been covered by insurance if Landlord had carried (or required the Contractor to carry) the insurance required by the terms of this Tenant Work Letter, then Landlord shall cause such damage to be repaired at Landlord’s sole cost and expense, and not as a cost of Tenant Improvements payable from the Tenant Improvement Allowance or any Over-Allowance.  Prior to the completion of the Tenant Improvements, such “Builder’s All Risk” insurance is an expense included in the Tenant Improvements Allowance Items.  Landlord shall cause all “Builder’s All-Risk” insurance coverage obtained and maintained by Landlord or the Contractor pursuant to this Tenant Work Letter to preclude or waive subrogation claims by the insurer against Tenant, its agents, employees and representatives, and if reasonably available any certificate evidencing such insurance coverage shall contain a provision that the company writing such policy, or its agent, will endeavor to give Tenant thirty (30) calendar days prior written notice of any cancellation or lapse of the policy or any reduction in the amounts of such insurance prior to the Substantial Completion of the Tenant Improvements.

4.3.4Tenant's Covenants.   Tenant hereby indemnifies Landlord for any loss, claims, damages or delays arising from the actions of Architect on the Premises or in the Building.  Within thirty (30) days following the Substantial Completion of the Premises, Tenant shall have prepared and delivered to the Building two (2) copies signed by Tenant of the "as built" plans and specifications (including all working drawings) for the Tenant Improvements.

4.4Tenant's Access to Contractor's Books and Records.  Tenant shall have the right to review all documentation relating to the costs incurred by Landlord in connection with the construction of the Tenant Improvements, and any FF&E Costs incurred by Landlord for the Premises (collectively, the "Final Costs"), on an “open book” basis.  In that regard, Landlord shall make reasonably available for Tenant’s review and copying all material invoices, applications for payment, and other material books, records and other documentation evidencing the Final Costs incurred by Landlord.  Any dispute regarding Final Costs shall be subject to the dispute resolution process set forth Section 1.4.4.5 of the Lease (as if the Final Costs were the Project Costs).  Landlord and Tenant shall reasonably cooperate with one another in good faith to coordinate the construction of the Landlord's Work with the Tenant's business operations at the Project in a manner reasonably acceptable to both Landlord and Tenant, which cooperation shall include, but not be limited to, (i) coordinating contractor and its subcontractors' parking at the Project with the parking of the vehicles of Tenant's employees during construction of the Landlord's Work, (ii)

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minimizing interference with Tenant’s ongoing business operations, and mitigating adverse effects, such as noise, vibrations and dust, on the quiet use and enjoyment of the Lusk 1 and Lusk 2 Buildings and Common Areas of the Project by Tenant's employees and visitors during normal working hours, and (iii) coordinating timing of construction deliveries to avoid delayed access to and from the parking areas of the Project and the Existing Buildings by Tenant's employees during normal working hours.  Landlord and Tenant shall use their commercially reasonable and good faith efforts and diligence to cooperate with the Architect, the Engineers, and the Contractor so as to enable the prompt and timely completion of the Tenant Improvements in accordance with the Project Schedule.

4.5Landlord's Deliverables; Contractor's Warranties and Guaranties.  Landlord shall obtain customary warranties and guaranties from the Contractor (the “Contractors' Warranties”), and shall cooperate with Tenant in obtaining any extended warranties reasonably requested by Tenant on any of the Tenant Improvements (collectively with the Contractors' Warranties, the "Project Warranties").  Within sixty (60) days following the Substantial Completion of the Premises, Landlord shall have prepared and delivered to Tenant copies of all such third-party Project Warranties, (the "Landlord's  Deliverables").  In addition to the Project Warranties, Landlord hereby assigns to Tenant all warranties and guaranties by the Contractor, and all manufacturers, vendors and subcontractors relating to the construction of the Tenant Improvements to the extent related to Tenant's Repair Obligations and, if applicable, and Tenant Assumed Obligation, afforded Landlord by operation of law (collectively with the Project Warranties, the "Assigned Warranties"); and, subject to the terms of Section 1 above, and without limiting the Landlord's Repair Obligations or modifying any of the other terms and conditions of this Lease (including, but not limited to, the express exclusions of certain repairs, maintenance and capital costs under the terms and conditions of this Lease), Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Tenant Improvements; provided that the foregoing waiver shall not extend to any Tenant claims arising out of the Landlord's breach of any of its obligations under this Tenant Work Letter.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;
COMMENCEMENT DATE

5.1Ready for Occupancy.  The Premises shall be deemed "Ready for Occupancy" upon the Substantial Completion of the Premises.  For purposes of this Lease, "Substantial Completion" of the Premises shall occur upon the date the Premises is in the "Delivery Condition," as that term is defined in Section 5.5, below.

5.2Delay of the Substantial Completion of the Premises.  Except as provided in this Section 5.2, the Must-Take 1 Commencement Date or Must-Take 3 Commencement Date, as applicable, shall occur as set forth in the Lease and Section 5.1, above.  If there shall be a delay or there are delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Must-Take 1 Commencement Date or Must-Take 3 Commencement Date, as applicable, as set forth in the Lease, as a direct, indirect, partial, or total result of:

5.2.1Tenant's failure to comply with the Time Deadlines;

5.2.2Tenant's failure to timely approve any matter requiring Tenant's approval in accordance with the time requirements of this Tenant Work Letter;

5.2.3A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.4Any Tenant Change Order;

5.2.5Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, the Standard Improvement Package, which are ordered to Tenant's specifications with Tenant’s knowledge (based on written notice from the Landlord’s Representative, the Architect or the Contractor) that such items are unlikely to be received at the Premises in accordance with the Project Schedule, thereby causing a Tenant Delay;

EXHIBIT B-2

5.2.6Changes to the Base, Shell and Core required by the Approved Working Drawings;

5.2.7Any delay in obtaining the Permits or a "CofO," as that term is defined in Section 5.3, below, resulting from the Approved Working Drawings or any other information provided by Tenant to Landlord or the Contractor; or

5.2.8Any other acts or omissions of Tenant, or its agents, or employees, including, without limitation, any act or omission which causes the Contractor to fail to meet the Project Schedule;

(each, a "Tenant Delay") then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Premises, the date of the Substantial Completion of the Premises shall be deemed to be the date the Substantial Completion of the Premises would have occurred if no Tenant Delay, as set forth above, had occurred.  Except for delays where there is an express notice or response period under this Tenant Work Letter or this Lease, no Tenant Delay shall be deemed to have occurred unless Landlord has given Tenant written notice, promptly following Landlord’s actual knowledge thereof, that an act or omission on the part of Tenant or its agents, employees or contractors has occurred which will cause such a delay and Tenant fails to cure such delay within two (2) business days after receipt of such notice.

5.3A "Landlord Delay" shall mean only an actual delay resulting from (i)  the failure of the Contractor to act within the time limits set forth in the Project Schedule or this Tenant Work Letter to the extent Landlord fails to reasonably cooperate with Tenant's efforts enforce such obligations under the Construction Contract; (ii) the failure of Landlord to provide any required authorizations or approvals within the time periods set forth in this Tenant Work Letter; (iii) the failure of Landlord to timely approve or disapprove any proposed Final Space Plan or proposed Final Working Drawings, (iii) delays due to the acts or failures to act of Landlord or Landlord Parties with respect to payment of the Tenant Improvement Allowance (or any Over-Allowance amount deposited with Landlord) and any cessation of work as a result thereof, (iv) a violation by Landlord of any of its obligations under the Lease or this Tenant Work Letter; (v) the issuance of a stop work order by any governmental authority (but only to the extent caused for reasons within Landlord’s reasonable control and not caused by an act or omission of Tenant, or any of the Tenant's Agents); (vi) any act or omission by Landlord or any of the Landlord's Agents that causes Landlord to be in default under the Construction Contract (and which was not caused by a Tenant Delay); or (vii) Landlord's denial of Tenant access to the Premises during the Premises Fit-Out Period (as defined in Section 6.1, below) for more than ten (10) consecutive full days.  Except for delays where there is an express notice or response period under this Tenant Work Letter or this Lease, no Landlord Delay shall be deemed to have occurred unless Tenant has given Landlord written notice, promptly following Tenant's actual knowledge thereof, that an act or omission on the part of Landlord or its agents, employees or contractors has occurred which will cause such a delay and Landlord fails to cure such delay within two (2) business days after receipt of such notice.

5.4Delivery Condition.  The "Delivery Condition" shall occur at such time as Landlord delivers the Premises to Tenant with (i) the completion of construction of the Tenant Improvements in the Premises pursuant to the Approved Working Drawings, with the exception of any industry standard punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, (ii) Landlord has received a certificate of occupancy or temporary certificate of occupancy, or legal equivalent, for the Premises for general office assuming a normal and customary office occupancy density (a "CofO"), (iii) all Building Systems serving the Premises are good working condition in accordance with Section 1, above, (iv) Architect has signed an AIA Document G704 – 2000 (Certificate of Substantial Completion), (v) Landlord has balanced the climate control equipment in the Must-Take 1 Commencement Date or Must-Take 3 Commencement Date, as applicable; provided, however, Tenant acknowledges that it is possible that additional air-balancing may be required following such initial air-balancing for the Premises, and that only the initial 30 days of rebalancing of the of climate control equipment for the Premises shall be covered by the Landlord's Warranty, with any subsequent air-balancing of the climate control systems to be performed by Landlord as part of the Direct Expenses associated with Landlord's maintenance and repair of the Building Systems, and (vi) representatives of Landlord and Tenant have completed a mutual walk-through inspection of the Premises and have mutually and reasonably agreed upon a set of industry standard "punch list" items to be completed by Landlord following the "Must-Take Space 1 Delivery Date" or the "Must-Take Space 3 Delivery Date," as applicable.  The date that Landlord causes the Delivery Condition to occur shall be referred to herein as the "Must-Take Space 1 Delivery Date" or the "Must-Take Space 3 Delivery Date," as applicable.  If Tenant disagrees with Landlord’s assertion that

EXHIBIT B-2

Delivery Condition has been achieved, then Tenant shall notify Landlord in writing, within five (5) business days following the final walk-through inspection, indicating the reasons for withholding such confirmation.  Thereafter, the parties shall mutually select an independent licensed general contractor with at least ten (10) years of experience in construction of tenant improvements in First Class Life Sciences Projects, who is not affiliated with Landlord or Tenant or any of their respective agents, or retained by either of them or any of their agents in any capacity within the three (3) year period preceding retention pursuant to this Tenant Work Letter (the applicable person being referred to herein as the “Third Party Inspector”), who shall be notified of the dispute, and shall be instructed to immediately visit the Must-Take Space 1 or Must-Take Space 3, as applicable, to determine whether Delivery Condition has been achieved.  The determination of the date of Delivery Condition by the Third Party Inspector shall be binding on the parties, and the costs of such Third Party Inspector shall be split equally by the parties.  From the date of Delivery Condition and until Landlord has caused all industry standard punch list items to be completed, Landlord shall comply with all reasonable requests of Tenant relating to the scheduling and performance of any remaining work in and about the Premises.

SECTION 6

MISCELLANEOUS

6.1Tenant's Entry Into the Premises Prior to Substantial Completion.  Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Premises, Contractor shall allow Tenant access to the Premises at least sixty (60) days prior to the Substantial Completion of the Premises for the purpose of Tenant installing Tenant's furnishings, equipment and overstandard fixtures (including Tenant's data and telephone equipment) in the Premises (the "Premises Fit-Out Period").  Prior to Tenant's entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and Contractor, for their approval (which shall not be unreasonably withheld, conditioned or delayed), which schedule shall detail the timing and purpose of Tenant's entry.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.1.

6.2No Miscellaneous Charges. In addition to Landlord's obligations under the Lease, Landlord shall provide to Tenant and Tenant's Agents, notwithstanding anything to the contrary contained in this Lease, without charge (to the extent utilized in connection with the construction of the Tenant Improvements or Tenant move into the Premises), but subject to availability, parking, utilities, freight elevator service and loading docks during the period that such Tenant's Agents are actually present in the Building and working on the design and/or construction of the Tenant Improvements during the Building Hours.

6.3Tenant's Representative.  Tenant has designated James Page ("Tenant's Representative") as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.4Landlord's Representative.  Landlord has designated Project Management Advisors ("PMA") ("Landlord's Representative") as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.5Tenant's Agents.  The term "Tenant's Agents" shall mean the Architect and Engineer, Tenant's Representative, and any contractors, subcontractors, laborers, materialmen, and suppliers retained directly by Tenant.  Tenant's Agents shall be shall be subject to Landlord's reasonable approval.

6.6Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

EXHIBIT B-2

6.7Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease, or a default by Tenant under this Tenant Work Letter, and Tenant fails to cure such default within any applicable notice and cure period set forth in the Lease (or within ten (10) business days if Tenant is in default under this Tenant Work Letter), at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

6.8Disputes.  Except in connection with provisions in this Tenant Work Letter than have an express dispute resolution process, in the event of any dispute between Landlord and Tenant in connection arising under this Tenant Work Letter, either party may institute arbitration proceedings pursuant to arbitration administered by the JAMS or any successor thereto under the Expedited Procedures provisions (Rules 16.1-16.2 in the current edition) of the JAMS Comprehensive Arbitration Rules and Procedures (as such rules may be modified from time to time by JAMS, the “Arbitration Rules”), and such determination rendered by the arbitrator mutually selected by Landlord and Tenant in accordance with the Arbitration Rules (the “Arbitrator”) shall be binding upon the parties and may be entered in any court having jurisdiction thereof.

EXHIBIT B-2

SCHEDULE 1 TO EXHIBIT B-2

TIME DEADLINES

MUST-TAKE SPACE 1

	Dates	Actions to be Performed
A.	September 28, 2017	Final Space Plan to be completed by Tenant and delivered to Landlord.
B.	October 20, 2017	Tenant to deliver Final Working Drawings to Landlord.
C.	December 31, 2017	Tenant to cause all Permits to be approved by the appropriate municipal authorities and ready to be picked up by Contractor.
D.	Five (5) business days after the receipt of the Cost Proposal by Tenant.	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

MUST-TAKE SPACE 3

	Dates	Actions to be Performed
A.	July 11, 2018	Final Space Plan to be completed by Tenant and delivered to Landlord.
B.	August 1, 2018	Tenant to deliver Final Working Drawings to Landlord.
C.	September 30, 2018	Tenant to cause all Permits to be approved by the appropriate municipal authorities and ready to be picked up by Contractor.
D.	Five (5) business days after the receipt of the Cost Proposal by Tenant.	Tenant to approve Cost Proposal and deliver Cost Proposal to Landlord.

SCHEDULE 1 TO EXHIBIT B-2

EXHIBIT B-3

SORRENTO SUMMIT

TENANT WORK LETTER – MUST-TAKE SPACE 2

This Exhibit B-3 is applicable to the construction of Tenant Improvement in the Must-Take Space 2.  This Tenant Work Letter shall set forth the terms and conditions relating to the construction of the Lusk 3 Building and the tenant improvements within the Lusk 3 Building as required to satisfy the conditions of delivery of the Must-Take Space 2 more particularly set forth in this Lease.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the Landlord's construction of the Lusk 3 Building structural and core improvements, and the interior improvements of the Must-Take 2 Space, in sequence, as such issues will arise during the actual construction of the Premises.  All references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portion of Articles 1 through 29 of the Lease to which this Tenant Work Letter is attached as Exhibit B-3 and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portion of Sections 1 through 5 of this Tenant Work Letter.  All references in this Exhibit B-3 to "Premises" shall mean the Must-Take Space 2, and all references in this Exhibit B-2 to the "Building" shall mean the Lusk 3 Building.

SECTION 1

DESIGN AND PERMITTING OF THE LANDLORD'S WORK

1.1General Provisions and Definitions.  Landlord shall, in consultation with Tenant and in accordance with the terms and conditions of this Tenant Work Letter, administer, coordinate, and (subject to the terms of Section 1.4.4 of this Lease) pay for all of the costs and expenses of the planning, design and construction of the Building and the Premises (the "Landlord's Work"), which shall consist of two separate design and construction projects:  (a) the project of designing, permitting and constructing (i) the Building Structure of the Lusk 3 Building, (ii) those mechanical, electrical, plumbing, and life safety and sprinkler systems of the Building Systems identified in the Preliminary Drawings (as defined in Section 1.2 below) and (iii) those exterior site improvements included in the design of the Lusk 3 Building set forth in the Preliminary Drawings (as hereinafter defined), including, without limitation, any such exterior improvements designated by Tenant as SMB Cost Items in accordance with Section 1.4.4.2 of this Lease (collectively, the "Base, Shell and Core"), which shall proceed in accordance with the design development and permitting process set forth in Section 1.2 of this Tenant Work Letter, the engagement of the Base Building Contractor in accordance with Section 3.1 of this Tenant Work Letter, and the work of constructing the Base Shell and Core (collectively, the "Landlord's Base Building Work"), and (b) the project of designing, permitting and constructing all of the other improvements to the Building and Premises (the "Tenant Improvements"), which shall proceed in accordance with the design development and permitting process set forth in Section 1.3 of this Tenant Work Letter, the engagement of the TI Contractor (as defined in Section 3.2 of this Tenant Work Letter, and the work of constructing the Tenant Improvements in accordance with this Tenant Work Letter (collectively, the "Landlord's TI Work"). The construction of the Landlord's Base Building Work and the Landlord's TI Work shall occur in multiple phases with both projects to be substantially completed as a single integrated Building and Premises in accordance with the requirements of Section 5.1 of this Tenant Work Letter, with each phase of design and construction of the Landlord's Work to proceed in accordance with the project schedule attached hereto and incorporated herein as Schedule 1 to this Work Letter (the "Project Schedule"), subject to, and which may be updated and modified from time to time by Landlord and Tenant in accordance with, Section 2.1 of this Tenant Work Letter.

In recognition that Tenant's Must-Take Space 2 Base Rent payment obligations are directly tied to the Development Costs incurred by Landlord in the performance of the Landlord's Work, Tenant shall have the right to participate in the negotiation of all Development Costs (as defined in Section 1.4.4.3 of this Lease) which are to be included in Project Costs, including, without limitation, all Design Fees (as defined in Section 1.4.4.3.1 of this Lease); and to the extent that Tenant has not approved, or is not deemed to have approved in advance (in accordance with the terms and conditions of this Tenant Work Letter) any of the costs or expenses of Landlord's Work that Landlord proposes for inclusion in Development Costs, pursuant to any Draw Request (as defined in Section 3.4 below) or the Actual  Project Cost Notice (in accordance with Section 1.4.4.6 of this Lease), and Tenant provides

EXHIBIT B-3

written notice to Landlord setting forth Tenant's reasons for objecting to the inclusion of such costs or expenses as Development Costs (individually and collectively, "Unapproved Development Costs"), then Landlord and Tenant shall promptly thereafter meet and attempt to agree in good faith as to whether or not such Unapproved Development Costs (x) were incurred by Landlord reasonably and in good faith in order to comply with the Landlord's Work requirements under this Tenant Work Letter, (y) are not otherwise excluded from Development Costs pursuant to the terms and conditions of this Lease, and (z) are commercially reasonable under market conditions existing at the time that such costs were incurred by Landlord. To the extent that Landlord and Tenant are not able to agree upon the inclusion or exclusion of any of the Unapproved Development Costs as Development Costs within then (10) business days following the commencement of such informal resolution discussions, then such dispute shall be resolved in accordance with Section 6.8 of this Tenant Work Letter.  Unless, and except to the extent that, Unapproved Development Costs are approved by Tenant (or by the Arbitrator, as defined in Section 6.8 of this Tenant Work Letter) for inclusion in Development Costs in accordance with the terms and conditions of this Section 1.1, such costs and expenses shall be excluded from Development Costs as if expressly set forth in Section 1.4.4.4 of this Lease.  Without limiting the foregoing, the Development Costs shall exclude all costs and expenses of the test-fitting of the Tenant Improvements and the conceptual design drawings, presentations and models for the proposed Lusk 3 Building that were incurred by Landlord prior to the date of this Lease, unless and only to the extent of those certain costs and fees of the Base Building Architect (as defined in Section 1.2, below) and PMA payable by Landlord for design work expressly included in the reimbursement obligations of Tenant under that certain Design Work Reimbursement Agreement between Landlord and Tenant, dated March 14, 2017, as amended.

1.2Base, Shell and Core Design and Permitting.  Landlord shall construct the Base, Shell and Core pursuant to the Base Building Working Drawings (as hereinafter defined) to be prepared by Ferguson Pape Baldwin Architects ("Base Building Architect") and those certain engineering consultants identified in the Approved BB Design Contracts (the "Base Building Engineers") as a logical extension of those schematic drawings and preliminary specifications for the Base, Shell and Core prepared by the Base Building Architect, dated as of July 6, 2017, as more particularly described in the sheet list of drawings and the Lusk 3 Building floor plans and renderings attached hereto and incorporated herein as Schedule 2 (the "Preliminary Drawings"), in accordance with the terms and conditions of this Section 1.2 below.  Following the Tenant's approval of the Approved Base Building Drawings in accordance with the terms and conditions of Section 1.2.2 below, and Tenant's selection of the Base Building Contractor, and approval of the BB Construction Contract in accordance with the terms and conditions of Section 3.1.4 below, Landlord shall engage the Base Building Contractor in accordance with the terms and conditions of Section 3.1.4 below, who shall procure the Base Building Permits (as defined in Section 1.2.3 below) from the appropriate municipal authorities and commence the construction of the Base, Shell and Core.  The plans and drawings to be prepared by Base Building Architect and the Base Building Engineers pursuant to the process of this Section 1.2 are sometimes referred to in this Tenant Work Letter, generically as the "Base Building Drawings".

1.2.1Engagement of Base Building Architect and Engineers.  Promptly following the mutual execution and delivery of this Lease, Landlord will enter into one or more professional services agreements between Landlord and the Base Building Architect and some or all of the Base Building Engineers to design the Base, Shell and Core, subject to Tenant's prior approval of the terms and conditions of such agreements, including, without limitation, the Design Fees payable by Landlord pursuant to such Approved BB Design Contracts as Project Costs (the "Approved BB Design Fees"), in advance of Landlord entering into any of the foregoing agreements (as such agreement(s) may be modified and/or supplemented from time to time with Tenant's prior approval thereof, the "Approved BB Design Contracts"); provided, however, Tenant shall not unreasonably withhold its approval of such agreements and design fees.  In recognition that Tenant's Must-Take Space 2 Base Rent payment obligations are directly tied to the Approved BB Design Fees of the Landlord's Base Building Work, Landlord hereby agrees not to unilaterally (a) make or agree to any material change to any Approved BB Design Contract, nor (b) increase the Approved BB Design Fees as Project Costs, without Tenant's prior approval, except as otherwise expressly provided in this Tenant Work Letter (e.g., any extension of contract time due to Tenant Delays in accordance with Section 5.3 below, or any increased design costs due to any Tenant Change Order Requests (as defined in Section 1.4 below) modifying the Approved Base Building Drawings); provided, however, that Tenant shall not unreasonably delay or withhold its approval of any Landlord-requested changes to any Approved BB Design Contract.

1.2.2Approved Working Drawings.  Promptly following the full execution and delivery of the Lease, Landlord and Tenant shall cooperate in good faith and in accordance with the Project Schedule to supply the Base Building Architect such information requested by the Base Building Architect which is reasonably necessary to

EXHIBIT B-3

allow the Base Building Architect to complete the Base Building Drawings, as a logical extension of the Preliminary Drawings, in a form that is sufficient to enable the Base Building Contractor and subcontractors to bid on the work of construction of the Base, Shell and Core, and to obtain all applicable permits for the construction of the Base Shell and Core, including structural, and core mechanical, electrical and plumbing requirements, as well as exterior landscaping and other site improvements required for the Base Building Permits (as defined in Section 1.2.3 below).  Landlord shall use commercially reasonable efforts to cause the Base Building Architect and Base Building Engineers to work in good faith with Tenant to prepare and deliver the proposed Base Building Drawings to Landlord and Tenant for review and approval in accordance with the Project Schedule.  If Tenant disapproves the proposed Base Building Drawings, Tenant's notice of disapproval shall specify the reasons for such disapproval and those revisions required to obtain Tenant's approval of the Final Base Building Drawings (as hereinafter defined) for their submission to the Bidding BB Contractors in accordance with Section 3.1 below.  After receiving such notice of disapproval, Landlord shall cause the Base Building Architect to revise the Base Building Drawings in accordance with the Tenant's requested changes; provided, however, that Landlord shall not be required to cause the Base Building Architect to make any revision to the Base Building Drawings that creates a Base Building Design Problem (as defined in Section 1.2.3 below).  Once the proposed Base Building Drawings have been so revised, the revised Base Building Drawings will be resubmitted to Tenant for approval.  Such revision and resubmission process shall occur within ten (10) business days after Landlord's receipt of Tenant's written notice of disapproval (if such revision is not material; otherwise the revised Base Building Drawings will be resubmitted to Tenant within such longer period of time as may be reasonably necessary, but not more than fifteen (15) business days after Landlord's receipt of such disapproval notice).  Such procedure shall be repeated as necessary until Tenant and Landlord have both approved the Base Building Drawings for submission to the Bidding BB Contractors (the "Final Base Building Drawings"), provided that Landlord's approval of any revised Base Building Drawings incorporating any Tenant-requested revisions shall not be withheld except in the case of a Base Building Design Problem.  Landlord shall immediately submit the Final Base Building Drawings to the Bidding BB Contractors in accordance with Section 3.1 below, in order for Tenant to select the Base Building Contractor to be retained by Landlord.  Following Tenant's selection of the Base Building Contractor (or as part of such selection process), Tenant shall have the right to value-engineer the design of the Base, Shell and Core in Tenant's reasonable discretion as part of the process of negotiating the cost of construction of the Landlord's Base Building Work in accordance with the Project Schedule, and Landlord shall use commercially reasonable efforts to cause the Base Building Architect and Base Building Engineers to reasonably participate in such value engineering process (with the applicable Design Fees payable in accordance with the Approved BB Design Fees) in compliance with the Project Schedule. Landlord acknowledges that Tenant's value engineering efforts may result in additional revisions to the Final Base Building Drawings, which may be requested by Tenant in accordance with the Project Schedule, and as long as such revisions do not cause a Base Building Design Problem, the Final Base Building Drawings shall be modified by the Base Building Architect to incorporate such requested changes, in accordance with process set forth in this Section 1.2.2 above, until the Final Base Building Drawings are in a form which is complete for incorporation into the BB Construction Contract as the basis of the contract sum payable to the Base Building Contractor in accordance with Section 3.1.4 below, and to allow the Base Building Contractor and its subcontractors to obtain all applicable Base Building Permits in accordance with Section 1.2.4 below.  The Final Base Building Drawings approved by Landlord and Tenant for incorporation by reference into the BB Construction Contract in accordance with this Section 1.2.2 (as the same may be modified in accordance with Section 1.2.4, below, in order for the appropriate municipal authorities to issue the Base Building Permits) shall be known as the "Approved Base Building Drawings." Except as provided in Section 1.2.4 and Section 1.4 below, respectively, neither Landlord nor Tenant shall make any changes or modifications to the Approved Base Building Drawings, without the prior written consent of the other party to this Lease, which consent shall not be unreasonably withheld, conditioned or delayed.

1.2.3Base Building Design Problems.  For the purposes of this Tenant Work Letter, a "Base Building Design Problem" means, and will be deemed to exist to the extent, that any component or components of the proposed Base Building Drawings (or any Tenant-proposed revisions thereto) either: (a) represents a material deviation from the design of the Base, Shell and Core improvements of the Preliminary Drawings (unless such deviation is required to accommodate the design of the Tenant Improvements, as such design shall be subject to the Landlord's approval rights under Section 1.3.1 below with respect to any TI Design Problems), or (b) fails to, or is reasonably likely to cause any component of the Base, Shell and Core improvements to fail to, comply with Applicable Laws (taking into account that the separate design of the Tenant Improvements by the TI Architect is intended to complete the design of the Premises and the Landlord's Work in accordance with Applicable Laws).  Tenant shall be responsible for ensuring that all elements of the design of the Base Building Drawings (as such

EXHIBIT B-3

drawings may be modified by any Tenant Change Orders in accordance with Section 1.4 below) are suitable for Tenant's use of the Premises, and neither the preparation of the Base Building Drawings by the Base Building Architect, nor Landlord's approval of (or failure to disapprove) the Base Building Drawings pursuant to this Section 1.2., shall relieve Tenant from such responsibility.  Landlord shall cause the Base Building Architect and the Base Building Engineers to use the "Required Level of Care" (defined below) to cause the Base Building Drawings to comply with Applicable Laws.  As used herein, "Required Level of Care" means the level of care that reputable architects and engineers customarily use in the San Diego market to cause drawings and specifications for a project of improvements similar to the Base, Shell and Core to comply with Applicable Laws (taking into account the separate and sequential phases of design of the Base, Shell and Core and the Tenant Improvements, and the TI Architect's and TI Engineers' responsibility for design of the Tenant Improvements in accordance with a similar Required Level of Care for the Tenant Improvements).

1.2.4Permits for Base, Shell and Core.  Landlord shall, at Landlord's cost (but which shall be Project Cost), promptly submit the Approved Base Building Drawings to the appropriate municipal authorities in order to procure all applicable permits necessary to commence and fully complete the construction of the Base, Shell and Core (the "Base Building Permits"); provided, however, that the Approved Base Building Drawings may be submitted for such Base Building Permits in phases (e.g., the submission of those Approved Base Building Drawings for the grading permits to commence grading of the Building site may occur before the submission of those Approved Base Building Drawings for the remaining Base Building Permits). Landlord agrees to use reasonable diligent efforts to obtain such Base Building Permits, and in connection therewith, Landlord shall coordinate with Tenant in order to allow Tenant, at its option, to take part in the permitting process; and Landlord shall supply Tenant, as soon as possible, with all plan check numbers and dates of submittal of the Approved Base Building Drawings.  If the Approved Base Building Drawings are not approved by the applicable municipal authorities and such approval will require a change to the Approved Working Drawings, or will impose any condition on construction of the Base, Shell and Core, which:  (i) is materially inconsistent with the Approved Base Building Drawings, (ii) materially increase the cost of the Landlord's Base Building Work by increasing the Approved BB Design Fees or the negotiated contract sum of the BB Construction Contract, (iii) is determined by Tenant's Representative to materially and adversely affect Tenant's planned Permitted Use of the Premises and the Project, (iv) is materially inconsistent with the design of the Tenant Improvements as set forth in the most recent iteration of the TI Construction Drawings (as defined in Section 1.3.1 below) as of the date such disapproval, or (v) is reasonably likely to substantially delay the Substantial Completion of Landlord's Work beyond December 31, 2019 (each of the foregoing, a "Material BB Design Change"), then Landlord and Tenant shall mutually and reasonably work together in good faith to modify the Approved Base Building Drawings to the extent required in order for the same to be approved by the applicable municipal authorities, and if the parties are unable to agree upon such modifications within ten (10) business days following Tenant's receipt of notice of any disapproval of the Approved Base Building Drawings by the applicable municipal authorities, such dispute shall be resolved in accordance with Section 6.8 of this Tenant Work Letter.  Notwithstanding the foregoing, if the Approved Base Building Drawings are not approved by the applicable municipal authorities and Landlord and Tenant's Representative mutually determine that such approval will not require a Material BB Design Change, Landlord shall have the right to reasonably and in good faith modify the Approved Base Building Drawings to the extent required for the applicable municipal authorities to issue the Base Building Permits without Tenant's approval of such modifications, provided that (a) Landlord does so in consultation with the Tenant's Representative and Tenant's Project Manager, '''and (b) such modifications are otherwise consistent with the first class nature of the Project and do not use systems or equipment materially lower in quality (or materially more expensive) than those specified in the Approved Base Building Drawings; provided, however, that any additional or increased costs or expenses of the Landlord's Work of the Base, Shell and Core shall be subject to Tenant's prior approval in accordance with the terms and conditions of Section 1.1 of this Tenant Work Letter, which approval shall not be unreasonably withheld.  The Approved Base Building Drawings, as the same may be modified in this Section 1.2.4 to procure the Base Building Permits, and in accordance with any Tenant Change Orders in accordance with Section 1.4 below, are sometimes referred to herein as the "Base Building Working Drawing."

1.3Design and Permitting of Tenant Improvements.  Landlord shall cause the Tenant Improvements to be constructed in accordance with the TI Working Drawings (as hereinafter defined) to be prepared in accordance with this Section 1.3 of this Tenant Work Letter.  Landlord shall retain an architect selected by Tenant and reasonably approved by Landlord in accordance with Section 1.3.1 below (the "TI Architect"; who, in Tenant's discretion may also be the Base Building Architect) and the TI Engineers (as defined in Section 1.3.1

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below) to design the Tenant Improvements.  The TI Architect shall develop the Approved TI Drawings (as defined in Section 1.3 below) to be submitted to the appropriate municipal authorities for the TI Permits (as defined in Section 1.3.7 below), on the basis of the preliminary design of the Building set forth in the Preliminary Drawings, and in accordance with the terms and conditions of this Section 1.3 below.

1.3.1Engagement of Tenant Improvements Architect and Engineers.  As of the date of this Lease, Tenant has not selected, and Landlord has not retained the TI Architect nor any of engineering consultants selected by Tenant and reasonably approved by Landlord (the "TI Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life safety, and sprinkler work of the Tenant Improvements, so that none of the costs associated with the design and design-related services payable to any TI Architect or any of the TI Engineers have been approved by Tenant as Design Fees included in Project Costs pursuant to Section 1.4.4.4 of this Lease, except if and to the extent included in the Approved BB Design Fees.  Tenant shall select, and Landlord shall retain, the TI Architect and those TI Engineers approved by Landlord (which approval shall not be unreasonably withheld) in accordance with the Project Schedule, to prepare the "TI Construction Drawings," as that term is defined in this Section 1.3.1 below, in accordance with terms and conditions of one or more professional services agreements between Landlord and the TI Architect and some or all of the TI Engineers completely, subject to Tenant's prior approval of such terms and conditions in advance of Landlord entering into any of the foregoing agreements (the "Approved TI Design Contracts"), including, without limitation, the Design Fees payable by Landlord pursuant to the Approved TI Design Contracts as Project Costs (the "Approved TI Design Fees").  In recognition that Tenant's Must-Take Space 2 Base Rent payment obligations are directly tied to the Design Fees of the Landlord's TI Work, Landlord hereby agrees not to unilaterally (a) make or agree to any material change to any Approved TI Design Contract, nor (b) increase the Approved TI Design Fees, without Tenant's prior approval, except as otherwise expressly provided in this Tenant Work Letter (e.g., any extension of contract time due to Tenant Delays in accordance with Section 5.2, or any increased design costs due to any Tenant Change Order Requests, as defined in Section 4.3.3, modifying the Approved TI  Drawings), and subject to the terms and conditions of Section 1.1 regarding any Unapproved Development Costs arising out of Landlord's failure to obtain Tenant's prior approval for any increase in the Approved TI Design Fees, to the extent required under this Section 1.3.1; provided, however, that Tenant shall not unreasonably delay or withhold its approval of any reasonable Landlord-requested changes to any Approved TI Design Contract.    The plans and drawings to be prepared by TI Architect and the TI Engineers pursuant to the process of this Section 1.3 are sometimes referred to in this Tenant Work Letter, generically as the "TI Construction Drawings."  Landlord and Tenant shall cooperate in good faith to supply the TI Architect and TI Engineers with such information as is necessary to allow the TI Architect to complete the TI Construction Drawings in accordance with this Section 1.3 and the Project Schedule.  Landlord shall use commercially reasonable efforts to cause the TI Architect to work in good faith with Tenant to prepare and deliver the TI Construction Drawings to Landlord and Tenant for review and approval in accordance with the Project Schedule, provided that Landlord's approval shall not be withheld except in the case of a "TI Design Problem" (as defined in Section 1.3.2 below).

1.3.2TI Design Problems.  A "TI Design Problem" is defined as, and will be deemed to exist if such Tenant Improvement (i) causes a material change to the design of the Building as set forth in the Preliminary Drawings, if such change is reasonably likely to (a) have a material adverse effect on the value of the Building or the Project following the expiration or earlier termination of this Lease, or (b) materially increase the cost of (1) occupancy or use of the Building (for occupancy or use consistent with the Tenant's intended occupancy and use of the Building), or (2) maintenance or repair of the Building or the Project in excess of maintenance and repair costs reasonably associated with the design of the Building as set forth in the Preliminary Drawings, or (ii) fails to, or is reasonably likely to cause any component of the Base, Shell and Core improvements to fail to, comply with Applicable Laws.  Notwithstanding the foregoing sentence, Tenant shall be responsible for ensuring that all elements of the design of the TI Construction Drawings are suitable for Tenant's use of the Premises, and neither the preparation of the TI Construction Drawings by the TI Architect or the TI Engineers nor Landlord's approval of the Approved TI Drawings (as defined in Section 1.3.5 below) shall relieve Tenant from such responsibility.  Landlord shall cause the TI Architect and the TI Engineers to use the Required Level of Care to cause the TI Construction Drawings to comply with Applicable Laws; provided, however, that Tenant, not Landlord, shall be responsible for any violation of Applicable Laws by the TI Construction Drawings resulting from any information provided by Tenant pursuant to the development of the TI Construction Drawings, or resulting from any Tenant Change Order, or from Tenant's use of the Premises for any use other than a Permitted Use.

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1.3.3Final Space Plan.  Promptly following Tenant's selection and Landlord's retention of the TI Architect pursuant to an Approved TI Design Contract, Landlord shall cause the TI Architect to prepare and deliver to Tenant a schematic space plan for the Tenant Improvements that conforms to the Preliminary Drawings (the "Final Space Plan").  Such preparation and delivery shall occur in accordance with the Project Schedule and the Approved TI Design Contracts.  Tenant shall approve or disapprove the Final Space Plan by notice to Landlord in accordance with the Project Schedule.  If Tenant disapproves the Final Space Plan, Tenant's notice of disapproval shall specify any revisions Tenant desires in the Final Space Plan.  After receiving such notice of disapproval, Landlord shall cause the Architect to revise the Final Space Plan, taking into account the reasons for Tenant's disapproval (provided, however, that Landlord shall not be required to cause the Architect to make any revision to the Final Space Plan that creates a TI Design Problem), and resubmit the Final Space Plan to Tenant for its approval.  Such revision and resubmission shall occur within five (5) business days after Landlord's receipt of Tenant's notice of disapproval (if such revision is not material; otherwise the revised Final Space Plan will be resubmitted to Tenant within such longer period of time as may be reasonably necessary, but not more than ten (10) business days after such receipt by Landlord).  Such procedure shall be repeated as necessary until Tenant has approved the Space Plan.  The Final Space Plan approved by Tenant shall be known as the "Approved Space Plan."

1.3.4Additional Programming Information.  After approving the Final Space Plan, Tenant shall furnish to Landlord all information reasonably requested by Landlord in accordance with the Project Schedule that, together with the Approved Space Plan, is necessary in the judgment of Landlord, the TI Architect and the TI Engineers to complete the TI Construction Drawings in a form that is sufficient to enable the TI Contractor and subcontractors to bid on the work of construction of the Tenant Improvements, and to obtain all applicable permits for the Tenant Improvements (the "Final TI Drawings"), including electrical requirements, telephone requirements, special HVAC requirements, plumbing requirements, and all interior and special finishes (collectively, the "Additional Programming Information").  Tenant's delivery of such Additional Programming Information to Landlord shall occur in accordance with the Project Schedule. The Additional Programming Information shall be consistent with the Approved Space Plan and shall otherwise be subject to Landlord's reasonable approval, provided that Landlord's approval shall not be withheld except in the case of a TI Design Problem.  Landlord shall provide Tenant with notice approving or reasonably disapproving the Additional Programming Information in accordance with the Project Schedule.  If Landlord disapproves the Additional Programming Information, Landlord's notice of disapproval shall describe with reasonable specificity the basis for such disapproval and the changes that would be necessary to resolve Landlord's objections.  If Landlord disapproves the Additional Programming Information, then Landlord and Tenant shall mutually and reasonably work together with the TI Architect and TI Engineers, in good faith, to modify the Additional Programming Information in order for the same to be approved by Landlord.

1.3.5Final TI Drawings.  After approving the Additional Programming Information, Landlord shall cause the TI Architect and the TI Engineers to prepare and deliver to Tenant the Final TI Drawings that conform to the Approved Space Plan and the approved Additional Programming Information.  Such preparation and delivery shall occur in accordance with the Project Schedule.  Tenant shall approve or disapprove the Final TI Drawings, incorporating the Additional Programming Information as hereinafter provided, by notice to Landlord in accordance with the Project Schedule.  If Tenant disapproves the Final TI Drawings, Tenant's notice of disapproval shall specify the reasons for such disapproval and those revisions required to obtain Tenant's approval of the Final TI Drawings for submission to the Bidding TI Contractors in accordance with Section 3.2.1 below.  After receiving such notice of disapproval, Landlord shall cause the TI Architect and/or the TI Engineers to revise the Final TI Drawings, taking into account the reasons for Tenant's disapproval (provided, however, that Landlord shall not be required to cause the TI Architect or the TI Engineers to make any revision to the Final TI Drawings that causes a TI Design Problem).  Once the Final TI Drawings have been so revised, Landlord shall resubmit the revised Final TI Drawings to Tenant for its approval.  Such revision and resubmission shall occur within ten (10) business days after Landlord's receipt of Tenant's notice of disapproval (if such revision is not material; otherwise the revised Final TI Drawings will be resubmitted to Tenant within such longer period of time as may be reasonably necessary, but not more than fifteen (15) business days after such receipt by Landlord).  Such procedure shall be repeated as necessary until Tenant has approved the Final TI Drawings for submission to the Bidding TI Contractors.  The Final TI Drawings approved by Landlord and Tenant for incorporation into the TI Construction Contract are referred to in this Work Letter as the "Approved TI Drawings".  Landlord shall immediately submit the Approved TI Drawings to the Bidding TI Contractors, in order for Tenant to select the TI Contractor to be retained by Landlord in accordance with Section 3.2 below.  Tenant shall have the right to value-engineer the design of the Tenant Improvements in Tenant's reasonable discretion, either as part of the process of negotiating the cost of construction of the Landlord's

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TI Work with the Bidding TI Contractors or following Tenant's selection of the TI Contractor (and in either case in accordance with the Project Schedule), and Landlord shall use commercially reasonable efforts to cause the TI Architect and TI Engineers to reasonably participate in such value engineering process (with the applicable Design Fees payable in accordance with the Approved TI Design Fees) in compliance with the Project Schedule. Landlord acknowledges that Tenant's value engineering efforts may result in additional revisions to the Approved TI Drawings, which may be requested by Tenant in accordance with the Project Schedule, and as long as such revisions do not cause a TI Design Problem, the Approved TI Drawings shall be modified by the TI Architect to incorporate such requested changes, in accordance with the process set forth in this Section 1.3.5 above, until the Approved TI Drawings are in a form which is complete for incorporation into the TI Construction Contract as the basis of the contract sum payable to the TI Contractor in accordance with Section 3.2.4 below, and to allow the TI Contractor and its subcontractors to obtain all applicable TI Permits in accordance with Section 1.3.6 below; provided that Landlord's approval of the Approved TI Drawings incorporating any Tenant-requested value-engineering changes shall not be withheld except in the case of a TI Design Problem.

1.3.6TI Permits.  Promptly following Tenant's approval of the TI Construction Contract for execution by Landlord and the TI Contractor, Landlord shall submit the Approved TI Drawings to the appropriate municipal authorities for all applicable building permits necessary to allow the TI Contractor to commence and fully complete the construction of the Tenant Improvements (the "TI Permits" and together with the Base Building Permits, the "Permits"), and, in connection therewith, Landlord shall coordinate with Tenant in order to allow Tenant, at its option,  to take part in all phases of the permitting process and shall supply Tenant, as soon as possible, with all plan check numbers and dates of submittal. If the Approved TI Drawings are not approved by the applicable municipal authorities, and such approval will require a change to the Approved TI Drawings, 'or will impose any condition on construction of the Landlord's Base Building Work or the Tenant Improvements which:  (i) is materially inconsistent with the Approved TI Drawings, (ii) requires any change to the Approved Base Building Drawings, (iii) materially increases the cost of Landlord's Base Building Work by increasing the negotiated contract sum of the BB Construction Contract, (iv) materially increases the cost of constructing the Tenant Improvements over the contract sum of the TI Construction Contract, (v) is determined by Tenant's Representative to materially and adversely affect Tenant's planned Permitted Use of the Premises and the Project, or (vi) reasonably likely to substantially delay the Substantial Completion of the Premises beyond December 31, 2019 (each of the foregoing, a "Material TI Design Change"), Landlord and Tenant shall reasonably, diligently, and in good faith seek means by which to mitigate or eliminate any such Material TI Design Change, and if the parties are unable to agree upon such mitigation within ten (10) business days, such dispute shall be resolved in accordance with Section 6.8 of this Tenant Work Letter.  If the Approved TI Construction Drawings are not approved by the applicable municipal authorities for any reason that does not require a Material TI Design Change, then Landlord and Tenant shall mutually and reasonably work together in good faith to modify the Approved TI Construction Drawings to the extent required in order for the same to be approved by the applicable municipal authorities; provided, however, that if, notwithstanding such mutual and reasonable efforts, Landlord and Tenant are unable to agree upon any change or changes to the Approved TI Drawings required for the applicable municipal authorities to issue the TI Permits within ten (10) business days following commencement of such mutual effort, then Landlord shall have the right to modify the Approved TI Drawings without Tenant's approval of such modifications, provided that (a) Landlord does so in consultation with the Tenant's Representative and Tenant's Project Manager, (b) such modifications by Landlord do not result in a Material TI Design Change, 'and (c) such modifications are otherwise consistent with the first class nature of the Project and do not use systems or equipment materially lower in quality (or materially more expensive) than those specified in the Approved TI Drawings; provided, however, that any additional or increased costs or expenses of the Landlord's Work of the Tenant Improvements shall be subject to Tenant's prior approval in accordance with the terms and conditions of Section 1.1 of this Tenant Work Letter.  Landlord shall cause the Tenant Improvements to be constructed in accordance with the TI Working Drawings (as defined in Section 1.3 above). The Approved TI Drawings, as the same may be modified in accordance with this Section 1.3.6 in order to obtain the TI Permits, and in accordance with any Tenant Change Orders in accordance with Section 1.4 below, are sometimes referred to herein as the "TI Working Drawings".

1.4Tenant-Requested Changes to Base Building Working and TI Working Drawings.  Tenant shall have the right to request changes to the Base Building Drawings and the TI Construction Drawings (generically, for the purposes of this Section 1.4, the "Working Drawings") subject to Landlord's prior written approval, which shall not be unreasonably withheld.  Tenant shall request any such modification to the Working Drawings by notifying Landlord in writing (a "Tenant Change Order Request"), in substantially the same form as

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the AIA standard change order form (AIA Form G701-2001), which Tenant Change Order Request shall detail the nature and extent of any such modification and shall be signed by Tenant's Representative.  Landlord shall, before proceeding with any such modification, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of:  (i) the effect that the design and construction of the modification will have on the then-current Project Schedule, (ii) any additional Design Fees that will be incurred, to analyze such modification, and (iii) the effect of the modification on the cost of the construction of the Tenant Improvements, including, without limitation, any impact of the proposed modification on the Development Costs.  Landlord shall submit to Tenant in writing, within five (5) business days after receipt of the Tenant Change Order Request (or such longer period of time as is reasonably required and as promptly communicated to Tenant's Representative, depending on the extent of the requested modification), an analysis of the additional cost or savings involved, including, without limitation, any additional Design Fees, any adjustment to Development Costs, and the period of Tenant Delay, if any, associated with such modification, which shall be incorporated into the Tenant Change Order Request as a proposed change order to the Landlord's Work (the "Landlord Change Order Response").  If Tenant accepts the terms and conditions of the Landlord Change Order Response, Tenant shall execute the Landlord Change Order Response as a written change order for the modification of the Tenant Improvements (a "Tenant Change Order") no later than five (5) business days after Tenant's receipt of the Landlord Change Order Response, and the Project Costs associated with the additional Design Fees and any increase or decrease in the Development Costs shall be adjusted accordingly.  Pending agreement as to the terms and conditions of the Tenant Change Order prior to Tenant's timely execution and delivery of the Landlord Change Order Response, Landlord shall not delay the normal progress of the Tenant Improvements.  If Tenant fails to execute the Landlord Change Order Response within such five (5) business day period, then Tenant shall be deemed to have rescinded the Tenant Change Order Request.

1.5 Requests for Information and Base Building Change Directives.  Landlord shall require the Base Building Contractor and the TI Contractor, respectively, to copy Tenant's Representative, PMA and the Project Manager (as such terms are defined in Section 2.2 below) on any requests for information submitted to Landlord relating to the Landlord's Work ("RFI's").  In addition, Landlord shall consult with PMA, Tenant's Representative and Project Manager in advance of, and provide Tenant's Representative and Project Manager with copies of:  (i) Landlord's response to any RFI, and (b) any plan clarifications relating the Base Building Working Drawings or the TI Working Drawings sent to a Contractor or any of its subcontractors by either Base Building Architect or the TI Architect (collectively, "Landlord Change Directives"), provided that Tenant shall either approve or reasonably disapprove any proposed Landlord Change Directive within three (3) business days after Tenant's Representative's receipt of a copy of such proposed Landlord Change Directive from Landlord, with Tenant's disapproval of a proposed Landlord Change Directive to be limited to the following reasons:  either (i)  Tenant's Representative reasonably determines that such Landlord Change Directive will adversely impact the design or construction of the completed Landlord's Work, or (ii) Tenant's Representative determines that such Landlord Change Directive will materially increase the cost of construction of the completed Landlord's Work or materially increase the Tenant's cost of occupancy, use, maintenance, repair or restoration of the Premises following completion of the Landlord's Work, and in either case a reasonable alternative solution is available.  Should Tenant's Representative fail to timely deliver such reasons for objections to any Landlord Change Directive in writing, then such Landlord Change Directive (and any additional or increased Development Costs associated therewith) shall be deemed to have been approved by Tenant in accordance with this Section 1.5 (but without limiting Tenant's rights under this Tenant Work Letter relating to the Tenant's Representative's right to review the Landlord's books and records relating to the completed Landlord's Work).

SECTION 2

PROJECT SCHEDULE; TENANT'S PROJECT MANAGER

2.1Project Schedule.  Subject to any Tenant Delays and Force Majeure Delays (as hereinafter defined), the Must-Take Space 2 shall be constructed by Landlord in accordance with this Tenant Work Letter diligently following the effective date of this Lease; and subject to any Tenant Delays and Force Majeure Delays, and Tenant's rights under this Lease, Landlord shall use commercially reasonable efforts to construct the Must-Take Space 2 in accordance with the Project Schedule. In the event that the Landlord's Work is delayed by any Tenant Delays or Force Majeure Delays, Landlord shall reasonably cooperate with Tenant's efforts to mitigate such delays;

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provided that the cost and expense of any such mitigation or acceleration actions requested by Tenant shall be performed at Tenant's sole cost and expense (which may be included in Project Costs or funded separately by Tenant, as Tenant may elect in Tenant's sole discretion, subject to the terms and conditions of this Work Letter). Additionally, Tenant shall have the right to accelerate the milestone dates contained in the Project Schedule for either portion of the Landlord's Work by written notice indicating the revised milestone date that Tenant intends to advance (an "Acceleration Notice"); and if Tenant so elects, Landlord and Tenant shall use mutual good faith and commercially reasonable efforts to determine and agree upon the additional cost of achieving the accelerated milestone date (which shall similarly accelerate all subsequent milestone dates unless otherwise noted in the applicable Acceleration Notice), in consideration of the effect of such Acceleration Notice on all of the other terms and conditions of this Tenant Work Letter; and in the event that Landlord and Tenant agree upon such additional cost and the effect of such acceleration on the Project Schedule, such change in the Landlord's Work and the additional cost associated therewith, as approved by Landlord and Tenant in accordance with this Section 2.1, shall be implemented by means of a Tenant Change Order in accordance with Section 1.4 above, and the Project Schedule for the applicable portion of the Landlord's Work shall be modified in accordance with the Acceleration Notice.  If at any time during the design, permitting and construction process Tenant reasonably believes that Landlord will fail to meet any of such delivery or permitting deadlines, Tenant shall have the right to notify Landlord of such belief and the reasons therefor, and Landlord shall promptly provide a Project Schedule status update to Tenant, and a revised Project Schedule as modified by any prior, on-going and anticipated delays.  If at any time during the design, permitting or construction of Must-Take Space 2, Landlord reasonably believes that Landlord will fail to meet any of the required delivery or permitting milestones of the Landlord's Work, Landlord shall promptly notify Tenant of the anticipated delay, including any known causation and the Landlord's estimate of the duration of such delay (if Landlord is reasonably capable of estimating such duration) and Landlord shall promptly provide a Project Schedule status update to Tenant, and a revised Project Schedule as modified by any prior, on-going and anticipated delays.  Notwithstanding the foregoing, nor anything set forth in Section 5 of this Tenant Work Letter relating to Tenant Delays, Landlord Delays and Force Majeure:  (a) except for delays where there is an express notice or response period under this Tenant Work Letter, no Landlord Delay or Tenant Delay shall be deemed to have occurred unless the party claiming the occurrence of such a delay has given the other party written notice, promptly following such party's actual knowledge thereof, that an act or omission on the part of the other party or its agents, employees or contractors has occurred which will cause such a delay and the other party fails to cure such delay within two (2) business days after receipt of such notice, in which case the number of days of delay after such notice shall be a Tenant Delay or a Landlord Delay, as applicable, in accordance with Section 5.3 and Section 5.4 below, respectively; and (B) there shall be no Tenant Delays or Landlord Delays if the aggregate effect of such delays does not delay Landlord's satisfaction of the Substantial Completion conditions set forth in Section 5.1 below beyond December 31, 2019.

2.2Tenant's Project Manager.  Tenant shall retain a project manager (the "Project Manager"), subject to Landlord's reasonable approval, to oversee the day-to-day construction of the Tenant Improvements and to direct each of the Base Building Contractor and the TI Contractor (generically, a "Contractor" for the purposes of this Tenant Work Letter) in connection with the construction of the Base, Shell and Core and the Tenant Improvements.  Landlord shall use commercially reasonable efforts to cause the Base Building Architect, the TI Architect and the Contractors to reasonably cooperate with Tenant and the Project Manager in connection with the construction of the Landlord's Work in accordance with the Project Schedule.  Tenant shall use commercially reasonable efforts to cause the Project Manager to reasonably cooperate in good faith with Landlord's project manager, Project Management Advisors ("PMA"), in connection with the construction of the Landlord's Work.  Tenant's Project Manager, as well as Tenant's Representative set forth in Section 6.3, below, shall have the right to perform a walk-through inspection of the Landlord's Work prior to Tenant's approval of each Draw Request (as defined in Section 3.4 below) for purposes of determining the condition of the Landlord's Work and confirmation of the information contained in such Draw Request (each, a "Progress Payment Walk-Through Inspection"), provided such walk-through inspection shall not cause a Tenant Delay or a Landlord Delay. Additionally, Tenant's Representative and Project Manager will have access to the Premises and the Landlord's and the Contractors' books and records to provide construction management services in representing Tenant with respect to the construction of the Landlord's Work, and will be provided with copies of all shop drawings and samples for review for compliance with the Tenant-approved design documents for Landlord's Work, will be permitted to assist in the drafting of Contractor bid documents and to perform regular site visits, participate in weekly project meetings, as reasonably required for construction management services of the Landlord's Work on behalf of Tenant, and to participate in the walk-through inspection of the Premises to determine whether the Delivery Condition has been satisfied (in

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accordance with Section 5.6 below), and in the related Punch List preparation and follow-up confirmation of completion or repairs of the Punch List items (as such terms are defined in Section 5.1 below).  Subject to the Project Manager having reasonable rights of access to the Must-Take 2 Space construction site, notice of, and the right to attend and participate at, construction meetings, and review the annotated "as built" site copies of the Base Building Working Drawings and the TI Working Drawings from time to time, to the extent that the Project Manager delays the completion of the Landlord's Work, such delay will be a Tenant Delay, subject to the terms and condition of Section 2.1 above.  The fee of Tenant's Project Manager shall be paid or reimbursed by Landlord as a Project Cost, if Tenant so requests.

2.3Time Deadlines.  Tenant and Landlord shall use their respective best, good faith, efforts and all due diligence to cooperate with the Base Building Architect, TI Architect, the Base Building Engineers and the TI Engineers, and one another in order to complete all phases of the Landlord's Work in accordance with the Project Schedule, and, in that regard, Landlord shall arrange for Tenant's Representative and Project Manager to receive notice of, and right to attend, all design and construction progress meetings for the Landlord's Work, on a scheduled basis and reasonably in advance of such, and shall arrange for Tenant's Representative and Project Manager to be copied on all electronic and written communications with the Base Building Architect, the TI Architect, the BB Contractor and/or the TI Contractor with respect to the progress and performance of the Landlord's Work.  The applicable dates for submissions, responses, revisions and approvals of items, plans and drawings as described in this Tenant Work Letter are further elaborated upon in the Project Schedule (the "Time Deadlines").  Landlord and Tenant agree to comply with their respective Time Deadlines pursuant their respective obligations under this Tenant Work Letter.

SECTION 3

CONSTRUCTION OF THE LANDLORD'S WORK

3.1Construction of Landlord's Base Building Work.

3.1.1Landlord's Retention of Base Building Contractor. Tenant shall select a Contractor ("Base Building Contractor") to construct the Base, Shell and Core pursuant to the terms of this Section 3.1, below.  Landlord and Tenant hereby approve the following general contractors as Bidding Contractors for the Landlord's Lusk 3 Work:  (a) Swinerton; (b) Pacific Building Group; or (c) Whiting Turner (the "Approved Bidding Contractors"); provided that Landlord and Tenant hereby agree that each of them may propose additional general contractors as Bidding Contractors for the Landlord's Base Building Work, subject to the other party's prior written approval, which shall not be unreasonably withheld, conditioned or delayed.   On or before the date scheduled for Landlord and Tenant's approval of the Approved Base Building Drawings in accordance with the Project Schedule, Landlord and Tenant shall mutually agree upon any additional qualified, licensed and reputable general contractors, if any, in addition to the Approved Bidding Contractors, to receive bid requests for the Landlord's Work and to prepare competitive bids in accordance with Section 3.1.2, below (each of the Approved Bidding Contractors and any other general contractors selected to receive such a bid package, a "Bidding BB Contractor," and, collectively, the "Bidding BB Contractors").  Promptly following Tenant's approval of the Approved Base Building Drawings, Landlord shall submit the Landlord's Base Building Work construction bidding package, which shall be jointly prepared by Landlord's Representative and Tenant's Representative, in consultation with PMA and the Project Manager, to the Bidding BB Contractors.  Each of the Bidding BB Contractors shall be notified in the bid package (i) of the Project Schedule for completion of the Landlord's Base Building Work, (ii) the requirement that, if Landlord so requires, the selected Bidding BB Contractor shall use the fire, life safety subcontractor designated by Landlord, subject to Tenant's reasonable approval, and (iii) the requirement that the Base Building Contractor shall be required to bid each of the major subcontractors (as reasonably and mutually determined by Landlord and Tenant) with at least two (2) qualified subcontractors designated by Tenant (the "Designated BB Subcontractors"), subject to Landlord's reasonable approval, and Tenant shall only select Designated BB Subcontractors that are qualified contractors, licensed and bondable in the State of California, with substantial experience in industrial projects of similar size as the Premises.  All Bidding BB Contractors shall be instructed to submit their bids directly to Landlord with copies to the Tenant's Representative.

3.1.2Competitive Bid Process.  Unless Tenant timely delivers the Negotiated Bid Notice in accordance with Section 3.1.3, below, Landlord shall prepare a bid analysis of the bids timely submitted by the

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Bidding BB Contractors and distribute such bid analysis to Tenant promptly following receipt of bids.  Within five (5) business days after providing Tenant with the bid analysis report for the Bidding BB Contractors, Landlord and Tenant shall endeavor to jointly select a  Base Building Contractor from among the Bidding BB Contractors based upon the competitive bids received by Landlord and Tenant pursuant to this Tenant Work Letter; provided that (i) any failure by Tenant to reasonably participate in such process shall be a Tenant Delay; and (ii) any failure by Landlord to reasonably participate in such process shall be a Landlord Delay.  Notwithstanding the foregoing, if Landlord and Tenant fail to agree on a Base Building Contractor from among the Bidding BB Contractors within such five (5) business day period following Tenant's receipt of Landlord's bid analysis, Tenant shall be permitted to select the Base Building Contractor from among the Bidding BB Contractors in Tenant's sole discretion provided such Bidding BB Contractor agrees to comply with the Project Schedule.  The competitive bid of the Bidding BB Contractors selected pursuant to this Section 3.1.2, or the negotiated bid selected by Tenant pursuant to Section 3.1.3 below, as applicable, shall be documented as a written proposal from the Bidding BB Contractor for the cost of completing the Landlord's Base Building Work on a guaranteed maximum price basis, based upon the Approved Base Building Drawings and shall include a detailed line item breakdown of all costs included in the completion of the Landlord's Base Building Work, including the Contractor's fee, overhead, general conditions and insurance.

3.1.3Negotiated Bid Option.  By written notice to Landlord delivered within five (5) business days following Tenant's receipt of the last bid to be timely submitted by the Bidding BB Contractors in accordance with Section 3.1.2 above, Tenant may notify Landlord that Tenant intends to solicit negotiated bids from one (1) or more of the Bidding BB Contractors from whom bids have been timely received (a "Negotiated BB Bid Notice"), and if Tenant timely delivers a Negotiated BB Bid Notice to Landlord, then for a period not to exceed fifteen (15) business days following delivery of such notice (the "Negotiated BB Bid Period"), Tenant may pursue negotiated bids from such Bidding BB Contractor(s).  Landlord shall have the right to participate in Tenant's negotiated bid process with any of the of the Bidding BB Contractors designated in the Negotiated BB Bid Notice following Tenant's timely delivery of the Negotiated BB Bid Notice, and Tenant shall share copies of all negotiated bid responses received by Tenant pursuant to such process on an "open book" basis.  If Tenant fails to timely deliver the Negotiated BB Bid Notice to Landlord, Landlord and Tenant shall select the Base Building Contractor in accordance with the competitive bid process set forth in Section 3.1.2 of this Tenant Work Letter.   Notwithstanding the foregoing, Tenant may continue to negotiate with the Bidding BB Contractors beyond the expiration of the Negotiated BB Bid Period without affecting Tenant's right to select the Base Building Contractor pursuant to such negotiations; provided that any delays resulting from such Tenant negotiations with the Bidding BB Contractors beyond the Negotiated BB Bid Period shall be Tenant Delays.

3.1.4Base Building Construction Contract.  Landlord shall submit to Tenant's Representative (as hereinafter defined) a copy of the Landlord's proposed construction contract with the Base Building Contractor selected in accordance with Section 3.12 or Section 3.1.3 above (the "BB Construction Contract") for Tenant's review and prior written approval thereof, which shall not be unreasonably withheld, and if Tenant's written approval or disapproval, accompanied by a written detailed description of changes required by Tenant to satisfy its concerns relating to the proposed BB Construction Contract is not received within ten (10) business days after such contract is submitted to Tenant for Tenant's approval, then such delay by Tenant in the delivery of such written approval or disapproval shall be a Tenant Delay.  If Tenant timely disapproves the proposed BB Construction Contract in accordance with this Section 3.1.4, Landlord shall cause the proposed BB Construction Contract to be revised as reasonably required to address Tenant's specified concerns, and shall submit the revised BB Construction Contract to Tenant for its review and approval as provided in this Section 3.1.4, and such procedure shall continue until Tenant has approved of the proposed BB Construction Contract for execution by Landlord and the Base Building Contractor (provided that Landlord shall not be liable to Tenant for the Base Building Contractor's refusal to agree to any of Tenant's changes and any delay in negotiating the BB Construction Contract as a result thereof shall be deemed a Tenant Delay), provided that such consent, or any objections or comments, provided by Tenant (or lack thereof) shall in no way imply that such BB Construction Contract is sufficient or meet the requirements for the related work under this Tenant Work Letter.  The BB Construction Contract shall, at Tenant's option, be in the AIA form of a guaranteed maximum price basis (A102-2007) or a Cost plus Fee with GMP construction agreement (A103-2007).  Landlord shall use commercially reasonable efforts in coordination with Tenant to cause the BB Construction Contract to provide that:  (a) Tenant and Tenant's Representative will be named as additional insureds on each CGL policy to be carried by Base Building Contractor; (b) Tenant shall be an express third-party beneficiary of all of the Landlord contractual rights and all of the Base Building Contractor's obligations, including, but not limited to, (i) naming Tenant as an indemnified party for the Landlord's Agent's indemnification obligations,

EXHIBIT B-3

(ii) Tenant shall be a permitted assignee of Landlord's interest the BB Construction Contract with the right to enforce the covenants and obligations of the Base Building Contractor, and (iii) both Landlord and Tenant shall be named as the beneficiaries of all industry standard warranties, and (c) upon notice from Tenant that a "BB Construction Contract Assignment Condition" (as that term is defined below) has occurred, the "Owner" position in the BB Construction Contract shall be assigned by Landlord to Tenant and Base Building Contractor shall accept such assignment and recognize Tenant as the Owner under the BB Construction Contract.  If following a BB Construction Contract Assignment Condition, Tenant reasonably elects to accelerate the then-effective  Project Schedule in order to achieve Substantial Completion of the Landlord's Work as soon as reasonably practical following December 31, 2019, then any costs reasonably incurred by Tenant in connection with such acceleration (and which would not have been incurred by Tenant or Landlord but for such acceleration) shall be paid by Landlord and excluded from Development Costs.  As used herein, a "BB Construction Contract Assignment Condition" shall mean a failure for the "Substantial Completion" of the Premises to occur on or before December 31, 2019 as the result of a Landlord Delay.  In addition to the foregoing, the proposed BB Construction Contract shall include the following (provided that Landlord shall not be liable to Tenant for the Base Building Contractor's refusal to include the following in the BB Construction Contract and any delay in negotiating the BB Construction Contract as a result thereof shall be deemed a Tenant Delay):

(a) all subcontractors' subcontracts shall, to the extent possible, have unit pricing which shall be applicable to the pricing of any Tenant Change Order Requests.  Additionally, prior to Substantial Completion of the Landlord's Work, Tenant shall have the right to require that any subcontractor invoices and/or schedules of value that do not provide sufficient detail satisfactory to Tenant, provide additional pricing breakout for portions of their work.  Such pricing breakout materials will take the form of simple spreadsheets or letters describing in detail the nature of work and references to the Base Building Working Drawings indicating the location of the work performed by such subcontractor; and

(b)Tenant shall have access to the Base Building Contractor 's books and records relating to the construction of the Base, Shell and Core on an "open book" basis throughout the construction thereof, and shall have the right to audit the Base Building Contractor's costs and expenses, including all invoices submitted to Landlord for the Development Costs of the Landlord's Base Building Work at any time within the 6-month period immediately following the Must-Take 2 Commencement Date, which audit may be performed for Tenant, at Tenant's sole cost and expense.

3.2Landlord's Retention of TI Contractor.  Tenant shall select a Contractor ("TI Contractor") from among the Approved Bidding Contractors to construct the Tenant Improvements pursuant to the terms of this Section 3.2, below.  As used in this Tenant Work Letter, the TI Contractor and the Base Building Contractor may, if Tenant so elects, be the same Contractor, but in such event the TI Contractor may be retained by Landlord as an addendum to the BB Construction Contract or under a separate construction contract, in either case as determined by Tenant in its sole discretion.

3.2.1Selection of Bidding TI Contractors.  On or before the date scheduled for Landlord and Tenant's approval of the Approved TI Drawings in the Project Schedule, Landlord and Tenant shall mutually agree upon those Approved Bidding Contractors to receive bid requests for the Landlord's TI Work and to prepare competitive bids in accordance with Section 3.2.2, below (each of the Approved Bidding Contractors and any other general contractors selected to receive such a bid package, a "Bidding TI Contractor," and, collectively, the "Bidding TI Contractors").  Promptly following Tenant's approval or deemed approval of the Approved TI Drawings, Landlord shall submit the Landlord's TI Work construction bidding package, which shall be jointly prepared by Landlord's Representative and Tenant's Representative in consultation with PMA and the Project Manager, to the Bidding TI Contractors.  Each of the Bidding TI Contractors shall be notified in the Landlord's TI Work construction bid package (i) of the Project Schedule for completion of the Landlord's TI Work, and (ii) the requirement that the Base Building Contractor shall be required to bid each of the major subcontractors (as reasonably and mutually determined by Landlord and Tenant) with at least two (2) qualified subcontractors designated by Tenant (the "Designated TI Subcontractors"), subject to Landlord's reasonable approval, and Tenant shall only select Designated BB Subcontractors that are qualified contractors, licensed and bondable in the State of California, with substantial experience in industrial projects of similar size as the Premises.  All Bidding TI Contractors shall be instructed to submit their bids directly to Landlord with copies to the Tenant's Representative.

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3.2.2Competitive Bid Process.  Unless Tenant timely delivers the Negotiated Bid Notice in accordance with Section 3.2.3, below, Landlord shall prepare a bid analysis of the bids timely submitted by the Bidding TI Contractors and distribute such bid analysis to Tenant promptly following receipt of bids.  Within five (5) business days after providing Tenant with the bid analysis report for the Bidding TI Contractors, Landlord and Tenant shall endeavor to jointly select a  TI Contractor from among the Bidding TI Contractors based upon the competitive bids received by Landlord and Tenant pursuant to this Section 3.2 of this Tenant Work Letter; provided that (i) any failure by Tenant to reasonably participate in such process shall be a Tenant Delay; and (ii) any failure by Landlord to reasonably participate in such process shall be a Landlord Delay.  Notwithstanding the foregoing, if Landlord and Tenant fail to agree on a TI Contractor from among the Bidding TI Contractors within such five (5) business day period following Tenant's receipt of Landlord's bid analysis, Tenant shall be permitted to select the Contractor from among the Bidding TI Contractors in Tenant's sole discretion provided such Bidding TI Contractor agrees to comply with the Project Schedule.  The competitive bid of the Bidding TI Contractors selected pursuant to this Section 3.2.2, or the negotiated bid selected by Tenant pursuant to Section 3.2.3 below, as applicable, shall be documented as a written proposal from the Bidding TI Contractor for the cost of completing the Landlord's TI Work on a guaranteed maximum price basis, based upon the Approved TI Drawings and shall include a detailed line item breakdown of all costs included in the completion of the Landlord's TI Work, including the Contractor's fee, overhead, general conditions and insurance.

3.2.3Negotiated Bid Option.  By written notice to Landlord delivered within five (5) business days following Tenant's receipt of the last bid to be timely submitted by the Bidding Contractors in accordance with Section 3.2.2 above, Tenant may notify Landlord that Tenant intends to solicit negotiated bids from one (1) or more of the Bidding TI Contractors from whom bids have been timely received (a "Negotiated TI Bid Notice"), and if Tenant timely delivers a Negotiated TI Bid Notice to Landlord, then for a period not to exceed fifteen (15) business days following delivery of such notice (the "Negotiated TI Bid Period"), Tenant may pursue negotiated bids from such Bidding TI Contractor(s).  Landlord shall have the right to participate in Tenant's negotiated bid process with any of the of the Bidding TI Contractors designated in the Negotiated TI Bid Notice following Tenant's timely delivery of the Negotiated TI Bid Notice, and Tenant shall share copies of all negotiated bid responses received by Tenant pursuant to such process on an "open book" basis.  If Tenant fails to timely deliver the Negotiated TI Bid Notice to Landlord, Landlord and Tenant shall select the TI Contractor in accordance with the competitive bid process set forth in Section 3.2.2 of this Work Letter.  Notwithstanding the foregoing, Tenant may continue to negotiate with the Bidding TI Contractors beyond the expiration of the Negotiated TI Bid Period without affecting Tenant's right to select the TI Contractor pursuant to such negotiations; provided that any delays resulting from such Tenant negotiations with the Bidding TI Contractors beyond the Negotiated TI Bid Period shall be Tenant Delays.

3.2.4Tenant Improvements Construction Contract.  Landlord shall submit to Tenant's Representative and Project Manager a copy of the Landlord's proposed construction contracts with the TI Contractor selected in accordance with Section 3.2.2 or Section 3.2.3 above (the "TI Construction Contract") for Tenant's review and prior written approval thereof, and if Tenant's written approval or disapproval, accompanied by a written detailed description of changes required by Tenant to satisfy its concerns relating to the proposed TI Construction Contract is not received within ten (10) business days after such contract is submitted to Tenant for Tenant's approval, then such delay by Tenant in the delivery of such written approval or disapproval shall be a Tenant Delay.  If Tenant timely disapproves the proposed TI Construction Contract in accordance with this Section 3.2.4, Landlord shall cause the proposed TI Construction Contract to be revised as reasonably required to address Tenant's specified concerns, and shall submit the revised TI Construction Contract to Tenant for its review and approval as provided in this Section 3.2.4, and such procedure shall continue until Tenant has approved of the proposed TI Construction Contract for execution by Landlord and the TI Contractor (provided that Landlord shall not be liable to Tenant for the TI Contractor's refusal to agree to any of Tenant's changes and any delay in negotiating the TI Construction Contract as a result thereof shall be deemed a Tenant Delay), provided that such consent, or any objections or comments, provided by Tenant (or lack thereof) shall in no way imply that such TI Construction Contract is sufficient or meet the requirements for the related work under this Tenant Work Letter.  The TI Construction Contract shall be in the AIA form of a guaranteed maximum price basis (A102-2007) or a Cost plus Fee with GMP construction agreement (A103-2007).  Landlord shall use commercially reasonable efforts to cause the TI Construction Contract to provide that:  (a) Tenant and Tenant's Representative will be named as additional insureds on each CGL policy to be carried by TI Contractor; (b) Tenant shall be an express third-party beneficiary of all of the Landlord contractual rights and all of the TI Contractor's obligations, including, but not limited to, (i) naming Tenant as an indemnified party for the Landlord's Agent's indemnification obligations, (ii) Tenant shall be a

EXHIBIT B-3

permitted assignee of Landlord's interest the TI Construction Contract with the right to enforce the covenants and obligations of the TI Contractor, and (iii) both Landlord and Tenant shall be named as the beneficiaries of all industry standard warranties, and (c) upon notice from Tenant that a "TI Construction Contract Assignment Condition" (as that term is defined below) has occurred, the "Owner" position in the Construction Contract shall be assigned by Landlord to Tenant and Contractor shall accept such assignment and recognize Tenant as the Owner under the TI Construction Contract.  If following a TI Construction Contract Assignment Condition, Tenant reasonably elects to accelerate the then-effective Project Schedule in order to achieve Substantial Completion of the Landlord's Work as soon as reasonably practical following December 31, 2019, then any costs reasonably incurred by Tenant in connection with such acceleration (and which would not have been incurred by Tenant or Landlord but for such acceleration) shall be paid by Landlord and excluded from Development Costs.  As used herein, a "TI Construction Contract Assignment Condition" shall mean a failure for the "Substantial Completion" of the Premises to occur on or before December 31, 2019 as the result of a Landlord Delay.  In addition to the foregoing, the proposed TI Construction Contract shall include the following (provided that Landlord shall not be liable to Tenant for the TI Contractor's refusal to include the following in the TI Construction Contract and any delay in negotiating the TI Construction Contract as a result thereof shall be deemed a Tenant Delay):

(a)all subcontractors' subcontracts shall, to the extent possible, have unit pricing which shall be applicable to the pricing of any Tenant Change Order Requests.  Additionally, prior to Substantial Completion of the Landlord's Work, Tenant shall have the right to require that any subcontractor invoices and/or schedules of value that do not provide sufficient detail satisfactory to Tenant, provide additional pricing breakout for portions of their work.  Such pricing breakout materials will take the form of simple spreadsheets or letters describing in detail the nature of work and references to the TI Working Drawings indicating the location of the work performed by such subcontractor; and

(b)Tenant shall have access to the TI Contractor 's books and records relating to the construction of the Tenant Improvements on an "open book" basis throughout the construction thereof, and shall have the right to audit the TI Contractor's costs and expenses, including all invoices submitted to Landlord for the Development Costs of the Landlord's TI Work at any time within the 6-month period immediately following the Must-Take 2 Commencement Date, which audit may be performed for Tenant, at Tenant's sole cost and expense.

3.3Insurance.  All of Landlord's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies reasonably approved by Tenant.  In addition, Landlord shall cause the Base Building Contractor, and the TI Contractor, to carry "Builder's All Risk" insurance in an amount reasonably approved by Tenant covering the Landlord's Work.  In the event that the Base, Shell and Core or any of the Tenant Improvements are damaged by any cause covered by such insurance during the course of the construction thereof, Landlord shall enforce the terms of the BB Construction Contract and/or the TI Construction Contract, including without limitation any indemnity provisions, in order to cause the damage to be repaired using the proceeds of such insurance.  If the Base, Shell and Core or any of the Tenant Improvements are damaged by any cause not covered by insurance but would have been covered by insurance if Landlord had carried (or required the Base Building Contractor and the TI Contractor to carry) the insurance required by the terms of this Tenant Work Letter, then Landlord shall cause such damage to be repaired at Landlord's sole cost and expense, and not as a Development Cost.  Prior to the Must-Take 2 Commencement Date, Landlord's "Builder's All Risk" insurance is an expense included in the Development Costs.  Landlord shall cause such "Builder's All-Risk" insurance coverage on the Landlord's Work to preclude or waive subrogation claims by the insurer against Tenant, its agents, employees and representatives, and if reasonably available any certificate evidencing such insurance coverage shall contain a provision that the company writing such policy, or its agent, will endeavor to give Tenant thirty (30) calendar days prior written notice of any cancellation or lapse of the policy or any reduction in the amounts of such insurance prior to the Substantial Completion of Landlord's Work (as defined in Section 5.2 below).

3.4Applications for Payment and Payment Conditions.  The terms of this Section 3.4 shall be applicable to the construction of the Base, Shell and Core and to the construction of the Tenant Improvements.  Prior to making any payment to any of the Base Building Architect, Base Building Contractor, TI Architect or TI Contractor, or any of the Base Building Engineers or TI Engineers, or to any other third party manufacturer, vendor, supplier, or governmental authority or utility, for any of the Development Costs of Must-Take Space 2 (each, a

EXHIBIT B-3

"Progress Payment"), (a)  Tenant's Representative and Project Manager shall have received complete copies of all of the fully-executed design, consultant, construction, and material supplier contracts for all payees included in the applicable Draw Request (as hereinafter defined), each of which shall be in the form approved by Tenant in advance in accordance with this Tenant Work Letter, and copies of all fully-executed Tenant Change Orders (as hereinafter defined) associated therewith, if any (which shall cover all work for which Landlord seeks to make payment of Development Costs pursuant to the applicable Draw Request, provided that each contract and Change Order need be submitted only once for each such payee), and (b) Tenant's Representative shall have received and approved the Landlord's written request for approval of the proposed Development Costs included in such Progress Payment amount (each, a "Draw Request"), which Draw Request shall include the following items:  (i) a request for payment of the Base Building Contractor or the TI Contractor, as applicable, in a form reasonably approved by Tenant showing the schedule, by trade, detailing the portion of Landlord's Work completed and the portion not completed; (ii) invoices from all other "Landlord's Agents" as defined below, for labor rendered and materials delivered to the Premises; (iii) executed mechanic's lien releases from all of Landlord's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (iv) a certificate from the Base Building Architect or the Architect, as applicable, of the applicable portion of Landlord's Work, certifying the requisite percentage of completion of such work has been completed.  Notwithstanding the foregoing, if Landlord has paid any portion of the Development Costs to any Contractor, Architect, Engineer or any manufacturer, vendor or supplier, but pursuant to any unresolved dispute, such persons shall fail to deliver an unconditional lien waiver, then as long as Landlord provides reasonably satisfactory evidence to Tenant's Representative of such payment, Tenant's Representative shall not withhold approval of any ensuing Draw Request otherwise satisfying the foregoing requirements.  The Base Building Construction Contractor, Contractor and all subcontractors and, laborers used by Landlord in connection with Landlord's Work shall be known collectively as "Landlord's Agents."  All contracts entered into by Landlord with Landlord's Agents ("Landlord Agent Contracts") shall be subject to Tenant's reasonable approval, provided, however, unless an approval process is otherwise expressly set forth in the Tenant Work Letter, Tenant shall respond to any request for Tenant approval to any Landlord Agent Contract in a timely manner so as not to delay the Project Schedule.

3.5Landlord's Deliverables; Contractor's Warranties and Guaranties.  Landlord shall obtain customary warranties and guaranties from the Base Building Contractor and the TI Contractor (collectively, the "Contractors' Warranties") and the manufacturers of any Building Systems installed as part of the Landlord's Work, and shall cooperate with Tenant in obtaining any extended warranties reasonably requested by Tenant on such Building Systems or any of the Tenant Improvements (collectively with the Contractors' Warranties, the "Project Warranties").  Within sixty (60) days following the Substantial Completion of the Premises, Landlord shall have prepared and delivered to Tenant (a) copies of all such third-party Project Warranties, (b) all instructions and operating manuals for such Building Systems, and (c) two (2) copies of the "as built" Base Building Working Drawings and TI Working Drawings (collectively, the "Landlord's  Deliverables").  In addition to the Project Warranties, Landlord hereby assigns to Tenant all warranties and guaranties by each of the Base Building Contractor and the TI Contractor, and all manufacturers, vendors and subcontractors relating to Landlord's Work to the extent related to Tenant's Repair Obligations and, if applicable, and Tenant Assumed Obligation, afforded Landlord by operation of law (collectively with the Project Warranties, the "Assigned Warranties"); and, subject to the terms of Section 3.6 below, and without limiting the Landlord's Repair Obligations or modifying any of the other terms and conditions of this Lease (including, but not limited to, the express exclusions of certain repairs, maintenance and capital costs under the terms and conditions of this Lease), Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Landlord's Work; provided that the foregoing waiver shall not extend to any Tenant claims arising out of the Landlord's breach of any of its obligations under this Tenant Work Letter.

3.6Landlord's MTS2 Warranty.  Notwithstanding anything set forth in the Lease or this Tenant Work Letter to the contrary, upon the Must-Take 2 Commencement Date, the Building Structure of the Lusk 3 Building shall be in good condition free from material water leaks and the Building Systems serving the Premises shall be in good working condition and repair.  Notwithstanding anything in the Lease to the contrary, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any failed or inoperable portion of the Building Structure or Building Systems if it is determined, within thirty (30) days following the Must-Take 2 Commencement Date (the "Landlord's MTS2 Warranty Period"), that such portion of the Building Structure was not in good condition free from material water leaks or such portion of the Building Systems was not in good working condition and repair ("Landlord's MTS2 Warranty"), provided that the need to

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repair or replace was not caused by Tenant Damage.  To the extent repairs which Landlord is required to make pursuant to this Section 3.6 are necessitated in part by Tenant Damage, then Tenant shall reimburse Landlord for the reasonable cost of such repair. If it is determined that any portion of the Building Structure was not in good condition free from material water leaks  or any portion of the Building Systems was not in good working condition and repair within thirty (30) days following the Must-Take 2 Commencement Date, then Landlord shall not be liable to Tenant for any damages, but as Tenant's sole remedy, Landlord, at no cost to Tenant, shall promptly commence such work or take such other action as may be necessary to place the same in good working condition and repair, and shall thereafter diligently pursue the same to completion.  To the extent that Tenant fails to deliver written notice of any violation of the Landlord's MTS2 Warranty within thirty (30) days following the expiration of the Landlord's MTS2 Warranty Period, all of the Landlord's warranty obligations under this Section 3.6 shall be null and void, except that Landlord shall act reasonably and shall cooperate in good faith with Tenant's efforts to reasonably enforce the Assigned Contractor Warranties.

3.7PMA's Fee.  Landlord shall pay PMA a project management fee ("PMA's Fee") equal to 2.65% of the total of the following Development Costs included in the Project Costs of Must-Take Space 2:  design fees (as set forth in Section 1.4.4.2.1 of this Lease, exclusive of the fees payable to PMA), governmental fees(as set forth in Section 1.4.4.2.2 of this Lease), Contractor's fees (as set forth in Section 1.4.4.2.5), and the cost of any Offsite Work (incurred in accordance with Section 1.4.4.2.6 of this Lease).  PMA's Fee to be established as a fixed fee once budgets for each project are determined (but subject to revision as a result of any Tenant Change Order Requests and any Landlord Change Directives, in accordance with the terms and conditions of Section 1.5, above).  PMA's Fee is an expense included in the Development Costs in accordance with Section 1.4.4.2 of this Lease.

SECTION 4

COSTS OF LANDLORD'S WORK;
CONTRACTORS' BOOKS AND RECORDS, AND DEVELOPMENT CREDITS

4.1.Documentation of Development Costs.  Landlord shall construct the Base, Shell and Core and the Tenant Improvements on an "open book" basis, with its books and records reflecting all of the Development Costs of the Landlord's Work, as may be reasonably requested by Tenant, which shall include each Contractor 's applications for payment and subcontractors' and vendors' invoices for costs included in such applications, to be made available, upon reasonable notice, either at the project site or at PMA's offices in San Diego County, for Tenant's Representative's and/or the Project Manager's review and verification (at Tenant's expense).

4.2Development Credits.  In calculating the Development Costs pursuant to Section 1.4.4 of this Lease, Landlord shall reasonably cooperate with Tenant in applying for and obtaining (as part of the Development Costs) any development impact fee credits available for the development of Must-Take Space 2 and any other improvements to the Project included in any of the other Tenant Work Letters to this Lease, as may be requested by Tenant from time to time, including, without limitation, tax incentives and credits relating to any sales or use taxes attributable equipment, materials or utilities incorporated or utilized in the Landlord's development of Must-Take Space 2 or any other portion of the Project, or relating to Tenant's intended use of the Premises or the Project, or Tenant's related employment or sales activities, utility tariff reductions and any benefits relating to any energy conservation-related design or specification of the Landlord's Work, or any additional or supplemental solar electrical system improvements installed as part of the Premises improvements, or any of the Building Systems, or relating to any Alteration made by Tenant to any portion of the Premises during the Term of this Lease, or otherwise relating to the Tenant's activities at the Premises (collectively, the "Project Incentives and Credits"); provided, however, in no event shall Project Incentives and Credits include any rights or assets of Landlord as of the date of this Lease, including without limitation any Equivalent Dwelling Units (EDUs) that Landlord may have as of the date of this Lease.  Tenant shall have the exclusive right to apply for and receive the full benefits of all Project Incentives and Credits; and to the extent that any of the Project Incentives and Credits are paid or credited to Landlord (including any credit against the cost of utilities incurred by Landlord in the construction of Must-Take Space 2), such Project Incentives and Credits shall be credited against the Development Costs for the purposes of determining the Must-Take Space 2 Rent payable by Tenant during the Term of this Lease; provided, however, that Tenant shall have the right to designate that the funds for reimbursement of any costs and expenses reasonably

EXHIBIT B-3

incurred by Landlord, at Tenant's request, in connection with such Project Incentives and Credits to be either (a) included in the Development Costs for Must-Take Space 2, (b) paid from the Tenant Improvement Allowance for the Initial Premises or Must-Take Space 1 or Must-Take Space 3, or paid from the Site Modernization/Beautification Allowance, or (c) paid directly by Tenant to Landlord within thirty (30) days of receipt of Landlord's reasonably-detailed invoice for such costs and expenses, regardless of the portion of the Project to which such Project Incentives and Credits may be related.

4.3Failure to Pay Project Costs.  To the extent that Landlord fails to pay any Design Fees or Development Costs of Landlord's Work in accordance with the terms of the Lease and this Tenant Work Letter, and such amounts remain unpaid for thirty (30) days after notice from Tenant, then Tenant may, after Landlord's failure to pay such amounts within five (5) business days after Tenant's delivery of a second notice from Tenant delivered after the expiration of such 30-day period, which second notice must contain (i) the following inscription, in bold faced lettering: "SECOND NOTICE DELIVERED PURSUANT TO SECTION 4.3 OF THE MUST-TAKE SPACE 2 TENANT WORK LETTER - - FAILURE TO TIMELY PAY THE FOLLOWING PROJECT COST MAY RESULT IN TENANT'S PAYMENT OF THE SAME AND A DEDUCTION FROM RENT UNDER THE LEASE," and (ii) a detailed description of the Project Cost that Landlord has failed to pay, pay the same and deduct the amount thereof from the Rent next due and owning under the Lease, including interest at the Default Rate from the due date until the date of the Rent offset. Notwithstanding the foregoing, if during either the 30-day or 5-day period set forth above, Landlord (i) delivers notice to Tenant that it disputes any portion of the amounts claimed to be due (the "Allowance Dispute Notice"), and (ii) pays any amounts not in dispute, Tenant shall have no immediate right to offset any amounts against rent, but may institute arbitration proceedings pursuant to Section 6.8, below. Notwithstanding of the foregoing, in the event Tenant institutes arbitration proceedings as provided herein and the determination of the arbitrator is in favor of Tenant, Tenant shall be entitled, automatically, to offset the amount of such award against the Rent next coming due under the Lease, including interest at the Default Rate from the due date until the date such amount has been fully offset. Further, in the event the arbitration award is in favor of Tenant, any delay in the Substantial Completion of the Premises actually caused as a result of Landlord's failure to pay the disputed amount shall be deemed to be a "Landlord Delay" under Section 5.4 of this Tenant Work Letter.

4.4Landlord's and Tenant's Agreement to Cooperate.  Landlord and Tenant shall reasonably cooperate with one another in good faith to coordinate the construction of the Landlord's Work with the Tenant's business operations at the Project in a manner reasonably acceptable to both Landlord and Tenant, which cooperation shall include, but not be limited to, (i) coordinating contractor and its subcontractors' parking at the Project with the parking of the vehicles of Tenant's employees during construction of the Landlord's Work, (ii) minimizing interference with Tenant's ongoing business operations, and mitigating adverse effects, such as noise, vibrations and dust, on the quiet use and enjoyment of the Lusk 1 and Lusk 2 Buildings and Common Areas of the Project by Tenant's employees and visitors during normal working hours, and (iii) coordinating timing of construction deliveries to avoid delayed access to and from the parking areas of the Project and the Lusk 1 and Lusk 2 Buildings by Tenant's employees during normal working hours.  Landlord and Tenant shall use their commercially reasonable and good faith efforts and diligence to cooperate with the Base Building Architect and any other Architect, the Engineers, and the Contractors so as to enable the prompt and timely completion of the Landlord's Work in accordance with the Project Schedule.

SECTION 5

COMPLETION OF THE TENANT IMPROVEMENTS;
DELAYS

5.1Completion of Landlord's Work.   Landlord shall cause the Base Building Contractor and the TI Contractor to complete the Landlord's Work (a) in accordance with the Base Building Working Drawings and the TI Working Drawings, respectively; (b) in compliance with all Applicable Laws, including but not limited to the California Uniform Building Code, to the extent necessary for Landlord to obtain a certificate of occupancy or temporary certificate of occupancy, or legal equivalent, for the Premises for general office assuming a normal and customary office occupancy density; and (c) with no Hazardous Materials which is in violation of Applicable Laws introduced or generated in, on, or about the Premises as a result of Landlord's Work.

EXHIBIT B-3

5.2Ready for Occupancy.  The Premises shall be deemed "Ready for Occupancy" upon the Substantial Completion of the Premises.  For purposes of this Lease, "Substantial Completion" of the Premises shall occur upon the date the Premises is in the "Delivery Condition," as that term is defined in Section 5.6, below.

5.3Tenant Delay.  Any actual delay or delays in the Substantial Completion of the Premises or in the occurrence of any of the other conditions precedent to the Must-Take 2 Commencement Date as set forth in the Lease, as a direct, indirect, partial, or total result of:

5.3.1Tenant's failure to comply with the Time Deadlines which causes the Base Building Contractor or the TI Contractor to fail to meet the Project Schedule;

5.3.2Tenant's failure to timely approve any matter requiring Tenant's approval in accordance with the time requirements of this Tenant Work Letter, to the extent such failure causes the Base Building Contractor or the TI Contractor to fail to meet the Project Schedule;

5.3.3A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.3.4Any Tenant Change Order;

5.3.5Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Premises, as set forth in the Lease, or which are different from, or not included in, the Standard Improvement Package, which are ordered to Tenant's specifications with Tenant's knowledge (based on written notice from the Landlord's Representative, the TI Architect or the TI Contractor) that such items are unlikely to be received at the Premises in accordance with the Project Schedule, thereby causing a Tenant Delay;

5.3.6Changes to the Base, Shell and Core required by the Approved TI Drawings;

5.3.7Any delay in obtaining the Base Building Permits, TI Permits or a "CofO," as that term is defined in Section 5.5, below, resulting from (a) Tenant's failure to timely deliver any Additional Programming Information requested by the Base Building Architect or TI Architect, or the Base Building Contractor or TI Contractor, in accordance with the Project Schedule and the terms and conditions of this Tenant Work Letter, (b) Tenant's failure to approve the Base Building Drawings, Final Space Plan or Final TI Drawings in accordance with the Project Schedule and the terms and conditions of this Tenant Work Letter, or (c) Tenant's value-engineering activities relating to the design of the Base, Shell and Core or the Tenant Improvements pursuant to the terms of Section 1.2.2 or 1.3.5, as applicable, of this Tenant Work Letter, to the extent that such activities cause the delayed commencement of the Landlord's Base Building Work or the Landlord's TI Work, respectively, in accordance with the Project Schedule; or

5.3.8Any other acts or omissions of Tenant, or its agents, or employees, including, without limitation, any act or omission which causes the Base Building Contractor or the TI Contractor to fail to meet the Project Schedule;

shall be deemed a "Tenant Delay."  Except for delays where there is an express notice or response period under this Tenant Work Letter or this Lease, no Tenant Delay shall be deemed to have occurred unless Landlord has given Tenant written notice, promptly following Landlord's actual knowledge thereof, that an act or omission on the part of Tenant or its agents, employees or contractors has occurred which will cause such a delay and Tenant fails to cure such delay within two (2) business days after receipt of such notice.

5.4A "Landlord Delay" shall mean only an actual failure of the Base Building Contractor or the TI Contractor to meet the Project Schedule resulting from (i)  the failure of the Base Building Architect or either Contractor to act within the time limits set forth in the Project Schedule or this Tenant Work Letter to the extent Landlord fails to reasonably cooperate with Tenant's efforts to enforce such obligations under the BB Construction Contract or the TI Construction Contract, as applicable; (ii) the failure of Landlord to provide any Landlord Change Order Response, or any other Landlord response, authorization or approval required under this Tenant Work Letter

EXHIBIT B-3

within the time periods set forth in this Tenant Work Letter; (iii) the failure of Landlord to timely approve or disapprove any Base Building Drawings or TI Construction Drawings, (iii) delays due to the acts or failures to act of Landlord or Landlord Parties with respect to payment of the Design Fees or the Development Costs and cessation of work as a result thereof, (iv) a violation by Landlord of any of its obligations under this Lease or this Tenant Work Letter; (v) the issuance of a stop work order by any governmental authority (but only to the extent caused for reasons within Landlord's reasonable control and not caused by an act or omission of Tenant, or any of its employees or the Project Manager); (vi) any act or omission by Landlord or a Landlord Agent that causes Landlord to be in default under the BB Construction Contract or the TI Construction Contract (and which was not caused by a Tenant Delay); or (vii) Landlord's denial of Tenant access to the Must-Take Space 2 during the Must-Take Space 2 Fit-Out Period for more than ten (10) consecutive full days.  Except for delays where there is an express notice or response period under this Tenant Work Letter or this Lease, no Landlord Delay shall be deemed to have occurred unless Tenant has given Landlord written notice, promptly following Tenant's actual knowledge thereof, that an act or omission on the part of Landlord or its agents, employees or contractors has occurred which will cause such a delay and Landlord fails to cure such delay within two (2) business days after receipt of such notice.  Notwithstanding anything to the contrary in Section 5.5 below, the following delay attributable to any violation of the Applicable Laws caused by Landlord's  negligence or willful misconduct, the violation of the applicable zoning ordinance and any overlay restrictions of the Project, will be excluded from Force Majeure Delays and included in Landlord Delays for the purposes of Landlord's satisfaction of its completion and delivery obligations under this Tenant Work Letter.

5.5A "Force Majeure Delay" shall mean any failure for the Lease Expiration Trigger Date to occur on or before December 31, 2019 to the extent such failure is not the result of a Tenant Delay or a Landlord Delay, including, but not limited to, delays due to earthquake, fire or other casualty, strikes or labor disputes, embargo, unusually adverse weather, unavailability of power or supplies, war or violence, acts of terrorism, any moratorium pursuant to any legal requirement of any governmental agency (except as hereinafter provided).  Each party shall use its commercially reasonable and diligent efforts to notify the other party, in writing, of any event claimed by such party as a Force Majeure Delay, which notice shall state in reasonable detail the nature of such force majeure event and the reason(s) that such event constitutes a Force Majeure Delay.  Any dispute between Landlord and Tenant relating to whether a delay is a Tenant delay, a Landlord Delay or a Force Majeure Delay to be resolved in accordance with Section 6.8 below.

5.6Delivery Condition. The "Delivery Condition" shall occur at such time as Landlord delivers the Premises to Tenant with (i) the completion of construction of the Tenant Improvements in the Premises pursuant to the TI Working Drawings, with the exception of any industry standard punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant or under the supervision of Contractor, (ii) Landlord has received a certificate of occupancy or temporary certificate of occupancy, or legal equivalent, for the Premises for the Permitted Uses of the Must-Take Space 2, as reasonably inferred from the TI Working Drawings (a "CofO"), (iii) all Building Systems serving the Premises are good working condition, with climate control equipment in the Premises air-balanced (with the understanding that it is possible that additional air-balancing may be required following such initial air-balancing for the Premises, and that only the initial 30 days of rebalancing of the of climate control equipment for the Premises shall be covered by the Landlord's MTS2 Warranty, with any subsequent air-balancing of the climate control systems to be performed by Landlord as part of the Direct Expenses associated with Landlord's maintenance and repair of the Building Systems), (iv) the Base Building Architect and the TI Architect have both signed an AIA Document G704 – 2000 (Certificate of Substantial Completion), and (v) representatives of Landlord and Tenant have completed a mutual walk-through inspection of the Premises and have mutually and reasonably agreed upon a set of industry standard "punch list" items to be completed by Landlord following the Must-Take 2 Delivery Date (as defined in Section 1.4.3 of this Lease).  If Tenant disagrees with Landlord's assertion that Delivery Condition has been achieved, then Tenant shall notify Landlord in writing, within five (5) business days following the final walk-through inspection, indicating the reasons for withholding such confirmation.  Thereafter, the parties shall mutually select an independent licensed general contractor with at least ten (10) years of experience in construction of tenant improvements in First Class Life Sciences Projects, who is not affiliated with Landlord or Tenant or any of their respective agents, or retained by either of them or any of their agents in any capacity within the three (3) year period preceding retention pursuant to this Tenant Work Letter (the applicable person being referred to herein as the "Third Party Inspector"), who shall be notified of the dispute, and shall be instructed to immediately visit the Must-Take Space 2 to determine whether Delivery Condition has been achieved.  The determination of the date of Delivery Condition by the Third Party

EXHIBIT B-3

Inspector shall be binding on the parties, and the costs of such Third Party Inspector shall be split equally by the parties.  From the date of Delivery Condition and until Landlord has caused all industry standard punch list items to be completed, Landlord shall comply with all reasonable requests of Tenant relating to the scheduling and performance of any remaining work in and about the Premises.

SECTION 6

MISCELLANEOUS

6.1Tenant's Entry Into the Premises Prior to Substantial Completion.  Provided that Tenant and its agents do not interfere with Contractor's work in the Building and the Premises, Contractor shall allow Tenant access to the Premises at least sixty (60) days prior to the Substantial Completion of the Premises for the purpose of Tenant installing Tenant's furnishings, equipment and overstandard fixtures (including Tenant's data and telephone equipment) in the Premises (the "Tenant's Fit-Out Work").  Prior to Tenant's entry into the Premises as permitted by the terms of this Section 6.1, Tenant shall submit a schedule to Landlord and the TI Contractor, for their approval (which shall not be unreasonably withheld, conditioned or delayed), which schedule shall detail the timing and purpose of Tenant's entry.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Building or Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.1.  The foregoing requirements of the Tenant's Fit-Out Work shall not modify the terms and conditions of Section 1.4.2 of this Lease, nor any of the Fit-Out Period Conditions set forth therein.

6.2No Miscellaneous Charges. In addition to Landlord's obligations under the Lease, Landlord shall provide to Landlord's Agents, Tenant and Tenant's Agents, notwithstanding anything to the contrary contained in this Lease, without charge (to the extent utilized in connection with the construction of the Tenant Improvements or Tenant move into the Premises), but subject to availability, parking, utilities, freight elevator service and loading docks during the period that such Landlord's Agents and Tenant's Agents are actually present in the Building and working on the design and/or construction of the Tenant Improvements during the Building Hours.

6.3Tenant's Representative.  Tenant has designated James Page ("Tenant's Representative") as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.4Landlord's Representative.  Landlord has designated PMA ("Landlord's Representative") as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.5Tenant's Agents.  The Project Manager and any other contractor, subcontractor or consultant retained directly by Tenant shall be subject to Landlord's reasonable approval.

6.6Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.7Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease, or a default by Tenant under this Tenant Work Letter, and Tenant fails to use such default within any applicable notice and cure period set forth in the Lease (or within ten (10) business days if Tenant is in default under this Tenant Work Letter), at any time on or before the Substantial Completion of the Premises, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Premises caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

EXHIBIT B-3

6.8Disputes.  Except in connection with provisions in this Tenant Work Letter than have an express dispute resolution process, in the event of any dispute between Landlord and Tenant in connection arising under this Tenant Work Letter, either party may institute arbitration proceedings pursuant to arbitration administered by the JAMS or any successor thereto under the Expedited Procedures provisions (Rules 16.1-16.2 in the current edition) of the JAMS Comprehensive Arbitration Rules and Procedures (as such rules may be modified from time to time by JAMS, the "Arbitration Rules"), and such determination rendered by the arbitrator mutually selected by Landlord and Tenant in accordance with the Arbitration Rules (the "Arbitrator") shall be binding upon the parties and may be entered in any court having jurisdiction thereof.

EXHIBIT B-3

SCHEDULE 1 TO EXHIBIT B-3

PROJECT SCHEDULE

SCHEDULE 1 TO EXHIBIT B-3

SCHEDULE 2 TO EXHIBIT B-3

PRELIMINARY DRAWINGS

[See Following Five Pages]

SCHEDULE 2 TO EXHIBIT B-3

NUVASIVE

AMENITY BUILDING

(3-STORY DESIGN)

EPBA

07.06.17

LEVEL 0:	12,250 SF
LEVEL 1:	11,220 SF
LEVEL 2:	4,530 SF
BLDG SF:	28,000 SF

BUILDING ENTRY
TRAINING ROOM
FITNESS CENTER
DINING ROOM
FITNESS DECK
MECHANICAL
SURGEON'S DECK
NUVASIVE

SCHEDULE 2 TO EXHIBIT B-3

NuVasive

AMENITY BUILDING

(3-STORY DESIGN)

LEVEL 0:	12,250 SF
LEVEL 1:	11,220 SF
LEVEL 2:	4,530 SF
BLDG SF:	28,000 SF

LEVEL 1 (GROUND LEVEL):
11,220 SF

LEVEL 2 (UPPER LEVEL):
4,530 SF

LEVEL 0 (LOWER LEVEL):
12,250 SF

07.06.17

SCALE: 1/16" = 1'-0"

SCHEDULE 2 TO EXHIBIT B-3

SCHEDULE 2 TO EXHIBIT B-3

SCHEDULE 2 TO EXHIBIT B-3

SCHEDULE 2 TO EXHIBIT B-3

EXHIBIT B-4

SORRENTO SUMMIT

PROJECT RENOVATION AND UPGRADES WORK LETTER
(SITE MODERNIZATION/BEAUTIFICATION IMPROVEMENTS)

This Exhibit B-4 sets forth the terms and conditions relating to the construction of the Site Modernization/Beautification Improvements (as such term is defined in Section 1.2 of this Tenant Work Letter).  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the Landlord's construction of the Site Modernization/Beautification Improvements in sequence, as such issues will arise during the actual construction of the Site Modernization/Beautification Improvements.  All references in this Tenant Work Letter to Articles or Sections of "this Lease" shall mean the relevant portion of Articles 1 through 29 of the Lease to which this Tenant Work Letter is attached as Exhibit B-4 and of which this Tenant Work Letter forms a part, and all references in this Tenant Work Letter to Sections of "this Tenant Work Letter" shall mean the relevant portion of Sections 1 through 6 of this Tenant Work Letter.  All references in this Exhibit B-4 to the "Project Site" shall mean the Common Areas of the Project, as well as exterior components of the Project Structures (to the extent not included in the Common Areas) and any other portion of the Project depicted or described in the Basis of Design (as such capitalized terms are defined Section 1.2 of this Tenant Work Letter).

SECTION 1

DESIGN AND PERMITTING OF THE SITE MODERNIZATION/BEAUTIFICATION IMPROVEMENTS

1.1General Provisions and Definitions.  Landlord shall, in consultation with Tenant and in accordance with the terms and conditions of this Tenant Work Letter, administer, coordinate, and (subject to the terms and conditions of Section 1.6 of this Lease and Section 4 of this Tenant Work Letter) pay for the costs and expenses of the planning, design and construction of the alterations and improvements to the Project Site that are included in SMB Cost Items (as defined in Section 1.6.1 of this Lease) as a logical extension of the Basis of Design (the "Site Modernization/Beautification "Improvements"), and all related work of demolition and other incidental work to be performed by or for Tenant pursuant to this Tenant Work Letter, and mitigation of related noise fumes and dust in occupied portions of the Project Structures and the parking areas of the Project whenever likely to be caused by any of the foregoing activities (collectively with the work of constructing the Site Modernization/Beautification Improvements, the "Landlord's SMB Work" of this Tenant Work Letter).  Except to the extent that any SMB Cost Items are included in the Landlord's Base Building Work, the Landlord's SMB Work shall proceed in accordance with the design development and permitting process set forth in Section 1.3 of this Tenant Work Letter, and the engagement of the Contractor in accordance with Section 3 of this Tenant Work Letter.  The construction of the Landlord's SMB Work may occur in multiple phases, with each phase of the Landlord's SMB Work (an "SMB Project"), as Tenant may elect in accordance with the Request for Bid Proposals process set forth in Section 3.1.1 of this Tenant Work Letter.

1.2Minimum Site Modernization/Beautification Costs.  In recognition that the cost of the Landlord's SMB Work is payable by Tenant, (a) in accordance with Section 3.3.2 of this Tenant Work Letter, using Tenant's funds and/or portions of the Tenant Improvement Allowance allocated to SMB Cost Items in accordance with one or more TIA Allocation Notices delivered in accordance with the terms and conditions of Section 3.1 of Exhibit B-1 to this Lease and/or Section 2.1 of Exhibit B-2 to this Lease (the "Tenant-Funded Amount"), and/or (b) by utilizing some or all of the Site Modernization/Beautification Allowance as the Landlord's Common Area Contribution (as such terms are defined in Section 5.3 of the Summary to this Lease), which is subject to reimbursement by Tenant as SMB Rent, prior to incurring any architectural (including landscape architecture), engineering, and other design consulting fees, or cost or expense of any work performed by any SMB Contractor, or any of the other Landlord's Agents, included in the Landlord's SMB Work as SMB Costs pursuant to the terms and conditions of this Tenant Work Letter, Tenant shall have the right to participate in the negotiation of such SMB Costs and shall have the right to approve such SMB Costs prior to their incorporation into the Approved SMB Budget (as defined in Section 3.1.4 below) for the applicable SMB Project; and to the extent that Tenant has not approved, or is not deemed to have approved in advance (in accordance with the terms and conditions of this Tenant Work Letter), any of the costs or expenses  incurred by Landlord in the performance of the Landlord's SMB Work,

EXHIBIT B-4

which Landlord proposes for inclusion in SMB Costs pursuant to any SMB Draw Request (as defined in Section 3.4 below), and Tenant provides written notice to Landlord setting forth Tenant's reasons for objecting to the inclusion of such costs or expenses as SMB Costs (provided that Tenant shall not object to the inclusion of such cost or expense as SMB Costs if Tenant has previously approved such cost or expense) promptly following the receipt of such SMB Draw Request by the Tenant's Representative (individually and collectively, "Unapproved SMB Costs"), then Landlord and Tenant shall promptly thereafter meet and attempt to agree in good faith as to whether or not such Unapproved SMB Costs (x) were incurred by Landlord reasonably and in good faith in order to comply with the Site Modernization/Beautification Improvements requirements pursuant to the SMB Working Drawings (as defined in Section 1.3.4 of this Tenant Work Letter), (y) are not otherwise excluded from SMB Costs pursuant to the terms and conditions of this Lease, and (z) are commercially reasonable under market conditions existing at the time that such costs were incurred by Landlord.  To the extent that Landlord and Tenant are not able to agree upon the inclusion or exclusion of any of the Unapproved SMB Costs as SMB Costs within ten (10) business days following the commencement of such informal resolution discussions, then such dispute shall be resolved in accordance with Section 6.8 of this Tenant Work Letter.  Unless, and except to the extent that, Unapproved SMB Costs are approved by Tenant (or by the Arbitrator, as defined in Section 6.8 of this Tenant Work Letter) for inclusion in SMB Costs in accordance with the terms and conditions of this Section 1.1, such costs and expenses shall be excluded from SMB Costs as if expressly set forth in Section 1.6.2.2 of this Lease.  Notwithstanding anything in this Tenant Work Letter or this Lease to the contrary:  (i) in no event shall the SMB Costs incurred by Landlord as a sum of the Tenant-Funded Amount and any Landlord's Common Area Contribution designated by Tenant for funding of SMB Costs in accordance with Section 5.3 of the Summary (regardless of whether such SMB Costs are incurred pursuant to this Tenant Work Letter or as a component of the Landlord's Base Building Work under Exhibit B-3 to this Lease) be less than Five Million Dollars ($5,000,000) in the aggregate (the "Minimum SMB Costs"); and (ii) except to the extent included in the SMB Working Drawings (as defined in Section 1.3.4 of this Tenant Work Letter), or (to the extent that any SMB Cost Items are included in the Landlord's Base Building Work of Exhibit B-3 to this Lease) expressly designated as SMB Cost Items in the BB Construction Contract (as defined or Exhibit B-3 to this Lease), costs incurred by Landlord or Tenant to make any other alterations and improvements to the Project Site are excluded from the Minimum SMB Costs.

1.3Site Modernization/Beautification Improvements Design and Permitting.  Promptly following the mutual execution and delivery of this Lease, Landlord will enter into one or more professional services agreements with Ferguson Pape Baldwin Architects ("SMB Architect") and certain engineering consultants (the "SMB Engineers") to design the Site Modernization/Beautification Improvements in accordance with the terms and conditions of this Tenant Work Letter, subject to Tenant's prior approval of the terms and conditions of such agreements (as such agreements may be modified and/or supplemented from time to time with Tenant's prior approval thereof, the "Approved SMB Design Contracts"), including, without limitation, (a) the design fees payable by Landlord to the SMB Architect and SMB Engineers pursuant thereto as SMB Costs pursuant thereto (the "Approved SMB Design Fees"), and (b) the engineering consultants to act as the SMB Engineers, as identified in the Approved Design Contracts; provided, however, Tenant shall not unreasonably withhold its approval of such agreements, the proposed design fees or the proposed engineering consultants to act as the SMB Engineers.  In recognition that Tenant's SMB Rent payment obligations are directly tied to the Approved SMB Design Fees, Landlord hereby agrees not to unilaterally (a) make or agree to any material change to any Approved SMB Design Contract, nor (b) increase the Approved SMB Design Fees as SMB Costs, without Tenant's prior approval, except as otherwise expressly provided in this Tenant Work Letter (e.g., any extension of contract time due to Tenant Delays in accordance with Section 5.3 below, or any increased design costs due to any Tenant Change Order Requests (as defined in Section 1.4, below) modifying the Approved SMB Plans); provided, however, that Tenant shall not unreasonably delay or withhold its approval of any Landlord-requested changes to any Approved SMB Design Contract.  The plans and drawings to be prepared by SMB Architect and the SMB Engineers pursuant to the process of this Section 1.3 are sometimes referred to in this Tenant Work Letter, generically as the "SMB Plans."

1.3.1Basis of Design/Project Renderings.  Promptly following Landlord's engagement of the SMB Architect and SMB Engineers in accordance with this Section 1.3, Landlord shall coordinate with the SMB Architect, Tenant's Representative and the Project Manager to develop architectural renderings for those upgraded landscaping, hardscaping and other outdoors improvements (including, but not limited to, Building exterior, patio areas and related amenities, such as trellises, pergolas and arbors, outdoor fixtures and furniture conducive for outdoor eating and employee meetings, sidewalks and pathways, sculptures, fountains and other water features), and those renovations to the existing landscaping, hardscaping, parking areas, driveways and exterior storage areas, and

EXHIBIT B-4

other existing outdoors improvements at the Project Site to be included in the Landlord's SMB Work (the "Final Project Site Renderings"), as a logical extension of those concept design elements listed and/or graphically depicted on Schedule 1 attached hereto (the "Basis of Design") and in accordance with such additional information as SMB Architect and the SMB Engineers require from Tenant and Landlord to complete the Final Project Site Renderings (collectively, the "Additional Programming Information").  Tenant shall furnish to Landlord all Additional Programming Information reasonably requested by SMB Architect that is necessary in the judgment of the SMB Architect and the SMB Engineers to complete prepare the Final Project Site Renderings as a logical extension of the Basis of Design for Tenant's approval.  Landlord shall use commercially reasonable efforts to cause the SMB Architect and SMB Engineers to work in good faith with Tenant to prepare and deliver the Project Site Renderings to Landlord and Tenant for review and approval in accordance with the schedule for design services included in the Approved SMB Design Contract between Landlord and SMB Architect (the "SMB Design Schedule").  Following Tenant's approval of the Final Project Site Renderings, Landlord shall cause the SMB Architect and SMB Engineers to prepare schematic drawings and preliminary specifications for the Site Modernization/Beautification Improvements that conform to the Final Project Site Renderings (the "Preliminary SMB Plans") for Tenant's approval in accordance with Section 1.3.2 below.

1.3.2Approved SMB Plans.  During the course of development of the Preliminary SMB Plans, Tenant shall furnish to Landlord any Additional Programming Information reasonably requested by SMB Architect that is necessary, in the reasonable judgment of Landlord, the SMB Architect and the SMB Engineers, to complete the SMB Plans in a form that is sufficient to enable the SMB Contractor and subcontractors to bid on the work of construction of the Landlord's SMB Work and to obtain all applicable SMB Permits.  Tenant shall cooperate in good faith to supply the SMB Architect such Additional Programming Information as is reasonably necessary to allow the SMB Architect to complete the SMB Plans as a logical extension of the Final Project Site Renderings approved by Tenant.  Landlord shall use commercially reasonable efforts to cause the SMB Architect and SMB Engineers to work in good faith with Tenant to prepare and deliver the Preliminary SMB Plans to Landlord and Tenant for review and approval in accordance with the SMB Design Schedule.  If Tenant disapproves the Preliminary SMB Plans, Tenant's notice of disapproval shall specify the reasons for such disapproval and those revisions required to obtain Tenant's approval of the Preliminary SMB Plans.  After receiving such notice of disapproval, Landlord shall cause the SMB Architect to revise the Preliminary SMB Plans, taking into account the reasons for Tenant's disapproval (provided, however, that Landlord shall not be required to cause the SMB Architect to make any revision to the Preliminary SMB Plans that creates a Design Problem, as defined in Section 1.3.3 below), and to resubmit the revised Preliminary SMB Plans to Tenant for its approval.  Such revision and resubmission shall occur within five (5) business days after Landlord's receipt of Tenant's notice of disapproval (if such revision is not material; otherwise the revised Preliminary SMB Plans will be resubmitted to Tenant within such longer period of time as may be reasonably necessary, but not more than ten (10) business days after such receipt by Landlord).  Such procedure shall be repeated as necessary until Tenant has approved the Preliminary SMB Plans.  Promptly following Tenant's approval of the Preliminary SMB Plans in accordance with this Section 1.3.2, and in accordance with the SMB Design Schedule, Landlord shall use commercially reasonable efforts to cause the SMB Architect and SMB Engineers to work in good faith with Tenant's Representative and Project Manager to complete the SMB Plans in a form that is sufficient to enable the SMB Contractor and subcontractors to bid on the work of construction of the Landlord's SMB Work and to obtain all applicable SMB Permits (as approved by Tenant in accordance with this Section 1.3.2 below, the "Final SMB Plans").  Landlord shall cause the SMB Architect to prepare and deliver to Tenant the SMB Plans for Tenant's approval as the Final SMB Plans in accordance with the SMB Design Schedule.  Tenant shall approve or disapprove the Final SMB Plans by notice to Landlord within ten (10) business days after Tenant's Representative receives the proposed Final SMB Plans.  If Tenant timely disapproves the Final SMB Plans, Tenant's notice of disapproval shall specify the reasons for such disapproval and those revisions required to obtain Tenant's approval of the Final SMB Plans for submission to the Bidding Contractors as part of the Request for Bid Proposals prepared in accordance with Section 3.3.1 below.  After receiving such notice of disapproval, Landlord shall cause the SMB Architect to revise the Final SMB Plans, taking into account the reasons for Tenant's disapproval (provided, however, that Landlord shall not be required to cause the SMB Architect to make any revision to the Final SMB Plans that causes a Design Problem).  Once the Final SMB Plans have been so revised, Landlord shall resubmit the revised Final SMB Plans to Tenant for its approval.  Such revision and resubmission shall occur within ten (10) business days after Landlord's receipt of Tenant's notice of disapproval (if such revision is not material; otherwise the revised Final SMB Plans will be resubmitted to Tenant within such longer period of time as may be reasonably necessary, but not more than fifteen (15) business days after such receipt by Landlord).  Such procedure shall be repeated as necessary until Tenant has approved the Final SMB Plans for submission to the

EXHIBIT B-4

Bidding Contractors.  Notwithstanding the foregoing, Tenant shall have the right to value-engineer the design of the Site Modernization/Beautification Improvements as set forth in the Final SMB Plans approved by Tenant for submission to the Bidding Contractors, in Tenant's reasonable discretion, as part of the process of negotiating the cost of construction of the Landlord's SMB Work with the Bidding Contractors, and Landlord shall cause the SMB Architect and SMB Engineers to reasonably participate in such value engineering process (with the applicable design fees payable in accordance with the Approved SMB Design Contracts).  Landlord acknowledges that Tenant's value engineering efforts may result in additional revisions to the Final SMB Plans approved by Tenant, and that such value-engineering revisions may be requested by Tenant in accordance with the SMB Design Schedule, and as long as such revisions do not cause a Design Problem, the Final SMB Plans shall be modified by the SMB Architect to incorporate such requested changes, in accordance with the process for Tenant's approval of the Final SMB Plans set forth in this Section 1.3.2 above, until the Final SMB Plans are in a form approved by Tenant for incorporation into the SMB Construction Contract as the basis of the contract sum payable to the Contractor in accordance with Section 3.1.4 below, and in the form to be submitted to governmental authorities for the SMB Permits.  The Final SMB Plans approved by Landlord and Tenant for incorporation into the SMB Construction Contract are referred to in this Tenant Work Letter as the "Approved SMB Plans."  Except as provided in Section 1.4 below, neither Landlord nor Tenant shall make any change or modification to the Approved SMB Plans, without the prior written consent of the other party to this Lease, which consent shall not be unreasonably withheld, conditioned or delayed.

1.3.3Design Problems.  For the purposes of this Tenant Work Letter, a "Design Problem" means, and will be deemed to exist to the extent, that any component or components of the proposed SMB Plans (or any Tenant-proposed revisions thereto) either:  (a) represents a material deviation from the Basis of Design or the Project Site Renderings mutually-approved by Landlord and Tenant in accordance with this Tenant Work Letter, or (b) fails to, or is reasonably likely to cause any component of the Site Modernization/Beautification Improvements to fail to, comply with Applicable Laws.  Tenant shall be responsible for ensuring that all elements of the design of the Approved SMB Plans (as such drawings may be modified by any Tenant Change Orders in accordance with Section 1.4 below) are suitable for Tenant's use of the Project, and neither the preparation of the Approved SMB Plans by the SMB Architect, nor Landlord's approval of (or failure to disapprove) the Approved SMB Plans pursuant to Section 1.3.1 above, shall relieve Tenant from such responsibility.  Landlord shall cause the SMB Architect and the SMB Engineers to use the "Required Level of Care" (defined below) to cause the SMB Working Drawings to comply with Applicable Laws.  As used herein, "Required Level of Care" means the level of care that reputable architects and engineers customarily use in the San Diego market to cause drawings and specifications for a project of improvements similar to the Site Modernization/Beautification Improvements to comply with Applicable Laws.

1.3.4Site Modernization/Beautification Improvements Permits.  Promptly following Tenant's selection of the SMB Contractor and approval of the SMB Construction Contract in accordance with the terms and conditions of Section 3.1 below, Landlord shall cause the SMB Contractor to promptly submit the Approved SMB Plans to the appropriate municipal authorities in order to procure all applicable permits necessary to commence and fully complete the construction of the Site Modernization/Beautification Improvements (the "SMB Permits"), at Landlord's cost (as part of the SMB Costs); provided, however, that the Approved SMB Plans may be submitted for such SMB Permits in phases in accordance with the terms and conditions of the SMB Construction Contract (e.g., the submission of those Approved SMB Plans required for grading permits to commence grading of portions of the Common Areas may occur before the submission of Approved SMB Plans for the remaining SMB Permits).  Landlord agrees to use reasonable diligent efforts to cause the SMB Contractor to obtain such SMB Permits in accordance with the project schedule for the construction of the Landlord's SMB Work set forth in the SMB Construction Contract approved by Tenant in accordance with Section 3.1 (as the same may be modified or updated from time to time in accordance with the terms and conditions of this Tenant Work Letter or the SMB Construction Contract, the "SMB Project Schedule"), and in connection therewith Landlord shall coordinate with Tenant's Representative in order to allow Tenant, at Tenant's option, to take part in the permitting process in accordance with the SMB Project Schedule; and Landlord shall supply Tenant, as soon as possible, with all plan check numbers and dates of submittal of the Approved SMB Plans.  If the Approved SMB Plans are not approved by the applicable municipal authorities and such approval will require a change to the Approved SMB Plans, or if such authorities impose any condition on construction of the Site Modernization/Beautification Improvements, which:  (i) is materially inconsistent with the Approved SMB Plans, (ii) will materially increase the cost of the Landlord's SMB Work by increasing the Approved Design Fees or the Tenant-approved contract sum of the SMB Construction Contract, or (iii) is reasonably likely to substantially delay the Substantial Completion of the Landlord's SMB Work

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beyond December 31, 2019 (each of the foregoing, a "Material Design Change"), then Landlord and Tenant shall mutually and reasonably work together in good faith to modify the Approved SMB Plans to the extent required in order for the same to be approved by the applicable municipal authorities, and if the parties are unable to agree upon such modifications within ten (10) business days following Tenant's receipt of notice of any disapproval of the Approved SMB Plans by the applicable municipal authorities, such dispute shall be resolved in accordance with Section 6.8 of this Tenant Work Letter; provided, however, that Tenant shall have the exclusive right, in its sole discretion, to approve any Material Design Change that is materially consistent with the Approved SMB Plans (i.e. a Material Design Change that materially increases the cost of the Landlord's SMB Work or is reasonably likely to delay Substantial Completion of Landlord's SMB Work, as long as (i) such material increased costs of Landlord's SMB Work are SMB Costs, and (ii) such delay of Substantial Completion of Landlord's SMB Work (A) does not delay the SMB Rent Commencement Date beyond January 1, 2020, and (B) is not likely to be delayed beyond December 31, 2020.  Notwithstanding the foregoing, Landlord shall have the right to reasonably and in good faith modify the Approved SMB Plans, in consultation with the Tenant's Representative and Project Manager, but without Tenant's approval, to the extent that such modifications (a) are determined by Landlord, Tenant's Representative and Project Manager not to be a Material Design Change, (b) will not increase the Approved SMB Design Fees or the Tenant-approved contract sum of the SMB Construction Contract payable by Tenant as SMB Costs, (c) will not materially and adversely affect Tenant's planned Permitted Use of the Common Areas (as can be reasonably deduced from the Approved SMB Plans) and any Project Structures improved or modified as part of the Landlord's SMB Work, and (d) are otherwise consistent with the first class nature of the Project and do not use systems or equipment materially lower in quality (or materially more expensive) than those specified in the Approved SMB Plans.  The Approved SMB Plans as incorporated into the Tenant-approved SMB Construction Contract, and as modified to procure the SMB Permits in accordance with this Section 1.3.4, and in accordance with any Tenant Change Orders in accordance with Section 1.4 below, any Landlord Change Directives (as defined in Section 1.5 below) and "as built" conditions of completed Landlord's SMB Work are sometimes referred to herein as the "SMB Working Drawings."

1.4Tenant-Requested Changes to SMB Working Drawings.  Tenant shall have the right to request changes to the Approved SMB Plans and the SMB Working Drawings from time to time, subject to Landlord's prior written approval, which shall not be unreasonably withheld.  Tenant shall request any such modification to the Approved SMB Plans or the SMB Working Drawings by notifying Landlord in writing (a "Tenant Change Order Request"), in substantially the same form as the AIA standard change order form (AIA Form G701-2001), which Tenant Change Order Request shall detail the nature and extent of any such modification and shall be signed by Tenant's Representative.  Landlord shall, before proceeding with any such modification, use commercially reasonable efforts to respond to Tenant as soon as is reasonably possible with an estimate of:  (i) the effect that the design and construction of the modification will have on the then-current SMB Project Schedule, (ii) any additional Approved Design Fees that will be incurred to analyze and/or make such modification, and (iii) the effect of the modification on the SMB Costs.  Landlord shall submit to Tenant in writing, within five (5) business days after receipt of the Tenant Change Order Request (or such longer period of time as is reasonably required and as promptly communicated to Tenant's Representative and Project Manager, depending on the extent of the requested modification), an analysis of the additional or increased SMB Costs and/or savings involved in such Tenant Change Order Request, including, without limitation, any adjustment to the SMB Costs and the effect of such Tenant Change Order Request on the Project Schedule then in effect (the "Landlord Change Order Response").  If Tenant accepts the terms and conditions of the Landlord Change Order Response, the Tenant Change Order Request shall be modified in accordance with the terms and conditions of the Landlord Change Order Response and Tenant shall execute the Tenant Change Order Request as so modified as a written change order for the modification of the Landlord's SMB Work (a "Tenant Change Order") promptly following Tenant's receipt of the Landlord Change Order Response, and the SMB Costs (and the Tenant-Funded Amount) shall be adjusted accordingly.  Pending agreement as to the terms and conditions of the Tenant Change Order prior to Tenant's timely execution and delivery of the Landlord Change Order Response, Landlord shall not delay the normal progress of the Landlord's SMB Work.  Any delay in Substantial Completion of Landlord's SMB Work caused by Tenant's failure to promptly execute a Tenant Change Order in accordance with the Landlord Change Order Response approved by Tenant shall be a Tenant Delay under this Tenant Work Letter.

1.5Requests for Information and Change Directives.  Landlord shall require the SMB Contractor to copy Tenant's Representative and Project Manager (as defined in Section 2.2 below) on any requests for information submitted to Landlord relating to the Landlord's SMB Work ("RFI's").  In addition, Landlord shall

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consult with Tenant's Representative and Project Manager in advance of, and provide Tenant's Representative and Project Manager with copies of:  (i) Landlord's response to any RFI, and (b) any plan clarifications relating the SMB Working Drawings sent to SMB Contractor or any of its subcontractors by SMB Architect ("Landlord Change Directives"), provided that Tenant shall either approve or reasonably disapprove any proposed Landlord Change Directive within three (3) business days after Tenant's Representative's receipt of a copy of such proposed Landlord Change Directive from Landlord, with Tenant's disapproval of a proposed Landlord Change Directive to be limited to the following reasons:  either (i) Tenant's Representative reasonably determines that such Landlord Change Directive will adversely impact the design or construction of the completed Site Modernization/Beautification Improvements, or (ii) Tenant's Representative determines that such Landlord Change Directive will increase the SMB Costs or materially increase the Tenant's cost of occupancy, use, maintenance or repair or restoration of any portion of the Premises or the Project (or the Direct Expenses payable to Landlord) following completion of the Landlord's SMB Work.  Should Tenant's Representative fail to timely deliver such reasons for objections to any Landlord Change Directive in writing, then such Landlord Change Directive (and any additional or increased SMB Costs associated therewith) shall be deemed to have been approved by Tenant in accordance with this Section 1.5 (but without limiting Tenant's rights under this Tenant Work Letter relating to the Tenant's Representative's and Project Manager's right to review the Landlord's books and records relating to the completed Landlord's SMB Work).

SECTION 2

PROJECT SCHEDULE; TENANT'S PROJECT MANAGER

2.1Project Schedule.  Subject to any Tenant Delays (as hereinafter defined), the Landlord's SMB Work shall be completed in accordance with this Tenant Work Letter diligently following the effective date of this Lease; and subject to any Tenant Delays, Landlord shall use commercially reasonable efforts to cause the SMB Architect to design the Site Modernization/Beautification Improvements in accordance with the SMB Design Schedule and to cause the SMB Contractor to construct the Site Modernization/Beautification Improvements in accordance with the SMB Project Schedule.  Tenant shall have the right to accelerate the milestone dates contained in the SMB Project Schedule for the construction of the Site Modernization/Beautification Improvements by written notice indicating the revised milestone date that Tenant intends to advance (an "Acceleration Notice"); and if Tenant so elects, Landlord and Tenant shall use mutual good faith and commercially reasonable efforts to determine and agree upon the additional cost of achieving the accelerated milestone date (which shall similarly accelerate all subsequent milestone dates unless otherwise noted in the applicable Acceleration Notice), in consideration of the effect of such Acceleration Notice on all of the other terms and conditions of this Tenant Work Letter; and in the event that Landlord and Tenant agree upon any additional SMB Costs and the effect of such acceleration on the SMB Project Schedule, the SMB Project Schedule for the construction of the Site Modernization/Beautification Improvements shall be modified in accordance with the Acceleration Notice.  If at any time during the design, permitting and construction process Tenant reasonably believes that Landlord will fail to meet any of the delivery or permitting deadlines of the SMB Project Schedule, Tenant shall have the right to notify Landlord of such belief and the reasons therefor, and Landlord shall promptly provide an SMB Project Schedule status update to Tenant, and a revised SMB Project Schedule as modified by any prior, on-going and anticipated delays.  If at any time during the design, permitting or construction of the Premises, Landlord reasonably believes that Landlord will fail to meet any of the required delivery or permitting milestones of the SMB Design Schedule or the SMB Project Schedule, Landlord shall promptly notify Tenant of the anticipated delay, including any known causation and the Landlord's estimate of the duration of such delay (if Landlord is reasonably capable of estimating such duration) and Landlord shall promptly provide Tenant with a status update to the SMB Design Schedule or the SMB Project Schedule, as applicable, and a revised SMB Design Schedule or SMB Project Schedule, respectively, as modified by any prior, on-going and anticipated delays.  Notwithstanding the foregoing, nor anything set forth in Section 5 of this Tenant Work Letter relating to Tenant Delays, except for delays where there is an express notice or response period under this Tenant Work Letter, no Tenant Delay shall be deemed to have occurred unless Landlord has given Tenant written notice, promptly following Landlord's actual knowledge thereof, that an act or omission on the part of Tenant or its agents, employees or contractors has occurred which will cause such a delay and Tenant fails to cure such delay within two (2) business days after receipt of such notice, in which case the number of days of delay after such notice shall be a Tenant Delay in accordance with Section 5.3 below.

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2.2Tenant's Project Manager.  Tenant shall retain a project manager (the "Project Manager"), subject to Landlord's reasonable approval, to oversee the day-to-day work of construction included in the Landlord's SMB Work and to direct the general contractor engaged by Landlord pursuant to the SMB Construction Contract ("SMB Contractor" for the purposes of this Tenant Work Letter) in connection with the construction of the Site Modernization/Beautification Improvements.  Landlord shall use commercially reasonable efforts to cause the SMB Architect and the SMB Contractor to reasonably cooperate with Tenant and the Project Manager in connection with the Landlord's SMB Work of construction of the Site Modernization/Beautification Improvements in accordance with the Project Schedule.  Tenant shall use commercially reasonable efforts to cause the Project Manager to reasonably cooperate in good faith with Landlord's project manager, Project Management Advisors ("PMA"), in connection with Landlord's SMB Work of construction of the Site Modernization/Beautification Improvements.  Tenant's Project Manager, as well as Tenant's Representative set forth in Section 6.3, below, shall have the right to perform a walk-through inspection of the Site Modernization/Beautification Improvements prior to Tenant's approval of each SMB Draw Request (as defined in Section 3.4 below) for purposes of determining the condition of the Site Modernization/Beautification Improvements and confirmation of the information contained in such SMB Draw Request (each, a "SMB Progress Payment Walk-Through Inspection").  Additionally, Tenant's Representative and Project Manager will have access to the Project Site and the Landlord's and the SMB Contractors' books and records with respect to the SMB Landlord's Work of construction of the Site Modernization/Beautification Improvements, and will be provided with copies of all shop drawings and samples for review for compliance with the Tenant-approved design documents for Site Modernization/Beautification Improvements, participate in weekly project meetings, as reasonably required for construction management services of the Landlord's SMB Work on behalf of Tenant, and to participate in the walk-through inspection of the Site Modernization/Beautification Improvements upon Substantial Completion of each SMB Project (and the final walk-through inspection upon Substantial Completion of the last phase of Landlord's SMB Work) to determine whether the Delivery Condition has been satisfied (in accordance with Section 5.6 below), and in the related punch list preparation and follow-up confirmation of completion or repairs of the punch list items (as defined in Section 5.6 below).  Subject to the Project Manager having reasonable rights of access to the Project Site as reasonably required for the Project Manager to observe the construction of the Site Modernization/Beautification Improvements throughout the period of construction of the Landlord's SMB Work, and reasonable notice of, and the right to attend and participate at, construction meetings, and review the annotated "as built" site copies of the SMB Working Drawings from time to time, and at all reasonable times during the period of construction of the Landlord's SMB Work, to the extent that the Project Manager delays the Substantial Completion of the Site Modernization/Beautification Improvements beyond December 31, 2019, such delay will be a Tenant Delay, subject to the terms and condition of Section 2.1 above regarding Tenant's Acceleration Notice rights.  The fee of Tenant's Project Manager shall be included in the SMB Costs.

2.3Time Deadlines.  Tenant and Landlord shall use their respective best, good faith, efforts and all due diligence to cooperate with the SMB Contractor, SMB Architect, the SMB Engineers and one another in order to complete all phases of the Landlord's SMB Work in accordance with the SMB Design Schedule and the SMB Project Schedule, and, in that regard, Landlord shall arrange for Tenant's Representative and Project Manager to receive notice of, and right to attend, all design and construction progress meetings for the Landlord's SMB Work, on a scheduled basis and reasonably in advance of such, and shall arrange for Tenant's Representative and Project Manager to be copied on all electronic and written communications with the SMB Architect and the SMB Contractor with respect to the progress and performance of the Landlord's SMB Work.  The applicable dates for submissions, responses, revisions and approvals of items, plans and drawings as described in this Tenant Work Letter will be further elaborated upon in the SMB Design Schedule and the SMB Project Schedule (the "Time Deadlines").  Landlord and Tenant agree to comply with their respective Time Deadlines pursuant their respective obligations under this Tenant Work Letter.

SECTION 3

CONSTRUCTION OF THE SITE MODERNIZATION/BEAUTIFICATION IMPROVEMENTS

3.1Selection of Contractor.  Tenant shall select, pursuant to the terms of this Section 3.1, below, the SMB Contractor from the following general contractors as Bidding Contractors for Landlord's SMB Work:  (a) Swinerton; (b) Pacific Building Group; or (c) Whiting Turner (the "Approved Bidding Contractors"), to construct the Site Modernization/Beautification Improvements of the Landlord's SMB Work pursuant to the terms of this

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Tenant Work Letter; provided that Landlord and Tenant hereby agree that each of Landlord and Tenant may propose additional general contractors as Bidding Contractors for the Landlord's SMB Work, subject to the other party's prior written approval, which shall not be unreasonably withheld, conditioned or delayed.  Landlord hereby approves each of the Approved Bidding Contractors.

3.1.1Selection of Bidding Contractors.  On or before the date scheduled for Landlord and Tenant's approval of the Approved SMB Plans in accordance with the SMB Design Schedule in the Approved SMB Design Contract with the SMB Architect, Landlord shall cause the SMB Architect to cooperate with Landlord and Tenant in the preparation of a bid request package for competitive bid proposals to perform the work of construction of the Site Modernization/Beautification Improvements in accord with the Final SMB Plans (the "Request for Bid Proposals") to be delivered by Landlord to the Approved Bidding Contractors and any other qualified, licensed and reputable general contractors approved by Landlord and Tenant to receive such Request for Bid Proposals (each a "Bidding Contractor," and, collectively, the "Bidding Contractors").  If Tenant elects, the Request for Bid Proposals may provide for bid alternatives for the performance of the Landlord's SMB Work in multiple phases as separate SMB Projects (in which event, and if Tenant so elects, the Landlord and the SMB Contractor shall enter into one or more SMB Construction Contracts pursuant to this Section 3.1.  Promptly following Tenant's approval of the Approved SMB Plans and the Request for Bid Proposals, Landlord shall submit the Request for Bid Proposals approved by Tenant to the Bidding Contractors.  Each of the Bidding Contractors shall be notified in the Request for Bid Proposals of the requirement that the Bidding Contractor selected as the SMB Contractor shall be required to bid each of the major subcontractors (as reasonably and mutually determined by Landlord and Tenant) with at least two (2) qualified subcontractors designated by Tenant (the "Designated Subcontractors"), subject to Landlord's reasonable approval, and Tenant shall only select Designated Subcontractors that are qualified contractors, licensed and bondable in the State of California, with substantial experience in First Class Life Sciences projects of similar size as the Site Modernization/Beautification Improvements.  All Bidding Contractors shall be instructed to submit their bids directly to Landlord with copies to the Tenant's Representative.

3.1.2Competitive Bid Process.  Unless Tenant timely delivers the Negotiated Bid Notice in accordance with Section 3.1.3, below, Landlord shall prepare a bid analysis of the bids timely submitted by the Bidding Contractors and distribute such bid analysis to Tenant promptly following receipt of bids.  Within five (5) business days after providing Tenant with the bid analysis report for the Bidding Contractors, Landlord and Tenant shall endeavor to jointly select the SMB Contractor from among the Bidding Contractors based upon the competitive bids received by Landlord and Tenant pursuant to this Tenant Work Letter; provided that (i) any failure by Tenant to reasonably participate in such process shall be a Tenant Delay; and (ii) any failure by Landlord to reasonably participate in such process shall be deemed Landlord's consent to the SMB Contractor selected by Tenant from among the competitive bids submitted by the Bidding Contractors.  Notwithstanding the foregoing, if Landlord and Tenant fail to agree on a Contractor from among the Bidding Contractors within such five (5) business day period following Tenant's receipt of Landlord's bid analysis, Tenant shall be permitted to select the SMB Contractor from among the Bidding Contractors in Tenant's sole discretion provided that such Bidding Contractor agrees to a Project Schedule that provides for Substantial Completion of the Site Modernization/Beautification Improvements no later than December 31, 2020 (provided that in no event shall the SMB Rent Commencement Date be beyond January 1, 2020).  The competitive bid of the Bidding Contractors selected pursuant to this Section 3.1.2, or the negotiated bid selected by Tenant pursuant to Section 3.1.3 below, as applicable, shall be documented as a written proposal from the Bidding Contractor for the cost of completing the Site Modernization/Beautification Improvements on a guaranteed maximum price basis, based upon the Approved SMB Plans and shall include a detailed line item breakdown of all costs included in the completion of the Site Modernization/Beautification Improvements, including the SMB Contractor's fee, overhead, general conditions and insurance.

3.1.3Negotiated Bid Option.  By written notice to Landlord delivered within five (5) business days following Tenant's receipt of the last bid to be timely submitted by the Bidding Contractors in accordance with Section 3.1.2 above, Tenant may notify Landlord that Tenant intends to solicit negotiated bids from one (1) or more of the Bidding Contractors from whom bids have been timely received (a "Negotiated Bid Notice"), and if Tenant timely delivers a Negotiated Bid Notice to Landlord, then Tenant may pursue negotiated bids from such Bidding Contractor(s).  Landlord shall have the right to participate in Tenant's negotiated bid process with any of the of the Bidding Contractors designated in the Negotiated Bid Notice following Tenant's timely delivery of the Negotiated Bid Notice, and Tenant shall share copies of all negotiated bid responses received by Tenant pursuant to such process on an "open book" basis.  If Tenant fails to timely deliver the Negotiated Bid Notice to Landlord, Landlord

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and Tenant shall select the Contractor in accordance with the competitive bid process set forth in Section 3.1.2 of this Tenant Work Letter.

3.1.4SMB Construction Contract.  Landlord shall submit to Tenant's Representative (as hereinafter defined) a copy of the Landlord's proposed construction contract with the SMB Contractor selected by Tenant in accordance with Section 3.1.2 or Section 3.1.3 above for each SMB Project (an "SMB Construction Contract") for Tenant's review and prior written approval thereof, which shall not be unreasonably withheld, and if Tenant’s written approval or disapproval, accompanied by a written detailed description of changes required by Tenant to satisfy its concerns relating to the proposed Construction Contract is not received within ten (10) business days after such contract is submitted to Tenant for Tenant’s approval, then such delay by Tenant in the delivery of such written approval or disapproval shall be a Tenant Delay.  If Tenant disapproves the proposed SMB Construction Contract in accordance with this Section 3.1.4, Landlord shall cause the proposed SMB Construction Contract to be revised as reasonably required to address Tenant's specified concerns, and shall submit the revised SMB Construction Contract to Tenant for its review and approval as provided in this Section 3.1.4, and such procedure shall continue until Tenant has approved of the proposed SMB Construction Contract for execution by Landlord and the SMB Contractor (provided that Landlord shall not be liable to Tenant for the Contractor's reasonable refusal to agree to any of Tenant's changes nor for any delay in negotiating the SMB Construction Contract), provided that such consent, or any objections or comments, provided by Tenant (or lack thereof) shall in no way imply that such SMB Construction Contract is sufficient or meet the requirements for the related work under this Tenant Work Letter.  The SMB Construction Contract shall, at Tenant's option, be in the AIA form of a guaranteed maximum price basis (A102-2007) or a Cost plus Fee with GMP construction agreement (A103-2007).  The contract sum of each SMB Construction Contract, as well as all other applicable SMB Costs, is sometimes referred to herein as the "Approved SMB Budget" of the applicable SMB Project.  Landlord shall use commercially reasonable efforts in coordination with Tenant to cause the SMB Construction Contract to provide that:  (a) Tenant and Tenant's Representative will be named as additional insureds on each CGL policy to be carried by the SMB Contractor; and (b) Tenant shall be an express third-party beneficiary of all of the Landlord contractual rights and all of the SMB Contractor's obligations, including, but not limited to, (i) naming Tenant as an indemnified party for the Landlord's Agent's indemnification obligations, (ii) Tenant shall be a permitted assignee of Landlord's interest the SMB Construction Contract with the right to enforce the covenants and obligations of the SMB Contractor, and (iii) both Landlord and Tenant shall be named as the beneficiaries of all industry standard warranties.  In addition to the foregoing, the proposed SMB Construction Contract shall include the following (provided that Landlord shall not be liable to Tenant for the Contractor's refusal to include the following in the SMB Construction Contract nor for any delay in negotiating the SMB Construction Contract as a result thereof shall be deemed a Tenant Delay):

(a)all subcontractors' subcontracts shall, to the extent possible, have unit pricing which shall be applicable to the pricing of any Tenant Change Order Requests.  Additionally, prior to Substantial Completion of the Site Modernization/Beautification Improvements, Tenant shall have the right to require that any subcontractor invoices and/or schedules of value that do not provide sufficient detail satisfactory to Tenant, provide additional pricing breakout for portions of their work.  Such pricing breakout materials will take the form of simple spreadsheets or letters describing in detail the nature of work and references to the SMB Working Drawings indicating the location of the work performed by such subcontractor; and

(b)Tenant shall have access to the Contractor 's books and records relating to the construction of the Site Modernization/Beautification Improvements on an "open book" basis throughout the construction thereof, and shall have the right to audit the Contractor's costs and expenses, including all invoices submitted to Landlord for the SMB Costs of the Site Modernization/Beautification Improvements at any time within the 6-month period immediately following the Substantial Completion of the Landlord's SMB Work (or Substantial Completion of such applicable phase of Landlord's SMB Work), which audit may be performed for Tenant, at Tenant's sole cost and expense.

3.2Insurance.  All of Landlord's Agents shall carry worker's compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies reasonably approved by Tenant.  In addition, Landlord shall cause the Contractor to carry "Builder's All Risk" insurance in an amount reasonably approved by Tenant covering the Site Modernization/Beautification Improvements.  In the event that the Site Modernization/Beautification Improvements are damaged by any cause covered by such insurance during the course of the construction thereof, Landlord shall

EXHIBIT B-4

enforce the terms of the SMB Construction Contract, including without limitation any indemnity provisions, in order to cause the damage to be repaired using the proceeds of such insurance.  If the Site Modernization/Beautification Improvements are damaged by any cause not covered by insurance but would have been covered by insurance if Landlord had carried (or required the SMB Contractor to carry) the insurance required by the terms of this Tenant Work Letter, then Landlord shall cause such damage to be repaired at Landlord's sole cost and expense, and not as a SMB Cost.  Prior to the SMB Rent Commencement Date, Landlord's "Builder's All Risk" insurance is an expense included in the SMB Costs.  Landlord shall cause such "Builder's All-Risk" insurance coverage on the Site Modernization/Beautification Improvements to preclude or waive subrogation claims by the insurer against Tenant, its agents, employees and representatives, and if reasonably available any certificate evidencing such insurance coverage shall contain a provision that the company writing such policy, or its agent, will endeavor to give Tenant thirty (30) calendar days prior written notice of any cancellation or lapse of the policy or any reduction in the amounts of such insurance prior to the Substantial Completion of Site Modernization/Beautification Improvements (as defined in Section 5.2 below).

3.3Payment of SMB Costs.  The terms of this Section 3.3 shall be applicable to the payment of the SMB Costs of Landlord's SMB Work.

3.3.1Applications for Payment and Payment Conditions.  Prior to making any payment to any of the SMB Architect, SMB Contractor, or any of the SMB Engineers or to any other third party manufacturer, vendor, supplier, or governmental authority or utility, for any of the SMB Costs in connection with the Landlord's SMB Work (each, an "SMB Progress Payment"), (a) Tenant's Representative and Project Manager shall have received complete copies of all of the fully-executed design, consultant, construction, and material supplier contracts for all payees included in the applicable SMB Draw Request (as hereinafter defined), each of which shall be in the form approved by Tenant in advance in accordance with this Tenant Work Letter, and copies of all fully-executed Tenant Change Orders (as hereinafter defined) associated therewith, if any (which shall cover all work for which Landlord seeks to make payment of SMB Costs pursuant to the applicable SMB Draw Request, provided that each contract and Change Order need be submitted only once for each such payee), and (b) Tenant's Representative shall have received and approved the Landlord's written request for approval of the proposed SMB Costs included in such SMB Progress Payment amount (each, a "SMB Draw Request"), which SMB Draw Request shall include the following items:  (i) for any SMB Costs payable to the SMB Architect or the SMB Engineers, an invoice from the SMB Architect or SMB Engineers for services rendered and the remaining services to be completed under the applicable Approved SMB Design Contract materials delivered to the Project; or (ii) for any SMB Costs payable to the SMB Contractor, (A) a request for payment of the SMB Contractor, in a form reasonably approved by Tenant showing the schedule, by trade, detailing the portion of the work of construction of the SMB Project completed and the portion not completed; (B) invoices from all other "Landlord's Agents" as defined below, for labor rendered and materials delivered to the Project Site pursuant to the applicable SMB Project; (C) executed mechanic's lien releases from all of Landlord's Agents engaged in the construction of the Landlord's SMB Work of the applicable SMB Project, which shall comply with the appropriate provisions, as reasonably determined by Landlord, of California Civil Code Sections 8132, 8134, 8136 and 8138; and (D) a certificate from the SMB Architect of the applicable portion of work of construction of the Site Modernization/Beautification Improvements of the applicable SMB Project, certifying the requisite percentage of completion of such work has been completed.  Notwithstanding the foregoing, if Landlord has paid any portion of the SMB Costs to any SMB Contractor, SMB Architect, SMB Engineer or any manufacturer, vendor or supplier, but pursuant to any unresolved dispute, such persons shall fail to deliver an unconditional lien waiver, then as long as Landlord provides reasonably satisfactory evidence to Tenant's Representative of such payment, Tenant's Representative shall not withhold approval of any ensuing SMB Draw Request otherwise satisfying the foregoing requirements.  The SMB Contractor and all subcontractors and, laborers used by Landlord in connection with Landlord's SMB Work shall be known collectively as "Landlord's Agents."  All contracts entered into by Landlord with Landlord's Agents ("Landlord Agent Contracts") shall be subject to Tenant's reasonable approval, excluding, however, Landlord's contract with PMA.

3.3.2Tenant-Funded SMB Costs.  Notwithstanding anything set forth in the Lease or this Tenant Work Letter to the contrary, but subject to the remaining terms of this Section 4.3, Tenant shall pay to Landlord, at Tenant's sole cost and expense, concurrently with Tenant's approval of each SMB Draw Request, the Tenant SMB Payment (as hereinafter defined) toward the SMB Costs included in such SMB Draw Request.  To the extent that Tenant timely designates that all or a portion of the Site Modernization/Beautification Allowance be funded by Landlord as the Landlord's Common Area Contribution in accordance with Section 5.3 of the Summary to this

EXHIBIT B-4

Lease, then following Tenant's approval of the Approved SMB "Design Fees, and the Approved SMB Budget for any SMB Project, Tenant shall have the option, by delivery of written notice to Landlord (each, a "Landlord's Contribution Allocation Notice"), to allocate all or a portion of the Landlord's Common Area Contribution to the SMB Costs of such the Approved SMB Design Fees or such Approved SMB Budget, respectively.  In the event that Approved SMB Design Fees, or the Approved SMB Budget for any SMB Project, exceed the amount of the Landlord's Common Area Contribution allocated thereto in accordance with the applicable Landlord's Contribution Allocation Notice, if any, then Tenant shall pay a percentage of each SMB Draw Request received from Landlord for such Approved SMB Design Fees or of such Approved SMB Budget from the Tenant-Funded Amount, in a percentage amount equal to a fraction, the numerator of which is the difference between Approved SMB Design Fees or the Approved SMB Budget (as applicable) and the Landlord's Common Area Contribution allocated thereto in accordance with a Landlord's Contribution Allocation Notice, and the denominator of which is the applicable Approved SMB Design Fees or Approved SMB Budget (with such percentage amount of the SMB Draw Request referred to herein as the "Tenant SMB Payment").  The foregoing shall not prevent Tenant from applying any portion of the Tenant Improvement Allowance allocated to SMB Costs in accordance with the terms and conditions of Exhibit B-1 or Exhibit B-2 to this Lease, to the Tenant SMB Payment, provided that Tenant's payment of the difference between the Tenant SMB Payment and that portion of the SMB Draw Request payable from the Tenant Improvement Allowance shall be a condition to Landlord's obligation to pay such portion of the Tenant SMB Payment from the Tenant Improvement Allowance.  In the event that, after the Approved SMB Design Fees or the Approved SMB Budget is approved by Tenant, any revisions, changes, or substitutions shall be made to the applicable Approved SMB Design Contract or the applicable SMB Construction Contract, respectively, any adjustment to the Approved SMB Design Fees or the Approved SMB Budget shall be reflected in all future calculations of the Tenant SMB Payment in accordance with the terms of this Section 3.3.2.

3.4Landlord's Deliverables; Contractor's Warranties and Guaranties.  Landlord shall obtain customary warranties and guaranties from the Contractor (the "Contractors' Warranties") and shall cooperate with Tenant in obtaining any extended warranties reasonably requested by Tenant (the "Project Warranties").  Within sixty (60) days following the Substantial Completion of the last SMB Project of Site Modernization/Beautification Improvements, Landlord shall have prepared and delivered to Tenant (a) copies of all such third-party Project Warranties, and (b) two (2) copies of the "as built" SMB Working Drawings (the "Landlord's Deliverables").  In addition to the Project Warranties, Landlord hereby assigns to Tenant all warranties and guaranties by the Contractor, and all manufacturers, vendors and subcontractors relating to any Tenant Assumed Obligation, afforded Landlord by operation of law (collectively with the Project Warranties, the "Assigned Warranties"); and, without limiting the Landlord's Repair Obligations or modifying any of the other terms and conditions of this Lease (including, but not limited to, the express exclusions of certain repairs, maintenance and capital costs under the terms and conditions of this Lease), Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Site Modernization/Beautification Improvements; provided that the foregoing waiver shall not extend to any Tenant claims arising out of the Landlord's breach of any of its obligations under this Tenant Work Letter.

3.5PMA's Fee.  Landlord shall pay PMA a project management fee ("PMA's Fee") equal to 2.65% of the sum of (a) the SMB Costs payable by Landlord from the Landlord's Common Area Contribution, if any, and (b) the SMB Costs payable by Tenant from the Tenant-Funded Amount (including, any portion of the Tenant Improvement Allowance allocated to SMB Costs pursuant to any other Tenant Work Letter, exclusive of (i) Landlord's Capital Carry Costs and (ii) PMA's Fee.  PMA's Fee for each SMB Project will be established as a fixed fee once the Approved SMB Budget is determined (subject to revision as a result of any Tenant Change Order Requests and any Landlord Change Directive).

SECTION 4

COSTS OF SITE MODERNIZATION/BEAUTIFICATION IMPROVEMENTS;
CONTRACTORS' BOOKS AND RECORDS, AND DEVELOPMENT CREDITS

4.1.Documentation of SMB Costs.  Landlord shall construct the Site Modernization/Beautification Improvements on an "open book" basis, with its books and records reflecting all of the SMB Costs of the Site

EXHIBIT B-4

Modernization/Beautification Improvements, as may be reasonably requested by Tenant, which shall include Contractor 's applications for payment and subcontractors' and vendors' invoices for costs included in such applications, to be made available, upon reasonable notice, either at the project site or at PMA's offices in San Diego County, for Tenant's Representative's and/or the Project Manager's review and verification (at Tenant's expense).

4.2Development Credits.  In calculating SMB Costs, and any SMB Rent payable by Tenant pursuant to any Landlord's Common Area Contribution to SMB Costs in accordance with Section 1.6 of the Lease, Landlord shall reasonably cooperate with Tenant in applying for and obtaining (as part of SMB Costs) Project Incentives and Credits (as defined in Section 4.2 of the Lusk 3 Work Letter) available for the development of the Site Modernization/Beautification Improvements as may be requested by Tenant from time to time, from any Local Authority or Utility Provider, in accordance with Section 4.2 of Exhibit B-3 to this Lease; provided, however, in no event shall Project Incentives and Credits include any rights or assets of Landlord as of the date of this Lease, including without limitation any Equivalent Dwelling Units (EDUs) that Landlord may have as of the date of this Lease.  Tenant shall have the exclusive right to apply for and receive the benefit of the Project Incentives and Credits attributable to the Site Modernization/Beautification Improvements, which shall be applied first as a credit against, or Tenant reimbursement of, SMB Costs paid or payable by Tenant pursuant to this Work Letter.  To the extent that such Project Incentives and Credits exceed the SMB Costs they shall accrue solely to the benefit of the Tenant, and to the extent that such Project Incentives and Credits are credited against the Site Modernization/Beautification Allowance, the amount of such credit shall be promptly paid to Tenant following the Substantial Completion of the Site Modernization/Beautification Improvements.

4.3Landlord's and Tenant's Agreement to Cooperate.  Landlord and Tenant shall reasonably cooperate with one another in good faith to coordinate the construction of the Site Modernization/Beautification Improvements with the Tenant's business operations at the Project in a manner reasonably acceptable to both Landlord and Tenant, which cooperation shall include, but not be limited to, (i) coordinating Contractor and its subcontractors' parking at the Project with the parking of the vehicles of Tenant's employees during construction of the Site Modernization/Beautification Improvements, (ii) minimizing interference with Tenant's ongoing business operations, and mitigating adverse effects, such as noise, vibrations and dust, on the quiet use and enjoyment of the Lusk 1, Lusk 2 and Lusk 3 Buildings and other Common Areas of the Project by Tenant's employees and visitors during normal working hours, and (iii) coordinating timing of construction deliveries to avoid delayed access to and from the parking areas of the Project and the Lusk 1, Lusk 2 and Lusk 3 Buildings by Tenant's employees during normal working hours.  Landlord and Tenant shall use their commercially reasonable and good faith efforts and diligence to cooperate with the Architect, the Engineers, and the Contractor so as to enable the prompt and timely completion of the Site Modernization/Beautification Improvements in accordance with the Project Schedule.

SECTION 5

COMPLETION OF THE SITE MODERNIZATION/BEAUTIFICATION IMPROVEMENTS;
DELAYS

5.1Completion of Site Modernization/Beautification Improvements.  Landlord shall cause the Contractor to complete the Site Modernization/Beautification Improvements (a) in accordance with the SMB Working Drawings and the terms and conditions of the SMB Construction Contract; (b) in compliance with all Applicable Laws, including but not limited to the California Uniform Building Code, to the extent necessary for Landlord to obtain a certificate of occupancy or temporary certificate of occupancy, or legal equivalent, for the Buildings for Tenant's planned Permitted Use; and (c) with no Hazardous Material which is in violation of Applicable Laws introduced or generated in, on, or about the Common Areas as a result of Site Modernization/Beautification Improvements.

5.2Substantial Completion.  For purposes of this Lease, "Substantial Completion" of the Site Modernization/Beautification Improvements shall occur upon the date the Site Modernization/Beautification Improvements are in the "Delivery Condition," as that term is defined in Section 5.6, below.

5.3Tenant Delay.  Any actual delay or delays that cause the Substantial Completion of the Site Modernization/Beautification Improvements to occur after December 31, 2020, or which delay the occurrence of

EXHIBIT B-4

any of the conditions precedent to the SMB Rent Commencement Date beyond January 1, 2020, as a direct, indirect, partial, or total result of:

5.3.1Tenant's failure to comply with the Time Deadlines;

5.3.2Tenant's failure to timely approve any matter requiring Tenant's approval in accordance with the time requirements of this Tenant Work Letter;

5.3.3A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.3.4Any Tenant Change Order;

5.3.5Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Site Modernization/Beautification Improvements, as set forth in the Lease, or which are ordered to Tenant's specifications with Tenant's knowledge (based on written notice from the Landlord's Representative, the Architect or the Contractor) that such items are unlikely to be received at the Project in accordance with the Project Schedule, thereby causing a Tenant Delay;

5.3.6Any delay in obtaining the Permits resulting from the information provided by Tenant to Landlord, Architect or the Contractor pursuant to the terms and conditions of this Tenant Work Letter, or Tenant's failure to approve the Drawings, in accordance with the Project Schedule or as a result of Tenant value-engineering the design of the Site Modernization/Beautification Improvements pursuant to the terms of Section 1.3.2 of this Tenant Work Letter; or

5.3.7Any other acts or omissions of Tenant, or its agents, or employees, including, without limitation, any act or omission which causes the Contractor to fail to meet the Project Schedule; shall be deemed a "Tenant Delay."  Except for delays where there is an express notice or response period under this Tenant Work Letter or this Lease, no Tenant Delay shall be deemed to have occurred unless Landlord has given Tenant written notice, promptly following Landlord's actual knowledge thereof, that an act or omission on the part of Tenant or its agents, employees or contractors has occurred which will cause such a delay and Tenant fails to cure such delay within two (2) business days after receipt of such notice.

5.4Delivery Condition.  The "Delivery Condition" shall occur at such time as Landlord delivers the Site Modernization/Beautification Improvements to Tenant with (i) the completion of construction of the Site Modernization/Beautification Improvements pursuant to the SMB Working Drawings, with the exception of any industry standard punch list items, and (ii) representatives of Landlord and Tenant have completed a mutual walk-through inspection of the Project Site and have mutually and reasonably agreed upon a set of industry standard "punch list" items to be completed by Landlord following the "SMB Delivery Date."  The date that Landlord causes the Delivery Condition to occur shall be referred to herein as the "SMB Delivery Date".  If Tenant disagrees with Landlord's assertion that Delivery Condition has been achieved, then Tenant shall notify Landlord in writing, within five (5) business days following the final walk-through inspection, indicating the reasons for withholding such confirmation.  Thereafter, the parties shall mutually select an independent licensed general contractor with at least ten (10) years of experience in construction of common areas in First Class Life Sciences Projects, who is not affiliated with Landlord or Tenant or any of their respective agents, or retained by either of them or any of their agents in any capacity within the three (3) year period preceding retention pursuant to this Tenant Work Letter (the applicable person being referred to herein as the "Third Party Inspector"), who shall be notified of the dispute, and shall be instructed to immediately visit the Project to determine whether Delivery Condition has been achieved.  The determination of the date of Delivery Condition by the Third Party Inspector shall be binding on the parties, and the costs of such Third Party Inspector shall be split equally by the parties.  From the date of Delivery Condition and until Landlord has caused all industry standard punch list items to be completed, Landlord shall comply with all reasonable requests of Tenant relating to the scheduling and performance of any remaining work in and about the Common Areas, provided that Landlord shall not be obligated to incur any additional costs or expenses which are not included the applicable Approved SMB Budget, in connection with such scheduling and performance of remaining work unless and until such costs and expenses are either approved by Tenant in advance, or are deemed approved by Tenant in advance, as SMB Costs in accordance with the terms and conditions of this Tenant Work

EXHIBIT B-4

Letter; and further provided that the foregoing shall not modify Landlord's rights with respect to any such additional costs and expenses incurred as Unapproved SMB Costs pursuant to the terms and conditions of Section 1.2 of this Tenant Work Letter.

SECTION 6

MISCELLANEOUS

6.1Intentionally Omitted.

6.2No Miscellaneous Charges.  In addition to Landlord's obligations under the Lease, Landlord shall provide to Landlord's Agents, Tenant and Tenant's Agents, notwithstanding anything to the contrary contained in this Lease, without charge (to the extent utilized in connection with the construction of the Site Modernization/Beautification Improvements), but subject to availability, parking, utilities, and loading docks during the period that such Landlord's Agents and Tenant's Agents are actually present in the Project and working on the design and/or construction of the Site Modernization/Beautification Improvements.

6.3Tenant's Representative.  Tenant has designated James Page ("Tenant's Representative") as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.4Landlord's Representative.  Landlord has designated PMA ("Landlord's Representative") as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

6.5Tenant's Agents.  The Project Manager and any other contractor, subcontractor or consultant retained directly by Tenant shall be subject to Landlord's reasonable approval.

6.6Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  In all instances where Tenant is required to approve or deliver an item, if no written notice of approval is given or the item is not delivered within the stated time period, at Landlord's sole option, at the end of such period the item shall automatically be deemed approved or delivered by Tenant and the next succeeding time period shall commence.

6.7Tenant's Lease Default.  Notwithstanding any provision to the contrary contained in this Lease, if an event of default as described in the Lease, or a default by Tenant under this Tenant Work Letter, and Tenant fails to use such default within any applicable notice and cure period set forth in the Lease (or within ten (10) business days if Tenant is in default under this Tenant Work Letter), at any time on or before the Substantial Completion of the Site Modernization/Beautification Improvements, then (i) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord may cause Contractor to cease the construction of the Site Modernization/Beautification Improvements (in which case, Tenant shall be responsible for any delay in the Substantial Completion of the Site Modernization/Beautification Improvements caused by such work stoppage as set forth in Section 5 of this Tenant Work Letter), and (ii) all other obligations of Landlord under the terms of this Tenant Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

6.8Disputes.  Except in connection with provisions in this Tenant Work Letter than have an express dispute resolution process, in the event of any dispute between Landlord and Tenant in connection arising under this Tenant Work Letter, either party may institute arbitration proceedings pursuant to arbitration administered by the JAMS or any successor thereto under the Expedited Procedures provisions (Rules 16.1-16.2 in the current edition) of the JAMS Comprehensive Arbitration Rules and Procedures (as such rules may be modified from time to time by JAMS, the "Arbitration Rules"), and such determination rendered by the arbitrator mutually selected by Landlord and Tenant in accordance with the Arbitration Rules (the "Arbitrator") shall be binding upon the parties and may be entered in any court having jurisdiction thereof.

EXHIBIT B-4

SCHEDULE 1 TO EXHIBIT B-4

BASIS OF DESIGN

SCHEDULE 1 TO EXHIBIT B-4

SCHEDULE 1 TO EXHIBIT B-4

THE SITE SHOWN ON THIS SET IS NOT UPDATED. REFER TO SITE PACKAGE
BUILDING 1
WEST BUILDING
BUILDING 2
INNOVATION CENTER
BUILDING 3
EAST BUILDING
CHANGED
REMOVED
REDUCED

NUVASIVE SORRENTO SUMMIT CAMPUS 7475 LUSK

SITE PLAN

HCP

HCP
A4.2

SCHEDULE 1 TO EXHIBIT B-4

SCHEDULE 1 TO EXHIBIT B-4

EXHIBIT C-1

SORRENTO SUMMIT

INITIAL NOTICE OF LEASE TERM DATES

To:	_______________________ _______________________ _______________________ _______________________
Date: ______________________, 2017
Re:

Lease dated August 28, 2017, between HCPI/SORRENTO, LLC, a Delaware limited liability company ("Landlord"), and NUVASIVE, INC., a Delaware corporation ("Tenant"), concerning approximately 145,225 rentable square feet comprised of (i) the entirety of that certain building located at 7475 Lusk Boulevard and 7475B Lusk Boulevard, San Diego, California, and commonly known as Lusk 1 Building, which Lusk 1 Building contains approximately 74,050 rentable square feet of space, and (ii) approximately 71,175 rentable square feet of space located in a portion of the basement, a portion of the first (1st) floor, a portion of the second (2nd) floor, and the entirety of the third (3rd) floor of that certain building located at 7473 Lusk Boulevard, San Diego, California, and commonly known as Lusk 2 Building, which Lusk 2 Building contains approximately 149,891 rentable square feet of space (collectively, the “Initial Premises”).

Gentlemen:

In accordance with the Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.

The Lease Term commenced on August 28, 2017 (the “Lease Commencement Date”), with the duration of such Lease Term to be determined in accordance with Section 3 of the Summary of Basic Lease Information following the completion and delivery of the Must-Take Space 2 (as defined in the Lease). As of the Lease Commencement Date, Tenant occupied the entire Initial Premises.

2.	That certain Office Lease Agreement entered into by Landlord and Tenant as of November 6, 2007 (the "Initial Lease") terminated on August 27, 2017 (“Initial Lease Termination Date”).
3.	For the purposes of Tenant’s continued occupancy of the Initial Premises following the Initial Lease Termination Date, the Lease amends, restates and supersedes the Initial Lease.
4.

Initial Premises Base Rent and Tenant’s Share of Estimated Direct Expenses commenced to accrue on August 28, 2017, with the amount due and payable for the initial partial month of the Lease Term having been satisfied, in accordance with Article 3 of the Lease, by Landlord’s application of the excess amount of monthly rent paid by Tenant for the last partial month of the term of the Initial Lease (i.e. for the period August 28, 2017 – August 31, 2017) to such amounts due and payable under the Lease, in accordance with Section 2.3 of the Lease.

5.

Initial Premises Base Rent commenced (or will commence) to accrue under the Lease on September 1, 2017, in the annual amount of $5,525,402.66, and payable in monthly installments of $460,450.22/month. Tenant’s Share of Estimated Direct Expenses for the Initial Premises commenced (or will commence) to accrue under the Lease on September 1, 2017, payable in monthly installments of $_________/month.  Attached to this Letter is the Landlord’s Estimate Statement for 2017.

EXHIBIT C-1

6.	Your rent checks should be made payable to __________ at ______________ until further notice.

"Landlord": HCPI/SORRENTO, LLC, a Delaware limited liability company By: ___________________________ Its: ___________________________
Agreed to and Accepted as of , 2017. "Tenant": NUVASIVE, INC., a Delaware corporation By: ___________________________ Its: ___________________________

EXHIBIT C-1

EXHIBIT C-2

NOTICE OF LEASE TERM DATES

[NOTE – THIS NOTICE OF LEASE TERM DATES TO BE MODIFIED FOR THE MUST-TAKE SPACE 1, MUST-TAKE SPACE 2 AND MUST-TAKE SPACE 3, AS APPLICABLE]

To:	_______________________ _______________________ _______________________
Re:

Lease dated August 28, 2017, between HCPI/SORRENTO, LLC, a Delaware limited liability company ("Landlord"), and NUVASIVE, INC., a Delaware corporation ("Tenant"), [concerning approximately ____________ rentable square feet of space located on the ___ floor of that certain building [FOR MUST-TAKE SPACE 1 OR MUST-TAKE SPACE 3:  located at 7473 Lusk Boulevard, San Diego, California, and commonly known as Lusk 2 Building, which Lusk 2 Building contains approximately 149,891 rentable square feet of space; OR FOR MUST-TAKE SPACE 2: the entirety of that certain building located at ________ Lusk Boulevard, San Diego, California, and commonly known as Lusk 3 Building, which Lusk 3 Building contains approximately ________ rentable square feet of space].

Gentlemen:

In accordance with the Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.

The __________ Commencement Date shall occur, or has occurred, on _____________, [PRIOR TO MUST-TAKE 2 COMMENCEMENT DATE: with the duration of such Lease Term to be determined in accordance with Section 3 of the Summary of Basic Lease Information following the completion and delivery of the Must-Take Space 2 (as defined in the Lease); OR FOR MUST-TAKE 2 COMMENCEMENT DATE OR LATER NOTICE: with the initial Lease Term scheduled to expire on _____________]. As of the ___________ Commencement Date, the Premises consist of the Initial Premises [and ____________________________.]

2.	_________________ Base Rent commenced to accrue on ____________, in the amount of ____________. .
3.

If the ________________ Rent Commencement Date is other than the first day of the month, in addition to the first monthly installment due and payable on _________________, Tenant will pay Landlord the sum of ____________________, which includes _______________, as the amount of the accrued pro rata Base Rent for the first partial month in which the _________________ Rent Commencement Date occurred, plus ____________________ as the accrued and unpaid ________________Base Rent for _____________________________.  Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the Lease. The Lease is hereby amended to incorporate the Base Rent Schedule attached hereto as Schedule 1.  Each monthly installment of __________________Base Rent shall be payable in accordance with the Base Rent Schedule attached hereto as Schedule 1 for the duration of the Lease Term

4.	Your rent checks should be made payable to __________ at ______________, until further notice.
5.	The exact number of rentable square feet within the _____________ Space _________ rentable square feet.
EXHIBIT C-2

"Landlord": HCPI/SORRENTO, LLC, a Delaware limited liability company By: ___________________________ Its: ___________________________
Agreed to and Accepted as of , 2017. "Tenant": NUVASIVE, INC., a Delaware corporation By: ___________________________ Its: ___________________________

EXHIBIT C-2

EXHIBIT C-3

NOTICE OF SMB RENT LEASE TERM DATES

To:	_______________________ _______________________ _______________________
Re:	Lease dated August 28, 2017, between HCPI/SORRENTO, LLC, a Delaware limited liability company ("Landlord"), and NUVASIVE, INC., a Delaware corporation ("Tenant").

Gentlemen:

In accordance with the Lease (the "Lease"), we wish to advise you and/or confirm as follows:

1.	The SMB Rent Commencement Date shall occur, or has occurred, on _____________, with SMB Rent commencing to accrue monthly in the amount of ____________.
2.

If the SMB Rent Commencement Date is other than the first day of the month, in addition to the first monthly installment due and payable on _________________, Tenant will pay Landlord the sum of ____________________, which includes _______________, as the amount of the accrued pro rata SMB Rent for the first partial month in which the SMB Rent Commencement Date occurred, [plus ____________________ as the accrued and unpaid SMB Base Rent for the period _____________________________], plus the monthly installment of SMB Rent for ______________.   Each billing thereafter, with the exception of the final billing, shall be for the full amount of the monthly installment as provided for in the SMB Rent Schedule attached hereto as Schedule 1.

3.	Your rent checks should be made payable to __________ at ______________, until further notice.

"Landlord": HCPI/SORRENTO, LLC, a Delaware limited liability company By: ___________________________ Its: ___________________________
Agreed to and Accepted as of , 2017. "Tenant": NUVASIVE, INC., a Delaware corporation By: ___________________________ Its: ___________________________

EXHIBIT C-3

EXHIBIT D

SORRENTO SUMMIT

FORM OF TENANT'S ESTOPPEL CERTIFICATE

The undersigned as Tenant under that certain Lease (the "Lease") made and entered into as of ___________, 20___ by and between _______________ as Landlord, and the undersigned as Tenant, for Premises located at ______________________________, California, certifies as follows:

1.Attached hereto as Exhibit A is a true and correct copy of the Lease and all amendments and modifications thereto.  The documents contained in Exhibit A represent the entire agreement between the parties as to the Premises.

2.The undersigned currently occupies that portion of the Premises described in the Lease as follows: _____________________________________________________________________________________________, _____________________________________________________________________________________________.The Lease Term commenced on __________, and the Lease Term will expire on ___________, and the undersigned has no option to terminate or cancel the Lease or to purchase all or any part of the Premises, the Building and/or the Project, except as expressly set forth in the Lease.

3.Initial Premises Base Rent became payable on ____________.  [ADD THE FOLLOWING AS APPROPRIATE: ____________ Base Rent became payable on ____________.  ____________ Base Rent became payable on ____________.]

4.The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Exhibit A.

5.Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows:

6. All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ___________.  The current monthly installment of Lusk 1 & 2 Base Rent is $_____________________ [and the current monthly installment of Lusk 3 Base Rent is $_____________________; and the current monthly installment of SMB Rent is $_____________________.]

7.To Tenant’s actual knowledge, all conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder.  In addition, the undersigned has not delivered any notice to Landlord regarding a default by Landlord thereunder.  The Lease does not require Landlord to provide any rental concessions or to pay any leasing brokerage commissions.

8.No rental has been paid more than thirty (30) days in advance and no security has been deposited with Landlord except as provided in the Lease.  Neither Landlord, nor its successors or assigns, shall in any event be liable or responsible for, or with respect to, the retention, application and/or return to Tenant of any security deposit paid to any prior landlord of the Premises, unless and until the party from whom the security deposit is being sought, whether it be a lender, or any of its successors or assigns, has actually received for its own account, as landlord, the amount of such security deposit being sought.

9.As of the date hereof, there are no existing defenses or offsets, or, to Tenant’s actual knowledge, claims or any basis for a claim, that the undersigned has against Landlord.

10.If Tenant is a corporation or partnership, Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in California and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

EXHIBIT D

11.To Tenant’s knowledge, there are no actions pending against Tenant under the bankruptcy or similar laws of the United States or any state.

12.To Tenant’s actual knowledge, Tenant has not been notified in writing by any government agency of any existing noncompliance with federal, state and local laws, ordinances, rules and regulations affecting its use of the Premises, including, but not limited to, those laws, ordinances, rules or regulations relating to hazardous or toxic materials.

13.To the Tenant's knowledge, all tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full, except as follows:                                                                                                                                                                                                                                                                                                                                                                                                                                                                                                     . [If no exceptions, insert “None”].  To Tenant’s knowledge, all work (if any) in the common areas required by the Lease to be completed by Landlord has been completed except as follows:                                                                                                                                                                                                                                                                                                                                                                                                                                                        .[If no exceptions, insert “None”]. All parking spaces required by the Lease have been furnished and/or all parking ratios required by the Lease have been met.

Tenant hereby acknowledges that this Estoppel Certificate may be delivered to Landlord or to a prospective mortgagee or prospective purchaser, and acknowledges that said prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in making the loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of making such loan or acquiring such property.

Executed at ______________ on the ____ day of ___________, 20__.

"Tenant": ___________________________, a ___________________________ By: ___________________________ Its: ___________________________ By: ___________________________ Its: ___________________________

EXHIBIT D

EXHIBIT E

SORRENTO SUMMIT

ENVIRONMENTAL QUESTIONNAIRE

ENVIRONMENTAL QUESTIONNAIRE
FOR COMMERCIAL AND INDUSTRIAL PROPERTIES

Tenant Name:

Lease Address:

Lease Type (check correct box – right click to properties):	☐ Primary Lease/Lessee

☐ Sublease from:    _______________________

Instructions: The following questionnaire is to be completed by the Lessee representative with knowledge of the planned operations for the specified building/location. Please print clearly and attach additional sheets as necessary.

1.0	PROCESS INFORMATION

Describe planned site use, including a brief description of manufacturing processes and/or pilot plants planned for this site, if any.

  _______________________________________________________________________________________

  _______________________________________________________________________________________

  _______________________________________________________________________________________

2.0	HAZARDOUS MATERIALS – OTHER THAN WASTE

Will (or are) non-waste hazardous materials be/being used or stored at this site? If so, continue with the next question. If not, go to Section 3.0.

2.1	Are any of the following materials handled on the Property? ☐ Yes ☐ No

[A material is handled if it is used, generated, processed, produced, packaged, treated, stored, emitted, discharged, or disposed.] If YES, check (right click to properties) the applicable correct Fire Code hazard categories below.

☐	Combustible dusts/fibers	☐	Explosives	☐	Flammable liquids
☐	Combustible liquids (e.g., oils)	☐	Compressed gas - inert	☐	Flammable solids/pyrophorics
☐	Cryogenic liquids - inert	☐	Compressed gas - flammable/pyrophoric	☐	Organic peroxides
☐	Cryogenic liquids - flammable	☐	Compressed gas - oxidizing	☐	Oxidizers - solid or liquid
☐	Cryogenic liquids - oxidizing	☐	Compressed gas - toxic	☐	Reactives - unstable or water reactive
☐	Corrosives - solid or liquid	☐	Compressed gas - corrosive	☐	Toxics - solid or liquid

EXHIBIT E

2-2.

For all materials checked in Section 2.1 above, please list the specific material(s), use(s), and quantities of each used or stored on the site in the table below; or attach a separate inventory. NOTE: If proprietary, the constituents need not be named but the hazard information and volumes are required.

Material/ Chemical	Physical State (Solid, Liquid, or Gas)	Container Size	Number of Containers Used & Stored	Total Quantity	Units (pounds for solids, gallons or liters for liquids, & cubic feet for gases)

2-3.	Describe the planned storage area location(s) for the materials in Section 2-2 above. Include site maps and drawings as appropriate.

  _________________________________________________________________________________

  _________________________________________________________________________________

EXHIBIT E

2-4.

Other hazardous materials. Check below (right click to properties) if applicable. NOTE: If either of the latter two are checked (BSL-3 and/or radioisotope/radiation), be advised that not all lease locations/cities or lease agreements allow these hazards; and if either of these hazards are planned, additional information will be required with copies of oversight agency authorizations/licenses as they become available.

☐	Risk Group 2/Biosafety Level-2 Biohazards	☐	Risk Group 3/Biosafety Level-3 Biohazards	☐	Radioisotopes/Radiation
3.0	HAZARDOUS WASTE (i.e., REGULATED CHEMICAL WASTE)

Are (or will) hazardous wastes (be) generated?       ☐ Yes   ☐ No

If YES, continue with the next question. If not, skip this section and go to section 4.0.

3.1	Are or will any of the following hazardous (CHEMICAL) wastes generated, handled, or disposed of (where applicable and allowed) on the property?

☐	Liquids	☐	Process sludges	☐	PCBs
☐	Solids	☐	Metals	☐	wastewater

3-2.	List and estimate the quantities of hazardous waste identified in Question 3-1 above.
HAZRDOUS (CHEMICAL) WASTE GENERATED	SOURCE	WASTE TYPE		APPROX. MONTHLY QUANTITY with units	DISPOSITION [e.g., off-site landfill, incineration, fuel blending scrap metal; wastewater neutralization (onsite or off-site)]
		RCRA listed (federal)	Non-RCRA (Calif-ornia ONLY or recycle)
		☐	☐
		☐	☐
		☐	☐
		☐	☐
		☐	☐
3-3.	Waste characterization by: Process knowledge ☐ EPA lab analysis ☐ Both ☐
3-4.	Please include name, location, and permit number (e.g. EPA ID No.) for transporter and disposal facility if applicable. Attach separate pages as necessary. If not yet known, write “TBD.”
Hazardous Waste Transporter/Disposal Facility Name	Facility Location	Transporter (T) or Disposal (D) Facility	Permit Number

3-5.

Are pollution controls or monitoring employed in the process to prevent or minimize the release of wastes into the environment? NOTE: This does NOT mean fume hoods; examples include air scrubbers, cyclones, carbon or HEPA filters at building exhaust fans, sedimentation tanks, pH neutralization systems for wastewater, etc.

EXHIBIT E

☐ Yes   ☐ No

If YES, please list/describe:

  _________________________________________________________________________________

  _________________________________________________________________________________

4.0	OTHER REGULATED WASTE (i.e., REGULATED BIOLOGICAL WASTE, referred to as “Medical Waste” in California)
4-1.	Will (or do) you generate medical waste? ☐ Yes ☐ No If NO, skip to Section 5.0.
4-2.	Check the types of waste that will be generated, all of which fall under the California Medical Waste Act:
☐	Contaminated sharps (i.e., if contaminated with ≥ Risk Group 2 materials)	☐	Animal carcasses	☐	Pathology waste known or suspected to be contaminated with ≥ Risk Group 2 pathogens)
☐	Red bag biohazardous waste (i.e., with ≥ Risk Group 2 materials) for autoclaving	☐	Human or non-human primate blood, tissues, etc. (e.g., clinical specimens)	☐	Trace Chemotherapeutic Waste and/or Pharmaceutical waste NOT otherwise regulated as RCRA chemical waste
4-3.	What vendor will be used for off-site autoclaving and/or incineration?

  _________________________________________________________________________________

4-5.	Do you have a Medical Waste Permit for this site? ☐ Yes ☐ No, not required.

☐ No, but an application will be submitted.

5.0	UNDERGROUND STORAGE TANKS (USTS) & ABOVEGROUND STORAGE TANKS (ASTS)
5-1.

Are underground storage tanks (USTs), aboveground storage tanks (ASTs), or associated pipelines used for the storage of petroleum products, chemicals, or liquid wastes present on site (lease renewals) or required for planned operations (new tenants)?     ☐ Yes   ☐ No

NOTE: If you will have your own diesel emergency power generator, then you will have at least one AST! [NOTE: If a backup generator services multiple tenants, then the landlord usually handles the permits.]

If  NO, skip to section 6.0. If YES, please describe capacity, contents, age, type of the USTs or ASTs, as well any associated leak detection/spill prevention measures. Please attach additional pages if necessary.

UST or AST	Capacity (gallons)	Contents	Year Installed	Type (Steel, Fiberglass, etc.)	Associated Leak Detection / Spill Prevention Measures*

*NOTE: The following are examples of leak detection / spill prevention measures: integrity testing, inventory reconciliation, leak detection system, overfill spill protection, secondary containment, cathodic protection.

5-2.	Please provide copies of written tank integrity test results and/or monitoring documentation, if available.
5-3.	Is the UST/AST registered and permitted with the appropriate regulatory agencies? ☐ Yes ☐ No, not yet
EXHIBIT E

If YES, please attach a copy of the required permit(s). See Section 7-1 for the oversight agencies that issue permits, with the exception of those for diesel emergency power generators which are permitted by the local Air Quality District (Bay Area Air Quality Management District = BAAQMD; or San Diego Air Pollution Control District = San Diego APCD).

5-4.

If this Questionnaire is being completed for a lease renewal, and if any of the USTs/ASTs have leaked, please state the substance released, the media(s) impacted (e.g., soil, water, asphalt, etc.), the actions taken, and all remedial responses to the incident.

  _________________________________________________________________________________

  _________________________________________________________________________________

  _________________________________________________________________________________

5-5.	If this Questionnaire is being completed for a lease renewal, have USTs/ASTs been removed from the Property?

☐ Yes   ☐ No

If YES, please provide any official closure letters or reports and supporting documentation (e.g., analytical test results, remediation report results, etc.).

5-6.	For Lease renewals, are there any above or below ground pipelines on site used to transfer chemicals or wastes?

☐ Yes   ☐ No

For new tenants, are installations of this type required for the planned operations?   ☐ Yes   ☐ No

If YES to either question in this section 5-6, please describe.

  _________________________________________________________________________________

  _________________________________________________________________________________

  _________________________________________________________________________________

6.0	ASBESTOS CONTAINING BUILDING MATERIALS

Please be advised that an asbestos survey may have been performed at the Property. If provided, please review the information that identifies the locations of known asbestos containing material or presumed asbestos containing material. All personnel and appropriate subcontractors should be notified of the presence of these materials, and informed not to disturb these materials. Any activity that involves the disturbance or removal of these materials must be done by an appropriately trained individual/contractor.

7.0	OTHER REGULATORY PERMITS/REQUIREMENTS

7-1.

Does the operation have or require an industrial wastewater permit to discharge into the local National Pollutant Discharge Elimination System (NPDES)? [Example: This applies when wastewater from equipment cleaning is routed through a pH neutralization system prior to discharge into the sanitary or lab sewer for certain pharmaceutical manufacturing wastewater; etc.] Permits are obtained from the regional sanitation district that is treating wastewater.

☐ Yes   ☐ No   ☐ No, but one will be prepared and submitted to the Landlord property management company.

If so, please attach a copy of this permit or provide it later when it has been prepared.

7-2.

Has a Hazardous Materials Business Plan (HMBP) been developed for the site and submitted via the State of California Electronic Reporting System (CERS)? [NOTE: The trigger limits for having to do this are ≥ 200 cubic feet if any one type of compressed gas(except for carbon dioxide and inert simple asphyxiant gases, which have a higher trigger limit of  ≥ 1,000 cubic feet); ≥ 55 gallons if any one type of hazardous chemical liquid; and ≥500 pounds of any one type of hazardous chemical solid. So a full-sixe gas cylinder and a 260-liter of liquid nitrogen are triggers! Don’t forget the diesel fuel in a backup emergency generator if  the diesel tank size is ≥ 55 gallons and it is permitted under the tenant (rather than  under the landlord).] NOTE: Each local Certified Unified Program Agency (CUPA) in California governs the HMBP process so start there. Examples: the CUPA for cities in San Mateo County is the County Environmental Health Department; the CUPA for the City of Hayward, CA is the

EXHIBIT E

Hayward Fire Department; the CUPA for Mountain View is the Mountain View Fire Department; and, the CUPA for San Diego is the County of San Diego Hazardous Materials Division (HMD),

☐ Yes   ☐ No, not required.  ☐ No, but one will be prepared and submitted, and a copy will be provided to the landlord property management company.

If one has been completed, please attach a copy.  Continue to provide updated versions as they are completed. This is a legal requirement in that State law requires that the owner/operator of a business located on leased or rented real property shall notify, in writing, the owner of the property that the business is subject to and is in compliance with the Hazardous Materials Business Plan requirements (Health and Safety Code Chapter 6.95 Section 25505.1).

7-3.

NOTE: Please be advised that if you are involved in any tenant improvements that require a construction permit, you will be asked to provide the local city with a Hazardous Materials Inventory Statement (HMIS) to ensure that your hazardous chemicals fall within the applicable Fire Code fire control area limits for the applicable construction occupancy of the particular building.  The HMIS will include much of the information listed in Section 2-2.  Neither the landlord nor the landlord’s property management company expressly warrants that the inventory provided in Section 2-2 will necessarily meet the applicable California Fire Code fire control area limits for building occupancy, especially in shared tenant occupancy situations. It is the responsibility of the tenant to ensure that a facility and site can legally handle the intended operations and hazardous materials desired/ needed for its operations, but the landlord is happy to assist in this determination when possible.

CERTIFICATION

I am familiar with the real property described in this questionnaire. By signing below, I represent and warrant that the answers to the above questions are complete and accurate to the best of my knowledge. I also understand that Lessor will rely on the completeness and accuracy of my answers in assessing any environmental liability risks associated with the property.

Signature:  ___________________________________________________________

Name:     _____________________________________________________________

Title:    _______________________________________________________________

Date:     _________________________

Telephone:     ___________________________

EXHIBIT E

EXHIBIT F

MARKET RENT ANALYSIS

When determining Market Rent, the following rules and instructions shall be followed.

1.RELEVANT FACTORS.  The "Market Rent," as used in this Lease, shall be derived from an analysis (as such derivation and analysis are set forth in this Exhibit F) of the "Net Equivalent Lease Rates," of the "Comparable Transactions".  The "Market Rent," as used in this Lease, shall be equal to the annual rent per rentable square foot as would be applicable on the commencement of the Option Term at which renewal tenants, are, pursuant to transactions consummated within the twelve (12) month period immediately preceding the first day of the Option Term (provided that timing adjustments shall be made to reflect any perceived changes which will occur in the Market Rent following the date of any particular Comparable Transaction up to the date of the commencement of the Option Term) are extending the term of its lease of non-sublease, non-encumbered, non-equity space comparable in location and quality to the Premises and consisting of transactions similar size to the Premises, for a comparable term, in an arm's-length transaction, which comparable space is located in the "Comparable Buildings," as that term is defined in Section 4, below (transactions satisfying the foregoing criteria shall be known as the "Comparable Transactions").  The terms of the Comparable Transactions shall be calculated as a Net Equivalent Lease Rate pursuant to the terms of this Exhibit F and shall take into consideration all terms and concessions relating to the Comparable Transactions, including, but not limited to:  (i) the rental rate and escalations for the Comparable Transactions, (ii) the amount of parking rent per parking permit paid in the Comparable Transactions, (iii) operating expense and tax escalation protection granted in such Comparable Transactions such as a base year or expense stop (although for each such Comparable Transaction the base rent shall be adjusted to a triple net base rent using reasonable estimates of operating expenses and taxes as determined by Landlord for each such Comparable Transaction); (iv) tenant improvements or allowances provided or to be provided for such comparable space, taking into account, the value of the existing improvements, if any, in the Premises and/or improvement allowances granted to Tenant, such value of existing improvements to be based upon the age, quality and layout of the improvements and the extent to which the same could be utilized by general office users (as contrasted to the Tenant), (v) rental abatement concessions, if any, being granted such tenants in connection with such comparable space, and (vi) the fact that Landlord is or is not required to pay a real estate brokerage commission in connection with the applicable term or the fact that the Comparable Transactions do or do not involve the payment of real estate brokerage commissions; provided, however, that no consideration shall be given to any period of rental abatement, if any, granted to tenants in Comparable Transactions in connection with the design, permitting and construction of tenant improvements in such comparable spaces.  The Market Rent shall include adjustment of the stated size of the Premises, based upon the standards of measurement utilized in the Comparable Transactions.

2.TENANT SECURITY.  The Market Rent shall additionally include a determination as to whether, and if so to what extent, Tenant must provide Landlord with financial security, such as a letter of credit or guaranty, for Tenant's Rent obligations during the Option Term.  Such determination shall be made by reviewing the extent of financial security then generally being imposed in Comparable Transactions from tenants of comparable financial condition and credit history to the then existing financial condition and credit history of Tenant (with appropriate adjustments to account for differences in the then-existing financial condition of Tenant and such other tenants).

3.TENANT IMPROVEMENT ALLOWANCE.  If, in determining the Market Rent for an Option Term, Tenant is entitled to a tenant improvement or comparable allowance for the improvement of the Premises (the "Option Term TI Allowance"), Landlord may, at Landlord’s sole option, elect to grant all or a portion of the Option Term TI Allowance in accordance with the following:  (A) to grant some or all of the Option Term TI Allowance to Tenant in the form as described above (i.e., as an improvement allowance), and/or (B) to offset against the rental rate component of the Market Rent all or a portion of the Option Term TI Allowance (in which case such portion of the Option Term TI Allowance provided in the form of a rental offset shall not be granted to Tenant).  To the extent Landlord elects not to grant the entire Option Term TI Allowance as a tenant improvement allowance, the offset under item (B), above, shall equal the amount of the tenant improvement allowance not granted to Tenant as a tenant improvement allowance pursuant to the preceding sentence.

EXHIBIT F

4.COMPARABLE BUILDINGS.  For purposes of this Lease, the term "Comparable Buildings" shall mean those certain other first-class laboratory and R&D buildings located in the –Northern San Diego Area of San Diego, California West of Interstate 15, that are comparable in age (based on the date of original construction or the latest major renovation) location, quality of construction, services and amenities, etc.

5.METHODOLOGY FOR REVIEWING AND COMPARING THE COMPARABLE TRANSACTIONS.  In order to analyze the Comparable Transactions based on the factors to be considered in calculating Market Rent and in connection with calculations under Section 2.2 of this Lease, and given that the Comparable Transactions may vary in terms of length or term, rental rate, concessions, etc., the following steps shall be taken into consideration to "adjust" the objective data from each of the Comparable Transactions.  By taking this approach, a "Net Equivalent Lease Rate" for each of the Comparable Transactions shall be determined using the following steps to adjust the Comparable Transactions, which will allow for an "apples to apples" comparison of the Comparable Transactions and Economic Terms.

5.1The contractual rent payments for each of the Comparable Transactions should be arrayed monthly or annually over the lease term.  All Comparable Transactions and Economic Terms should be adjusted to simulate a net rent structure, wherein the tenant is responsible for the payment of all property operating expenses and taxes in a manner consistent with this Lease.  This results in the estimate of Net Equivalent Rent received by each landlord for each Comparable Transaction being expressed as a periodic net rent payment.

5.2Any free rent or similar inducements received over time should be deducted in the time period in which they occur, resulting in the net cash flow arrayed over the lease term.

5.3The resultant net cash flow from the lease should be then discounted (using an annual discount rate equal to 8.0%) to the lease commencement date, resulting in a net present value estimate.

5.4From the net present value, up front inducements (improvements allowances and other concessions) should be deducted.  These items should be deducted directly, on a "dollar for dollar" basis, without discounting since they are typically incurred at lease commencement, while rent (which is discounted) is a future receipt.

5.5The net present value should then amortized back over the lease term as a level monthly or annual net rent payment using the same annual discount rate of 8.0% used in the present value analysis.  This calculation will result in a hypothetical level or even payment over the option period, termed the "Net Equivalent Lease Rate" (or constant equivalent in general financial terms).

6.USE OF NET EQUIVALENT LEASE RATES FOR COMPARABLE TRANSACTIONS.  The Net Equivalent Lease Rates for the Comparable Transactions shall then be used to reconcile, in a manner usual and customary for a real estate appraisal process, to a conclusion of Market Rent which shall be stated as a Net Equivalent Lease Rate applicable the Option Term.

EXHIBIT F

EXHIBIT G

PRELIMINARY DEVELOPMENT COSTS BUDGET

EXHIBIT G

EXHIBIT H

[INTENTIONALLY OMITTED]

EXHIBIT H

EXHIBIT I

APPROVED FORM OF LETTER OF CREDIT

BENEFICIARY:
HCPI/SORRENTO, LLC

C/O HCP, INC.

1920 MAIN STREET, SUITE 1200

IRVINE, CALIFORNIA, 92614

ATTENTION: LEGAL DEPARTMENT

LADIES AND GENTLEMEN:

AT THE REQUEST OF:

APPLICANT:

NUVASIVE, INC.

WE HEREBY ISSUE IN YOUR FAVOR OUR IRREVOCABLE CREDIT NO. ___________________ FOR THE ACCOUNT OF NUVASIVE, INC. FOR AN AMOUNT OF $1,350,000.00 (ONE MILLION THREE HUNDRED FIFTY THOUSAND DOLLARS) AVAILABLE BY YOUR DRAFTS AT SIGHT ON _______________ BANK, N.A. EFFECTIVE IMMEDIATELY AND EXPIRING AT OUR OFFICE ON AUGUST 31, 2018.

WE ARE INFORMED THIS LETTER OF CREDIT IS ISSUED RELATIVE TO THE LEASE AGREEMENT FOR SORRENTO SUMMIT DATED AUGUST 28, 2017, INCLUDING ANY AMENDMENTS AND RESTATEMENTS THERETO, BETWEEN NUVASIVE, INC., AS TENANT, AND HCPI/SORRENTO, LLC AS LANDLORD (THE “LEASE”) FOR PREMISES LOCATED AT 7473 AND 7475 LUSK BOULEVARD, SAN DIEGO, CALIFORNIA 92121, AND AT THAT CERTAIN TO BE CONSTRUCTED BUILDING TO BE KNOWN AS THE LUSK 3 BUILDING.

FUNDS UNDER THIS CREDIT ARE AVAILABLE AGAINST YOUR DRAFT(S) MARKED “DRAWN UNDER ___________ BANK, N.A. LETTER OF CREDIT NO. ____________________” ACCOMPANIED BY THE FOLLOWING:

BENEFICIARY’S SIGNED AND DATED STATEMENT READING AS FOLLOWS:

“IN ACCORDANCE WITH THE LEASE AGREEMENT FOR SORRENTO SUMMIT DATED AUGUST 28, 2017, INCLUDING ANY AMENDMENTS AND RESTATEMENTS THERETO, BETWEEN NUVASIVE, INC., AS TENANT, AND HCPI/SORRENTO, LLC AS LANDLORD (THE “LEASE”), THE UNDERSIGNED AS THE CURRENT LANDLORD UNDER THE LEASE IS ENTITLED TO AND HEREBY DEMANDS PAYMENT UNDER ____________________ BANK, N.A. LETTER OF CREDIT NO ____________________ IN THE AMOUNT OF U.S. $___________________ .” OR

“THE UNDERSIGNED, [SUCCESSOR TO] HCPI/SORRENTO, LLC (“CREDITOR”) IS IN RECEIPT OF NOTICE FROM _________________ BANK, N.A. THAT LETTER OF CREDIT NO. _____________________ WILL NOT BE EXTENDED BEYOND ITS CURRENT EXPIRATION DATE AND THE UNDERSIGNED HAS NOT RECEIVED ACCEPTABLE REPLACEMENT SECURITY.  THE UNDERSIGNED IS ENTITLED TO AND HEREBY DEMANDS PAYMENT UNDER _______________ BANK, N.A. LETTER OF CREDIT NO. _____________________ IN THE AMOUNT OF U.S. $____________________.”

PARTIAL DRAWING AND MULTIPLE PRESENTATIONS ARE PERMITTED.  PRESENTATION OF A DRAWING UNDER THIS LETTER OF CREDIT MAY BE MADE BY HAND DELIVERY, COURIER SERVICE, OVERNIGHT MAIL, OR FACSIMILE.  PRESENTATION BY FACSIMILE TRANSMISSION SHALL BE BY TRANSMISSION OF THE ABOVE REQUIRED SIGHT DRAFT DRAWN ON US TOGETHER

EXHIBIT I

WITH THIS LETTER OF CREDIT TO OUR FACSIMILE NUMBER, [INSERT FAX NUMBER – (___) ___-____], ATTENTION:  [INSERT APPROPRIATE RECIPIENT], WITH TELEPHONIC CONFIRMATION OF OUR RECEIPT OF SUCH FACSIMILE TRANSMISSION AT OUR TELEPHONE NUMBER [INSERT TELEPHONE NUMBER – (___) ___-____] OR TO SUCH OTHER FACSIMILE OR TELEPHONE NUMBERS, AS TO WHICH BENEFICIARY HAS RECEIVED WRITTEN NOTICE FROM US AS BEING THE APPLICABLE SUCH NUMBER.  WE AGREE TO NOTIFY BENEFICIARY IN WRITING, BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE, OF ANY CHANGE IN SUCH DIRECTION.  ANY FACSIMILE PRESENTATION PURSUANT TO THIS PARAGRAPH SHALL ALSO STATE THEREON THAT THE ORIGINAL OF SUCH SIGHT DRAFT AND LETTER OF CREDIT ARE BEING REMITTED, FOR DELIVERY ON THE NEXT BUSINESS DAY, TO [INSERT BANK NAME] AT THE APPLICABLE ADDRESS FOR PRESENTMENT PURSUANT TO THE PARAGRAPH FOLLOWING THIS ONE.

IT IS A CONDITION OF THIS LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED FOR ONE YEAR FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST SIXTY (60) DAYS PRIOR TO THIS OR ANY FUTURE EXPIRATION DATE WE SEND NOTICE TO YOU BY REGISTERED MAIL, RETURN RECEIPT REQUESTED, OR BY HAND DELIVERED COURIER THAT WE ELECT NOT TO CONSIDER THIS LETTER OF CREDIT EXTENDED FOR ANY SUCH ADDITIONAL PERIOD.

THIS LETTER OF CREDIT IS TRANSFERRABLE ONE OR MORE TIMES AND ONLY IN ITS ENTIRETY, PROVIDED THAT SUCH TRANSFER WOULD NOT VIOLATE ANY GOVERNMENTAL RULE, ORDER, OR

REGULATION, SUBJECT TO OUR RECEIPT OF BENEFICIARY'S INSTRUCTIONS IN THE FORM ATTACHED HERETO AS EXHIBIT A, ACCOMPANIED BY THE ORIGINAL LETTER OF CREDIT AND AMENDMENT(S) IF ANY. COSTS OR EXPENSES OF SUCH TRANSFER SHALL BE FOR THE ACCOUNT OF THE APPLICANT.

WE HEREBY ENGAGE WITH YOU THAT DRAFTS DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS CREDIT WILL BE DULY HONORED UPON PRESENTATION AT OUR COUNTERS AT ____________________________________ ON OR BEFORE THE EXPIRATION DATE HEREOF.  THE ORIGINAL LETTER OF CREDIT OR A CERTIFIED COPY MUST ACCOMPANY THE DOCUMENTS PRESENTED UNDER THIS LETTER OF CREDIT.

THIS LETTER OF CREDIT SETS FORTH IN FULL THE TERMS OF OUR UNDERTAKING, AND SUCH UNDERTAKING SHALL NOT IN ANY WAY BE MODIFIED, AMENDED OR AMPLIFIED BY REFERENCE TO ANY DOCUMENT, INSTRUMENT OR AGREEMENT REFERRED TO HEREIN OR IN WHICH THIS LETTER OF CREDIT REFERRED TO OR TO WHICH THIS LETTER OF CREDIT RELATES, AND ANY REFERENCES SHALL NOT BE DEEMED TO INCORPORATE HEREIN BY REFERENCE ANY DOCUMENT, INSTRUMENT OR AGREEMENT.  THE OBLIGATION OF __________ BANK, N.A. UNDER THIS LETTER OF CREDIT IS THE INDIVIDUAL OBLIGATION OF _________ BANK, N.A. AND IS IN NO WAY CONTINGENT UPON REIMBURSEMENT WITH RESPECT THERETO.

EXCEPT AS EXPRESSLY STATED HEREIN, THIS LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICE 1998, INTERNATIONAL CHAMBER OF COMMERCE PUBLICATION NO 590 (“ISP98”).

PLEASE ADDRESS ALL CORRESPONDENCE REGARDING THIS LETTER OF CREDIT TO THE ATTENTION OF THE STANDBY LETTER OF CREDIT UNIT ________________________________________________, INCLUDING THE LETTER OF CREDIT NUMBER MENTIONED ABOVE.  FOR TELEPHONE ASSISTANCE, PLEASE CONTACT THE STANDBY CLIENT SERVICE UNIT AT __________________________________.

VERY TRULY YOURS,

EXHIBIT I

LEASE

SORRENTO SUMMIT

HCPI/SORRENTO, LLC,
a Delaware limited liability company,

as Landlord,

and

NUVASIVE, INC.,
a Delaware corporation,

as Tenant

August 28, 2017

TABLE OF CONTENTS

Page

1.	PREMISES, BUILDING, PROJECT, AND COMMON AREAS	15
2.	LEASE TERM; OPTION TERM; TERMINATION OF INITIAL LEASE	28
3.	BASE RENT	32
4.	ADDITIONAL RENT	32
5.	USE OF PREMISES	39
6.	SERVICES AND UTILITIES	44
7.	REPAIRS	45
8.	ADDITIONS AND ALTERATIONS	47
9.	COVENANT AGAINST LIENS	49
10.	INSURANCE	49
11.	DAMAGE AND DESTRUCTION	51
12.	NONWAIVER	53
13.	CONDEMNATION	54
14.	ASSIGNMENT AND SUBLETTING	54
15.	SURRENDER OF PREMISES; OWNERSHIP AND REMOVAL OF TRADE FIXTURES	57
16.	HOLDING OVER	58
17.	ESTOPPEL CERTIFICATES; FINANCIAL STATEMENTS	59
18.	SUBORDINATION	59
19.	DEFAULTS; REMEDIES	60
20.	COVENANT OF QUIET ENJOYMENT	62
21.	LETTER OF CREDIT	62
22.	ROOFTOP RIGHTS	66
23.	SIGNS	67
24.	COMPLIANCE WITH LAW	68
25.	CHARGES	69
26.	LANDLORD'S RIGHT TO CURE DEFAULT; PAYMENTS BY TENANT	69
27.	ENTRY BY LANDLORD	69
28.	TENANT PARKING	70
29.	MISCELLANEOUS PROVISIONS	70

EXHIBITS

A	OUTLINE OF PREMISES
B	TENANT WORK LETTER
C	FORM OF NOTICE OF LEASE TERM DATES
D	FORM OF TENANT'S ESTOPPEL CERTIFICATE
E	ENVIRONMENTAL QUESTIONNAIRE
F	MARKET RENT ANALYSIS
G	PRELIMINARY DEVELOPMENT COSTS BUDGET
H	[INTENTIONALLY OMITTED]
I	APPROVED FORM OF LETTER OF CREDIT

INDEX

Page

2020 Rent Adjustment Date	7
Abatement Event	62
Accountant	39
Actual Project Cost Notice	22
Additional Rent	32
Advocate Arbitrators.	30
Alterations	47
Applicable Laws	68
Arbitration Agreement	30
Audit Period	38
Bank	62
Bank Credit Threat	63
Bankruptcy Code	64
Base Building Improvements	50
Base Rent	32
BOMA 2010	16
Briefs	30
BTS Over-Allowance Amount	11
BTS Project Cost Limit	11
Building Systems	45
Building,	2
Buildings.	2
Clean-up	43
Clean-up Plan	43
Closure Letter	43
Common Areas	15
Construction Area	1
Cosmetic Alterations	47
Credit Rating Threshold	62
Deposit Period	65
Direct Expenses	32
Eligibility Period	62
Emergency	47
Environmental Assessment	42
Environmental Laws	41
Environmental Questionnaire	39
Environmental Report	43
Estimate	38
Estimate Statement	37
Estimated Direct Expenses	38
Estimated Project Cost Notice	22
Existing Buildings	2
Existing Hazardous Materials	41
Existing Letter of Credit	63
Expansion Space Work Letter	10
Expense Year	32
Extension Space	5
FDIC	65
First Class Life Sciences Projects	13
First Rebuttals	30
Fit-Out Period Conditions	18
For Sale Property	27
Force Majeure	72

INDEX

Page

Group Sale	27
Hazardous Materials	39
Hazardous Materials Claims	40
Initial Lease	1
Initial Lease Termination Date	31
Interim Cash Deposit	65
Landlord	1
Landlord Affiliate	27
Landlord Parties	49
Landlord Repair Notice	52
Landlord Termination Notice	52
Landlord's Common Area Contribution	12
Landlord's FF&E Limit	10
Landlord's Initial Statement	31
Landlord's Lusk 3 Work	18
Landlord's Rebuttal Statement	31
Landlord's Retained Liability	42
L-C	62
L-C Amount	62
LC Expiration Date	63
LC Replacement Notice	65
LD AMOUNT	28
Lease	1
Lease Commencement Date	28
Lease Expiration Date	28
Lease Term	28
Lease Year	28
Lines	75
Lusk 1 & 2 Base Rent Schedule	7
Lusk 1 Building	2
Lusk 2 Building	2
Lusk 3 Building	2
Mail	73
Management Fee	35
Market Rent	29
Market Rent,	29
Must‑Take 1 Delivery Date	16
Must‑Take 2 Delivery Date	19
Must‑Take 3 Delivery Date	24
Must-Take Space 1 Fit-Out Period	17
Must-Take Space 2 Base Rent	19
Must-Take Space 2 Buyout Amount	5
Must-Take Space 2 Buyout Amount,	5
Must-Take Space 2 Commencement Date	23
Must-Take Space 2 Fit-Out Period	18
Must-Take Space 2 Land Value	19
Must-Take Space 2 Rent Commencement Notice	23
Must‑Take Space 3	23
Must-Take Space 3 Fit-Out Period	24
Net Worth	57
Neutral Arbitrator	30
New Hazardous Materials Usage	40
Non-Assumable Obligations	45

Page

Notices	73
Objectionable Name	67
Offered Purchase Terms	27
Offsite Work	20
Operating Expenses	32
Option Interest Notice	29
Option Rent	29
Option Rent Notice	29
Option Term	29
Original Improvements	51
Original Landlord	18
Original Landlord Requirements	19
Original Tenant	26
Outside Agreement Date	29
Partial Expiration Date	5
PCBs	40
Permitted Transferee	57
Permitted Transferee Assignee.	57
PMA	21
Premises	15
Premises Improvements	51
Preventative Maintenance Records	46
Project	1
Project Structures.	2
Purchase Agreement	27
Purchase Price	27
Purchase ROFO	27
Purchase ROFO Notice	27
Receivership	65
Rent.	32
Replacement Unit	45
Rooftop Equipment	66
RSF Notice	18
Ruling	31
Scheduled Expiration Date	5
Second Rebuttals	30
Security Deposit Laws	64
Service Contract	46
Sign Specifications	67
Site Modernization/ Beautification Allowance	11
Site Plan	1
SMB Costs	25
SMB Rent Commencement Date	9
SMB Rent Commencement Notice	9
SMB Rent Schedule	9
SMB Work Letter	9, 26
SNDAA	59
Sorrento Summit.	15
Specialty Alterations	49
Statement	37
Subject Space	54
Summary	1
Superior Holders	59
Tax Appeal	36
Tax Contest	36

Page

Tax Contest Conditions	36
Tax Expenses	36
Taxes	36
Tenant	1
Tenant Must-Take 1 Fit-Out Work	17
Tenant Must-Take Space 3 Fit-Out Work	24
Tenant Parties	50
Tenant Work Letter	15
Tenant Work Letters	15
Tenant’s Signage	67
Tenant-Assumed Obligation	45
Tenant's Agents	39
Tenant's Exercise Notice	27
Tenant's Initial Statement	31
Tenant's Negotiation Period	27
Tenant's Notice Period	27
Tenant's Rebuttal Statement	31
Tenant's Repair Obligations	45
Tenant's Share	37
Transfer Notice	54
Transfer Premium	54
Transferee	54
Transfers	54
Underlying Documents	16
Unused L-C Proceeds	65
Waiver/Acceleration Notice	5